As filed with the Securities and Exchange Commission on September 10, 1999

                                                      Registration No. 333-67393
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------

                              AMENDMENT NO. 2
                                       To
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                               ----------------

                       MRS. FIELDS' HOLDING COMPANY, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                              6749                        87-0563475
 (State or other jurisdiction         (Primary Standard Industrial       (I.R.S. Employer
  of incorporation or organization)    Classification Code Number)        Identification No.)

                    2855 East Cottonwood Parkway, Suite 400
                           Salt Lake City, Utah 84121
                                 (801) 736-5600
   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)
                               ----------------

                               MICHAEL WARD, ESQ.
                       Mrs. Fields' Holding Company, Inc.
                    2855 East Cottonwood Parkway, Suite 400
                           Salt Lake City, Utah 84121
                                 (801) 736-5600
 (Name, address, including zip code, and telephone number, including area code, of agents for service)

                                copies to:

                           Randall H. Doud, Esq.

                 Skadden, Arps, Slate, Meagher & Flom LLP

                             919 Third Avenue

                         New York, New York 10022

                              (212) 735-3000






                               ----------------

  Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is prohibited.                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                              MRS. FIELDS' HOLDING COMPANY, INC.

PROSPECTUS (Subject to completion)



    , 1999
Exchange Offer for
$55,000,000
14% Senior Secured Discount Notes Due 2005


                          Terms of the Exchange Offer

 . Expires 12:00 midnight,       . The notes will increase
  New York City time,             in principal amount at a
       , 1999, unless             rate of 14%, compounded
  extended.                       semi-annually, to a total
                                  principal amount of $55.0
                                  million at December 1,
 . Not subject to any              2002.
  condition other than that
  the exchange offer not        . The notes will mature on
  violate applicable law or       December 1, 2005, and pay
  any interpretation of the       interest on June 1 and
  staff of the Securities         December 1 of each year,
  and Exchange Commission.        beginning on June 1,
                                  2003.


 . We can amend or terminate     . We will not receive any
  the exchange offer.             proceeds from the
                                  exchange offer.
 . We will exchange all
  outstanding notes that        . The exchange of notes
  are validly tendered and        will not be a taxable
  not validly withdrawn.          exchange for U.S. income
                                  tax purposes.

 . You may withdraw tendered
  outstanding notes any          . The terms of the notes to
  time before the                  be issued are identical
  expiration of the                to those of the
  exchange offer.                  outstanding notes, except
                                   for transfer restrictions
 . The notes are senior debt        and registration rights.
  issued at a discount,
  secured by a pledge of
  all the outstanding
  capital stock of Mrs.
  Fields' Original Cookies,
  Inc., and consequently,
  will be effectively
  subordinated to any
  indebtedness of Mrs.
  Fields' Original Cookies,
  Inc.


For a discussion of specific risks that you should consider before tendering your outstanding notes in the exchange offer, see "Risk Factors" beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                     , 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Summary Historical and Pro Forma Financial and Store Data................  10
Risk Factors.............................................................  13
Forward-Looking Information..............................................  23
The Transactions.........................................................  24
Recent Developments......................................................  26
Use of Proceeds..........................................................  26
Capitalization...........................................................  27
The Exchange Offer.......................................................  28
Selected Historical Financial Data.......................................  35
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  38
Where You Can Find More Information......................................  62
Business.................................................................  63
Management...............................................................  76
Beneficial Ownership of Capital Stock....................................  81
Certain Relationships and Related Transactions...........................  82
Description of Notes.....................................................  85
Description of Certain Indebtedness...................................... 116
Warrants................................................................. 116
Plan of Distribution..................................................... 116
United States Federal Income Tax Considerations.......................... 117
Legal Matters............................................................ 117
Experts.................................................................. 118
Unaudited Pro Forma Condensed Combined Financial Statements.............. P-1
Index to Historical Financial Statements................................. F-1

                               ----------------

  The registrant's principal executive offices are located at 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121, and its telephone number is (801) 736-5600.

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to exchange notes in the exchange offer or soliciting offers to exchange outstanding notes in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

                               PROSPECTUS SUMMARY
  The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus contains specific terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety.

                            The Exchange Offer

Registration Rights
 Agreement..............  Holders of outstanding notes are entitled to exchange their notes for registered notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.


The Exchange Offer......  We are offering to exchange $1,000 principal amount of 14% Series B Senior Secured Discount Notes due 2005 of Mrs. Fields' Holding Company, Inc., which have been registered under the Securities Act, for each $1,000 principal amount of outstanding 14% Series A Senior Secured Discount Notes due 2005 which were issued in August 1998 in a private offering. The registered notes will be secured by the same collateral that currently secures the outstanding notes. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

                          As of this date there is $55,000,000 in principal amount at maturity of notes outstanding.

                          We will issue registered notes on or promptly after the expiration of the exchange offer. Each of your notes was originally issued as part of a unit consisting of one note and a warrant to purchase
                          3.14411 shares of our common stock. The warrants became separately transferable on February 20, 1999, and we are not offering to exchange them.


Resales.................  We believe that you can offer for resale, resell and otherwise transfer the notes issued in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

                          . you acquire the notes issued in the exchange offer in the ordinary course of your business;

                          . you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the notes issued to you in the exchange offer; and

                          . you are not an "affiliate" of ours, as defined in Rule 405 of the Securities Act.

                          If any of these conditions is not satisfied and you transfer any note issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

                          Each broker-dealer acquiring notes in the exchange offer for its own account in exchange for outstanding notes, which it acquired through market-making or other trading activities, must acknowledge that it will deliver a proper prospectus when any notes issued in the exchange offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the notes issued to it in the exchange offer.


Expiration Date.........  The exchange offer will expire at 12:00 midnight, New
                          York City time, on      , 1999, unless we decide to
                          extend the expiration date.

Conditions to the
 Exchange Offer.........  The exchange offer is subject to customary conditions, some of which we may waive.

Procedures for
 Tendering Outstanding
 Notes Held in the Form
 of Book-Entry
 Interests..............  Most of the outstanding notes were issued as global securities and were deposited upon issuance with The Bank of New York. The Bank of New York issued certificateless depositary interests in those notes, which represents a 100% interest in those notes, to The Depository Trust Company. Beneficial interests in the outstanding notes, which are held by direct or indirect participants in The Depository Trust Company through the certificateless depositary interests, are shown on, and transfers of these outstanding notes can be made only through, records maintained in book-entry form by The Depository Trust Company.

                          You may tender your outstanding notes:

                          . through a computer-generated message transmitted by The Depository Trust Company's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

                          . by sending a properly completed and signed letter of transmittal, which accompanies this prospectus, and other documents required by the letter of transmittal, or a facsimile of the letter of transmittal and other required documents, to the exchange agent at the address on the cover page of the letter of transmittal;

                          and either:

                          . a timely confirmation of book-entry transfer of your outstanding notes into the exchange agent's account at The Depository Trust Company, under the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer--Book Entry Transfers" must be received by the exchange agent on or before the expiration date; or

                          . the documents necessary for compliance with the guaranteed delivery procedures described in "The Exchange Offer--Guaranteed Delivery Procedures" must be received by the exchange agent.

Procedures for
 Tendering Outstanding
 Notes Held in the Form
 of Registered Notes....  If you hold registered notes, you must tender your registered outstanding notes by sending a properly completed and signed letter of transmittal, together with other documents required by it, and your certificates, to the exchange agent, in accordance with the procedures described in this prospectus under the heading "The Exchange Offer--Procedures for Tendering Notes."

Withdrawal Rights.......  You may withdraw your tender of outstanding notes at
                          any time prior to 12:00 midnight,      , 1999.

United States Federal
 Income Tax
 Considerations.........  The exchange offer should not result in any income, gain or loss to the holders or Mrs. Fields' Holding for United States federal income tax purposes. See "United States Federal Income Tax Considerations."


Use of Proceeds.........  We will not receive any proceeds from the issuance of notes in the exchange offer.

                          The proceeds from the offering of notes in August 1998 were used to finance a capital contribution to Mrs. Fields, which used the capital contribution, along with proceeds from its own issuance of notes, to finance the acquisition of Great American Cookie Company, Inc., other acquisitions, and a tender offer for outstanding Great American notes.

Exchange Agent..........  The Bank of New York is serving as the exchange agent for the exchange offer.

Shelf Registration
 Statement..............  In limited circumstances, holders of notes may require us to register their notes under a shelf registration statement.

                                  The Company

Overview

  Mrs. Fields' Holding Company, Inc. is the parent company of Mrs. Fields' Original Cookies, Inc. Mrs. Fields' Holding is a holding company and does not have any material operations other than ownership of all of the capital stock of Mrs. Fields.

  Mrs. Fields is one of the largest retailers in the premium snack-food industry, with cookies and pretzels as its major product lines. Based on numbers of units, Mrs. Fields is the largest retailer of baked on-premises cookies and the second largest retailer of baked on-premises pretzels in the United States. Mrs. Fields is one of the most widely recognized and respected brand names in the premium cookie industry. Mrs. Fields has recently developed a significant presence in the rapidly growing, health-oriented pretzel market.

  Mrs. Fields operates and franchises stores located predominantly in shopping malls, and also licenses kiosks and carts at airports, universities, stadiums, hospitals and office building lobbies.

How We Have Done

  For the 52 weeks ended January 2, 1999, Mrs. Fields' Holding generated pro forma net revenue and EBITDA of $191.2 million and $20.1 million, respectively. Actual net revenue and EBITDA for the 53 weeks ended January 3, 1998 was $134.4 million and $18.6 million, respectively. Mrs. Fields' Holding generated pro forma net revenue and EBITDA of $92.6 million and $10.2 million, respectively, during the 26 weeks ended July 4, 1998 and actual net revenue and EBITDA of $84.2 million and $10.2 million, respectively, during the 26 weeks ended July 3, 1999. EBITDA consists of earnings before depreciation, amortization, interest, income taxes, minority interest, preferred stock accretion and dividends of subsidiaries and other income or expense.


Pro Forma Information

  Pro forma information is not indicative of actual results and may not be indicative of future results. We have presented pro forma information throughout this prospectus, however, because we believe that the changes to our business since 1996 make the pro forma information more meaningful to you.

  Our pro forma condensed combined statements of operations data in this prospectus give effect to:

    1.  our offering of notes and warrants in August 1998,

    2. offerings of notes by Mrs. Fields in August 1998 and the application of net proceeds from those offerings, and

    3. the acquisitions of Great American Cookie Company, Inc., the capital stock and stores of some Great American franchisees, the capital stock of Pretzelmaker Holdings, Inc., and Cookie Conglomerate, Inc. as if all of these transactions had occurred on January 4, 1998.


Our Strategy

  Our objective is to increase sales and profitability by focusing on continuing company-owned stores in prime locations.

  An additional objective is to increase sales and profitability at both our continuing company-owned and franchised stores by implementing the key elements of our long-term business strategy. The key elements of our business strategy are as follows:

  . Enhance Quality of Company-Owned Store Base.

  . Improve Productivity of Continuing Company-Owned Stores.

  . Capitalize on the Strong "Mrs. Fields" Brand Name.

  . Develop the Great American Brand Name.

  . Capitalize on the Strong "Pretzel Time" Brand Name.

  . Develop New Company-Owned and Franchised Stores, including
    Internationally.

  . Realize Purchasing and Overhead Cost Savings As a Result of Recent
    Acquisitions.

  . Pursue Further Strategic Acquisitions of Related Businesses.

                        SUMMARY DESCRIPTION OF THE NOTES

  The form and terms of the notes to be issued in the exchange offer are the same as the form and terms of the outstanding notes except that the notes to be issued in the exchange offer have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain the registration rights and liquidated damages provisions contained in the outstanding notes. The notes issued in the exchange offer will evidence the same debt as the outstanding notes and both the outstanding notes and the notes to be issued in the exchange offer are governed by the same indenture.

Aggregate Amount........  $55,000,000 in principal amount at maturity of 14%
                          Series B Senior Secured Discount Notes due 2005 of Mrs. Fields' Holding Company, Inc.

Maturity Date...........  December 1, 2005.

Accretion...............  The principal amount of the notes issued in the exchange offer will increase in principal amount at a rate of 14%, compounded semi-annually to a total principal amount of $55,000,000 at December 1, 2005.

Interest Rate and
 Interest Payment
 Dates..................  Interest on the notes will be payable in cash at a rate of 14% per year, on June 1 and December 1 of each year, beginning June 1, 2003.

Security................  The notes issued in the exchange offer will be secured by a pledge of all of the outstanding capital stock of our wholly owned subsidiary, Mrs. Fields, and by intercompany notes, if any, issued by our subsidiaries to us. For more information, you should read "Description of Notes--Security."

Ranking.................  The notes being issued in the exchange offer:

                          .  are general obligations of Mrs. Fields' Holding

                          . rank senior in right of payment to all existing and future subordinated indebtedness of Mrs. Fields' Holding

                          . rank equal in right of payment with all existing and future senior indebtedness of Mrs. Fields' Holding

                          As of July 3, 1999, we had no indebtedness that ranked equal in right of payment with the notes that we will issue in the exchange offer. The notes that we will issue will be effectively subordinated to debt of Mrs. Fields. Mrs. Fields and its subsidiaries currently have $11.6 million of debt that effectively ranks senior to the notes to be issued in the exchange offer.

Optional Redemption.....  At our option, we may redeem the notes issued in the exchange offer at any time on or after December 1, 2002. The notes were initially sold to investors as part of units at a price of $561.17 per $1,000 in face amount. Because the notes were sold at a substantial discount from their principal amount at maturity, they will increase in principal amount daily at an annual rate of 14%, which is compounded semi-annually, to reach a total principal amount of $55.0 million on December 1, 2002. The value in principal amount for each $1,000 in face amount at any time is the sum of the initial price of $561.17 plus the increase in principal amount at that time, calculated as just described. In addition, at any time before December 1, 2002, we may redeem all, but not less than all, of the notes at a redemption price equal to 114% of the principal amount of the notes, as determined at the date of redemption.

Change of Control.......  Upon the occurrence of a change of control of ownership of the stock or assets of Mrs. Fields' Holding, you have the right to require us to repurchase your notes at a purchase price equal to 101% of their then principal amount if the date of repurchase is before December 1, 2002, or 101% of the principal amount at maturity of the notes, plus accrued interest to the date of repurchase, if the date of repurchase is after December 1, 2002. For more information, see "Description of Notes-- Repurchase at the Option of Holders--Change of Control."

Certain Covenants.......  The indenture under which the outstanding notes have been issued and will be issued in the exchange offer, contains certain covenants that, among other things and subject to exceptions, restrict our ability to:

                          .  pay dividends

                          .  redeem capital stock

                          .  make restricted payments or investments

                          .  incur additional indebtedness

                          .  issue preferred equity interests

                          . merge, consolidate or sell all or substantially all of our assets

                          .  create liens on assets

                          .  sell assets

                          . enter into transactions with affiliates or related persons

                          All of these limitations and prohibitions are subject to a number of important qualifications and exceptions. For more information, see "Description of Notes--Certain Covenants."

Form of Notes Issued in
 the Exchange Offer.....  The notes issued in the exchange offer with respect to notes currently represented by global securities will be represented by one or more permanent global securities in bearer form deposited with The Bank of New York, as book-entry depositary, for the benefit of The Depository Trust Company. Notes that are issued in the exchange offer that have been exchanged for notes in the form of registered definitive certificates will be issued in the form of registered definitive certificates until holders direct otherwise. For more information, see "Description of the Notes--Book-Entry, Delivery and Form."

           SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND STORE DATA

The following table presents:

(1) summary combined historical financial and store data for Mrs. Fields' Holding and its predecessors; namely, Mrs. Fields Inc. and subsidiaries, The Original Cookie Company, Incorporated and the Carved-out Portion (pretzel business) of Hot Sam Company, Inc., as of December 28, 1996 and for the 52 weeks then ended,

(2) summary consolidated historical financial and store data for Mrs. Fields' Holding as of January 3, 1998 and January 2, 1999, and for the 53 weeks ended January 3, 1998 and for the 52 weeks ended January 2, 1999 and for the 26 weeks ended July 4, 1998 and July 3, 1999; and

(3) summary combined pro forma financial and store data for Mrs. Fields' Holding, Great American, Deblan, Chocolate Chip, the eight Great American stores purchased from a Great American franchisee, Cookie Conglomerate and Pretzelmaker for the 52 weeks ended January 2, 1999 as if each of the following had occurred as of January 4, 1998:

    . the Mrs. Fields' Holding offering and the Mrs. Fields' offering in August 1998,

    .  the acquisition of Great American,

    .  the acquisition of the stock of two Great American franchisees,

    .  the acquisitions of eight Great American stores,

    .  the tender offer for outstanding Great American notes, and

    .  the acquisitions of Cookie Conglomerate and Pretzelmaker

  The summary combined pro forma data do not purport to represent what Mrs. Fields' Holding's results actually would have been had the above mentioned transactions occurred as of January 4, 1998 nor do such data purport to project the results of Mrs. Fields' Holding for any future period. The summary historical and pro forma financial and store data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the "Unaudited Pro Forma Condensed Combined Financial Statements," "Selected Historical Financial Data," and the historical financial statements and related notes, contained elsewhere in this Registration Statement. The following information will also assist you in understanding the Mrs. Fields' Holding and predecessors historical combined financial and store data:

    . On September 17, 1996, Mrs. Fields' Holding completed the acquisitions of substantially all of the assets and assumed liabilities of the predecessors.

    . The historical combined data for the 52 weeks ended December 28, 1996 reflects the combined results of the predecessors (for the period December 31, 1995 through September 17, 1996) and Mrs. Fields' Holding (for the period September 18, 1996 through December 28,
       1996). Information for these periods for the predecessors and Mrs. Fields' Holding are set out separately in the "Selected Historical Financial Data" but are combined here. This presentation is not in conformity with generally accepted accounting principles.

    . In order for the data to be comparable for the periods presented, some of the statements of operations data for the predecessors has been reclassified to be consistent with the Mrs. Fields' Holding historical financial statement presentation.

                         Mrs. Fields'
                         Holding and
                         Predecessors                     Mrs. Fields' Holding
                         ------------ -------------------------------------------------------------
                          Historical   Historical   Historical  ProForma   Historical   Historical
                           Combined   Consolidated Consolidated Combined  Consolidated Consolidated
                         ------------ ------------ ------------ --------  ------------ ------------
                           52 Weeks     53 Weeks
                            Ended        Ended        52 Weeks Ended           26 Weeks Ended
                         ------------ ------------ ---------------------  -------------------------
                         December 28,   January      January    January
                             1996       3, 1998      2, 1999    2, 1999   July 4, 1998 July 3, 1999
                         ------------ ------------ ------------ --------  ------------ ------------
                                                    (dollars in thousands)
Statement of Operations
 Data:
 Net store and food
  sales.................   $126,330     $127,845     $140,235   $171,689    $ 58,687     $ 71,915
 Net store contribution
  (1)...................     19,308       25,044       20,166     21,015       6,915        8,686
 Franchising and
  licensing, net........      5,103        6,563       14,001     19,557       2,971       11,562
 General and
  administrative
  expenses..............     20,611       16,436       19,583     27,054       8,673       10,950
 Store closure
  provision.............        --           538        7,303      7,303          --           --
 Income (loss) from
  operations............      1,069        8,124       (6,002)    (5,522)     (1,645)      (1,045)
 Net loss...............     (5,825)        (624)     (21,505)   (28,087)     (7,406)     (12,877)
 Basic and diluted net
  loss per common share
  (2)...................        N/A        (0.88)       (6.55)     (8.55)      (2.25)       (3.92)
Other Data:
 Cash flows from
  operating activities..      6,786          923        8,714      8,252      (3,495)       2,894
 Cash flows from
  investing activities..    (22,716)     (17,070)     (40,894)   (41,260)     (4,270)      (2,704)
 Cash flows from
  financing activities..     18,793       25,929       20,446     19,370        (180)        (274)
 Interest expense.......      4,712        7,527       14,946     22,126       5,626       11,364
 Total depreciation and
  amortization..........      9,204       10,450       19,867     25,629       6,220       11,286
 Capital expenditures...      3,892        4,678        8,235         NA       3,342        2,604
 EBITDA (3).............     10,273       18,574       13,865     20,107       4,575       10,241
 Negative store
  contribution for
  stores in the process
  of being closed or
  franchised (1)........   $ (1,933)    $ (1,798)    $ (2,054)    (2,284)   $ (1,605)    $   (863)
 Ratio of earnings to
  fixed charges (4).....        --          1.00x          --         --          --           --
Store Data:
 Percentage change in
  comparable store sales
  (5)...................      (1.2)%         0.6%        (1.6)%       NA        (1.5)%       (0.4)%
 Total company-owned
  stores open at end of
  period................        482          481          566        566         470          492
 Total franchised or
  licensed stores open
  at end of period......        418          553          972        972         554        1,001

                                                                  Mrs. Fields'
                                                                    Holding
                                                                   Historical
                                                                  Consolidated
                                                                    July 3,
                                                                      1999
                                                                  ------------
                                                                  (dollars in
Balance Sheet Data:                                                thousands)
 Cash and cash equivalents.......................................   $  4,675
 Total assets....................................................    221,509
 Mandatorily redeemable cumulative preferred stock of subsidi-
 ary.............................................................      1,440
 Total line of credit, debt and capital lease obligations, in-
 cluding current portion.........................................    183,144
 Total stockholders' equity......................................      2,584

                           Mrs. Fields'
                             Holding
                         and Predecessors                      Mrs. Fields' Holding
                         ---------------- ---------------------------------------------------------------
                            Historical      Historical    Historical  Pro Forma  Historical   Historical
                             Combined      Consolidated  Consolidated Combined  Consolidated Consolidated
                         ---------------- -------------- ------------ --------- ------------ ------------
                          52 Weeks Ended  53 Weeks Ended     52 Weeks Ended          26 Weeks Ended
                         ---------------- -------------- ---------------------- -------------------------
                             December        January       January     January    July 4,      July 3,
                             28, 1996        3, 1998       2, 1999     2, 1999      1998         1999
                         ---------------- -------------- ------------ --------- ------------ ------------
                                                        (dollars in thousands)
EBITDA Data:
 Income (loss) from
 operations.............     $ 1,069         $ 8,124       $(6,002)    $(5,522)   $(1,645)     $(1,045)
 ADD:
  Depreciation and
  amortization..........       9,204          10,450        19,867      25,629      6,220       11,286
                             -------         -------       -------     -------    -------      -------
  EBITDA................     $10,273         $18,574       $13,865     $20,107    $ 4,575      $10,241
                             =======         =======       =======     =======    =======      =======

See footnotes on following page.

--------
(1) Store contribution is determined by subtracting all store operating expenses including depreciation from net store sales. Management uses store contribution information to measure operating performance at the store level. Store contribution for stores in the process of being closed or franchised as a separate caption is not in accordance with generally accepted accounting principles. Store contribution may not be comparable to other similarly titled measures.

(2) Basic and diluted net loss per common share consists of net loss applicable to common shares divided by the weighted average number of common shares outstanding during the applicable period. The historical net loss applicable to common shares for the 53 weeks ended January 3, 1998 and for the 52 weeks ended January 2, 1999 includes cumulative redeemable Series A preferred stock dividends of $2,173,000 and $0, respectively.

(3) EBITDA consists of earnings before depreciation, amortization, interest, income taxes, minority interest, preferred stock accretion and dividends of subsidiaries and other income (expense). EBITDA is not intended to represent cash flows from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA has been included in this prospectus because it is one of the indicators by which Mrs. Fields' Holding assesses its financial performance and its capacity to service its debt.

(4) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (whether paid or accrued and net of debt premium amortization), including the amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, letter of credit commissions, fees or discounts and the product of all dividends and accretion on mandatorily redeemable cumulative preferred stock multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the current combined federal, state and local statutory tax rate. For fiscal year 1996, earnings were insufficient to cover fixed charges by $3,822,000. For the 53 weeks ended January 3, 1998, earnings were sufficient to cover fixed charges by $31,000. For the 52 weeks ended January 2, 1999, earnings were insufficient to cover fixed charges by $21,189,000. For the 26 weeks ended July 4, 1998 and July 3, 1999, earnings were insufficient to cover fixed charges by $7,392,000 and $12,667,000, respectively. For the year ended January 2, 1999, pro forma earnings were insufficient to cover pro forma fixed charges by $28,181,000.

(5) Mrs. Fields' Holding includes in comparable store sales only those stores that have been in operation for a minimum of 24 consecutive months. The percentage change in comparable store sales is calculated from the previous period.

                                  RISK FACTORS

  You should consider carefully all of the information in this prospectus, including the following risk factors and warnings, before deciding whether to exchange your outstanding notes for the notes to be issued in the exchange offer. Except for the first three risk factors described below, the risk factors generally apply to the outstanding notes as well as to the notes to be issued.

You may have difficulty selling the notes which you do not exchange, since outstanding notes will continue to have restrictions on transfer and cannot be sold without registration under securities laws or exemptions from registration

  If a large number of outstanding notes are exchanged for the notes to be issued, it may be difficult for holders of outstanding notes that are not exchanged in the exchange offer to sell such notes, since those notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or state laws that apply to them. See: "The Exchange Offer--Consequences of Failure to Exchange Outstanding Notes." In addition, if there are only a small number of notes outstanding, there may not be a very liquid market in those old notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market. See "The Exchange Offer--Consequences of Failure to Exchange Notes."

  In addition, if you do not tender your outstanding notes or if we do not accept some outstanding notes, those notes will continue to be subject to the transfer and exchange provisions of the indenture, the existing transfer restrictions of the outstanding notes that are described in the legend on such notes and in the offering circular relating to the outstanding notes.

If you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to an increase in interest payments on outstanding notes that the indenture provides for if we fail to complete the exchange offer

  Once the exchange offer has been completed, holders of outstanding notes will not be entitled to any increase in the interest rate on their notes, which the indenture provides for if we fail to complete the exchange offer. Holders of outstanding notes will not have any further rights to have their outstanding notes registered, except under limited circumstances, once the exchange offer is completed.

If you exchange your outstanding notes, you may not be able to resell the notes you receive in the exchange offer without registering them and delivering a prospectus

  You may not be able to resell notes you receive in the exchange offer without registering those notes or delivering a prospectus. Based on interpretations by the Commission in no-action letters, we believe, with respect to notes issued in the exchange offer, that

  . holders who are not "affiliates" of Mrs. Fields' Holding within the meaning of Rule 405 of the Securities Act,

  .  holders who acquire their notes in the ordinary course of business, and

  . holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities
     Act) of the notes

do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

  Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria could not rely on certain interpretations of the Commission in no-action letters, and would have to register the notes they receive in the exchange offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed "underwriters" within the meaning of the Securities Act in connection with any resale of notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding notes in market-making activities or other trading activities and must deliver a prospectus when they resell the notes they acquire in the exchange offer in order not to be deemed an underwriter.

  You should review the more detailed discussion in "The Exchange Offer-- Procedures for Tendering Notes" and "--Consequences of Exchanging Outstanding Notes."

We have substantial debt, which could adversely affect our financial results and prevent us from fulfilling our debt obligations, including those under the notes

  We incurred a substantial amount of debt in connection with Mrs. Fields' purchase of Great American and the other companies and assets it acquired. We continue to have a substantial amount of debt.

  Our substantial indebtedness could have important consequences to you. For example:

  .  We may not be able to satisfy our obligations with respect to the notes;

  . A substantial portion of our cash flows from operations will be required to be dedicated to debt service and will not be available for other purposes;

  . Our ability to obtain additional financing in the future could be limited;

  . The indenture contains financial and restrictive covenants that limit our ability to, among other things, borrow additional funds, dispose of assets or pay cash dividends. If we do not comply with such covenants, there could be an event of default, which, if not cured or waived, could have a material adverse effect on us; and

  . The amount of debt that we have could prevent us from repurchasing all the notes tendered to us upon the occurrence of a change of control of our stock or assets.

  See "Description of Notes--Repurchase at the Option of Holders--Change of Control."

  The following chart shows important credit statistics:

                                                              At July 3, 1999
                                                              ---------------
   Total indebtedness of Mrs. Fields' Holding and
    subsidiaries............................................. $183.1 million

  Of this debt, $11.6 million is senior in ranking to the notes.




  The number includes liabilities for leases of $1.7 million and preferred stock required to be repurchased at a future date of $1.4 million outstanding, together representing 1.6% of our liabilities and equity. All of our subsidiaries' debt is effectively senior to the notes.

   Stockholders' equity.......................................... $ 2.6 million
   Debt to equity ratio..........................................        70.9:1

  Moreover, in recent periods our earnings have not been sufficient to cover our fixed charges.

                                                                    26 Weeks
                                                                      Ended
                                                                  July 3, 1999
                                                                  -------------
   Approximate deficiency in earnings to fixed charges........... $12.7 million

Additional borrowings available--despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks described above

  Although the Mrs. Fields' Holding's indenture and the Mrs. Fields' indenture and credit agreement with LaSalle National Bank limits our ability and that of our subsidiaries to incur additional debt and issue preferred stock, we are permitted to incur additional debt and issue preferred stock, including secured debt, under limited circumstances which effectively ranks senior to the notes with respect to the assets securing debt. See "Unaudited Pro Forma Condensed Combined Financial Statements," and "Description of Notes--Certain Covenants." Our subsidiary, Mrs. Fields, plans to incur additional debt for working capital purposes, which will be effectively senior to the notes.

Ability to service debt--to service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control

  Our ability to make scheduled payments of principal, or to pay interest on, or to refinance our debt (including the notes) depends on our future performance. In turn, our future performance depends partly on general economic, financial, competitive, legislative, regulatory and other factors beyond our control. These include possible legislation and regulations affecting franchise businesses or retail food businesses and minimum wage legislation that affects businesses like ours that rely heavily on minimum-wage employees; demographic or economic trends that could affect mall traffic that our business depends on, and food retailing trends, which could include declining interest in products that are perceived as less healthful. We cannot be sure that our business will generate enough cash flows from operations or that future borrowings will be available in an amount that will allow us to pay principal and interest on our debt, including the notes, or to make necessary capital expenditures, or to allow us to obtain refinancing on commercially reasonable terms or at all. In particular, the fact that we have incurred substantial debt in recent years, coupled with the highly seasonal nature of our business creates a particular risk that large interest payments will come due at a time when the cash flow from our business will not cover them. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Upon any liquidation of our subsidiaries, prior claims by creditors of our subsidiaries could reduce assets available to us

  Any right we may have to participate in any distribution of assets of our subsidiaries upon their liquidation, reorganization or insolvency, and the right of holders of the notes to participate in the distribution of those assets, will be subject to the prior claims of the respective subsidiary's creditors. Mrs. Fields has pledged substantially all of its assets, including the capital stock of Pretzel Time, Mrs. Fields' Brand, Great American and Pretzelmaker, to secure its obligations under its credit agreement with LaSalle National Bank, dated as of February 28, 1998, and Mrs. Fields' Brand, Great American, Pretzel Time and Pretzelmaker are guarantors of Mrs. Fields' obligations under its notes and its credit agreement.

We may not be able to obtain funds from our subsidiaries to pay our obligations under the notes

  Our cash flow, and consequently our ability to pay dividends and service debt, including our obligations under the notes, depends upon the cash flow of our subsidiaries and the payment of funds by those subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries have no obligation to pay any amounts due under the notes or to make any funds available for those payments. In addition, Mrs. Fields' credit agreement and its indenture restrict, and agreements entered into in the future may restrict, Mrs. Fields and its subsidiaries from paying dividends or making loans to us. Accordingly, repayment of the notes may depend upon our ability to offer our capital stock or to refinance the notes.

Mrs. Fields may not be able to renew its credit agreement; because Mrs. Fields' business and cash flow is highly seasonal, if it does not have a working capital facility, it may not have enough cash to meet its working capital needs at all times during the fiscal year

  Mrs. Fields' credit agreement with LaSalle National Bank, which is designed to provide seasonal working capital to Mrs. Fields, will expire on March 31, 2001. We cannot be sure that the credit agreement will be extended or renewed or that Mrs. Fields can obtain alternative financing to meet its seasonal working capital needs when the credit agreement expires. If Mrs. Fields does not have a revolving credit facility in place, it may not be able to satisfy its seasonal working capital needs, which would have a material adverse effect on Mrs. Fields and its ability to contribute to our cash flows.

The notes are secured by the outstanding capital stock of Mrs. Fields; the stock may fluctuate in value and may not satisfy amounts due on the notes

  The notes are secured by a pledge of all of the outstanding common stock of our wholly owned subsidiary, Mrs. Fields. There can be no assurance as to the value of the collateral at any time or that the proceeds from the sale or sales of all of such collateral would be sufficient to satisfy the amounts due on the notes, whether at maturity or otherwise. In addition, the ability of the trustee or you to realize the collateral may be subject to limitations.

Foreclosure on the pledged Mrs. Fields' stock could result in a change of control of Mrs. Fields and a default under the Mrs. Fields' indenture; we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture

  If we default on our obligations under the notes, there could be a foreclosure on the Mrs. Fields' stock that we have pledged, and the foreclosure would constitute a change of control of Mrs. Fields. A change of control is an event of default permitting acceleration under Mrs. Fields' credit agreement and indenture. A change of control would also permit the holders of the Mrs. Fields' notes to require Mrs. Fields to repurchase any or all of the notes held by them. If Mrs. Fields does not have enough resources in this event to repay in full borrowings under its credit agreement and its notes and to repurchase all of the notes required to be repurchased, no assets of Mrs. Fields would be available to the holders of the notes. In this event, the value of the shares of Mrs. Fields' stock that we have pledged to secure the notes would be substantially diminished or eliminated.

We have incurred net losses during the past several years; we may continue to have losses if our business strategies do not succeed

  We and our predecessors have incurred net losses during the past several years. Although we have put into place new business strategies aimed at enhancing revenues and operating results and Mrs. Fields' Holding has recorded positive EBITDA since its formation in September 1996, our operations generally are subject to economic, financial, competitive, legal and other factors, many of which are beyond our control, and which have resulted in net losses. We cannot be sure that we will be able to put into place our planned strategies without delay or that these strategies will result in future profitability. See "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our growth strategy is based on acquisitions, which may not provide the desired economic benefits if we are unable to integrate our businesses so as to achieve efficiencies from increased volumes of production

  We have achieved growth through acquisitions such as the acquisition of Great American and some of its franchisees and their stores, the acquisitions of Pretzel Time and Pretzelmaker, and the business of H&M and Cookie Conglomerate and intend to continue doing so. While we believe there are significant opportunities for cost savings and volume efficiencies as a result of acquisitions, we cannot be sure that these acquisitions will provide significant opportunities and economic benefits. Many factors beyond our control, such as general economic conditions, increased operating costs, our response to customers or competitors, and regulatory developments, can affect our ability to realize the economic benefits from prior acquisitions and any future acquisitions as well as our ability to integrate successfully our businesses with any acquired businesses. Consequently, we cannot be sure that our acquisitions will result in the economic benefits that management expects on a timely basis or at all. See "Business--Business Strategy."

We may not be able to obtain leases in the future; our success depends in part on our ability to obtain leases in high quality shopping malls at reasonable rents

  Our success depends in part on our ability to secure leases in high quality shopping malls at rents we believe to be reasonable. Approximately half of the leases for such stores expire during the next 5 years and generally do not provide for renewal options in our favor. In addition, we currently plan to open approximately 375 new company-owned and franchised stores over the next 5 years. We believe that the market for the type of locations historically leased by us is highly competitive and, as a result, we cannot be sure that we will succeed in obtaining leases in the future at rents that we believe to be reasonable or at all.

We have continuing obligations under real estate leases; if we close an unprofitable store but must still make lease payments on it, we will lose money

  We lease locations for all the stores we own, and for most of our franchised stores, have leased and sublet these locations to our franchisees. Accordingly, we are the primary obligor for payments under the leases. If locations should prove to be unprofitable, we would remain obligated for lease payments if we determined to withdraw from those locations. Although we cannot know how many stores we may close but on which we will continue to have to make lease payments, we will lose money on those leases. If we have a large number of stores like this, there will be an adverse effect on our results of operations. See "Business--Properties."

A decline in mall traffic could adversely affect our business, which depends to a large extent on purchases by pedestrians in malls

  We believe that the amount and proximity of pedestrian traffic near our stores strongly influence sales of our products, which we believe are frequently impulse purchases. In recent years, visits to major shopping malls, where a large percentage of our stores are located, have declined from 3.7 visits per month in 1989 to 3.0 visits per month in 1996. This trend has had a negative impact on our revenues. We cannot be sure that this trend will not continue or that this trend can be offset by increased sales per customer. A continued decline in mall traffic could adversely affect our financial condition and results of operations.

Volatility in cost of ingredients utilized by us may adversely affect our results

  The cost of butter, eggs, sugar, flour, chocolate and other ingredients can fluctuate due to changes in economic conditions, weather, demand and other factors, many of which are beyond our control. Although we believe that there are alternative suppliers of these ingredients, we have no control over fluctuations in the price of commodities and cannot be sure that we will be able to pass on any price increases in our product ingredients to our customers.

Failure to integrate our information systems, which is currently underway, could adversely affect us

  We have made a substantial investment in developing a customized, sophisticated point-of-sale management information system. We are upgrading our back-office system to a Windows NT environment and are currently upgrading all Mrs. Fields stores to Pentium computers, and we plan to install our upgraded back-office system, along with the point-of-sale registers and Pentium computers, in our continuing company-owned Original Cookie stores, Hot Sam stores, Pretzelmaker stores, Pretzel Time stores and many of our Great American stores by September 1999. We cannot be sure that we will successfully integrate the point-of-sale system or that we will achieve a fully integrated system within budget. Therefore, we cannot be sure that our attempts to integrate the point-of-sale system will not adversely affect our financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Failures in Year 2000 compliance could disrupt our operations

  We have assessed Year 2000 issues with respect to our significant vendors and financial institutions as to their compliance plans and whether any Year 2000 issues will impede the ability of those vendors to continue providing goods and services to us. Failure of our key suppliers to remedy their own Year 2000 issues could delay shipments of essential products, disrupting our operations as a result. Furthermore, we rely on various service providers, such as utility and telecommunication service companies, which are beyond our control. Based on the results of the assessment, management is not aware of any Year 2000 issues relating to our significant vendors, financial institutions or our non-information technology systems.

  We do not have a contingency plan in place to address untimely or incomplete remediation of Year 2000 issues. We are currently developing contingency plans. These contingency plans are expected to address issues related to significant vendors and financial institutions.

The minimum wage increase may adversely impact our financial condition and results of operations

  As of July 3, 1999, 851 of our 4,086 employees that work at stores owned by us earned the federal hourly minimum wage. As a result of an increase in the minimum wage from $4.75 to $5.15 on September 1, 1997, we have experienced an increase of wages of approximately $354,000 annually. These increased labor costs could adversely affect our financial condition and results of operations. We cannot be sure that we can fully absorb the increased labor costs through our efforts to increase efficiencies in other areas of our operations.

We depend upon key franchisees and licensees for revenue; there is no assurance that franchise and license agreements will not be terminated

  We depended upon 11 franchisees for 19.7% of our franchise revenues for the 52 weeks ended January 2, 1999. For the same period, franchise revenues made up 8.1% of our total net revenues. We cannot be sure that these franchise agreements will not be terminated or that our relations with franchisees will not change, or that our franchisees will continue to perform as they have in the past. The termination of these key franchise agreements or poor performance by our franchisees may have an adverse affect on our financial condition and results of operations. In addition, we depend on three licensees for 68% of our licensing revenue. We cannot be sure that our licenses will not be terminated or that our relations with licensees will not change, or that our licensees will continue to perform as they have in the past. The termination of key license agreements or poor performance by our licensees may have an adverse affect on our financial condition and results of operations.

There may be a negative effect on our financial condition if our trademarks are challenged

  We believe that our trademarks have significant value and are important to the marketing of our retail outlets and products. Although our trademarks are registered in all 50 states and registered or pending in many foreign countries, we cannot be sure that our trademarks cannot be circumvented, or that our trademarks do not or will not violate the proprietary rights of others, or would be upheld if challenged or that we would not be prevented from using our trademarks. Any challenge against us for our use of our trademarks could have an adverse effect on our financial condition and results of operations, through either a negative ruling with regards to our use, validity or enforceability of our trademarks, or through the time consumed and the legal costs of defending against a claim. In addition, we cannot be sure that we will have the financial resources necessary to enforce or defend our trademarks.

The loss of key management personnel could adversely affect our operations

  Our success depends on the continued services of our senior management, particularly Larry A. Hodges, our President and Chief Executive Officer. In addition, our continued growth depends, in part, on attracting and retaining skilled managers and employees as well as management's ability to effectively utilize our key personnel in light of recent and future acquisitions. If Mr. Hodges or other senior management left us, there could be an adverse effect on our operations. We cannot be sure that management's efforts to integrate, utilize, attract and retain personnel will be successful. See "Management." We have entered into employment agreements with all of our senior managers.

We may suffer adverse effects from competition with other specialty food retailers, changes in demographic trends and consumer preferences

  We compete with other cookie and pretzel retailers, as well as other confectionery, sweet snack and specialty food retailers, many of which have greater resources than us. The specialty retail food and snack industry is highly competitive with respect to price, service, location and food quality. Consequently, we cannot be sure that we will compete successfully with these other specialty food retailers. In addition to the risks from current competitors, we cannot be sure that we can successfully compete with any new entrants into the specialty foods or snack foods industry who may have new and successful products or marketing. Inability to compete adequately would result in price reductions, reduced margins and losses of market share for us.

  Changes in consumer preferences, tastes and eating habits, local, regional and national economic conditions, demographic trends and mall traffic patterns also affect the specialty or snack foods industry. Factors including increased food, labor and benefits costs, the availability of experienced management and hourly employees and difficulties or delays in developing and introducing new products to suit consumer preferences may adversely affect the specialty retail industry in general and our outlets in particular. Consequently, our success will depend on our ability to recognize and react to these trends adequately. Any changes in these factors could adversely affect our profitability. In addition, the failure of customers to respond favorably to our marketing or new products, could have an adverse effect on our profitability. See "Business-- Competition."

Our financial condition and results may be affected by adverse publicity

  Our ability to compete depends in part on maintaining our reputation with the consumer. Publicity resulting from food quality, illness, injury, or other health concerns, including food-borne illness claims, or operating issues stemming from one store, a limited number of stores, or even a competitor's store can adversely affect multi-unit specialty retail food and snack chains such as us. In addition, Mrs. Fields uses ingredients, such as nuts, to which some people may have allergies, and butter, which is high in fat, and there may be adverse publicity about the health risks relating to these ingredients. We cannot be sure that adverse publicity about these factors will not adversely affect our financial condition and results of operations.

Our financial condition and results of operations may be adversely affected by government regulation of our business

  Numerous governmental authorities have issued regulations that apply to us and our stores, including, without limitation, federal, state and local laws and regulations governing health, sanitation, environmental protection, safety and hiring and employment practices, including laws, such as the Fair Labor Standards Act, governing such matters as minimum wages, overtime and other working conditions. The Food and Drug Administration administers regulations that apply to our products. If we fail to obtain or retain the required food licenses or to comply with applicable governmental regulations, or if there is any increase in the minimum wage rate, employee benefit costs or other costs associated with employees, there could be an adverse effect on our business, financial condition or results of operations. Even if we obtain regulatory approval, a marketed product, its manufacturer and its manufacturing facilities are subject to periodic inspection, and discovery of problems may adversely affect our business.

  In addition, the sale of franchises is regulated by various state laws as well as by the Federal Trade Commission. The Federal Trade Commission requires that franchisors make extensive disclosure in a Uniform Franchise Offering Circular to prospective franchisees but does not require registration. However, a number of states require registration of the Uniform Franchise Offering Circular with state authorities or other disclosure in connection with franchise offers and sales. In addition, several states have "franchise relationship laws" or "business opportunity laws" that limit the ability of the franchisors to terminate agreements or to withhold consent to renewal or transfer of these agreements. While we believe that we are in compliance with existing regulations, we cannot predict the effect of any future legislation or regulation on our business operations or financial condition. Additionally, bills have occasionally been introduced in Congress which would provide for federal regulation of certain aspects of franchisor-franchisee relationships.

  All full-time store managers and assistant managers are able to enroll in a group health insurance plan. However, there have been a number of proposals before Congress which would require employers to provide health insurance for all of their full-time and part-time employees. The approval of similar proposals could have a material adverse impact on our results of operations and financial condition in particular and the specialty retail industry as a whole.

Litigation, including product liability litigation, against us could have an adverse effect on our business, and we may not be able to continue to obtain adequate insurance

  We are involved in routine litigation in the ordinary course of business, including franchise disputes. Although we have not been significantly adversely affected in the past by litigation, there can be no assurance as to the effect of any future disputes.

  Although we are not currently subject to any product liability litigation, there can be no assurance that product liability litigation will not occur in the future involving our products. Our quality control program is designed to maintain high standards for the food and materials and food preparation procedures used by stores owned or franchised by us. Products are periodically inspected by our personnel at both the point-of-sale locations and the manufacturing facilities to ensure that they conform to our standards. In addition to insurance held by our suppliers, we maintain insurance relating to personal injury and product liability in amounts that we consider adequate for the retail food industry. While we have been able to obtain insurance in the past, there can be no assurance that we will be able to maintain these insurance policies in the future. Consequently, any successful claim against us, in an amount materially exceeding our coverage, could have a material adverse effect on our business, financial condition and results of operations.

Our controlling stockholder may take actions that may be contrary to your interests

  Capricorn Investors II, L.P. holds a controlling interest in our capital stock. As a result, Capricorn is in a position to elect all of our directors who, in turn, elect all of our executive officers. In addition, Capricorn is in a position to amend our certificate of incorporation and by-laws, effect corporate transactions such as mergers and asset sales and otherwise control our management and policies without the approval of any other security holder, subject to the provisions of the indenture. Accordingly, Capricorn will be able to, directly or indirectly, control all of our affairs in a manner that may be contrary to your interests. See "Beneficial Ownership of Capital Stock."

We may not continue to have increased sales in the fourth quarter; without these sales we may experience an adverse effect on our business

  Our operating results are subject to seasonal fluctuations. Historically, we have realized our highest level of sales in the fourth quarter due to increased mall traffic during the Christmas holiday season. However, we cannot be sure that this seasonal trend will continue or that we can continue to rely on increased sales during the fourth quarter. If this seasonal trend changes, there may be an adverse effect on our financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

We may be unable to repurchase the notes from you upon a change of control due to insufficiency of funds

  Upon the occurrence of a change of control of ownership of our stock or assets, you may require us to repurchase all or a portion of your notes. The repurchase price would be equal to 101% of the value of the principal amount of the notes as calculated on that date, plus liquidated damages, if any, to the date of repurchase, if the repurchase is before December 1, 2002, and would be equal to 101% of the total principal amount at maturity of the notes, together with accrued and unpaid interest, if any, and liquidated damages, if any, to the date of repurchase, if the repurchase is on or after December 1, 2002. If a change of control of ownership of our stock or assets were to occur, we may not have the financial resources to repay all of our obligations under the notes and the other indebtedness that would become payable upon that event. See "Description of Notes--Repurchase at the Option of Holders--Change of Control."

Fraudulent conveyance risks; federal and state statutes allow courts, under specific circumstances, to void payments under the notes and require noteholders to return payments received

  Fraudulent transfer laws of both the federal bankruptcy law and state laws, permit creditors or a trustee in bankruptcy to set aside or recover a "fraudulent transfer." Because we have incurred a substantial amount of debt in connection with the acquisition of Great American and the other assets and capital stock of companies we have recently acquired and because we cannot be sure that our business will generate enough cash flows from operations or that future borrowings will be available in an amount that will allow us to pay principal and interest on our debt, including the notes, we cannot be sure that a court would not set aside payments to holders of the notes as a fraudulent transfer.

  A fraudulent transfer is a payment or obligation that a borrower makes in exchange for less than reasonably equivalent value, if the borrower, when it makes the payment or incurs the obligation:

  .is insolvent or is rendered insolvent by the payment or the incurring of the obligation, or

  . is engaged or is about to engage in a business or transaction for which its assets constitute unreasonably small capital, or

  .intends to incur, or believes that it will incur, debts beyond its ability to repay as they mature.

  For these purposes, a borrower is generally considered insolvent:

  . if the sum of its debts, including contingent liabilities, were greater than all of its assets at a fair valuation,

  .  if it had unreasonably small capital to conduct its business, or

  . if the present fair saleable value of its assets were less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they come due.

  A payment or obligation that the borrower made with actual intent to hinder, delay, or defraud any of its creditors is also a fraudulent transfer.

  A court may hold any obligation incurred by the borrower in these situations void or unenforceable, may subordinate the obligation to the claims of other creditors, or may require the holders of the obligations or the recipients of any of these payments to return any payments received. If we met any of the fraudulent transfer law's financial condition tests described above when we issued the notes or when we were called upon to make a payment on the notes, and did not receive reasonably equivalent value in exchange, a court could conclude that the issuance of the notes or the payment or both should be set aside or returned.

  We believe:

  . that we were not insolvent when, or as a result of, the issuance of the notes,

  . that we will not engage in a business or transaction for which our remaining assets would constitute unreasonably small capital, and

  . that we did not and do not intend to incur or believe that we will incur debts beyond our ability to pay these debts as they mature.

  We have incurred, however, a substantial amount of debt in connection with the purchase of Great American and the other assets and capital stock of companies we acquired. Mrs. Fields' Holding and its subsidiaries' total indebtedness represents 98.1% of its total liabilities and equity. Our cash flows, and consequently our ability to pay dividends and service debt, including our obligations under the notes, depends upon the cash flows of our subsidiaries. We cannot be sure that our subsidiaries' businesses will generate enough cash flows from operations or that future borrowings will be available in an amount that will allow us to pay principal and interest on our debt including the notes. In addition, Mrs. Fields, our wholly owned subsidiary, and the direct sole owner of Mrs. Fields' Brand and Great American, and its predecessors have incurred net losses during the past several years and in recent periods we have not had earnings sufficient to cover our fixed charges. In any future fraudulent transfer litigation concerning the notes and the payments made to the holders of the notes, a court may rely on these facts in determining our solvency, the adequacy of our capital and our ability to pay our debts as they become due.

  If we caused a subsidiary to pay a dividend when the subsidiary met any of the fraudulent transfer law's financial condition tests described above, in order to enable us to make a payment in respect of the notes, a court could conclude that the dividend as well as the payment is a fraudulent transfer and that the holders should be required to return the payment, because in the absence of other facts, courts generally conclude that a subsidiary that pays a dividend does not receive reasonably equivalent value in exchange.

  In addition, subject to defenses, the holders may have to return payments made by us on the notes within 90 days before the commencement of a bankruptcy case by or against it, if, among other things, we were insolvent at the time the payments were made. We would be presumed insolvent on and during the 90 days immediately preceding the date of the filing of our bankruptcy petition.

  In any of the preceding cases, there could be no assurance that the holders would ultimately recover the amounts owing under the notes.

There is no public market for the notes to be issued; transfers of the outstanding notes are restricted

  The notes to be issued are being offered only to the holders of the outstanding notes. There is no public market for the notes to be issued. If such a market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price of the outstanding notes. The placement agents for the outstanding notes currently make a market in the outstanding notes. The placement agents have informed us that they currently intend to make a market in the notes to be issued. The liquidity of the trading market in these notes, and the market price quoted for these notes, may be adversely affected by changes in the overall market for similar securities, existing interest rates, and by our operating results. As a result, you cannot be sure that an active market will develop for these notes.

  The outstanding notes were issued on August 24, 1998 to institutional investors and accredited investors, and are eligible for trading in the Private Offering, Resale and Trading Through Automated Linkages Market of the National Association of Securities Dealers, Inc., a screen-based automated market for trading of securities eligible for resale under Rule 144A. To the extent that the outstanding notes are tendered and accepted in the exchange offer, the trading market for the remaining untendered outstanding notes could be adversely affected.

                          FORWARD-LOOKING INFORMATION

  This prospectus contains forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, based on the information currently available to us. These forward-looking statements relate to future events or our future performance, including financial performance, growth in net sales and earnings, cash flows from operations, capital expenditures, the ability to refinance indebtedness, and the sale of assets. The forward-looking statements also include, among other things, our expectations and estimates about our business operations following the acquisitions of Great American and certain of its franchisees and their stores, our offering and our capital contribution to Mrs. Fields, Mrs. Fields' offering of notes, and other recent transactions, including the integration of the businesses of Great American with Mrs. Fields and our ability to achieve cost savings and other synergies related to these transactions. The forward-looking statements are principally contained in the sections "Summary," "The Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "contemplates," "anticipates," "believes," "estimates," "projected," "predicts," "potential," or "continue" or the negative of these terms or similar terms. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the "Risk Factors" section above. These factors may cause our actual results to differ materially from any forward-looking statement. Other factors, such as the general state of the economy, could also cause actual results to differ materially from the future results covered in the forward-looking statements.

  These statements are only predictions, the forward-looking events discussed in this prospectus may not occur and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                THE TRANSACTIONS

  On August 24, 1998, we completed the offering of units consisting of notes and warrants to purchase our common stock. We also made a capital contribution to Mrs. Fields of the net proceeds of $29.1 million from the offering of units. Mrs. Fields made a simultaneous offering of notes and completed the acquisition of Great American and the acquisition of the stock of two of its franchisees. In addition, Mrs. Fields purchased the approximately $38.9 million of Great American notes that had been tendered in its tender offer for them at that time. Mrs. Fields used the net proceeds of its offering, the capital contribution from us, and available cash of Mrs. Fields and Great American, to complete these transactions, to pay for the remaining Great American notes that were tendered after this date, and to pay related expenses. Mrs. Fields used the remaining proceeds to finance other acquisitions that had not yet been completed as of the date of the offering, including the purchase of eight stores from a Great American franchisee.

The Great American Transactions

 The Great American Acquisition and the Great American Tender Offer

  Under a securities purchase agreement, dated as of August 23, 1998, among Cookies USA, the sellers of Cookies USA securities and Mrs. Fields, Mrs. Fields acquired all of the outstanding capital stock and subordinated debt of Cookies USA for a total purchase price of approximately $18.4 million. Concurrently, Mrs. Fields completed the merger of Cookies USA into Mrs. Fields and the mergers of Deblan and Chocolate Chip, two of Great American's franchisees, into Great American. Great American became a wholly owned subsidiary of Mrs. Fields.

  As of the expiration of the tender offer for Great American notes at midnight on September 14, 1998, all of the notes had been tendered. Mrs. Fields accepted and paid the entire $40.0 million in principal amount of those notes, and none remain outstanding.

 The Acquisition of Great American Franchisees

  When Mrs. Fields agreed to purchase Cookies USA, it also entered into agreements with the stockholders of Deblan and Chocolate Chip, two of Great American's franchisees, to purchase a total of 29 Great American franchises for total consideration of approximately $15.0 million. The price included the repayment of approximately $0.6 million of debt. Mrs. Fields acquired the franchises by acquiring 100% of the capital stock of the two corporations through which the 29 franchises were held. In connection with these transactions, debt on the balance sheet of one corporation was retired with cash on hand, and debt on the balance sheet of the second corporation was retired with funds from the franchisee that controlled the corporation.

 Agreements with Franchisees of Great American

  Mrs. Fields entered into settlement agreements and waivers with the two franchisees that sold their 29 Great American franchises and with several other Great American franchisees. In addition to these franchisees, at least 80% in total of the Great American franchisees have executed settlement agreements and waivers. These agreements provide that the Great American franchisees that are parties to the agreements released, subject to exceptions, all of their claims against Mrs. Fields, Great American, Capricorn and other parties, including claims that Great American franchisees brought in 1997 to prevent a sale of Great American to Mrs. Fields. On August 24, 1998, a motion was filed dismissing with prejudice the claims brought in the 1997 litigation.

  The settlement agreements and waivers give "tag-along" rights to the Great American franchisees that hold at least five Great American franchises. The tag-along rights provide that, in the event that

  (1) either Mrs. Fields or Mrs. Fields' Holding proposes to sell to an unaffiliated party substantially all of its rights as owner of the Great American brand or as the franchisor of Great American,

  (2) either Mrs. Fields or Mrs. Fields' Holding proposes to make an initial public offering of its common stock, or

  (3) either Mrs. Fields or Mrs. Fields' Holding sells a controlling interest to an unaffiliated party,

we will purchase all of the franchises of these Great American franchisees, provided that their franchises have had positive cash flow in the most recent 12-month fiscal period and sales not more than 20 percent below the fiscal period immediately preceding such period (or the number of months it has been operating, if fewer than 12).

  The purchase price for the franchises will be 5 times their most recent 12-month EBITDA or, if the franchises have operated for fewer than 12 months, the greater of 5 times their most recent EBITDA and documented development costs for the stores. Great American franchisees that hold fewer than 5
Great American franchises do not have tag-along rights but will have the right, upon completion of Mrs. Fields' sale of its rights as owner of the Great American brand or as the franchisor of Great American, the initial public offering or the change of control, and provided they are in compliance with their franchise agreements, to receive in cash the greater of $3,500 or $2,000 per store owned by the franchisee. In the case of an initial public offering, the franchisees could receive shares of common stock with an equivalent value. The form of payment will be at our election.

  Under the settlement agreements and waivers, we have also undertaken, among other things,

  (1) to maintain the profit margin over our cost on batter sold to Great American franchisees,

  (2) to extend franchise agreements, and

  (3) to permit the Great American franchisees to convert their stores to Mrs. Fields brand stores at their sole expense in areas where there is no overlap with existing Mrs. Fields brand franchise stores.

The Mrs. Fields Offering

  Simultaneously with our offering of units, Mrs. Fields completed its offering of $40.0 million in total principal amount of notes.

The Mrs. Fields' Holding Units

  We completed our offering of units consisting of the notes and warrants to purchase shares of our common stock on August 24, 1998 and received net proceeds of $29.1 million. The notes which are part of the units are senior obligations of Mrs. Fields' Holding and are secured by all of the issued and outstanding capital stock of Mrs. Fields.

The Prior Transactions

  We acquired substantially all of the assets of H&M on July 25, 1997 for a total purchase price of $13.8 million, excluding the assumption of certain liabilities. We acquired 56.0% of the shares of common stock of Pretzel Time on September 2, 1997 for a total purchase price of $4.2 million and extended a $500,000 loan to the founder and minority stockholder of Pretzel Time. At the time of Mrs. Fields' previous offering of notes on November 26, 1997:

  (1) Mrs. Fields received the business of H&M and 56.0% of the shares of common stock of Pretzel Time from us,

  (2) Mrs. Fields received all of the common stock of Mrs. Fields' Brand from us,

  (3) various debt of Mrs. Fields, Mrs. Fields' Brand and Mrs. Fields' Holding was refinanced, and

  (4) Mrs. Fields paid a dividend of $1,065,000 and repaid an advance of $1,500,000 to us.

  On January 2, 1998, Mrs. Fields purchased an additional 4.0% of the shares of the common stock of Pretzel Time.

Increase in Pretzel Time Ownership

  On June 12, 1998, Mrs. Fields purchased an additional 10.0% of the common stock of Pretzel Time for a purchase price of $875,000, increasing its equity interest in Pretzel Time to 70.0% at that time.

Other Recent Transactions

  In June 1998, Mrs. Fields acquired 5 additional Pretzel Time stores from a franchisee for a purchase price of $657,000. Mrs. Fields acquired one additional Pretzel Time store from a franchisee and two cookie stores operating under other brand names, which we converted into Mrs. Fields brand stores at purchase prices aggregating $750,000. Mrs. Fields has remodeled the two cookie stores, at a total cost of $156,600. Mrs. Fields purchased 8 Great American stores from a Great American franchisee for a total purchase price of $1.75 million on September 9, 1998. The franchisee was a holder of some of the securities of Cookies USA that were sold under the agreement to purchase Great American and was a party to that agreement.

                              RECENT DEVELOPMENTS

  On October 5, 1998, Mrs. Fields purchased all of the retail cookie and related business and operations of eleven Great American stores for a total purchase price of $2,800,000 under an asset purchase agreement dated as of October 5, 1998, among The Cookie Conglomerate, Inc., The Cookie Conglomerate, LLP and two individuals who were the partners of Cookie Conglomerate, LLP and the shareholders of Cookie Conglomerate, Inc. The sellers were franchisees of Great American. The sellers' rights under franchise agreements and subleases with Great American were terminated upon closing of the transaction. The acquisition was funded with financing provided by T&W Financial Services Company, L.L.C.

  On November 19, 1998, Mrs. Fields purchased all of the outstanding capital stock of Pretzelmaker Holdings, Inc. under an agreement among Mrs. Fields, Pretzelmaker, and the holders of its capital stock. Pretzelmaker is the holding company for a pretzel retail company. The purchase price was approximately
$5.7 million and Mrs. Fields assumed indebtedness, including severance payments, totaling approximately $1.6 million.

  On December 9, 1998, Mrs. Fields purchased three shares of Pretzel Time, Inc. common stock for $500,000 in cash. On December 30, 1998, Mrs. Fields completed the acquisition of the remaining outstanding common stock of Pretzel Time, Inc. under a stock purchase agreement dated December 30, 1998, for a purchase price of approximately $4.7 million, $2.5 million of which was paid in cash on January 5, 1999, $2 million was assumed by Mrs. Fields' Holding as discussed below and the remaining $200,000 is payable on or before December 30, 1999.


                                USE OF PROCEEDS

  We will not receive any cash proceeds under the exchange offer. In consideration for issuing the notes as contemplated in this prospectus, we will receive an equal principal amount of outstanding notes.

  The net proceeds received by us from the sale of the units, after deducting the underwriting discounts and commissions and estimated expenses, along with cash from other sources, including the notes of Mrs. Fields issued on the same date, were approximately $86.9 million. Of this amount, we used approximately $18.4 million for the acquisition of Great American, $41.6 million to pay for the Great American notes tendered, including the tender offer premium of $1.6 million, $15.0 million to pay for the acquisitions of Deblan and Chocolate Chip, including the repayment of approximately $0.6 million of debt, $0.9 million to pay accrued interest on debt being retired, $1.4 million for severance and related expenses, approximately $2.8 million to pay for other recent acquisitions and approximately $6.8 million of fees and expenses related to the offering of units and some of the other acquisitions described in this prospectus.

                                 CAPITALIZATION

  The following shows the cash and cash equivalents and capitalization of Mrs. Fields' Holding Company, Inc. and subsidiaries at July 3, 1999. This table should be read in conjunction with the historical financial statements and related notes included elsewhere in this Registration Statement. See "Selected Historical Financial Data" and "Unaudited Pro Forma Condensed Combined Statement of Operations."

                                                              Mrs. Fields'
                                                               Holding at
                                                              July 3, 1999
                                                         ----------------------
                                                         (dollars in thousands)
Cash and Cash Equivalents...............................        $  4,675
                                                                ========
Debt and Capital Lease Obligations, including current
 portions:
  Credit Facility(1)....................................        $  7,000
  Mrs. Fields' Holding Senior Secured Discount Notes due
   2005(2)..............................................          55,000
  Mrs. Fields 10 1/8% Series A, B and C Senior Notes due
   2004(3)..............................................         140,000
  Original issue discount on Senior Secured Discount
   Notes and Discount Related to Warrant Allocations....         (22,882)
  Discount on Mrs. Fields' 10 1/8% Series C Senior Notes
   due 2004.............................................           (558)
  Pretzel Time Debt.....................................             206
  Mrs. Fields Capital Lease Obligations and Other Debt..           4,202
  Pretzelmaker Debt and Capital Lease Obligations.......             176
                                                                --------
    Total Debt and Capital Lease Obligations, including
     current portion....................................         183,144
                                                                --------
Mandatorily Redeemable Preferred Stock of Pretzel
 Time(4)................................................           1,440
                                                                --------
Stockholders' Equity:
  Common Stock..........................................              33
  Warrants to Purchase Common Stock.....................           2,895
  Additional Paid-in Capital............................          35,627
  Deferred Compensation Expense.........................            (243)
  Accumulated Deficit...................................         (35,728)
                                                                --------
    Total Stockholders' Equity..........................           2,584
                                                                --------
    Total Capitalization................................        $187,168
                                                                ========

--------

(1) Under its indenture, Mrs. Fields is permitted to have one or more credit facilities to borrow up to a maximum total principal amount of $15.0 million on a secured basis. Mrs. Fields' Amended and Restated Loan Agreement, dated as of February 28, 1998, with LaSalle National Bank provides for a maximum commitment of up to $15.0 million secured by essentially all of the assets of Mrs. Fields. As of July 3, 1999, Mrs. Fields had approximately $276,000 of available borrowings under its credit facility. See "Description of Certain Indebtedness--Credit Agreement."

(2) Consists of $55.0 million of Mrs. Fields' Holding notes prior to considering an original estimated discount of approximately $20.3 million, and additional discount due to allocating, for accounting purposes of $2.6 million of the net proceeds to the warrants.

(3) Includes $100.0 million of Series A and Series B 10 1/8% Senior Notes and $40.0 million of Series C 10 1/8% Senior Notes of Mrs. Fields prior to considering the original unamortized discount of approximately $0.6 million.

(4) Liquidation preference as of July 3, 1999 was approximately $1.5 million. Date of redemption is January 15, 2000.

                            THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Outstanding Notes

  On August 24, 1998, Mrs. Fields' Holding sold notes to Jefferies & Company, Inc. and BT Alex. Brown. When we sold the notes, we entered into a registration rights agreement with Jefferies and BT Alex. Brown. The registration rights agreement requires that we register new notes with the Commission and offer to exchange the new registered notes for the outstanding notes.

  We will accept any validly tendered notes that you do not withdraw before 12:00 midnight, New York City time, on the expiration date. We will issue $1,000 of principal amount of new notes in exchange for each $1,000 principal amount of your outstanding notes. You may tender some or all of your notes in the exchange offer.

  The form and terms of the new notes are the same as the form and terms of the outstanding notes except that:

  (1) the notes being issued in the exchange offer will be registered under the Securities Act and will not have legends restricting their transfer,

  (2) the notes being issued in the exchange offer will not contain the registration rights and liquidated damages provisions contained in the outstanding notes, and

  (3) interest on the new notes will accrue from the last interest date on which interest was paid on your notes.

  Outstanding notes that we accept for exchange will not accrue interest after we complete the exchange offer.

  The exchange offer will expire at 12:00 midnight, New York City time, on
     , 1999, unless we extend it. If we extend the exchange offer, we will issue a notice by press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  We reserve the right, in our sole discretion:

  (1) to extend the exchange offer,

  (2) to delay accepting your notes,

  (3) to terminate the exchange offer and not accept any notes for exchange if any of the conditions have not been satisfied, or

  (4) to amend the exchange offer in any manner.

  We will promptly give oral or written notice of any extension, delay, non-acceptance, termination or amendment. We will also file a post-effective amendment with the Commission if we amend the terms of the exchange offer.

  If we extend the exchange offer, notes that you have previously tendered will still be subject to the exchange offer and we may accept them. We will promptly return your notes if we do not accept them for exchange for any reason without expense to you after the exchange offer expires or terminates.

Procedures for Tendering Notes

  Only you may tender your notes in the exchange offer.

  To tender in the exchange offer, you must:

  (1) complete, sign and date the enclosed letter of transmittal, or a copy of it,

  (2) have the signature on the letter of transmittal guaranteed if required by the letter of transmittal, and

  (3) mail, fax or otherwise deliver the letter of transmittal or copy to the exchange agent

  OR

     if you tender your notes under The Depository Trust Company's book-entry transfer procedures, transmit an agent's message to the exchange agent on or before the expiration date.

  In addition, either:

  (1) the exchange agent must receive certificates for outstanding notes and the letter of transmittal, or

  (2) the exchange agent must receive a timely confirmation of a book-entry transfer of your notes into the exchange agent's account at The Depository Trust Company, along with the agent's message, or

  (3) you must comply with the guaranteed delivery procedures described below.

  An agent's message is a computer-generated message transmitted by The Depository Trust Company through its Automated Tender Offer Program to the exchange agent.

  To tender your notes effectively, you must make sure that the exchange agent receives a letter of transmittal and other required documents before the expiration date.

  When you tender your outstanding notes and we accept them, the tender will be a binding agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

  The method of delivery of outstanding notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that you use an overnight or hand delivery service instead of mail. If you do deliver by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow enough time to make sure your documents reach the exchange agent before the expiration date. Do not send a letter of transmittal or notes directly to us. You may request your brokers, dealers, commercial banks, trust companies, or nominees to make the exchange on your behalf.

  Unless you are a registered holder who requests that the new notes to be mailed to you and issued in your name, or unless you are an eligible institution, you must have your signature guaranteed on a letter of transmittal or a notice of withdrawal by an eligible institution. An eligible institution is a firm which is a financial institution that is a member of a registered national securities exchange or a member of the participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

  If the person who signs the letter of transmittal and tenders the notes is not the registered holder of the notes, the registered holders must endorse the notes or sign a written instrument of transfer or exchange that is included with the notes, with the registered holder's signature guaranteed by an eligible institution. We will decide whether the endorsement or transfer instrument is satisfactory.

  We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered notes, and our determination will be final and binding on you. We reserve the absolute right to:

  (1) reject any and all tenders of any particular note not properly tendered,

  (2) refuse to accept any note if, in our judgment or the judgment of our counsel, the acceptance would be unlawful, and

  (3) waive any defects or irregularities or conditions of the exchange offer as to any particular note either before or after the expiration date. This includes the right to waive the ineligibility of any holder who seeks to tender notes in the exchange offer.

  Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of notes as we will determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of notes.

  If the letter of transmittal is signed by a person or persons other than the registered holder or holders of outstanding notes, the outstanding notes must be endorsed or accompanied by powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

  If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any notes or power of attorney on your behalf, those persons must indicate their capacity when signing, and submit satisfactory evidence to us with the letter of transmittal demonstrating their authority to act on your behalf.

  To participate in the exchange offer, we require that you represent to us that:

  (1) you or any other person acquiring notes for your outstanding notes in the exchange offer is acquiring them in the ordinary course of business,

  (2) neither you nor any other person acquiring notes in exchange for your outstanding notes is engaging in or intends to engage in a distribution of the notes issued in the exchange offer,

  (3) neither you nor any other person acquiring notes in exchange for your outstanding notes has an arrangement or understanding with any person to participate in the distribution of notes issued in the exchange offer,

  (4) neither you nor any other person acquiring notes in exchange for your outstanding notes is our "affiliate" as defined under Rule 405 of the Securities Act, and

  (5) if you or another person acquiring notes for your outstanding notes is a broker-dealer, you will receive new notes for your own account, you acquired new notes as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus in connection with any resale of your notes.

  If you are our "affiliate," as defined under Rule 405 of the Securities Act, you are a broker-dealer who acquired your outstanding notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of notes acquired in the exchange offer, you or that person:

  (1) may not rely on the applicable interpretations of the staff of the Commission, and

  (2) must comply with the registration and prospectus delivery requirements of the Securities Act when reselling the notes.

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the notes issued in the exchange offer.

Acceptance of Outstanding Notes for Exchange; Delivery of Notes Issued in the Exchange Offer

  We will accept validly tendered notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us. If we do not accept any tendered notes for exchange because of an invalid tender or other valid reason, the exchange agent will return the certificates, without expense, to the tendering holder. If a holder has tendered notes by book-entry transfer, we will credit the notes to an account maintained with The Depository Trust Company. We will return certificates or credit the account at The Depository Trust Company as promptly as practicable after the exchange offer terminates or expires.

Book-Entry Transfers

  The exchange agent will make a request to establish an account at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in The Depository Trust Company's systems must make book-entry delivery of outstanding notes by causing The Depository Trust Company to transfer those outstanding notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's Automated Tender Offer Procedures. The participant should transmit its acceptance to The Depository Trust Company on or prior to the expiration date or comply with the guaranteed delivery procedures described below. The Depository Trust Company will verify acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at The Depository Trust Company and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent's message confirming that The Depository Trust Company has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. Delivery of notes issued in the exchange offer may be effected through book-entry transfer at The Depository Trust Company. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

  (1) be transmitted to and received by the exchange agent at the address set forth below under "Exchange Agent" on or before the expiration date, or

  (2) the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

  If you are a registered holder of outstanding notes who desires to tender notes but your notes are not immediately available, or time will not permit your notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

  (1) you tender the notes through an eligible institution,

  (2) prior to the expiration date, the exchange agent received from the eligible institution a notice of guaranteed delivery in the form we have provided. The notice of guaranteed delivery will state the name and address of the holder of the notes being tendered and the amount of notes being tendered, that the tender is being made and guarantee that within five New York Stock Exchange trading days after the notice of guaranteed delivery is signed, the certificates for all physically tendered notes, in proper form for transfer, or a book-entry confirmation, together with a properly completed and signed letter of transmittal with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

  (3) the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, together with a properly completed and signed letter of transmittal with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

  You may withdraw your tender of outstanding notes at any time before 12:00 midnight, New York City time, on the expiration date.

  For a withdrawal to be effective, you must make sure that, before 12:00 midnight on the expiration date, the exchange agent receives a written notice of withdrawal at one of the addresses below or, if you are a participant of The Depository Trust Company, an electronic message using The Depository Trust Company's Automated Tender Offer Program.

  Any notice of withdrawal must:

  (1) specify the name of the person that tendered the notes to be withdrawn,

  (2) identify the notes to be withdrawn, including the principal amount of the notes,

  (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the notes were tendered or be accompanied by documents of transfer, and

  (4) if you have transmitted certificates for outstanding notes, specify the name in which the notes are registered, if different from that of the withdrawing holder, and identify the serial numbers of the certificates.

  If you have tendered notes under the book-entry transfer procedure, your notice of withdrawal must also specify the name and number of an account at The Depository Trust Company to which your withdrawn notes can be credited.

  We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered notes that you withdraw will not be considered to have been validly tendered. We will return any outstanding notes that have been tendered but not exchanged, or credit them to The Depository Trust Company account, as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. You may retender properly withdrawn notes by following one of the procedures described above before the expiration date.


Certain Conditions to the Exchange Offer

  We are not required to accept for exchange, or to issue notes in exchange for, any outstanding notes. We may terminate or amend the exchange offer, if at any time before the acceptance of such outstanding notes:

  (1) any federal law, statute, rule or regulation has been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer,

  (2) if any stop order is threatened or in effect with respect to the Registration Statement or the qualification of the indenture under the Trust Indenture Act of 1939, or

  (3) there is a change in the current interpretation by the staff of the Commission which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer notes issued in the exchange offer without registration of the notes and delivery of a prospectus, as discussed above.

  These conditions are for our sole benefit and we may assert or waive them at any time and for any reason. However, the exchange offer will remain open for at least five business days following any waiver of the preceding conditions. Our failure to exercise any of the foregoing rights will not be a waiver of our rights.

Exchange Agent

  You should direct all signed letters of transmittal to the exchange agent, The Bank of New York. You should direct questions, requests for assistance, and requests for additional copies of this prospectus, the letter of transmittal and the notice of guaranteed delivery to the exchange agent addressed as follows:

                  Main Delivery to: The Bank of New York,

                             As Exchange Agent

By Mail, By Hand and Overnight Courier:            By Facsimile:
                                          (For Eligible Institutions Only)
       The Bank of New York                       (212) 815-6339
     101 Barclay Street 7 East
     New York, New York 10286                  Confirm by telephone:
      Attention: Odell Romeo                      (212) 815-6337

  Delivery or fax of the letter of transmittal to an address or number other than those above is not a valid delivery of the letter of transmittal.

Fees and Expenses

  We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

  We will pay the estimated cash expenses connected with the exchange offer. We estimate that these expenses will be approximately $500,000.

Transfer Taxes

  If you tender outstanding notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register new notes in the name of, or request that your notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for paying any transfer tax owed.

You May Suffer Adverse Consequences if You Fail to Exchange Outstanding Notes

  If you do not tender your outstanding notes, you will not have any further registration rights, except for the rights described in the registration rights agreements and described above, and your notes will continue to be subject to restrictions on transfer when we complete the exchange offer. Accordingly, if you do not tender your notes in the exchange offer, your ability to sell your notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will continue to be entitled to any increase in interest rate that the indenture provides for if we do not complete the exchange offer.

  Holders of the notes issued in the exchange offer and notes that are not tendered in the exchange offer will vote together as a single class under the indenture.

Consequences of Exchanging Outstanding Notes

  If you make the representations that we discuss above, we believe that you may offer, sell or otherwise transfer the new notes to another party without registration of your notes or delivery of a prospectus.

  We base our belief on interpretations by the staff of the Commission in no-action letters issued to third parties. If you cannot make these representations, you cannot rely on this interpretation by the commission's staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the notes. A broker-dealer that receives new notes for its own account in exchange for its outstanding notes must acknowledge that it acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the new notes. Broker-dealers who can make these representations may use this exchange offer prospectus, as supplemented or amended, in connection with resales of notes issued in the exchange offer.

  However, because the Commission has not issued a no-action letter in connection with this exchange offer, we cannot be sure that the staff of the Commission would make a similar determination regarding the exchange offer as it has made in similar circumstances.

Shelf Registration

  The registration rights agreement also requires that we file a shelf registration statement if:

  (1) we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by law,

  (2) law or Commission policy prohibits a holder from participating in the exchange offer,

  (3) a holder cannot resell the notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder, or

  (4) a holder is a broker-dealer and holds notes acquired directly from us or one of our affiliates.

  We will also register the notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register notes in any jurisdiction unless a holder requests that we do so.


  Notes will be subject to restrictions on transfer until:

  (1) a person other than a broker-dealer has exchanged notes in the exchange offer,

  (2) a broker-dealer has exchanged notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker-dealer on or before the sale,

  (3) the notes are sold under an effective shelf registration statement that we have filed, or

  (4) the notes are sold to the public under Rule 144 of the Securities Act.

                       SELECTED HISTORICAL FINANCIAL DATA

  The following table presents historical financial data for Mrs. Fields' Holding Company, Inc. and subsidiaries and its predecessors; namely, Mrs. Fields Inc. and subsidiaries, The Original Cookie Company, Incorporated and the Carved-out Portion (pretzel business) of Hot Sam Company, Inc., as of the dates and for the periods indicated. The results of operations for the periods December 31, 1995 through September 17, 1996 and September 18, 1996 through December 28, 1996 are not indicative of the results for the full fiscal year. The selected historical financial data has been derived from the audited financial statements of Mrs. Fields' Holding and its predecessors. Due to the acquisitions of the net assets of Mrs. Fields Inc., Original Cookie and Hot Sam on September 17, 1996, the financial data is not comparable for all periods. However, in order for the presentations to be meaningful for the periods presented, some of the statement of operations information for the predecessors has been reclassified to be consistent with the Mrs. Fields' Holding historical financial statement presentation. Mrs. Fields' Holding and its predecessors operate using a 52/53-week year ending near December 31. The selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes, contained elsewhere in this prospectus.

                                                   Predecessors
                         --------------------------------------------------------------------------
                                                                  The Original Cookie Company,
                                                                  Incorporated and the Carved-
                                                                       Out Portion of Hot
                         Mrs. Fields Inc. and Subsidiaries        Sam Company, Inc. (Combined)
                         -------------------------------------   ----------------------------------
                                                    December                              December
                            52 Weeks Ended          31, 1995       52 Weeks Ended         31, 1995
                         -----------------------     Through     ---------------------    Through
                          December     December     September    December    December    September
                          31, 1994     30, 1995     17, 1996     31, 1994    30, 1995     17, 1996
                         ----------   ----------   -----------   ---------   ---------   ----------
                                                  (dollars in thousands)
Statement of Operations
 Data:
 Net store and food
  sales................. $   87,863   $   59,956       $29,674   $  89,648   $  85,581    $  54,366
 Net store
  contribution(1).......      8,083        6,591         3,797      13,912      13,063        5,854
 Franchising and
  licensing, net .......      7,241        5,993         3,786         --          --           --
 General and
  administrative
  expenses..............     16,379       15,612         8,984      12,546       9,216        7,538
 Income (loss) from
  operations............     (1,691)      (3,526)       (1,742)       (750)      2,435       (2,772)
 Net loss...............     (5,320)      (2,368)       (2,304)     (5,355)     (2,096)      (5,645)
Other Data:
 Cash flows from
  operating activities..      1,728       (4,478)         (447)      3,699       4,451         (378)
 Cash flows from
  investing activities..     (2,030)       2,526          (385)     (3,779)       (568)      (1,200)
 Cash flows from
  financing activities..       (732)        (185)          (58)      3,134      (4,599)      (1,380)
 Interest expense.......      2,155           51            80       4,381       4,356        2,895
 Total depreciation and
  amortization..........      4,415        3,525         1,911       7,423       6,902        4,937
 Capital expenditures...      4,895        4,146         1,054       3,779         568        1,200
 EBITDA(2)..............      2,724           (1)          169       6,673       9,337        2,165
 Store contribution for
  stores in the process
  of being closed or
  franchised(1)......... $      319   $     (802)  $      (695)  $    (542)  $  (1,542)   $  (1,751)
 Ratio of earnings to
  fixed charges(3)......        --           --            --          --          --           --
Balance Sheet Data:
 Working capital
  (deficit)............. $   (1,067)  $   (3,114)  $   (21,704)  $     (46)  $     128    $  (3,640)
 Total assets...........     30,128       23,033        19,144      74,490      66,282       59,024
 Debt and capital lease
  obligations including
  current portion.......     22,850       21,226        21,224      36,956      32,357       30,977
 Total stockholders'
  equity (deficit)......    (25,419)     (28,017)      (30,318)     24,684      22,588       16,943

See footnotes on page 37

                                         Mrs. Fields' Holding
                         ------------------------------------------------------
                         September 18,  53 Weeks   52 Weeks   26 Weeks Ended
                         1996 Through    Ended      Ended    ------------------
                         December 28,  January 3, January 2, July 4,   July 3,
                             1996         1998       1999      1998      1999
                         ------------- ---------- ---------- --------  --------
                           (dollars in thousands, except per share amounts)
Statement of Operations
 Data:
  Net store and food
   sales................   $ 40,849     $127,845   $140,235  $ 58,687  $ 71,915
  Net store
   contribution(1)......      9,707       25,044     20,166     6,915     8,686
  Franchising and
   licensing, net.......      1,267        6,563     14,001     2,971    11,562
  General and
   administrative
   expenses.............      4,089       16,436     19,583     8,673    10,950
  Store closure
   provision............        --           538      7,303       --        --
  Income (loss) from
   operations...........      5,583        8,124     (6,002)   (1,645)   (1,045)
  Net income (loss).....      2,124         (624)   (21,505)   (7,406)  (12,877)
  Basic and diluted net
   income (loss) per
   common share(4)......       0.48        (0.88)     (6.55)    (2.25)    (3.92)
Other Data:
  Cash flows from
   operating
   activities...........      7,611          923      8,714    (3,495)    2,894
  Cash flows from
   investing
   activities...........    (21,131)     (17,070)   (40,894)   (4,270)   (2,704)
  Cash flows from
   financing
   activities...........     20,231       25,929     20,446      (180)     (274)
  Interest expense......      1,737        7,527     14,946     5,626    11,364
  Total depreciation and
   amortization.........      2,356       10,450     19,867     6,220    11,286
  Capital expenditures..      1,638        4,678      8,235     3,342     2,604
  EBITDA(2).............      7,939       18,574     13,865     4,575    10,241
  Store contribution for
   stores in the process
   of being closed or
   franchised(1)........   $    513     $ (1,798)  $ (2,054) $ (1,605) $   (863)
  Ratio of earnings to
   fixed charges(3).....       3.26x        1.00x       --        --        --
Balance Sheet Data:
  Working capital
   (deficit)............   $ (2,827)    $ 12,790   $(12,548) $  6,006  $(13,493)
  Total assets..........    110,705      150,635    234,400   138,423   221,509
  Cumulative redeemable
   Series A preferred
   stock................     23,785          --         --        --        --
  Mandatorily redeemable
   cumulative preferred
   stock of
   subsidiaries.........        --           902      1,261     1,081     1,440
  Line of credit, debt
   and capital lease
   obligations,
   including current
   portion..............     62,920      101,081    180,633   100,815   183,144
  Total stockholders'
   equity...............      1,482       31,062     13,528    24,007     2,584

                                                    Predecessors
                          ---------------------------------------------------------------------------
                                                                     The Original Cookie Company,
                                                                     Incorporated and the Carved-
                                                                          Out Portion of Hot
                          Mrs. Fields Inc. and Subsidiaries          Sam Company, Inc. (Combined)
                          ---------------------------------------   ---------------------------------
                                                       December                             December
                             52 Weeks Ended            31, 1995       52 Weeks Ended        31, 1995
                          -------------------------     Through     ---------------------   Through
                           December      December      September    December    December   September
                           31, 1994      30, 1995      17, 1996     31, 1994    30, 1995    17, 1996
                          -----------   -----------   -----------   ---------   ---------  ----------
                                               (dollars in thousands)
EBITDA Data:
  Income (loss) from
   operations...........  $    (1,691)  $    (3,526)   $    (1,742)  $    (750)  $   2,435  $   (2,772)
  ADD:
  Depreciation and
   amortization.........        4,415         3,525          1,911       7,423       6,902       4,937
                          -----------   -----------    -----------   ---------   ---------  ----------
  EBITDA................  $     2,724   $        (1)   $       169   $   6,673   $   9,337  $    2,165
                          ===========   ===========    ===========   =========   =========  ==========

                                         Mrs. Fields' Holding
                          ----------------------------------------------------
                          September 18,  53 Weeks   52 Weeks  26 Weeks Ended
                          1996 Through    Ended      Ended    ----------------
                          December 28,  January 3, January 2, July 4,  July 3,
                              1996         1998       1999     1998     1999
                          ------------- ---------- ---------- -------  -------
                                        (dollars in thousands)
EBITDA Data:
  Income (loss) from
   operations...........     $5,583      $ 8,124    $(6,002)  $(1,645) $(1,045)
  ADD:
  Depreciation and
   amortization.........      2,356       10,450     19,867     6,220   11,286
                             ------      -------    -------   -------  -------
  EBITDA................     $7,939      $18,574    $13,865   $ 4,575  $10,241
                             ======      =======    =======   =======  =======

--------

(1) Store contribution is determined by subtracting all store operating expenses including depreciation from net store sales. Management uses store contribution information to measure operating performance at the store level. Store contribution for stores in the process of being closed or franchised as a separate caption is not in accordance with generally accepted accounting principles. Store contribution may not be comparable to other similarly titled measures.

(2) EBITDA consists of earnings before depreciation, amortization, interest, income taxes, minority interest, preferred stock accretion and dividends of subsidiaries and other income or expense. EBITDA is not intended to represent cash flows from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA has been included in this prospectus because it is one of the indicators upon which Mrs. Fields' Holding assesses its financial performance and its capacity to service its debt (see footnote
    3). EBITDA may not be comparable to similarly titled measures reported by other companies.

(3) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (whether paid or accrued and net of debt premium amortization), including the amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, letter of credit commissions, fees or discounts and the product of all dividends and accretion on mandatorily redeemable cumulative preferred stock multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the current combined federal, state and local statutory tax rate. For fiscal years 1993, 1994 and 1995 and the period December 31, 1995 through September 17, 1996, Mrs. Fields Inc. and subsidiaries' earnings were insufficient to cover fixed charges by $2,028,000, $5,129,000, $2,127,000 and $2,099,000, respectively. For fiscal years 1993, 1994 and 1995 and the period December 31, 1995 through September 17, 1996, Original Cookie and Hot Sam (combined) earnings were insufficient to cover fixed charges by $120,000, $5,131,000, $1,833,000 and $5,645,000, respectively. For the 52 weeks ended January 2, 1999, Mrs. Fields' Holding's earnings were insufficient to cover fixed charges by $21,189,000. For the 26 weeks ended July 4, 1998 and July 3, 1999, Mrs. Fields' Holding's earnings were insufficient to cover fixed charges by $7,392,000 and $12,667,000, respectively.

(4) Basic and diluted net income (loss) per common share consists of net income
    (loss) less cumulative redeemable Series A preferred stock dividends divided by the weighted average number of common shares outstanding during the applicable period.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIALCONDITION AND RESULTS OF
                                OPERATIONS

Overview

  In 1996, an investor group led by Capricorn Investors II, L.P. formed Mrs. Fields' Original Cookies, Inc. and The Mrs. Fields' Brand, Inc. as subsidiaries of Mrs. Fields' Holding Company, Inc.

  On September 17, 1996, Mrs. Fields initiated operations when it purchased substantially all of the assets and assumed certain liabilities of Mrs. Fields Inc. and subsidiaries, The Original Cookie Company, Incorporated and the pretzel business of Hot Sam Company, Inc.

  Mrs. Fields set out to increase sales and profitability of its cookie and pretzel operations by implementing key elements of its business plan coupled with strategic acquisitions. A key element of the business plan is closing or franchising certain company-owned stores that do not meet specific financial and geographical criteria established by management. Implementation of this element of the business plan is expected to result in enhanced operating margins as these stores are franchised or closed. In some of our tables we refer to stores not planned to be franchised or closed as "core" stores, meaning continuing company-owned stores. Continuing company-owned stores will be operated by Mrs. Fields into the foreseeable future. As a result of converting certain stores to franchises, royalty revenues are expected to increase and net store sales and overhead expenses associated with operating those stores are expected to be reduced.

  As Mrs. Fields exits stores it has identified for closure through closing or franchising, results from operations are expected to improve on both a short-term and long-term basis. With respect to these specific stores both ongoing operating losses and negative cash flows are expected to cease.

  Cash payments to landlords for early lease termination costs negatively impact our immediate liquidity position. However, our overall financial position is expected to be strengthened over time as cash flows from operating activities increase. As cash is used to fund the store closure plans, corresponding store closure reserves are reduced which has a neutral impact on working capital and financial position. Should Mrs. Fields' cost estimates for exiting the remaining stores not prove sufficient, it would have a negative impact on both liquidity and results of operations.

  Mrs. Fields believes that it has sufficient liquidity to complete its store closure plans. A complete analysis of Mrs. Fields' store closure plans is included in Note 5 to the Consolidated Financial Statements.

  Mrs. Fields is pursuing growth in both its cookie and pretzel businesses through strategic acquisitions. Management expects that significant operating synergies, expense leveraging and geographic market share can be achieved through targeted acquisitions. On July 25, 1997, a subsidiary of Mrs. Fields' Holding, Mrs. Fields' Pretzel Concepts, Inc., acquired substantially all of the assets and assumed liabilities of H&M Concepts Ltd. Co., the largest franchisee of Pretzel Time, Inc. On September 2, 1997, Mrs. Fields' Holding acquired 56% of the common stock of Pretzel Time, the franchisor of the Pretzel Time concept.

  On November 26, 1997, Mrs. Fields received as a contribution from Mrs. Fields' Holding all of the common stock of The Mrs. Fields' Brand, Inc., the business of Mrs. Fields' Pretzel Concepts and 56% of the shares of common stock of Pretzel Time. On January 2, 1998 and June 12, 1998, Mrs. Fields acquired an additional 4% and 10%, respectively, of Pretzel Time common stock, bringing its total ownership to 70%. On December 9, 1998, Mrs. Fields purchased three percent of Pretzel Time common stock for $0.5 million in cash and on December 30, 1998 Mrs. Fields completed the acquisition of the remaining outstanding common stock of Pretzel Time under a stock purchase agreement, for a purchase price of approximately $4.7 million.

  On August 24, 1998, Mrs. Fields acquired all of the outstanding capital stock and subordinated indebtedness of Cookies USA, the parent company of Great American Cookie Company, Inc., for a total purchase price of $18.4 million. Mrs. Fields also retired approximately $38.9 million of outstanding Great American notes. Concurrently, Cookies USA was merged with and into Mrs. Fields, at which time Great American became a wholly owned subsidiary of Mrs. Fields. At the same time Mrs. Fields also purchased the stock of two Great American franchisees, Deblan Corporation and Chocolate Chip Cookies of Texas, Inc., together owning and operating 29 Great American franchised stores, for total consideration of $14.4 million. Deblan and Chocolate Chip were merged with and into Great American at that time. On September 9, 1998, Mrs. Fields acquired eight Great American franchise stores ("Karp") from a Great American franchisee, for a purchase price of $1.9 million.

  On October 5, 1998, Mrs. Fields purchased all of the retail cookie and related business and operations of eleven Great American franchise stores ("Cookie Conglomerate") from a Great American franchisee for a total purchase price of $2.8 million.

  On November 19, 1998, Mrs. Fields, under a stock purchase agreement among Pretzelmaker Holdings, Inc., holders of all outstanding capital stock of Pretzelmaker, and Mrs. Fields, acquired all of the outstanding capital stock of Pretzelmaker for $5.7 million, including $5.4 related to outstanding capital stock and $320,000 related to severance payments, in lieu of outstanding stock options, and assumed liabilities of $1.3 million.

  Mrs. Fields' Holding utilized $2,704,000 of cash in investing activities during the 26 weeks ended July 3, 1999, primarily for capital expenditures relating to store remodels and renovations.

  Mrs. Fields' Holding utilized $274,000 of cash in financing activities during the 26 weeks ended July 3, 1999, primarily for the payment of debt related to the Pretzel Time acquisition.

  The specialty cookie and pretzel businesses do not require the maintenance of significant receivables or inventories; however, Mrs. Fields' Holding continually invests in its business by upgrading and remodeling stores and adding new stores, carts, and kiosks as opportunities arise. Investments in these long-term assets, which are key to generating current sales, reduce Mrs. Fields' Holding's working capital. During the 26 weeks ended July 3, 1999 and July 4, 1998, Mrs. Fields' Holding expended $2,604,000 and $3,342,000, respectively, for capital assets and expects to expend a total of approximately $7,000,000 in 1999. Management anticipates that these expenditures will be funded with cash generated from operations and short-term borrowings under its credit facility as needed.

Year 2000

  Management has assessed the Year 2000 issue and has determined that all internal information technology systems including financial software, corporate networks, the AS400 system and all other systems are Year 2000 compliant with the expectation of systems used for collecting and communicating sales data from retail locations. This assessment was based primarily on independent, third-party verification from Mrs. Fields' Holding's vendors and suppliers.

  We are currently replacing Mrs. Fields' sales collection systems with software and hardware that is Year 2000 compliant. Programming and development of the software is complete and has been installed in approximately 80% of our stores. We project installation will be complete by September 1999. The estimated cost of this project is $1.9 million and includes software development and new store computers and registers. The costs to complete this project are included in Mrs. Fields' Holding's 1999 budget. Funding for this project is being provided by internal cash flow and by a lease finance company.

  Upgrades of the plant production and distribution software were completed in the first and second quarters of 1999 at an estimated cost of $10,000. No information technology projects have been deferred as a result of Mrs. Field's Holding's Year 2000 efforts.

  We are not dependent on the proper operation of the sales collection systems to run the day-to-day operations of the business. Therefore, failure or malfunction of these systems due to untimely or incomplete remediation would not have a material adverse effect on its results of operations.

  Mrs. Fields has assessed Year 2000 issues with respect to its significant vendors and financial institutions as to their compliance plans and whether any Year 2000 issues will impede the ability of such vendors to continue providing goods and services to us. Failure of our key suppliers to remedy their own Year 2000 issues could delay shipments of essential products, thereby disrupting our operations. Furthermore, we rely on various service providers, such as utility and telecommunication service companies, which are beyond our control. Based upon the results of the assessment, we are not aware of any Year 2000 issues relating to its significant vendors, financial institutions or its non-information technology systems.

  We do not have a contingency plan in place to address untimely or incomplete remediation of Year 2000 issues, but are currently developing contingency plans. These contingency plans are expected to address issues related to significant vendors and financial institutions.

Inflation

  The impact of inflation on the earnings of the business has not been significant in recent years. Most of Mrs. Fields' Holding's leases contain escalation clauses (however, such leases are accounted for on a straight-line basis as required by generally accepted accounting principles which minimizes fluctuations in operating income) and many of Mrs. Fields' Holding's employees are paid hourly wages at the Federal minimum wage level. Minimum wage increases negatively impact Mrs. Fields payroll costs in the short term, but management believes such impact can be offset in the long term through operational efficency gains and, if necessary, through product price increases.

Results of Operations of Mrs. Fields and its Predecessors

  The following table sets forth, for the periods indicated, certain information relating to the operations of Mrs. Fields and its predecessors expressed in thousands of dollars and percentage changes from period to period. Annual data in the table reflects the combined results of the predecessors (for the period December 31, 1995 through September 17, 1996) and Mrs. Fields' Holding (for the period September 18, 1996 through December 28, 1996) and the consolidated results of Mrs. Fields' Holding for the 53 weeks ended January 3, 1998 ("fiscal year 1997"), for the 52 weeks ended January 2, 1999 ("fiscal year 1998") and for the 26 weeks ended July 4, 1998 and July 3, 1999. In order for the presentations to be comparable, certain historical financial statement information for the predecessors has been reclassified to be consistent with the Mrs. Fields' Holding historical financial statement presentation.

                                                                                                      %
                                       For the 53  % of                 % of     For the 26 Weeks   Change
                           For the 52    Weeks    Change   For the 52  Change         Ended          from
                          Weeks Ended    Ended     from    Weeks Ended  from     -----------------   1998
                          December 28, January 3, 1996 to  January 2,  1997 to   July 4,  July 3,     to
                              1996        1998     1997       1999      1998      1998      1999     1999
                          ------------ ---------- -------  ----------- -------   -------  --------  ------
                                                    (dollars in thousands)
Statement of Operations
 Data:
Revenues:
 Net store and food
  sales.................    $126,330    $127,845     1.2 %  $140,235       9.7 % $58,687  $ 71,915   22.5%
 Franchising, net.......       3,447       4,535    31.6      12,464     174.8     2,971    11,562  289.2
 Licensing, net.........       1,656       2,028    22.5       1,537     (24.2)      683       688    0.7
                            --------    --------            --------             -------  --------
 Total revenues.........     131,433     134,408     2.3     154,236      14.8    62,341    84,165   35.0
                            --------    --------            --------             -------  --------
Operating costs and
 expenses:
 Selling and store
  occupancy costs.......      69,209      66,832    (3.4)     75,003      12.2    33,908    41,118   21.3
 Cost of sales..........      31,340      32,028     2.2      38,482      20.2    15,185    21,856   43.9
 General and
  administrative
  expenses..............      20,611      16,436   (20.3)     19,583      19.1     8,673    10,950   26.3
 Store closure
  provision.............         --          538     --        7,303   1,257.4
 Depreciation and
  amortization..........       9,204      10,450    13.5      19,867      90.1     6,220    11,286   81.4
                            --------    --------            --------             -------  --------
 Total operating costs
  and expenses..........     130,364     126,284    (3.1)    160,238      26.9    63,986    85,210   33.2
                            --------    --------            --------             -------  --------
Interest expense........      (4,712)     (7,527)   59.7     (14,946)     98.6    (5,626)  (11,364) 102.0
                            --------    --------            --------             -------  --------
Interest income.........         143         246    72.0         623     153.3       421        78  (81.5)
                            --------    --------            --------             -------  --------
Other expense, net......      (2,325)     (1,467)  (36.9)     (1,180)    (19.6)     (556)     (546)  (1.8)
                            --------    --------            --------             -------  --------
Net loss................    $ (5,825)   $   (624)  (89.3)%  $(21,505)  3,346.3 % $(7,406) $(12,877)  73.9%
                            ========    ========            ========             =======  ========

                                                                                                     %
                                       For the 53  % of                 % of       For the 26      Change
                           For the 52    Weeks    Change   For the 52  Change      Weeks Ended      from
                          Weeks Ended    Ended     from    Weeks Ended  from     ----------------   1998
                          December 28, January 3, 1996 to  January 2,  1997 to   July 4,  July 3,    to
                              1996        1998     1997       1999      1998      1998     1999     1999
                          ------------ ---------- -------  ----------- -------   -------  -------  ------
                                                    (dollars in thousands)
Supplemental
 Information:
Continuing company-owned
 stores:
Net store and food
 sales..................    $95,635     $108,174    13.1 %  $122,713      13.4 % $51,695  $63,905   23.6%
                            -------     --------            --------             -------  -------
Operating costs and
 expenses:
 Selling and store
  occupancy costs.......     44,963       50,858    13.1      60,900      19.7    27,550   34,866   26.6
 Cost of sales..........     24,499       26,578     8.5      33,621      26.5    13,204   14,962   13.3
 Depreciation and
  amortization..........      4,932        3,896   (21.0)      5,972      53.3     2,421    4,528   87.0
                            -------     --------            --------             -------  -------
 Total operating costs
  and expenses..........     74,394       81,332     9.3     100,493      23.6    43,175   54,356   25.9
                            -------     --------            --------             -------  -------
Continuing company-owned
 store contribution.....    $21,241     $ 26,842    26.4 %  $ 22,220     (17.2)% $ 8,520   $9,549   12.1%
                            =======     ========            ========             =======  =======
Stores in the Process of
 Being Closed or
 Franchised:
Net store and food
 sales..................    $30,695     $ 19,671   (35.9)%  $ 17,522     (10.9)% $ 6,992   $8,010   14.6%
                            -------     --------            --------             -------  -------
Operating costs and
 expenses:
 Selling and store
  occupancy costs.......     24,246       15,974   (34.1)     14,103     (11.7)    6,358    6,252   (1.7)
 Cost of sales..........      6,841        5,450   (20.3)      4,861     (10.8)    1,981    2,431   22.7
 Depreciation and
  amortization..........      1,541           45   (97.1)        612   1,260.0       258      190  (26.4)
                            -------     --------            --------             -------  -------
 Total operating costs
  and expenses..........     32,628       21,469   (34.2)     19,576      (8.8)    8,597    8,873    3.2
                            -------     --------            --------             -------  -------
Stores in the process of
 being closed or
 franchised negative
 contribution...........    $(1,933)    $ (1,798)   (7.0)%  $ (2,054)     14.2 % $(1,605) $  (863) (46,2)%
                            =======     ========            ========             =======  =======

26 Weeks Ended July 3, 1999 Compared to the 26 Weeks Ended July 4, 1998

  As of July 3, 1999, there were 492 Company-owned stores and 1,001 franchised or licensed stores in operation. The store activity for the 26 weeks ended July 4, 1998 and July 3, 1999 is summarized as follows:

Company-owned and Franchised or Licensed Store Activity

                                          July 4, 1998         July 3, 1999
                                      -------------------- --------------------
                                      Company- Franchised  Company- Franchised
                                       Owned   or Licensed  Owned   Or Licensed
                                      -------- ----------- -------- -----------
Stores open as of the beginning of
 the 26 weeks ended..................   481        553       566         972
  Stores opened (including
   relocations)......................     5         42        10          49
  Stores closed (including
   relocations)......................    (7)       (42)      (23)        (38)
  Stores sold to franchisees.........    (1)         1        (7)          7
  Non-core (exit plan) stores closed
   (September 18, 1996 forward)......    (8)       --        (43)        --
  Non-core (exit plan) stores
   franchised (September 18, 1996
   forward)..........................   (11)        11       (14)         14
  Stores acquired from franchisees...    11        (11)        3          (3)
                                        ---        ---       ---       -----
Stores open as of the end of the 26
 weeks ended.........................   470        554       492       1,001
                                        ===        ===       ===       =====

Revenues

  Net Store and Food Sales. Total net store sales increased $13,228,000, or 22.5%, from $58,687,000 to $71,915,000 for the 26 weeks ended July 3, 1999 compared to the 26 weeks ended July 4, 1998.

  Net store sales from core stores increased $12,210,000, or 23.6%, from $51,695,000 to $63,905,000 for the 26 weeks ended July 3, 1999 compared to the 26 weeks ended July 4, 1998. The increase in net store sales from core stores was primarily attributable to the operation of 66 Great American and 2 Pretzelmaker core stores obtained in connection with the acquisitions in August and November 1998, respectively.

  Net store sales from stores in the process of being closed or franchised increased $1,018,000, or 14.6%, from $6,992,000 to $8,010,000 for the 26 weeks ended July 3, 1999 compared to the 26 weeks ended July 4, 1998. This increase results from the addition of 41 to be closed stores and 13 to be franchised stores in the fourth quarter 1998.

  Franchising Revenues. Franchising revenues increased $8,591,000, or 289.2%, from $2,971,000 to $11,562,000 for the 26 weeks ended July 3, 1999 compared to the 26 weeks ended July 4, 1998. The increase in franchising revenues was primarily attributable to batter sales made to franchisees from the Atlanta batter facility purchased in August 1998 and the addition of 201 Great American and 205 Pretzelmaker franchisees due to the acquisitions of these companies in August and November 1998, respectively.

  Licensing Revenues. Licensing revenues increased $5,000, or 0.7%, from $683,000 to $688,000 for the 26 weeks ended July 3, 1999 compared to the 26 weeks ended July 4, 1998.

Operating Costs and Expenses

  Selling and Store Occupancy Costs. Total selling and store occupancy costs increased $7,210,000, or 21.3%, from $33,908,000 to $41,118,000 for the 26 weeks ended July 3, 1999 compared to the 26 weeks ended July 4, 1998.

  Selling and store occupancy costs for core stores increased by $7,316,000, or 26.6%, from $27,550,000 to $34,866,000 for the 26 weeks ended July 3, 1999 compared to the 26 weeks ended July 4, 1998. Within this overall increase, selling expenses increased by $4,047,000, or 34.1%, from $11,865,000 to $15,912,000 for the 26 weeks ended July 3, 1999 compared to the 26 weeks ended July 4, 1998. Store occupancy costs increased $2,112,000, or 18.3%, from $11,569,000 to $13,681,000 for the 26 weeks ended July 3, 1999 compared to the 26 weeks ended July 4, 1998. These increases were primarily attributable to the 66 Great American and 2 Pretzelmaker core stores obtained in connection with the acquisitions in August and November 1998, respectively, coupled with lease renewal increases.

  Selling and store occupancy costs for stores in the process of being closed or franchised decreased $106,000, or 1.7%, from $6,358,000 to $6,252,000 for the 26 weeks ended July 3, 1999 compared to the 13 weeks ended July 4, 1998. This decrease was primarily the result of closing or franchising 57 stores during the 26 weeks ended July 3, 1999.

  Cost of Sales. Total food cost of sales increased $6,671,000 or 43.9%, from $15,185,000 to $21,856,000 for the 26 weeks ended July 3, 1999 compared to the 26 weeks ended July 4, 1998.

  Food cost of sales for core stores increased $1,758,000 or 13.3%, from $13,204,000 to $14,962,000 for the 26 weeks ended July 3, 1999. This increase was primarily the result of the addition of 66 Great American and 2 Pretzelmaker core stores in August and November 1998, respectively.

  Food cost of sales for stores in the process of being closed or franchised increased $450,000, or 22.7%, from $1,981,000 to $2,431,000 for the 26 weeks ended July 3, 1999 compared to the 26 weeks ended July 4, 1998. This increase was primarily the result of the addition of 41 to be closed stores and 13 to be franchised stores in the fourth quarter 1998.

  General and Administrative Expenses. General and administrative expenses increased $2,277,000, or 26.3%, from $8,673,000 to $10,950,000 for the 26 weeks ended July 3, 1999 compared to the 26 weeks ended July 4, 1998. The increase in general and administrative expenses was primarily attributable to the acquisitions of Great American and Pretzelmaker. During the 26 weeks ended July 3, 1999, the Company incurred unanticipated consulting and other costs related to the Company's product offering and marketing programs as well as additional compensation and other expenses incurred by the Company due to the resignation of its Chief Financial Officer.

  Depreciation and Amortization. Total depreciation and amortization expense increased by $5,066,000, or 81.4%, from $6,220,000 to $11,286,000 for the 26 weeks ended July 3, 1999 compared to the 26 weeks ended July 4, 1998. This increase was primarily attributable to increased goodwill and fixed assets from the Great American and Pretzelmaker acquisitions.

  Depreciation and amortization expense for core stores increased $2,107,000, or 87.0%, from $2,421,000 to $4,528,000 for the 26 weeks ended July 3, 1999 compared to the 26 weeks ended July 4, 1998. This increase in depreciation and amortization expense was primarily attributable to the acquisitions of 66 Great American and 2 Pretzelmaker core stores in August and November 1998, respectively.

  Interest Expense. Interest expense increased $5,738,000, or 102.0%, from $5,626,000 to $11,364,000 for the 26 weeks ended July 3, 1999 compared to the 26 weeks ended July 4, 1998. This increase was primarily attributable to interest on the $55,000,000 Mrs. Fields' Holding high yield notes and on the $40,000,000 Mrs. Fields high yield notes, which were issued in August 1998.

  Interest Income. Interest income decreased $343,000, or 81.5%, from $421,000 to $78,000 for the 26 weeks ended July 3, 1999 compared to the 26 weeks ended July 4, 1998. This decrease was primarily the result of interest income earned in 1998 on excess cash provided by the $100,000,000 in high yield notes which were put in place in November 1997 that was not earned in fiscal 1999.

  Other Expenses. Other expenses for the 26 weeks ended July 3, 1999 were comparable to the 26 weeks ended July 4, 1998.

  Net Loss. The net loss increased by $5,471,000, or 73.9%, from $7,406,000 to $12,877,000 for the 13 weeks ended July 3, 1999 compared to the 26 weeks ended July 4, 1998 due to the combination of factors described above.

  Contribution from Core Stores. Contribution from core stores increased by $1,029,000, or 12.1%, from $8,520,000 to $9,549,000 for the 26 weeks ended July
3, 1999 compared to the 26 weeks ended July 4, 1998, primarily due to the operation of 66 Great American and 2 Pretzelmaker core stores obtained in connection with the acquisitions in August and November 1998, respectively.

  Negative Contribution from Stores in the Process of Being Closed or Franchised. The negative contribution from stores in the process of being closed or franchised decreased by $742,000, or 46.2%, from $1,605,000 to $863,000 for the 26 weeks ended July 3, 1999 compared to the 26 weeks ended July 4, 1998. This decrease was primarily the result of closing 43 stores and franchising 14 stores during the 26 weeks ended July 3, 1999 and the effect of closing or franchising 19 stores during the 26 weeks ended July 4, 1998. In addition, 22 stores were closed and 4 franchised over the remainder of fiscal year 1998, which were in operation during the 26 weeks ended July 4, 1998.

52 Weeks Ended January 2, 1999 Compared to the 53 Weeks Ended January 3, 1998

 Company-owned and Franchised or Licensed Store Activity

  As of January 2, 1999, there were 566 company-owned stores and 972 franchised or licensed stores in operation. The store activity for the 53 weeks ended January 3, 1998 ("fiscal 1997") and the 52 weeks ended January 2, 1999 ("fiscal 1998") is summarized as follows:

                                      Fiscal 1997          Fiscal 1998
                                  -------------------- --------------------
                                  Company- Franchised  Company- Franchised
                                   owned   or Licensed  Owned   or Licensed
                                  -------- ----------- -------- -----------
Stores open as of the beginning
 of the fiscal year..............   482        418       481        553
Stores opened (including
 relocations and acquisitions)...    86        217       128        504
Stores closed (including
 relocations)....................    (7)       (89)      (20)       (78)
Non-continuing company-owned
 (exit plan) stores closed
 (September 18, 1996 forward)....   (73)       --        (30)       --
Stores sold to franchisees.......    (3)         3       (11)        11
Non-continuing company-owned
 (exit plan) stores franchised
 (September 18, 1996 forward)....    (9)         9       (15)        15
Stores acquired from
 franchisees.....................     5         (5)       33        (33)
                                    ---        ---       ---        ---
Stores open as of the end of the
 fiscal year.....................   481        553       566        972
                                    ===        ===       ===        ===

 Revenues

  Net Store and Food Sales. Total net store and food sales, which includes sales from stores and the mail order facility, increased $12,390,000, or 9.7%, from $127,845,000 to $140,235,000 for the 52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998.

  Net store sales from continuing company-owned stores and mail order increased $14,539,000, or 13.4%, from $108,174,000 to $122,713,000 for the 52 weeks ended
January 2, 1999 compared to the 53 weeks ended January 3, 1998. The increase in net store sales from continuing company-owned stores was primarily attributable to:

  (1) the operation of 85 Pretzel Time continuing company-owned stores acquired in connection with the acquisition of H&M and Pretzel Time in July 1997,

  (2) the operation of 65 Great American stores acquired in connection with the acquisitions of Great American, Deblan, Chocolate Chip, Cookie Conglomerate and Karp in fiscal 1998, and

  (3) a 35.5% increase in mail order sales.

  This increase in net store sales from continuing company-owned stores was offset in part by the negative effect of a calendar shift. Mrs. Fields' year end was December 28 for fiscal 1996 and January 3, 1998 for fiscal 1997. As a result, the New Year's holiday week fell in the first quarter of fiscal 1997 and again in the fourth quarter of fiscal 1997. The first quarter of fiscal 1998 did not benefit from the New Year's holiday sales.

  The increase in net store sales was also offset in part by negative same store sales. Based on stores that have been open for at least two years (adjusted for the calendar shift), system-wide continuing company-owned store sales were down 1.8% during the 52 weeks ended January 2, 1999 compared to the same period in fiscal 1997. Additionally, there were only 52 weeks in fiscal 1998 compared to 53 weeks in fiscal 1997.

  Net store sales from stores in the process of being closed or franchised decreased $2,149,000, or 10.9%, from $19,671,000 to $17,522,000 for the 52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998. This decrease results from closing or franchising 45 stores during the 52 weeks ended January 2, 1999 and the effect of closing or franchising 82 stores during the 53 weeks ended January 3, 1998.

  Franchising Revenues. Franchising revenues increased $7,929,000, or 174.8%, from $4,535,000 to $12,464,000 for the 52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998. The increase in franchising revenues was primarily attributable to royalties earned from 141 Pretzel Time franchised stores obtained in connection with the acquisition of H&M and Pretzel Time in 1997 and the 211 Great American franchised stores obtained in connection with the acquisition of Great American in August 1998.

  Licensing Revenues. Licensing revenues decreased $491,000, or 24.2%, from $2,028,000 to $1,537,000 for the 52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998. The decrease in licensing revenues was primarily attributable to reduced concept licensing royalties.

  Total Revenues. Total revenues increased by $19,828,000, or 14.8%, from $134,408,000 to $154,236,000 for the 52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998 due to the reasons discussed above.

 Operating Costs and Expenses

  Selling and Store Occupancy Costs. Total selling and store occupancy costs increased $8,171,000, or 12.2%, from $66,832,000 to $75,003,000 for the 52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998.

  Selling and store occupancy costs for continuing company-owned stores increased by $10,042,000, or 19.7%, from $50,858,000 to $60,900,000 for the 52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998. Within this overall increase, selling expenses for continuing company-owned stores increased by $4,836,000, or 21.9%, from $22,094,000 to $26,930,000 for the 52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998. The increase in selling expenses was primarily attributable to the 85 Pretzel Time continuing company-owned stores acquired in connection with the acquisitions of H&M and Pretzel Time in 1997, the 65 Great American continuing company-owned stores acquired in connection with the acquisitions of Great American, Deblan, Chocolate Chip, Cookie Conglomerate and Karp in fiscal 1998, the 2 Pretzelmaker stores acquired in November 1998, and the effect of the minimum wage increasing to $5.15 from $4.75 on September 1, 1997. Store occupancy costs for continuing company-owned stores increased $5,206,000, or 18.1%, from $28,764,000 to $33,970,000 for the 52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998. The increase in store occupancy costs was primarily attributable to the increase in the number of stores discussed above, Mrs. Fields' reacquiring 33 continuing company-owned stores from franchisees during the 52 weeks ended January 2, 1999, rent escalations in existing leases and lease renewal increases.

  Selling and store occupancy costs for stores in the process of being closed or franchised decreased $1,871,000, or 11.7%, from $15,974,000 to $14,103,000 for the 52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998. This decrease was primarily the result of closing or franchising 45 stores during the 52 weeks ended January 2, 1999 and the effect of closing or franchising 82 stores during the 53 weeks ended January 3, 1998.

  Cost of Sales. Total cost of sales increased $6,454,000, or 20.2%, from $32,028,000 to $38,482,000 for the 52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998.

  Cost of sales for continuing company-owned stores increased $7,043,000, or 26.5%, from $26,578,000 to $33,621,000 for the 52 weeks ended January 2, 1999.
This increase was primarily the result of the addition of 85 Pretzel Time continuing company-owned stores in July 1997, 65 Great American continuing company-owned stores acquired in connection with the acquisitions of Great American, Deblan, Chocolate Chip, Cookie Conglomerate and Karp in fiscal 1998 and 2 Pretzelmaker stores acquired in November 1998. Cost of sales also increased due to the addition of the Great American batter facility in August 1998 which produces batter for the Great American stores, food costs associated with increased mail order sales and the increasing cost of butter. Butter is one of the main ingredients in a variety of our products and is a condiment for other products.

The price of butter has increased from $0.78/lb. at the beginning of fiscal 1997 to a peak of $2.92/lb. in September 1998. Additionally, distribution costs increased during the 52 weeks ended January 2, 1999 as Mrs. Fields' changed distributors to improve product availability and the reliability of service to the stores.

  Cost of sales for stores in the process of being closed or franchised decreased $589,000, or 10.8%, from $5,450,000 to $4,861,000 for the 52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998. This decrease was primarily the result of closing or franchising 45 stores during the 52 weeks ended January 2, 1999 and the effect of closing or franchising 82 stores during the 53 weeks ended January 3, 1998.

  General and Administrative Expenses. General and administrative expenses increased $3,147,000, or 19.1%, from $16,436,000 to $19,583,000 for the 52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998. The increase in general and administrative expenses was primarily attributable to the acquisitions of H&M and Pretzel Time in 1997, the acquisitions of Great American, Deblan, Chocolate Chip, Karp, Cookie Conglomerate and Pretzelmaker in 1998.

  Store Closure Provision. During the fourth quarter of 1998, management reassessed its strategy with respect to acceptable levels of contribution from certain existing stores. This resulted in management setting out a plan to close or franchise 54 existing stores. The Company recorded an additional $7,303,000 in store closure reserves to cover early lease termination costs. Management believes that the level of store closure reserves is adequate to provide for all closure costs for these stores.

  Depreciation and Amortization Expense. Total depreciation and amortization expense increased by $9,417,000, or 90.1%, from $10,450,000 to $19,867,000 for the 52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998. This increase was primarily attributable to increased goodwill amortization from the acquisitions of H&M and Pretzel Time in fiscal 1997 and the acquisitions of Great American, Deblan, Chocolate Chip, Karp, Cookie Conglomerate and Pretzelmaker in fiscal 1998.

  For stores with negative contribution that were determined to be closed or franchised, Mrs. Fields' Holding wrote down the related long-lived assets to net realizable value. This expense is included in depreciation and amortization in the 1998 statement of operations and totaled $3,098,000. Mrs. Fields' Holding also assessed the realization of goodwill associated with these stores and recorded an impairment of goodwill totaling $1,033,000 during fiscal 1998.

  Depreciation and amortization expense for continuing company-owned stores increased $2,076,000, or 53.3%, from $3,896,000 to $5,972,000 for the 52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998. This increase in depreciation and amortization expense was primarily attributable to the addition of 85 Pretzel Time continuing company-owned stores in July 1997, 65 Great American continuing company-owned stores in August and September 1998 and the acquisition of 2 Pretzelmaker continuing company-owned stores in 1998.

  Total Operating Costs and Expenses. Total operating costs and expenses increased by $33,954,000, or 26.9%, from $126,284,000 to $160,238,000 for the
52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998, for the reasons discussed above.

  Interest Expense. Interest expense increased $7,419,000, or 98.6%, from $7,527,000 to $14,946,000 for the 52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998. This increase was primarily attributable to interest expense on the $100,000,000 principal amount of notes of Mrs. Fields that were placed in November 1997 and the $40,000,000 principal amount of notes of Mrs. Fields and $55,000,000 principal amount of notes of Mrs. Fields' Holding placed in August 1998.

  Interest Income. Interest income increased $377,000, or 153.3%, from $246,000 to $623,000 for the 52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998. This increase was primarily the result of interest earned on excess cash provided by the $100,000,000 principal amount of senior notes that were placed in November 1997 and the $40,000,000 principal amount of senior notes and $55,000,000 principal amount of senior secured discount notes placed in August 1998.

  Other Expenses. Other expenses decreased $287,000, or 19.6%, from $1,467,000 to $1,180,000 for the 52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998. This decrease was primarily attributable to minority interest from the acquisitions of H&M and Pretzel Time in 1997 and a decrease in the income tax provision during the 52 weeks ended January 2, 1999.

  Net Loss. The net loss increased by $20,881,000, or 3,346.3%, from $624,000 to $21,505,000 for the 52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998 due to the combination of factors described above.

  Income from Continuing Company-Owned Stores. Income from continuing company-owned stores decreased by $4,622,000, or 17.2%, from $26,842,000 to $22,220,000 for the 52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998. Income from continuing company-owned stores was negatively impacted by a 1.8% decline in sales from stores that have been open at least two years and by the increases in selling and store occupancy costs, food cost of sales and depreciation and amortization described above. Income from continuing company-owned stores was also negatively impacted by a calendar shift whereby Mrs. Fields' year end was December 28 for fiscal 1996 and January 3, 1998 for fiscal 1997. As a result, the New Year's holiday week fell in the first quarter of 1997 and again in the fourth quarter of fiscal 1997. The first quarter of fiscal 1998 did not benefit from the New Year's holiday sales. Additionally, there were only 52 weeks in fiscal 1998 compared to 53 weeks in fiscal 1997.

  Loss from Stores in the Process of Being Closed or Franchised. The loss from stores in the process of being closed or franchised increased by $256,000, or 14.2%, from $1,798,000 to $2,054,000 for the 52 weeks ended January 2, 1999 compared to the 53 weeks ended January 3, 1998. The increased loss was primarily attributable to the addition of 65 stores from the acquisitions of Great American, Deblan, Chocolate Chip, Cookie Conglomerate and Karp in fiscal 1998, offset in part by closing or franchising 45 stores during fiscal 1998.

53 Weeks Ended January 3, 1998 ("Fiscal Year 1997") Compared to the 52 Weeks Ended December 28, 1996 ("Fiscal Year 1996") (Comprised of the Mrs. Fields Inc., Original Cookie and Hot Sam Pre-Acquisition Period of December 31, 1995 through September 17, 1996 and the Mrs. Fields Post-Acquisition Period of September 18, 1996 through December 28, 1996)

 Company-owned and Franchised or Licensed Store Activity

  As of January 3, 1998, there were 481 company-owned stores and 553 franchised or licensed stores in operation. The store activity for the 52 weeks ended December 28, 1996 and the 53 weeks ended January 3, 1998 is summarized as follows:

                                           Fiscal 1996          Fiscal 1997
                                       -------------------- --------------------
                                       Company- Franchised  Company- Franchised
                                        owned   or Licensed  owned   or Licensed
                                       -------- ----------- -------- -----------
Stores open as of the beginning of
 the fiscal year.....................    540        415       482        418
  Stores opened (including
   relocations)......................      5        118         3         76
  Stores acquired through business
   acquisitions......................    --         --         83        141
  Stores closed (including
   relocations)......................    (39)      (122)       (7)       (89)
  Non-continuing company-owned (exit
   plan) stores closed (September 18,
   1996 forward).....................    (17)       --        (73)       --
Stores sold to franchisees...........     (9)         9        (3)         3
Non-continuing company-owned (exit
 plan) stores franchised (September
 18, 1996 forward)...................     (3)         3        (9)         9
Stores acquired from franchisees.....      5         (5)        5         (5)
                                         ---       ----       ---        ---
Stores open as of the end of the fis-
 cal year............................    482        418       481        553
                                         ===       ====       ===        ===

 Revenues

  Net Store and Food Sales. Total net store and food sales, which includes sales from stores and the mail order facility, increased $1,515,000, or 1.2%, from $126,330,000 to $127,845,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996.

  Net store sales from continuing company-owned stores and mail order increased $12,539,000, or 13.1%, from $95,635,000 to $108,174,000 for the 53 weeks ended
January 3, 1998 compared to the 52 weeks ended December 28, 1996. The increase in net store sales from continuing company-owned stores was primarily attributable to the operation of Pretzel Time continuing company-owned stores obtained in connection with the acquisitions of H&M and Pretzel Time in July 1997 and an increase in average transaction amounts resulting from the introduction of product line extensions and aggressive marketing initiatives, offset in part by declining transaction counts in certain concepts. Also, three new continuing company-owned stores were opened and five stores were acquired from franchisees during the 53 weeks ended January 3, 1998.

  Based on stores that have been open for at least two years (adjusted for the calendar shift), system-wide continuing company-owned store sales were up 0.8% during the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996.

  Net store sales from stores in the process of being closed or franchised decreased $11,024,000, or 35.9%, from $30,695,000 to $19,671,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. This decrease results from the partial year effect of closing 73 stores and franchising 7 (net) stores during fiscal year 1997 and the full year effect of closing 56 stores and franchising 7 (net) stores during fiscal year 1996.

  Franchising Revenues. Franchising revenues increased $1,088,000, or 31.6%, from $3,447,000 to $4,535,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The increase in franchising revenues was primarily attributable to royalties earned from Pretzel Time franchised stores obtained in connection with the acquisitions of H&M and Pretzel Time coupled with new franchise openings in fiscal year 1997 and the full year effect of new franchise openings in fiscal year 1996.

  Licensing Revenues. Licensing revenues increased $372,000, or 22.5%, from $1,656,000 to $2,028,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The increase in licensing revenues is primarily attributable to licensing fees earned on new license agreements entered into during the 53 weeks ended January 3, 1998, and increased royalties received from existing licensees.

  Total Revenues. Total revenues increased by $2,975,000, or 2.3%, from $131,433,000 to $134,408,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996, for the reasons discussed above.

 Operating Costs and Expenses

  Selling and Store Occupancy Costs. Total selling and store occupancy costs decreased $2,377,000, or 3.4%, from $69,209,000 to $66,832,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996.

  Selling and store occupancy costs for continuing company-owned stores increased by $5,895,000, or 13.1%, from $44,963,000 to $50,858,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. Within this overall increase, selling expenses increased by $4,029,000, or 15.7%, from $25,650,000 to $29,679,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The increase in selling expenses was primarily attributable to an increase in the minimum wage during the third quarter of 1996 from $4.15 to $4.75 an hour and an increase in labor hours to support the increase in sales. Store occupancy costs increased $1,866,000, or 9.7%, from $19,313,000 to $21,179,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The increase in store occupancy costs was primarily attributable to the addition of Pretzel Time continuing company-owned stores in July 1997, and the opening of three continuing company-owned stores and acquiring five stores from franchisees during the 53 weeks ended January 3, 1998 coupled with lease renewal increases.

  Selling and store occupancy costs for stores in the process of being closed or franchised decreased $8,272,000, or 34.1%, from $24,246,000 to $15,974,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. This decrease is primarily the result of closing 73 stores and franchising seven (net) stores during fiscal year 1997 and the full year effect of closing 56 stores and franchising seven (net) stores during fiscal year 1996.

  Cost of Sales. Total cost of sales increased $688,000, or 2.2%, from $31,340,000 to $32,028,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996.

  Cost of sales for continuing company-owned stores increased $2,079,000, or 8.5%, from $24,499,000 to $26,578,000 for the 53 weeks ended January 3, 1998.
This increase is primarily the result of the addition in July 1997 of Pretzel Time continuing company-owned stores, offset by an aggressive product waste control program which was uniformly applied to all product lines early in the year. Additionally, Mrs. Fields re-negotiated certain vendor contracts to capitalize on Mrs. Fields' economies of scale.

  Cost of sales for stores in the process of being closed or franchised decreased $1,391,000, or 20.3%, from $6,841,000 to $5,450,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. This decrease is primarily the result of closing 73 stores and franchising seven
(net) stores during fiscal year 1997 and the full year effect of closing 56 stores and franchising seven (net) stores during fiscal year 1996.

  General and Administrative Expenses. General and administrative expenses decreased $4,175,000, or 20.3%, from $20,611,000 to $16,436,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The decrease in expenses was primarily attributable to the cost savings achieved by combining the operations of Mrs. Fields Inc. and subsidiaries, Original Cookie, Hot Sam and Pretzel Time which resulted in:

  (1) reduced headcount with corresponding decreases in administrative salaries and benefits;

  (2) decreased professional service fees, including legal and accounting services; and

  (3) decreased corporate office expenditures, including general insurance, repairs and maintenance and utilities as a direct result of closing the Original Cookie and Hot Sam headquarters in Cleveland, Ohio, the Pretzel Time headquarters in Harrisburg, Pennsylvania and the H&M headquarters in Boise, Idaho.

  Depreciation and Amortization Expense. Total depreciation and amortization expense increased by $1,246,000, or 13.5%, from $9,204,000 to $10,450,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996.

  Depreciation and amortization expense for continuing company-owned stores decreased $1,036,000, or 21.0%, from $4,932,000 to $3,896,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The decrease in depreciation and amortization expense was primarily attributable to Mrs. Fields recording the acquired assets of Mrs. Fields Inc. and subsidiaries, Original Cookie and Hot Sam at their fair values at the time of purchase on September 17, 1996, resulting in an overall reduction to the store asset base and the corresponding depreciation. This decrease is partially offset by additional depreciation expense resulting from the addition of Pretzel Time continuing company-owned stores in July 1997, three newly opened continuing company-owned stores and five stores acquired from franchisees in fiscal year 1997.

  Total Operating Costs and Expenses. Total operating costs and expenses decreased by $4,080,000, or 3.1%, from $130,364,000 to $126,284,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996, for the reasons discussed above.

  Interest Expense. Interest expense increased $2,815,000, or 59.7%, from $4,712,000 to $7,527,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. This increase is primarily attributable to an increase in interest expense as a result of the debt incurred to fund the purchase of the assets of Mrs. Fields Inc. and subsidiaries, Original Cookie and Hot Sam on September 17, 1996.

  Other Expenses. Other expenses decreased $858,000, or 36.9%, from $2,325,000 to $1,467,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. This decrease was primarily attributable to a decrease in income tax provision, offset in part by an increase in accretion and dividends on preferred stock of subsidiaries.

  Net Loss. The net loss decreased by $5,201,000, or 89.3%, from $5,825,000 to $624,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The net loss equaled 0.5% of total revenues during the 53 weeks ended January 3, 1998 compared to 4.4% of total revenues during the 52 weeks ended December 28, 1996. The decrease in net loss is primarily due to cost savings achieved by combining the operations of Mrs. Fields Inc. and subsidiaries, Original Cookie and Hot Sam, cost savings associated with the acquisitions of H&M and Pretzel Time and improved store operations.

  Income from Continuing Company-Owned Stores. The income from continuing company-owned stores increased by $5,601,000, or 26.4%, from $21,241,000 to $26,842,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996 due to the combination of the factors described above.

  Loss from Stores in the Process of Being Closed or Franchised. The loss from stores in the process of being closed or franchised decreased by $135,000, or 7.0%, from $1,933,000 to $1,798,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The decrease in loss was primarily attributable to closing 73 stores and franchising seven (net) stores during fiscal year 1997 and the full year effect of closing 56 stores and franchising seven (net) stores during fiscal year 1996.

Liquidity and Capital Resources

 General

  Mrs. Fields' Holding's principal sources of liquidity are cash flows from operations, cash on hand and available borrowings under Mrs. Fields' Holding's existing leases and revolving credit facilities. As of July 3, 1999, Mrs. Fields' Holding has $4,675,000 of cash and cash equivalents on hand and $276,000 additional borrowings allowable under its revolving credit facility. Mrs. Fields' Holding expects to use its existing cash, cash flows from operations and its credit facilities to provide working capital, finance capital expenditures, redeem outstanding PTI Preferred Stock, and to meet debt service requirements. Based on current operations and anticipated cost savings, Mrs. Fields' Holding believes that its sources of liquidity will be adequate to meet its anticipated requirements for working capital, capital expenditures, scheduled debt service requirements and other general corporate purposes. There can be no assurance, however, that Mrs. Fields' Holding's business will continue to generate cash flows at or above current levels or that cost savings can be achieved.

 July 3, 1999 Compared to January 2, 1999

  As of July 3, 1999, Mrs. Fields' Holding had liquid assets (cash and cash equivalents and accounts receivable) of $11,053,000, a decrease of 21.6%, or $3,051,000, from January 2, 1999 when liquid assets were $14,104,000. Cash decreased $84,000, or 1.8%, to $4,675,000 at July 3, 1999 from $4,759,000 at
January 2, 1999. Accounts receivable decreased $2,967,000 or 31.7%, to $6,378,000 at July 3, 1999 from $9,345,000 at January 2, 1999 due to the seasonality of the business and improved collections.

  Mrs. Fields' Holding's working capital decreased by $945,000 to a negative $13,493,000 at July 3, 1999 from a negative $12,548,000 at January 2, 1999.
This decrease is due to the decreases in current assets discussed above which more than offset the decreases in current liabilities

  Long-term assets decreased $9,048,000, or 4.3%, to $200,830,000 at July 3, 1999 from $209,878,000 at January 2, 1999. This decrease was primarily the result of scheduled depreciation and amortization of fixed assets, goodwill and deferred loan costs.

  On May 27, 1999, Mrs. Fields' Holding entered into an agreement with Capricorn Investors II, L.P. ("Capricorn"), the majority shareholder of Mrs. Fields' Holding, in which Capricorn agreed to make a contribution to Mrs. Fields' Holding of $2,000,000 by assuming a contract payment from Mrs. Fields due in the future. The consideration for this debt assumption has not been determined, but may include the issuance of 101,419 shares of Mrs. Fields' Holding's common stock or an economically equivalent transaction as permitted under the debt instruments of Mrs. Fields' Holding, or no consideration. As of July 3, 1999, a final determination of the consideration had not been made. This transaction enhanced Mrs. Fields' Holding's tax planning and financial flexibility.

  Mrs. Fields' Holding's cash flows from operating activities of $2,894,000 for the 26 weeks ended July 3, 1999, resulted primarily from store sales and franchising and licensing revenues net of costs and expenses incurred to generate these sales and better management of cash flows.

  Mrs. Fields' Holding utilized $2,704,000 of cash in investing activities during the 26 weeks ended July 3, 1999, primarily for capital expenditures relating to store remodels and renovations.

  Mrs. Fields' Holding utilized $274,000 of cash in financing activities during the 26 weeks ended July 3, 1999, primarily for the payment of debt related to the Pretzel Time acquisition.

  The specialty cookie and pretzel businesses do not require the maintenance of significant receivables or inventories; however, Mrs. Fields' Holding continually invests in its business by upgrading and remodeling stores and adding new stores, carts, and kiosks as opportunities arise. Investments in these long-term assets, which are key to generating current sales, reduce Mrs. Fields' Holding's working capital. During the 26 weeks ended July 3, 1999 and July 4, 1998, Mrs. Fields' Holding expended $2,604,000 and $3,342,000, respectively, for capital assets and expects to expend a total of approximately $7,000,000 in 1999. Management anticipates that these expenditures will be funded with cash generated from operations and short-term borrowings under its credit facility as needed.

Year 2000

  Management has assessed the Year 2000 issue and has determined that all internal information technology systems including financial software, corporate networks, the AS400 system and all other systems are Year 2000 compliant with the exception of systems used for collecting and communicating sales data from retail locations. This assessment was based primarily on independent, third-party verification from Mrs. Fields' Holding's vendors and suppliers.

  Mrs. Fields' Holding is currently replacing its sales collection systems with software and hardware that is Year 2000 compliant. Programming and development of the software is complete and has been installed in approximately 80% of its stores. Mrs. Fields' Holding projects installation will be complete by August 1999. The estimated cost of this project is $1.9 million and includes software development and new store computers and registers. The costs to complete this project are included in Mrs. Fields' Holding's 1999 budget. Funding for this project is being provided by internal cash flow and by a lease finance company.

  Upgrades of the plant production and distribution software were completed in the first and second quarters of 1999 at an estimated cost of $10,000. No information technology projects have been deferred as a result of Mrs. Fields' Holding's Year 2000 efforts.

  Mrs. Fields' Holding is not dependent on the proper operation of the sales collection systems to run the day-to-day operations of the business. Therefore, failure or malfunction of these systems due to untimely or incomplete remediation would not have a material adverse effect on its results of operations.

  Mrs. Fields' Holding has assesed Year 2000 issues with respect to its significant vendors and financial institutions as to their compliance plans and whether any Year 2000 issues will impede the ability of such vendors to continue providing goods and services to Mrs. Fields' Holding. Failure of Mrs. Fields' Holding's key suppliers to remedy their own Year 2000 issues could delay shipments of essential products, thereby disrupting Mrs. Fields' Holding's operations. Furthermore, Mrs. Fields' Holding relies on various service providers, such as utility and telecommunication service companies, which are beyond its control. Based upon the results of the assessment, Mrs. Fields' Holding is not aware of any Year 2000 issues relating to its significant vendors, financial institutions or its non-information technology systems.

  Mrs. Fields' Holding does not have a contingency plan in place to address untimely or incomplete remediation of Year 2000 issues, but it is currently developing contingency plans. These contingency plans are expected to address issues related to significant vendors and financial institutions.

Inflation

  The impact of inflation on the earnings of the business has not been significant in recent years. Most of Mrs. Fields' Holding's leases contain escalation clauses (however, such leases are accounted for on a straight-line basis as required by generally accepted accounting principles which minimizes fluctuations in operating income) and many of Mrs. Fields' Holding's employees are paid hourly wages at the Federal minimum wage level. Minimum wage increases will negatively impact Mrs. Fields' Holding's payroll costs in the short term, but management believes such impact can be offset in the long term through operational efficiency gains and, if necessary, through product price increases.

Forward-looking Information

  This report contains certain forward-looking statements based on our current expectations and projections about future events, developed from the information currently available to us. The forward-looking statements include, among other things, our expectations and estimates about Mrs. Fields' Holding's future financial performance, including growth in net sales and earnings, cash flows from operations, capital expenditures, the ability to refinance indebtedness, and the sale of assets. These forward-looking statements are subject to risks, uncertainties and assumptions, including the following:

  . Our ability to combine the businesses of companies acquired during the year with Mrs. Fields' Holding and to realize the expected benefits and cost savings from our acquisitions;

  .  Our ability to meet our debt and interest obligations,

  .  Performance by franchisees and licensees;

  . Difficulties or delays in developing and introducing anticipated new products or failure of customers to accept new product offerings;

  . Changes in consumer preferences and our ability to adequately anticipate such changes;

  .  The seasonal nature of our operations;

  .  Changes in general economic and business conditions;

  . Actions by competitors, including new product offerings and marketing and promotional successes;

  . Claims which might be made against Mrs. Fields' Holding, including product liability claims;

  . Changes in business strategy, new product lines, changes in raw ingredient and employee labor costs;

  .  Changes in our relationships with our franchisees and licensees;

  .  Changes in mall customer traffic and

  . The ability of our vendors, service providers and financial institutions to resolve Year 2000 issues in a timely manner.

  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report may not occur.


Consolidated Results of Operations of Cookies USA and its Wholly Owned Operating Subsidiary, Great American, Prior to the Great American Acquisition

  As Great American is a significant subsidiary of Mrs. Fields, management's discussion and analysis of financial condition and results of operations is also included for the consolidated operations of Cookies USA and Great American for the 52 weeks ended June 28, 1998 compared to the 52 weeks ended June 29, 1997, for the 52 weeks ended June 29, 1997 compared to the 52 weeks ended June 30, 1996, and the 52 weeks ended June 30, 1996 compared to the 52 weeks ended June 29, 1995. See the historical financial statements and the related notes to the financial statements of Cookies USA, Inc. and subsidiary contained elsewhere in this prospectus.

  References to the beliefs of the management of Great American or Cookies USA in this discussion are to management prior to the acquisition of Great American by Mrs. Fields. As used in this discussion, "management" refers to David Barr, the chief executive officer of Great American and Cookies USA at the time of its acquisition by Mrs. Fields. The factors cited in the following discussion as contributing to changes in operating results are listed in order of importance; however, unless otherwise indicated in such discussion, the quantitative importance of any such factors cannot be determined by Great American management and have not been stated.

  The "forward-looking statements" contained in this section represent Great American's expectations or beliefs concerning future events, including statements regarding unit growth and cash requirements. Management cautions that a number of important factors could, individually or in the total, cause actual results to differ materially from those stated in the forward-looking statements including, without limitation, the following:

  .  consumer spending trends and habits,

  .  mall traffic trends,

  .  increased competition among snack retailers,

  . economic conditions in the regions where Great American and its franchisees operate stores,

  .  the ability to identify and secure suitable locations for new stores,

  . the availability of experienced management and hourly employees, and the laws and regulations affecting labor and employee benefit costs.

Accounting Period

  During the 52 weeks ended June 30, 1996, Great American changed its year end from the last Thursday in the month of June to the last Sunday in the month of June. As a result, three days were added to the fifty-two week period ended Thursday, June 27, 1996 to effectively change Great American's fiscal year end to Sunday, June 30, 1996. This change does not materially impact the comparability of the years presented in the accompanying consolidated financial statements.

52 Weeks Ended June 28, 1998 ("Fiscal Year 1998") Compared to 52 Weeks Ended June 29, 1997 ("Fiscal Year 1997")

 Company and Franchise Store Activity

  As of June 28, 1998, there were 77 company-operated stores and 247 franchised stores in operation. The store activity for fiscal year 1997 and for fiscal year 1998 is summarized as follows:

                                             Fiscal 1997         Fiscal 1998
                                         ------------------- -------------------
                                         Company-            Company-
                                         Operated Franchised Operated Franchised
                                         -------- ---------- -------- ----------
Stores open as of beginning of the
 fiscal year...........................    104       225        91       233
  Stores opened (including
   relocations)........................      1        12         3         7
  Stores closed (including
   relocations)........................    (10)       (8)       (2)       (8)
  Stores sold to franchisees...........    (12)       12       (15)       15
  Stores acquired from franchisees.....      8        (8)        0         0
                                           ---       ---       ---       ---
Stores open as of the end of the year..     91       233        77       247
  Satellite locations as of the end of
   the year............................      9        30         4        32
                                           ---       ---       ---       ---
  Total outlets as of the end of the
   year................................    100       263        81       279
                                           ===       ===       ===       ===

  The above activity results in 5,161 company-operated equivalent store weeks and 11,858 franchisee-operated equivalent store weeks during the fiscal year ended June 29, 1997 compared to 4,288 company-operated equivalent store weeks and 12,581 franchisee-operated equivalent store weeks during the fiscal year ended June 28, 1998.

 Total Revenue

  Total revenue decreased approximately $2,696,000, or 6.7%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. Each of Mrs. Fields' revenue sources is discussed below:

  . Cookie and beverage sales at company-operated retail stores decreased approximately $3,521,000, or 15.7%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The decrease in revenue from company-operated retail stores was attributable to (a) a 16.9% decrease in company-operated equivalent store weeks offset by (b) a 1.2% increase in the average retail sales volume for company-operated stores. Based on those stores which were company-operated during the entire 1998 and 1997 fiscal years, sales volumes did not change.

  . Batter sales to franchisees increased approximately $944,000, or 8.4%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The increase in batter sales to franchisees was primarily attributable to (a) a 6.1% increase in franchisee-operated equivalent store weeks and (b) a 2.3% increase in the volume of batter sold per franchisee-operated equivalent store week.

  . Franchise royalties increased approximately $538,000, or 11.4%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The increase in franchise royalties was attributable to
     (a) a 6.1% increase in franchisee-operated equivalent store weeks and
     (b) an increase in the average retail sales volume per franchisee-operated store of 5.3%. Based on those stores which were franchisee-operated during the entire 1998 and 1997 fiscal years, management estimates franchisees' sales volumes increased 3.5%.

  . Revenue from franchise license fees decreased approximately $172,000, or 25.5%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. Revenue from selling existing and new stores to franchisees is summarized as follows (rounded):

                                                       Fiscal 1997 Fiscal 1998
                                                       ----------- -----------
   Number of licenses sold to franchisees
     --existing stores................................         12          15
     --new stores.....................................         12           5
   Cash and notes from sale of existing stores........ $2,045,000  $1,980,000
   Less: net book value of existing stores sold.......    818,000   1,235,000
                                                       ----------  ----------
   Revenue from sale of existing stores...............  1,227,000     745,000
                                                       ----------  ----------
   Revenue from license fees for new stores...........    300,000     125,000
   Revenue from other fees............................     75,000       3,000
                                                       ----------  ----------
   Revenue from license fees for new stores and other
    fees..............................................    375,000     128,000
                                                       ----------  ----------
   Total revenue from sale of existing and new stores
    to franchisees....................................  1,602,000     873,000
   Less: Gain on sale of existing stores..............    927,000     370,000
                                                       ----------  ----------
   Revenue from franchise license fees................  $ 675,000   $ 503,000
                                                       ==========  ==========

  . Other revenue increased approximately $73,000, or 111.6%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The increase in other revenue was primarily attributable to:

    (a) an increase in construction assistance revenue derived from construction assistance performed by Great American for the benefit of franchisees and

    (b) an increase in sales of miscellaneous supplies to franchise stores, offset by

    (c) an increase in batter discounts given to franchisees as a result of increased batter sales to franchisees in fiscal 1998.

Cost of Sales

  Cost of sales decreased approximately $1,559,000, or 8.4%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The decrease in cost of sales was primarily attributable to:

    (a)a decline in cookie and beverage sales due to less company-operated equivalent store weeks and

    (b)an improvement in batter facility margins, offset by

    (c)an increase in batter sales to franchisees.

Retail Store Occupancy

  Retail store occupancy costs decreased approximately $1,318,000, or 18.7%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The decrease was primarily attributable to a 16.9% decrease in company-operated equivalent store weeks.

Other Retail Store Expenses

  Other retail store expenses decreased approximately $149,000, or 14.6%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The decrease in other retail store expenses was primarily attributable to a 16.9% decrease in company-operated equivalent store weeks.

Selling, General and Administrative

  Selling, general and administrative expenses decreased approximately $399,000, or 5.2%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. This decrease was primarily attributable to:

  (a) a decrease in development and testing expense,

  (b) a decrease in salaries and benefits at the support center, and

  (c) a decrease in expenses associated with the franchise convention because a franchise convention was not held in fiscal 1998, offset by

  (d) an increase in marketing expenses and

  (e) an increase in the cost of training materials related to the rollout of a new training program. In addition, in 1998 Great American revised its estimate of the useful life of certain computer equipment from five to three years decreasing pre-tax income by $111,000. Management believes that this revision better reflects the equipments' useful life.

Other Expenses, Net

  Other expenses, net, increased approximately $557,000, or 60%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The increase was primarily attributable to a decrease in gains on the sale of existing stores.

Net Loss

  Net loss decreased approximately $544,000, or 72.9%, for the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The decrease in net loss was primarily attributable to:

  (a)a 12.7% increase in operating income,

  (b) a 1.7% decrease in other expenses, net, offset by

  (c) a 111.0% increase in state and federal income tax expense.

52 Weeks Ended June 29, 1997 ("Fiscal Year 1997") Compared to 52 Weeks Ended June 30, 1996 ("Fiscal Year 1996")

 Great American-Owned and Franchise Store Activity

  As of June 29, 1997, there were 91 Great American-owned stores and 233 franchised stores in operation. The store activity for fiscal year 1996 and for fiscal year 1997 is summarized as follows:

                               Fiscal Year 1996           Fiscal Year 1997
                          -------------------------- --------------------------
                          Great American-            Great American-
                               Owned      Franchised      Owned      Franchised
                          --------------- ---------- --------------- ----------
Stores open as of
 beginning of the fiscal
 year...................        108          215           104          225
Stores opened (including
 relocations)...........         12           14             1           12
Stores closed (including
 relocations)...........        (10)         (10)          (10)          (8)
Stores sold to
 franchisees............         (9)           9           (12)          12
Stores acquired from
 franchisees............          3           (3)            8           (8)
                                ---          ---           ---          ---
Stores open as of the
 end of the year........        104          225            91          233
Satellite locations as
 of the end of the
 year...................         11           28             9           30
                                ---          ---           ---          ---
Total outlets as of the
 end of the year........        115          253           100          263
                                ===          ===           ===          ===

  The above activity resulted in 5,661 Great American-owned equivalent store weeks and 11,544 franchised equivalent store weeks during fiscal year 1996 compared to 5,161 Great American-owned equivalent store weeks and 11,858 franchised equivalent store weeks during fiscal year 1997.

Total Revenue

  Total revenue decreased approximately $342,000, or 0.9%, during fiscal year 1997 compared to fiscal year 1996. Each of Great American's revenue sources is discussed below:

  . Cookie and beverage sales at Great American-owned retail stores decreased approximately $2,344,000, or 9.5%, during fiscal year 1997 compared to fiscal year 1996. The decrease in revenue from Great American-owned retail stores was attributable to

    (a) an 8.8% decrease in Great American-owned equivalent store weeks and

    (b) a 0.7% decrease in the average retail sales volume for Great American-owned stores.

    Based on those stores which were Great American-owned during the entire 1996 and 1997 fiscal years, sales volumes increased 1.3%. The change in average store volume does not equal the change in sales volume from stores that have been open at least two years due to differences in the stores being compared as a result of opening, closing, selling, and acquiring stores throughout the year.

  . Batter sales to franchisees increased approximately $1,166,000, or 11.5%, during fiscal year 1997 compared to fiscal year 1996. The increase in batter sales to franchisees was primarily attributable to

    (a) an 8.8% increase in the volume of batter sold per franchised equivalent store week and

    (b) a 2.7% increase in franchised equivalent store weeks.

  . Franchise royalties increased approximately $440,000, or 10.3%, during fiscal year 1997 compared to fiscal year 1996. The increase in franchise royalties was attributable to

    (a) an increase in the average retail sales volume per franchised store of 7.6% and

    (b)  a 2.7% increase in franchised equivalent store weeks.

    Based on those stores which were franchised during the entire 1996 and 1997 fiscal years, management estimates franchisees' sales volumes increased 5.5%.

  . Revenue from franchise license fees increased approximately $154,000, or 29.6%, during fiscal year 1997 compared to fiscal year 1996. Revenue from selling existing and new stores to franchisees is summarized as follows (rounded):

                                                      Fiscal Year  Fiscal Year
                                                         1996         1997
                                                      -----------  -----------
     Number of licenses sold to franchisees:
       Existing stores...............................          9           12
       New stores....................................         11           12
     Cash and notes from sale of existing stores..... $1,602,000   $2,045,000
     Less: net book value of existing stores sold....   (741,000)    (818,000)
                                                      ----------   ----------
     Revenue from sales of existing stores...........    861,000    1,227,000
                                                      ----------   ----------
     Revenue from license fees for new stores........    275,000      300,000
     Revenue from other fees.........................     21,000       75,000
                                                      ----------   ----------
     Revenue from license fees for new stores and
      other fees.....................................    296,000      375,000
                                                      ----------   ----------
     Total...........................................  1,157,000    1,602,000
     Less: Gain on sale of existing stores...........    636,000      927,000
                                                      ----------   ----------
     Revenue from franchise licensing fees...........  $ 521,000   $  675,000
                                                      ==========   ==========

  . Other revenue, net decreased approximately $49,000, or 42.6%, during fiscal year 1997 compared to fiscal year 1996. The decrease in other revenue, net was primarily attributable to

    (a) a decrease in construction assistance revenue derived from construction assistance performed by Great American for the franchisees and

    (b) an increase in batter discounts given to franchisees as a result of increased batter sales to franchisees in fiscal year 1997.

Cost of Sales

  Cost of sales decreased approximately $908,000, or 4.7%, during fiscal year 1997 compared to fiscal year 1996. The decrease in cost of sales was primarily attributable to

    (a) a decline in cookie and beverage sales due to less Great American-owned equivalent store weeks, and

    (b) a decrease in the cost of packaging and freight for Great American-owned retail stores, offset by

    (c)  an increase in batter sales to franchisees.

Retail Store Occupancy

  Retail store occupancy costs decreased approximately $324,000, or 4.4%, during fiscal year 1997 compared to fiscal year 1996. The decrease was primarily attributable to an 8.8% decrease in Great American-owned equivalent store weeks.

Other Retail Store Expenses

  Other retail store expenses decreased approximately $297,000, or 22.6%, during fiscal year 1997 compared to fiscal year 1996. The decrease in other retail store expenses was primarily attributable to (a) a decrease in operating supplies expense within Great American-owned stores in fiscal year 1997 due to
(1) the opening of 11 less Great American-owned stores in fiscal year 1997 versus fiscal year 1996 and (2) additional costs incurred in fiscal year 1996 related to the rollout of a new cookie merchandising program and (b) an 8.8% decrease in Great American-owned equivalent store weeks, offset by (c) an increase in point-of-sale marketing expenses in Great American-owned stores.

Selling General and Administrative Expenses

  Selling, general and administrative expenses increased approximately $310,000, or 4.2%, during fiscal year 1997 compared to fiscal year 1996. This increase was primarily attributable to:

  (a)  an increase in professional service fees,

  (b) an increase in point-of-sale marketing expenses on behalf of franchisee-owned stores, and

  (c)  an increase in salaries, offset by

  (d)  a decrease in travel expense, and

  (e)  a decrease in insurance costs.

Other Expenses, Net

  Other expenses, net decreased approximately $484,000, or 8.7%, during fiscal year 1997 compared to fiscal year 1996. The decrease was primarily attributable to an increase in gains on the sale of existing stores.

Net Loss

  Net loss decreased approximately $615,000, or 45.2%, for fiscal year 1997 compared to fiscal year 1996. The decrease in net loss was primarily attributable to:

  (a)  an $877,000 increase in operating income, and

  (b)  a $193,000 decrease in other expenses, net, offset by

  (c)  a $455,000 increase in state and federal income tax expense.

52 Weeks Ended June 30, 1996 ("Fiscal Year 1996") Compared to 52 Weeks Ended June 29, 1995 ("Fiscal Year 1995")

 Great American-Owned and Franchise Store Activity

  As of June 30, 1996 there were 104 Great American-owned stores and 225 franchised stores in operation. The store activity for fiscal year 1995 and for fiscal year 1996 is summarized as follows:

                               Fiscal Year 1995           Fiscal Year 1996
                          -------------------------- --------------------------
                          Great American-            Great American-
                               Owned      Franchised      Owned      Franchised
                          --------------- ---------- --------------- ----------
 Stores open as of
  beginning of the fiscal
  year...................       111          204           108          215
 Stores opened (including
  relocations)...........        16           11            12           14
 Stores closed (including
  relocations)...........        (8)         (11)          (10)         (10)
 Stores sold to
  franchisees............       (12)          12            (9)           9
 Stores acquired from
  franchisees............         1           (1)            3           (3)
                                ---          ---           ---          ---
 Stores open as of the
  end of the fiscal
  year...................       108          215           104          225
 Satellite locations as
  of the end of the
  fiscal year............        12           36            11           28
                                ---          ---           ---          ---
 Total outlets as of the
  end of the fiscal
  year...................       120          251           115          253
                                ===          ===           ===          ===

  The activity reflected above resulted in 5,879 and 5,661 Great American owned equivalent store weeks and 10,716 and 11,544 franchised equivalent store weeks during fiscal year 1995 and fiscal year 1996, respectively.

Total Revenue

  Total revenue decreased approximately $1,024,000, or 2.5%, during fiscal year 1996 compared to fiscal year 1995, primarily attributable to the following:

  Cookie and beverage sales at Great American-owned retail stores decreased approximately $1,629,000, or 6.2%, during fiscal year 1996 compared to fiscal year 1995. The decrease in revenue from Great American-owned retail stores was primarily attributable to:

  (a) an approximately 3.7% decrease in Great American-owned equivalent store weeks and

  (b) a decrease in the average retail sales volume for Great American-owned stores. Specifically, the average retail sales volume for Great American-owned stores decreased approximately 2.6% per equivalent store week. Based on those stores which were Great American-owned during the entire 1995 and 1996 fiscal years, sales volumes decreased 0.3%.

  Batter sales to franchisees increased approximately $729,000, or 7.8%, during fiscal year 1996 compared to fiscal year 1995. The increase in batter sales to franchisees was primarily attributable to:

  (a) an increase of approximately 7.7% in franchised equivalent store weeks and

  (b) a 0.1% increase in the volume of batter sold per franchised equivalent store week.

  Franchise royalties increased approximately $313,000, or 7.9%, during fiscal year 1996 compared to fiscal year 1995. The increase in franchise royalties was primarily attributable to:

  (a) an increase of approximately 7.7% in equivalent franchised retail store weeks and

  (b) an increase in the average franchised equivalent store sales volume of 0.2%.

  Based on those stores which were franchised during the entire 1995 and 1996 fiscal years, management estimates that franchisees' sales volumes did not change materially.

  Revenue from franchise license fees decreased approximately $391,000, or 25.3%, during fiscal year 1996 compared to fiscal year 1995. Revenue from selling existing and new stores to franchisees is summarized below (rounded):

                                                      Fiscal Year  Fiscal Year
                                                         1995         1996
                                                      -----------  -----------
Number of licenses sold to franchisees:
  Existing stores....................................          12           9
  New stores.........................................          11          11
Cash proceeds from sale of existing stores........... $ 2,558,000  $1,602,000
Less: net book value of existing stores sold.........  (1,346,000)   (741,000)
                                                      -----------  ----------
  Revenue from sales of existing stores..............   1,212,000     861,000
                                                      -----------  ----------
Revenue from license fees for new stores.............     280,000     275,000
Revenue from other fees..............................      56,000      21,000
                                                      -----------  ----------
Revenue from license fees for new stores and other
 fees................................................     336,000     296,000
                                                      -----------  ----------
    Total............................................   1,548,000   1,157,000
Less: Gain on sale of existing stores................     912,000     636,000
                                                      -----------  ----------
Revenue from franchise licensing fees................ $   636,000  $  521,000
                                                      ===========  ==========

  Other revenue, net, decreased approximately $46,000, or 28.6%, during fiscal year 1996 compared to fiscal year 1995. The decrease in other revenue, net, is primarily attributable to:

  (a) an increase in batter discounts taken by franchisees consistent with the increase in batter sales to franchisees, partially offset by

  (b)  an increase in sales of, miscellaneous supplies to franchise stores.

Cost of Sales

  Cost of sales decreased approximately $452,000, or 2.3%, during fiscal year 1996 compared to fiscal year 1995. The decrease was primarily attributable to:

  (a) a decline in retail cookie and beverages sales volume in Great American-owned stores and

  (b)  an improvement in wholesale batter margins, partially offset by

  (c)  an increase in the volume of batter sold to franchisees.

Retail Store Occupancy

  Retail store occupancy costs decreased approximately $209,000, or 2.8%, during fiscal year 1996 compared to fiscal year 1995. The decrease in retail store occupancy costs was primarily attributable to:

  (a) a decrease of approximately 3.7% in Great American-owned store weeks, partially offset by

  (b) an increase in depreciation due to Great American revising its estimate of the useful life of certain leasehold improvements. Great American began amortizing leasehold improvements using accelerated methods over an average of eight years instead of using the straight line method over an average of ten years. The effect of this change in estimate was to increase fiscal year 1996 pre-tax loss by $214,000. Management believes that this revision better reflects the leasehold improvements economic useful life.

Other Retail Store Expenses

  Other retail store expenses decreased approximately $223,000, or 14.5%, during fiscal year 1996 compared to fiscal year 1995. The decrease in other retail store expenses was primarily attributable to:

  (a)  a decrease in marketing expenses and

  (b) a decrease in bank charges and supplies expense as a result of cost containment efforts.

Selling, General and Administrative Expense

  Selling, general and administrative expenses decreased approximately $376,000, or 4.9%, during fiscal year 1996 compared to fiscal year 1995. The decrease in selling, general and administrative expenses was primarily attributable to:

  (a)  a reduction in administrative salaries and benefits,

  (b) a decrease in professional service fees, including legal and accounting services, and

  (c) a decrease in various home office expenditures, including postage, supplies, and training materials, partially offset by

  (d) an increase in travel costs due to additional review of stores by field supervisors.

Other Expenses, Net

  Other expenses, net, increased approximately $231,000, or 4.4%, during fiscal year 1996 compared to fiscal year 1995. The increase was primarily attributable to:

  (a) decreased gains on the sale of existing stores,

  (b)  a decrease in interest income due to lower average cash balances, and

  (c) an increase in interest expense due to an increase in capital lease obligations.

Non-Recurring Litigation Charge

  During the third quarter of fiscal year 1995, a non-recurring litigation charge of $439,000 was recorded to cover a potential forthcoming judgment against Great American in the Haagen-Burbank lawsuit. In June 1993, Great American won a judgment for breach of written contract to a lease entered into with a developer, Haagen-Burbank. On appeal, the Court of Appeals of the State of California Second Appellate District overturned the jury's verdict and directed the trial court to determine the amount of attorney fees and costs due to Haagen-Burbank as the prevailing party in the litigation. Haagen-Burbank had submitted to the court a request for legal fees totaling $439,000; however, on April 27, 1995, the trial court entered a judgment of $417,985. On September 15, 1995, Great American paid $395,966 to Haagen-Burbank as settlement of the judgment against Great American.

Net Loss

  Net loss decreased approximately $469,000, or 25.6%, for fiscal year 1996 compared to fiscal year 1995. The decrease in net loss was primarily attributable to:

  (a)  a $236,000 increase in operating income, and

  (b) the occurrence of the non-recurring litigation charge in fiscal 1995, offset by

  (c) a $118,000 decrease in state and federal income tax benefit, and

  (d)  a $45,000 increase in other expenses, net.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have not been, prior to the effectiveness of this Registration Statement, required to file reports and other information with the Commission under the Exchange Act. We have agreed that, whether or not we are required to do so by the rules and regulations of the Commission, we will deliver to The Bank of New York, as trustee under the indenture, to each holder of notes and to each prospective purchaser of notes identified to us by a placement agent for the offering in August 1998, annual and quarterly financial statements substantially equivalent to financial statements that would be included in reports filed with the Commission, if we were subject to the reporting and other informational requirements of the Exchange Act.

  We have filed with the Commission a registration statement on Form S-4 (in this prospectus, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act, with respect to the notes offered in this prospectus. This prospectus, which forms a part of the Registration Statement, does not contain all of the information in the Registration Statement and the exhibits to it, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Mrs. Fields' Holding and the notes offered in this prospectus, we refer you to the Registration Statement. With respect to any statements made in this prospectus concerning the provisions of any documents, we refer you to the copy of the document filed as an exhibit to the Registration Statement otherwise filed with the Commission.

  Upon the effectiveness of the Registration Statement, we will become subject to the informational requirements of the Exchange Act, and will file reports and other information with the Commission. You may read and copy the Registration Statement, the exhibits forming a part of it and the reports and other information filed by Mrs. Fields' Holding with the Commission in accordance with the Exchange Act, at the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10004; and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. You may obtain copies of all or any portion of the material by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information is available electronically on the Commission's home page on the Internet (http://www.sec.gov).

  If we are not required to be subject to the reporting requirements of the Exchange Act in the future, we will be required under the indenture, to furnish the holders of the notes with

  (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the financial information by our independent public accountants and

  (2) all current reports that would be required to be filed with the Commission on Form 8-K, in each case, within the time periods specified in the Commission's rules and regulations.

  This prospectus incorporates documents by reference that are not presented in or delivered with this prospectus. These documents are available upon request from Michael Ward, Esq., Mrs. Fields' Holding Company, Inc., 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121, (801) 736-5600. In
order to ensure timely delivery, any request should be made by    , 1999.

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

                                    BUSINESS

General

  Mrs. Fields is one of the largest retailers in the premium snack-food industry, with cookies and pretzels as its major product lines. Mrs. Fields is the largest retailer of baked on-premises cookies and the second largest retailer of baked on-premises pretzels in the United States. Mrs. Fields is one of the most widely recognized and respected brand names in the premium cookie industry. Based on a 1994 study that we commissioned by Corey, Canapary & Galanis, 94% of consumers in the study were aware of the Mrs. Fields brand. Twenty percent named our brand without prompting, and 74% knew of our brand when prompted. Mrs. Fields has recently developed a significant presence in the rapidly growing, health-oriented pretzel segment as a result of the acquisitions of the pretzel businesses of Hot Sam, Pretzel Time, Pretzelmaker and H&M, which was formerly the largest Pretzel Time franchisee. As of July 3, 1999, our retail network consisted of 1,493 locations, of which 986 were cookie stores and 507 were pretzel stores. Of the total 1,493 stores, 492 were company-owned and 1,001 were franchised or licensed. Mrs. Fields stores average approximately 600 to 700 square feet in size and are located predominantly in shopping malls. Mrs. Fields, through licensed locations, also operates kiosks and carts at airports, universities, stadiums, hospitals and office building lobbies. Mrs. Fields' objective is to increase sales and profitability by focusing on its continuing company-owned stores. As a result, by the end of fiscal year 2000, Mrs. Fields plans to close or franchise approximately 40 company-owned cookie stores and 7 company-owned pretzel stores that do not meet certain financial and geographical criteria established by management after giving effect to the acquisitions of Great American and the capital stock or stores of several of its franchisees. For the 52 weeks ended January 2, 1999, we generated pro forma net revenue and EBITDA of $191.2 million and $20.1 million, respectively. Actual net revenues and EBITDA for the 53 weeks ended January 3, 1998 was $134.4 million and $18.6 million, respectively. For the 26 weeks ended July 4, 1998 and July 3, 1999, Mrs. Fields' Holding generated proforma net revenue and EBITDA of $92.6 million and $10.2 million, and actual net revenue and EBITDA of $84.2 million and $10.2 million, respectively.

Cookies

  We operate and franchise 986 retail cookie stores: 574 under the Mrs. Fields brand, 105 under the Original Cookie brand and 307 under the Great American brand. As a result of the acquisition of Great American, Mrs. Fields has cookie stores in 48 states, with Great American stores concentrated in the southeastern and south central states and Mrs. Fields and Original Cookie stores strongly represented in the western, midwestern and eastern states. There is little overlap between Mrs. Fields and Great American stores, with a dual presence in 9 malls. Management believes that Mrs. Fields is positioned in the premium quality, baked on-premises segment of what management believes to be the approximately $12 billion U.S. cookie industry. Mrs. Fields offers over 50 different types of cookies, brownies and muffins, which are baked continuously and served fresh throughout the day. Baked products are made using only high quality ingredients, and all dough is centrally manufactured and frozen or refrigerated to maintain product quality and consistency. All products pass strict quality assurance and control steps at both the manufacturing plants and the stores. In addition, Mrs. Fields continually creates and tests new products to attract new customers and satisfy current customers. Product development is currently focused on sugar-free dough and reduced-fat cookies and brownies.

  Mrs. Fields Inc. one of the predecessors of Mrs. Fields, was founded in 1977 by Debbi Fields and, following its initial success, embarked on an aggressive national expansion program in the early 1980s. By the late 1980s, however, Mrs. Fields Inc. experienced financial difficulty as a result of excessive debt levels, certain poor real estate locations, and a recessionary retailing environment. In connection with a financial restructuring by its lenders, Mrs. Fields' Holding put a new management team into place in mid-1994 under the leadership of Larry A. Hodges, who has extensive experience in the food and retailing industries. Mr. Hodges introduced a new strategic plan for Mrs. Fields, which involved the following key elements:

  (1)  identifying stores to close or franchise,

  (2) introducing company-wide operating procedures to improve store income before interest, taxes and other expenses,

  (3) developing a marketing strategy and promotional calendar to turn around sales of stores that have been open at least two years, and

  (4) improving employee morale through selective new senior hires, increased training and various incentive plans.

  Mrs. Fields reinvested the savings from the improved store operations in marketing and other measures designed to improve sales of stores that have been open at least two years.

  Mrs. Fields' Original Cookies, Inc. was formed in September 1996 in connection with the acquisitions of Mrs. Fields Inc., Original Cookie and Hot Sam by Mrs. Fields' Holding, a subsidiary of Capricorn. As of January 2, 1999, Capricorn had invested more than $28 million in Mrs. Fields through Mrs. Fields' Holding. Capricorn retained Mr. Hodges as Chief Executive Officer of Mrs. Fields.

  Great American, incorporated in 1977, is a leading operator and franchisor of mall-based specialty retail cookie outlets, including full-size stores and satellite sites, consisting of carts, wagons and kiosks. As of July 3, 1999, Great American had 307 in-line stores, including 100 Great American-operated and 207 franchised retail units, operating primarily in the southeastern and south central United States. Great American derives its revenue principally from:

  (1)the sale of cookies and beverages at Great American-operated stores,

  (2)the sale of proprietary batter to franchised stores, and

  (3) the receipt of royalty payments based on gross sales of franchisees.

  In addition, Great American generates revenues from initial franchise fees and the sale of existing Great American-operated stores to franchisees.

  Great American outlets sell a variety of cookies and brownies, including "cookie cakes," as well as assorted soft drinks, frozen drinks, coffee and tea. Cookie cakes are extra-large cookies, decorated with customer-selected personalized messages, for special occasions. Although cookie sales are generally the result of impulse buying, we believe that cookie cakes, which are often purchased as gifts for special occasions, differentiate Great American from other specialty cookie retailers by making Great American stores destination outlets.

Pretzels

  Mrs. Fields operates and franchises 507 retail pretzel stores: 235 under the Pretzel Time brand, 56 under the Hot Sam brand and 216 under the Pretzelmaker brand, which offer "sweet dough" soft pretzels and "Bavarian" style pretzels with a variety of toppings. Pretzel Time's primary product is an all-natural, hand-rolled soft pretzel, freshly baked from scratch at each store location. Pretzel Time stores prepare pretzels with a variety of flavors and specialty toppings, including cheddar cheese, cream cheese and pizza sauce. The stores also offer soft drinks and freshly squeezed lemonade. The Hot Sam pretzel stores specialize in the Bavarian style pretzel. This product has declined in popularity in recent years as sweet dough pretzel sales have grown dramatically. In addition, Pretzel Time stores have, during fiscal year 1998, achieved higher average revenue for our continuing company-owned stores than Hot Sam stores ($277,000 versus $232,000). As a result, Mrs. Fields intends to continue converting its continuing company-owned and to-be-franchised Hot Sam stores to Pretzel Time stores, which it believes will result in an increase in net sales, sales from stores that have been open at least two years, and income from store operations.

  Management believes that retail pretzel stores have similar operating characteristics to retail cookie stores that will permit us to offer our products with those of other well-known brand names. In addition, the retail pretzel business has grown more quickly than the retail cookie business in recent years. Hot Sam was acquired by Mrs. Fields in connection with the acquisition of Original Cookie. In order to expand its presence in the retail pretzel industry, Mrs. Fields acquired the business of H&M and common stock of Pretzel Time and Pretzelmaker.

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

Business Strategy

  Mrs. Fields' Holding's objective is to increase sales and profitability at its continuing company-owned and franchised stores by implementing the key elements of its long-term business strategy. The percentage change in sales from stores that have been open at least two years was a negative 1.6% for the fiscal year ended January 2, 1999 compared to a positive 0.6% for the fiscal year ended January 3, 1998 and a negative 0.4% for the 26 weeks ended July 3, 1999 compared to a negative 1.5% for the same period of 1998. Net franchising and licensing revenues increased by 29.9% for the fiscal year ended January 3, 1998 over the fiscal year ended December 28, 1996, by 113.3% for the fiscal year ended January 2, 1999 over the fiscal year ended January 3, 1998 and by 235.2% for the 26 weeks ended July 3, 1999 compared to the same period of 1998. The key elements of Mrs. Fields' Holding's business strategy are as follows:

  . Enhance Quality of Company-Owned Store Base. Since current management assumed responsibility in 1994, we have focused on closing and franchising company-owned stores that do not meet certain financial and geographical criteria. From June 1994 through January 2, 1999, Mrs. Fields closed 178 Mrs. Fields brand stores and franchised an additional 136 Mrs. Fields brand stores. We have targeted 129 additional stores that sell our various products to be either closed or franchised by the end of 2000. These measures are expected to result in enhanced income before interest, taxes and other expenses, as unprofitable stores are closed and other stores are converted into franchises, with the result of increasing royalty payments and eliminating administrative and other costs of Mrs. Fields associated with those stores.

  . Improve Productivity of Continuing Company Stores. We have embarked on a program to improve the performance of our continuing company-owned stores by:

      (1) expanding product offerings to include breakfast items, such as muffins, croissants and bagels, and low-fat cookies, brownies and muffins,

      (2) raising the average sales by tying sales of products together,

      (3) promoting catering services by individual stores to corporate customers,

      (4) decreasing store expenses by reducing waste in the cookie baking process and controlling the cost of ingredients and supplies,

      (5) improving merchandising by enhancing product presentation and refining selection of products and

      (6) increasing training and various incentive programs for management and sales staff.

  . Capitalize on the Strong "Mrs. Fields" Brand Name. Management believes that the Mrs. Fields brand is the most widely recognized and respected brand name in the retail premium cookie industry, and that during fiscal year 1998, Mrs. Fields brand stores achieved higher average revenue ($397,000 versus $276,000) for the continuing company-owned Mrs. Fields stores than Original Cookie stores. As a result, we intend to continue selectively converting our continuing company-owned and to-be-franchised Original Cookie stores to Mrs. Fields brand stores, which we believe will result in an increase in net sales, sales from stores that have been open at least two years, and income from store operations. We will also test the success of converting selected Great American company-owned stores to Mrs. Fields brand stores. In addition, any Great American franchisee will have the option to convert to Mrs. Fields brand stores, at its sole expense, in areas where there is no overlap with existing Mrs. Fields brand franchise stores. Original Cookie stores represent 31% and Great American stores represent 29% of all company-owned cookie stores. In addition, we intend to further capitalize on the Mrs. Fields brand name by:

      (1) further developing and expanding the ways we distribute our products, including kiosks and carts in malls, airports, convention centers, office buildings, street fronts and sports complexes,

      (2) increasing the emphasis on the mail order business, and

      (3) developing and capitalizing on licensing opportunities, such as linking sales of the Mrs. Fields products with prominent names in the retailing and food service industry, expanding licensing agreements with our existing licensees, entering into new licensing agreements with food service operators and developing product line extensions, such as frozen cookie dough and in-store bakery products to be sold in supermarkets and other convenient locations.

  . Develop Great American Brand Name. Management believes that the Great American brand name has high consumer awareness in the southeast United States. We intend to build on the Great American brand by continuing to franchise additional Great American stores and by testing the success of converting selected company-owned Original Cookie stores into Great American stores.

  . Capitalize on the Strong "Pretzel Time" Brand Name. Through the acquisition of Pretzel Time, we have obtained the use of the "Pretzel Time" brand name, one of the leading brand names in pretzel retailing. Management believes that there are significant opportunities to improve its existing Hot Sam store operations by continuing to convert our continuing company-owned and to-be-franchised Hot Sam stores to Pretzel Time stores. During fiscal year 1998, Pretzel Time stores achieved higher average revenue per continuing company-owned store and store contribution than Hot Sam stores. Hot Sam stores represent 38% of all company-owned pretzel stores. Management believes that the conversion to the Pretzel Time name will result in an increase in net sales, sales from stores that have been open at least two years, and income from store operations for Mrs. Fields pretzel business. In addition, we believe there are significant new Pretzel Time franchising opportunities.

  . Develop New Company-Owned and Franchised Stores. We plan to build and franchise new stores, as well as carts and kiosks, in existing and new markets. We have identified over 100 mall and non-traditional locations, such as amusement parks and other entertainment centers, that we believe would be ideal for cookie and pretzel stores. By the end of fiscal year 2000, we intend to franchise approximately 28 existing cookie and 8 existing pretzel stores. Beginning in fiscal year 1999, we intend to add approximately 20 new company-owned stores per year and to franchise approximately 38 new cookie and 36 new pretzel stores per year. In addition to pursuing new store development opportunities within the United States, we plan to grow internationally by expanding our franchise operations. As of July 3, 1999, there were 125 franchised Mrs. Fields and Pretzelmaker brand stores open internationally.

  . Realize Purchasing and Overhead Cost Savings. As a result of the acquisition of Great American and the capital stock or stores of several of its franchisees, we expect to realize significant cost savings from the elimination of duplicative administrative functions, the consolidation of management information systems and the reduction of the costs of food and other supplies as a result of our enhanced purchasing power with vendors. Management believes that incremental pre-tax cost savings would have totaled approximately $4.1 million for the year ended January 2, 1999. The savings include $2.2 million of savings on administrative and other costs associated with stores of Mrs. Fields and $1.9 million of cost savings related to one-time expenses of eliminating multiple headquarter facilities.

  . Pursue Further Strategic Acquisitions of Related Businesses. We intend to selectively pursue strategic acquisitions, in addition to the acquisition of Great American, the businesses and stores of several of its franchisees and other recent acquisitions, in order to expand geographic presence and achieve efficiencies from consolidating and reducing administrative and other costs shared by stores. Our management has demonstrated its ability to identify and integrate new businesses through acquisitions of the cookie and pretzel businesses of Original Cookie, Hot Sam, Pretzel Time and H&M in 1997.

Product Offerings

  Our product offerings consist primarily of:

  (1)fresh baked cookies, brownies, muffins, and other baked goods and

  (2) fresh baked sweet dough and "Bavarian" style pretzels.

  During fiscal year 1998, pro forma for the acquisition of Great American stock and stores of several of its franchisees, our percentage of revenues by product category consisted of the following:

   Cookies and Brownies.....................................................  56%
   Pretzels.................................................................  21%
   Beverages................................................................  22%
   Other....................................................................   1%

  Cookies. The primary products of our cookie stores are a variety of cookies, which are baked in view of customers throughout the day. Secondary product lines include several varieties of brownies, muffins, other baked goods, gourmet coffees, frozen drinks and other beverages. Mrs. Fields stores, Original Cookie stores and Great American stores also sell decorated cookie cakes, which are extra-large cookies decorated with customer-selected slogans purchased as gifts for special occasions, such as birthdays, Valentine's Day, Father's Day and Easter. Based on pounds of batter shipped, cookie cakes constitute the second largest volume product of Great American stores. We plan to utilize Great American's superior expertise in baking and marketing cookie cakes to enhance sales of the existing cookie cake products in Mrs. Fields and Original Cookie stores.

  Baked products are made using only pure, high quality, vanilla, chocolate, raisins, nuts and other ingredients. To maintain product quality and consistency at both company-owned and franchised stores, Mrs. Fields and Original Cookie stores use centrally manufactured frozen dough, which is manufactured by outside suppliers according to proprietary formulas of Mrs. Fields. Great American stores use refrigerated batter that is shipped daily from the Atlanta production facility. All products must pass strict quality assurance and control steps at both the manufacturing plants and the stores.

  Pretzels. Through its Hot Sam and Pretzel Time stores, Mrs. Fields offers a wide variety of fresh-baked pretzels. Pretzels have become a popular snack due to consumers' attraction to salted snacks and the increased demand for snacks that are low in fat and cholesterol.

  Hot Sam is the largest U.S. retailer of fresh-baked "Bavarian" style pretzels. Pretzel Time stores offer all natural, hand-rolled sweet dough pretzels prepared with a variety of flavors and special toppings, including cheddar cheese, cream cheese and pizza sauce. In addition, Pretzel Time stores offer specialty pretzels and related products, such as cinnamon pretzels and cinnamon twists, as well as several recently introduced pretzel products, such as pretzel dogs, chocolate chip pretzels and caramel crunch pretzels.

  Product Development. We maintain a product development department which continually creates and tests new products to attract new customers and revitalize the interest of current customers. Once a new product is identified, we develop prototypes to determine the initial formula. For Mrs. Fields products, the formula is then scaled up for test production runs at one or more approved facilities. Once the product has been successfully produced, ingredient specifications, formulas, manufacturing processes, finished product specifications, shelf life, storage and distribution procedures are established. The new product is either immediately launched throughout the system, as in the case of seasonal items or simple line extensions, or test marketed in a limited number of stores. After a trial period to evaluate both consumer response and store operations' ability to handle the new product, it is fully commercialized, modified or discontinued. We continually review our selection of products in an effort to maximize daytime offerings and profitability. For example, new muffin flavors, bagels, croissants and a revitalized coffee program were recently introduced to enhance morning offerings, as cookies begin selling primarily after mid-day.

  In the cookie business, product development efforts are currently focused on a fresh-baked, sugar-free cookie dough and other products, such as low-fat brownies, reduced-fat cookies and seasonal items that are designed to capitalize on consumer trends and draw interest to our store locations. In the pretzel business, Mrs. Fields has been testing "made-from-scratch" hand rolled pretzels, which serve as a platform for a variety of other products, such as jalapeno, cinnamon raisin and garlic pretzels with a sweet dough base, meat and cheese filled pretzel pockets and pretzelwiches (pretzel bun sandwiches).

Store Operations

  Store Base. As of July 3, 1999, Mrs. Fields' store portfolio consisted of 492 company-owned stores, 705 domestic franchised locations, 125 international franchised locations and 171 licensed locations. By brand, the stores are distributed as follows:

                                Company-Owned
                         ----------------------------
                                    To Be    To Be     Domestic  International
                         Continuing Closed Franchised Franchised  Franchised   Licensed Total
                         ---------- ------ ---------- ---------- ------------- -------- -----
Mrs. Fields.............    131        2        6        190           86        159      574
Original Cookie.........     86        7       12        --           --         --       105
Great American..........     59       31       10        207          --         --       307
                            ---      ---      ---        ---          ---        ---    -----
 Cookie Subtotal........    276       40       28        397           86        159      986
                            ---      ---      ---        ---          ---        ---    -----
Pretzel Time............     86        2      --         147          --         --       235
Hot Sam.................     46        2        8        --           --         --        56
Pretzelmaker............      1        3      --         161           39         12      216
                            ---      ---      ---        ---          ---        ---    -----
 Pretzel Subtotal.......    133        7        8        308           39         12      507
                            ---      ---      ---        ---          ---        ---    -----
  Totals................    409       47       36        705          125        171    1,493
                            ===      ===      ===        ===          ===        ===    =====

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


  As of July 3, 1999, Mrs. Fields' domestic stores were located in 48 states. The following table represents states with ten or more outlets:

                              Store Geography List

                                                                   % of Domestic
                                Company-                              Retail
State                            Owned   Franchised Licensed Total    Outlets
-----                           -------- ---------- -------- ----- -------------
California.....................    70        89        17     176      12.90%
Texas..........................    43        57         5     105       7.70%
Florida........................    20        42        14      76       5.57%
New York.......................    33        23        16      72       5.28%
Ohio...........................    49         9         9      67       4.91%
Illinois.......................    28        20        11      59       4.33%
Georgia........................    14        27         3      44       3.23%
Michigan.......................    27        16       --       43       3.15%
Missouri.......................     3        38         1      42       3.08%
Pennsylvania...................    16        12        13      41       3.01%
Virginia.......................    20        17         3      40       2.93%
Colorado.......................     3        23        10      36       2.64%
Arizona........................    12        17         4      33       2.42%
North Carolina.................     6        22         3      31       2.27%
New Jersey.....................    10        12         8      30       2.20%
Indiana........................    14        10         6      30       2.20%
Utah...........................     7        20         1      28       2.05%
Iowa...........................     3        24       --       27       1.98%
Washington.....................     9        17       --       26       1.91%
Louisiana......................    12        10         2      24       1.76%
Wisconsin......................    16         7       --       23       1.69%
Tennessee......................     2        19         2      23       1.69%
Minnesota......................     3        17         3      23       1.69%
Massachusetts..................     7         8         7      22       1.61%
Connecticut....................     7        10         5      22       1.61%
Alabama........................   --         19         3      22       1.61%
Maryland.......................    10         8         3      21       1.54%
Nevada.........................     3         9         8      20       1.47%
South Carolina.................     9         6         3      18       1.32%
Oklahoma.......................     5         6         2      13       0.95%
Nebraska.......................     4         8       --       12       0.88%
Kentucky.......................     3         8         1      12       0.88%
Kansas.........................     2         9         1      12       0.88%
West Virginia..................     4         6         1      11       0.81%

  Configurations. We have developed a number of retail configurations which have wide application and adaptability to a variety of retail environments. In addition to the stores that have been designed for prime mall locations, we have developed other formats intended to extend our presence within and beyond mall locations. The introduction of frozen dough technology has led to a number of new store configurations, expanded product offerings in smaller outlets and non-traditional formats.

  Cookie Stores. All stores are uniformly designed in accordance with the Mrs. Fields, Original Cookie or Great American prototype, making extensive use of glass, painted wood, brass, mirrors, lighting and point-of-sale displays intended to create an upscale, open and inviting look. Stores also attractively and efficiently display their fresh-baked products using custom-made showcases. Store size ranges from 350 to 800 square

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

feet, and the typical company-owned store is about 600 to 700 square feet with a minimum of about 15 linear feet of counter space. Locational possibilities for new stores include high traffic regional malls, central downtown shopping districts and recreational shopping environments.

  Mrs. Fields and its franchisees and licensees also operate cookie kiosks and carts in a number of malls on a year-round basis. Kiosks have 100 to 250 square feet of retail space, supported by off-site storage and preparation space. Carts range in size from 30 to 92 square feet. Currently only the Great American kiosks have self-contained baking ovens. Because of their small size, carts and other kiosks do not have baking equipment, and are supplied cookie products by a fully-equipped store usually located in the same mall. We plan to add baking equipment to carts and kiosks in malls, airports, convention centers, office buildings, street fronts and sports complexes, giving these outlets greater flexibility in the products they can offer. All designs contain retail display, small freezers and cash registers. We see expansion opportunities from the use of carts, which create incremental revenue at a relatively low cost.

  All of the retail store configurations are executed to include the same high-quality marketing, merchandising and design features which customers have come to expect from Mrs. Fields. The store designs are bright with high-profile trademark identity. All products are baked throughout the day on the premises with ovens located in full view of the customer to support the "fresh-baked" image.

  Pretzel Stores. Hot Sam stores are uniformly designed in accordance with the Hot Sam brand, making extensive use of tile, stained wood, lighting and point-of-sale displays intended to create an upscale, open and inviting look. Stores also attractively and efficiently display their products using custom-made showcases. The typical company-owned pretzel store is about 500 square feet.

  Pretzel Time outlets have an average size of 700 square feet in both kiosks and store locations. Pretzel Time stores are designed to enable customers to enjoy watching the pretzels being rolled, twisted and baked, which underscores freshness and lends to the product's growing appeal.

  Location and Leasing. Locational possibilities include any high pedestrian traffic areas, including second locations within malls, airport concourses, office building lobbies, hospitals, universities, stadiums, and supermarket foyers. Taking the impulse nature of its business into consideration, Mrs. Fields tries to locate its outlets in areas of high pedestrian traffic, with easy proximity to pedestrian traffic flow and at a distance from other food providers of any kind.

  The majority of Mrs. Fields stores are located in shopping malls, with the vast majority of Mrs. Fields brand stores in malls falling into the "A" and "B" classifications, or the better-quality malls in the country. As of July 3, 1999, Mrs. Fields, including franchise locations, has a presence in 90% of the top 150 (as measured in sales per foot) "A" and "B" malls in the country. Malls in "A" and "B" classifications generally have the following characteristics:

  .  Size greater than 700,000 square feet

  .  Sales per square foot greater than $300

  .  Population density greater than 150,000 people within a five-mile radius

  .  Population having a median family income greater than $50,000

  .  Generally supported by national fashion anchor tenants

  .  Located to minimize competition from other malls

  Great American stores are located primarily in high-traffic "B" malls.

  Marketing and Advertising. Mrs. Fields' in-house marketing department and an outside promotional agency market products emphasizing product sampling, local store marketing and brand name identification. We advertise at the store level, using the aroma of fresh-baked cookies and the attractive arrangement of finished products to create a store ambiance that is conducive to sales. Recently we experimented with an advertising campaign with nationally televised commercials during peak holiday periods. We cultivate local customer loyalty by offering regular 20% discounts to employees in malls where stores are located and occasional other discounts. Historically we have spent relatively little on paid advertising, relying mainly on in-store signage, promotions and the public relations of Debbi Fields, who makes store visits and local media appearances throughout the country and internationally for Mrs. Fields. In addition to posters and display of products, we promote products by offering special packaging and selling other promotional items. A recent promotion for Mrs. Fields' 20th anniversary featured a tie-in with the popular Peanuts characters from the syndicated comic strip, a sweepstakes, and gifts with purchases. Mrs. Fields is currently working on developing catered corporate accounts for both company-owned and franchised stores and will be building awareness of products geared toward corporate accounts at the store level for the local market area and through catalogue sales. We also promote our products as gifts, particularly at holiday time.

  Great American's marketing strategy has emphasized strong merchandising of its products and the use of proactive sales techniques, including the free sampling of products and other methods intended to increase the size of customer orders.

  Mail Order Business. Our mail order division markets a variety of fresh-baked and other gift items through its mail order gift catalogue using toll free telephone numbers, including "1-800-COOKIES." The mail order division had $5.2 million in revenues during fiscal year 1998. We believe that there is significant potential in the mail order business and are developing this division by targeting both corporate customers and individuals with a history of purchases at Mrs. Fields stores. Sales from the mail order division for the fiscal year 1999 have increased approximately 9.4% over sales for the prior fiscal year.

  Customer Profile. We believe that our products are best targeted to a demographic profile which is relatively young, with upper-middle income levels. At the time of a May 1994 study, 66% of Mrs. Fields' customers were female and 34% were male, the mean age of a customer was 35.1 years of age, and 57% of customers had a household income of $50,000 or more. We believe that this demographic profile remains valid.

  Seasonality. Our sales and profitability in both the cookie business and the pretzel business are subject to seasonal fluctuation and are traditionally higher during the Thanksgiving and Christmas holiday season and other gift-giving holidays due to increased mall traffic and holiday gift purchases.

Supplies and Distribution

  Ingredients and Supplies. We rely primarily on outside suppliers and distributors for the ingredients used in our products and other items used in our stores. Mrs. Fields stores receive frozen products, made according to proprietary recipes of Mrs. Fields, from our primary supplier, Pennant Food Corp. Pennant uses stringent quality controls in testing ingredients and manufacturing. Products are not released for distribution unless they pass all quality control steps, including an evaluation of the finished baked product. Pennant's contract for making frozen products for Mrs. Fields expires on December 31, 2000 and is renewable every three years. Pennant supplies the majority of Mrs. Fields and Original Cookie frozen bakery product. J&J Foods, Inc. supplies the majority of the frozen pretzel dough to Hot Sam Stores. We have identified alternative suppliers for frozen dough at Mrs. Fields and Hot Sam. Pretzel Time stores buy a proprietary dry mix from selected distributors and mix and bake pretzels at individual stores. Pretzel Time franchisees buy from various distributors.

  Most supplies other than dough are ordered from distributors by either Mrs. Fields or the franchisee and are directly shipped to the store. We sell exclusively Coca Cola soft drinks in Mrs. Fields, Original Cookie, Pretzel Time, Hot Sam and Great American stores under agreements with Coca-Cola USA Fountain.

  Great American stores receive "ready to bake" refrigerated batter from a batter facility in Atlanta, which Mrs. Fields acquired in the Great American acquisition. The batter, which has a shelf life of about 90 days, is stored at the batter facility for an average of one to three weeks, depending on demand, before being shipped. Most other supplies are ordered from third-party vendors by Great American or the franchisee and are shipped directly to the store.

  Distribution. Regional distributors handle distribution of perishable and non-perishable items to Mrs. Fields and Original Cookie stores weekly. Regional distributors own and maintain all of the inventory, but are authorized to purchase inventory items only from authorized vendors at prices that have been negotiated by Mrs. Fields. Hot Sam distributes perishable and non-perishable items weekly to stores using seven different regional distribution companies. Pretzel Time franchisees use a variety of distributors. Mrs. Fields ships equipment related items, including smallwares, equipment and oven parts, directly from public warehouses. Great American stores receive batter from the Atlanta batter facility by refrigerated common carrier.

Management Information Systems

  We have made a substantial investment in developing our point-of-sale system, which gathers information transmitted daily to corporate headquarters from most of our Mrs. Fields brand continuing company-owned stores. We plan to install our upgraded back-office system, along with the point-of-sale registers and Pentium computers, in our continuing company-owned Original Cookie stores, Hot Sam stores, Pretzel Time stores and certain Great American stores by August 1999.

  We are currently replacing our sales collection systems with software and hardware that is Year 2000 compliant. Replacement of the plant production and distribution software was completed in the first half of 1999 at an estimated cost of $10,000. For more information on our information technology, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

  Management has assessed Year 2000 issues with respect to its significant vendors and financial institutions as to their compliance plans and whether any Year 2000 issues will impede the ability of our vendors to continue providing goods and services to us. See "Risk Factors--failure in Year 2000 compliance could disrupt our operations."

Store Management

  Management Structure. We monitor all company-owned stores with a regionally-based staff of district sales managers. District sales managers are responsible for monitoring all cookie and pretzel stores in their territory. Until recently, franchisees had been monitored by a separate staff of regionally-based franchise operations consultants. We plan to consolidate the franchise operations consultants with the district sales managers. As a result, each district sales manager is responsible for overseeing approximately 30 company-owned or franchised cookie and pretzel stores within his or her region. Each district sales manager reports to one of the four regional vice-presidents of store operations. The field staff is also responsible for introducing new products and processes to the stores, ensuring proper implementation and quality control.

  Management Incentives. Each store has an on-site management team consisting of a manager and an assistant manager. The store manager is responsible for hiring, training and motivating store personnel. Each manager of a company-owned store is eligible for salary increases and bonuses based upon the performance of his or her store, including sales, profits and store appearance. We believe that our incentive and other programs for management have achieved a strong retention rate for managers. Without giving effect to the acquisition of Great American, 72% of Mrs. Fields' district sales managers have been with Mrs. Fields for at least 4 years (67% for over 5 years), and 51% of store managers have been with Mrs. Fields for at least 4 years (40% for over 5 years).

  Training. We believe store managers are a critical component in creating an effective retail environment, and accordingly have developed ongoing programs to improve the quality and effectiveness of our store managers and to increase retention rates. New store managers are required to attend a two-week training program at our Salt Lake City training facility and ongoing training courses in new products, standards, and procedures are available throughout the year to all of our personnel. New franchisees and store managers of Great American are required to attend a one-week training program at Great American's Atlanta training facility, known as "Cookie University." In addition, training courses are available throughout the year to all Great American and franchisee personnel.

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

Franchise Operations

  In accordance with our business strategy, we have been selling, and expect to continue to sell, selected company-owned stores to franchisees to reduce costs, increase profitability and provide for liquidity and development of additional stores in the future. We are also actively seeking to franchise new stores.

  Cookie Business. Each franchisee pays Mrs. Fields an initial licensing fee of $25,000 per Mrs. Fields store location and is responsible for funding the building-out of the new store and purchasing initial dough inventory and supplies, at a total cost of approximately $200,000, including the initial franchise fee. However, the cost of opening a new store can vary based on individual operating and location costs. We also charge franchisees a fee to handle equipment purchases and to provide other assistance in helping the franchisee to set up operations. After a store is set up, a franchisee pays royalty fees to us of 6% of the franchised store's annual gross sales and an advertising fee of 1% of annual gross sales. We do not currently anticipate franchising Original Cookie stores.

  Franchisees come from a wide variety of business backgrounds and bring with them different operating styles and business objectives. Among our franchisees are full-time store operators, passive investors, retired professionals and people seeking a second source of income. The majority of Mrs. Fields franchisees own one store. As of January 2, 1999, the 22 largest Mrs. Fields franchisees operated 164 stores, and the largest Mrs. Fields franchisee operated 14 stores.

  Each Great American franchisee pays an initial licensing fee of $25,000 per store and is responsible for funding the building-out of the new store and purchasing initial batter inventory and supplies, at a total cost of approximately $164,000, including the initial licensing fee. However, the cost of opening a new store can be significantly higher for franchisees who purchase existing company-owned stores and otherwise varies based on individual operating and location costs. We also charge franchisees a fee to purchase equipment and to provide other assistance in helping the franchisee to set up operations.

  Pretzel Business. We do not franchise Hot Sam stores. We are a franchisee of 87 Pretzel Time stores, with rights to sub-franchise, if desired. Each franchisee pays Pretzel Time an initial licensing fee of $25,000 for a new Pretzel Time store location and is responsible for funding the building-out of the new store and supplies, at a total cost of approximately $190,000 to $240,000, including the initial franchise fee. However, the cost of opening a new store can vary based on individual operating and location costs. Pretzel Time also charges franchisees a fee to handle equipment purchases and to provide other assistance in helping the franchisee to set up operations. After a store is set up, a franchisee pays royalty fees to Pretzel Time of 7% of the franchised store's annual gross sales, and a marketing fee of 1% of annual gross sales.

  Franchisee Recruiting and Training. We have been successful in recruiting franchisees and completing franchise transactions and believe we will continue to realize significant cash flows from franchising by:

  (1) emphasizing the use of proprietary dough that minimizes product quality issues and ensures a consistent product across all outlets,

  (2) frequent quality, service and cleanliness evaluations of franchised stores by operations support staff, and

  (3) initial and continuing training of franchisees to improve their financial and retail sales skills.

  We believe our franchisees are a critical component in creating an effective retail environment, and accordingly we make our ongoing programs available to franchisees to improve their quality and effectiveness. Franchisees are required to attend a two-week training program at our Salt Lake City training facility and ongoing training courses in new products, standards, and procedures are available throughout the year to all franchisee personnel.

Licensing

  In the past few years, we utilized a "branding" strategy which has capitalized on the highly-recognized Mrs. Fields brand to build traffic, expand sales, improve market share, and to increase profits through cultivating different ways of distributing our products. The following is a comprehensive list of branding strategies, with examples of current licensees within Mrs. Fields' system:

  Concept Licensing. We have developed a licensing program for non-mall retail outlets that enables us to enter difficult-to-reach markets and facilitate brand exposure through "presence" and "prestige" marketing. Our licensees duplicate the Mrs. Fields store concept and purchase dough from our various distributors. Several of these licensees are contract management companies that manage and operate food service in host locations. Mrs. Fields' licensees include Host Marriott, which sells our product in airports and travel plazas, ARAMark, which sells our product in stadiums and convention centers and Holiday Inn Worldwide, which sells our product in hotels.

  Retail Licensing. We plan to capitalize on our brand awareness and the perception of quality among consumers to expand the product line to include products sold in other retail environments, including refrigerated dough, dry-mix and non-food products, and other applications outside the original scope of our retail cookie store concept. A current example is Maxfield's Chocolates, which has the exclusive United States rights to retail boxed chocolates. Another licensee is Wham-O, Inc., which has a license to market the Mrs. Fields Baking Oven for children sold in most toy stores and through mass merchandisers.

  Supply Licensing. We currently have arrangements with United Airlines and TWA under which our mail order division sells cookies to the airlines and allows the airlines to promote the Mrs. Fields brand and products to their first-class customers. We are pursuing similar relationships to compete with other manufacturers' brands selling in this business.

Competition

  We compete for both leasing opportunities and customers with other cookie and pretzel retailers, as well as other confectionery, sweet snack and specialty food retailers, including cinnamon rolls, yogurt, ice cream, baked goods and candy shops. The specialty retail food and snack industry is highly competitive with respect to price, service, location and food quality, and there are many well-established competitors with greater resources than those of Mrs. Fields. We compete with these retailers on the basis of price, quality, location and service. We face competition from a wide variety of sources, including such companies as Cinnabon, Inc., TCBY Yogurt Inc., Auntie Anne's Soft Pretzels, and Baskin-Robbins 31 Flavors.

Properties

  As of July 3, 1999, we leased 796 retail stores, of which 304 were subleased to franchisees under terms which cover all obligations of Mrs. Fields thereunder. Under our franchise agreements, we have rights to gain control of a retail site in the event of default under the lease or the franchise agreement. Most of our operating leases provide for the payment of lease rents plus real estate taxes, utilities, insurance, common area charges and certain other expenses, as well as contingent rents which generally range from 8% to 10% of net retail store sales in excess of stipulated amounts. See "Risk Factors--We may not be able to obtain leases in the future; our success depends in part on our ability to obtain leases in high quality shopping malls at reasonable rents" and "--We have continuing obligations under real estate leases; if we close an unprofitable store but must still make lease payments on it, we will lose money."

  We lease 31,000 square feet of office space in Salt Lake City, Utah, which we use as our corporate headquarters. We also lease approximately 20,000 square feet of office space in Salt Lake City, Utah for our product development, training and mail order operations. We own substantially all of the equipment used in both of these facilities and in company-owned retail outlets. Great American owned its headquarters and batter production facility, located in a building of approximately 28,000 square feet in Atlanta, Georgia. We acquired this facility in the acquisition of Great American. Great American's headquarters have been transferred to Salt Lake City since the acquisition of Great American. The batter facility remains in Atlanta.

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

Employees

  As of July 3, 1999, we had approximately 4,086 employees in company-owned stores, of whom approximately 802 were store managers and assistant store managers and 3,284 were part-time sales assistants. The typical Mrs. Fields store employs 5 to 13 employees. During the period from November through February, we may hire as many as 750 additional part-time employees to handle additional mall traffic. Most employees are paid on an hourly basis, except store managers. Our employees are not unionized. We have never experienced any significant work stoppages and believe that our employee relations are good.

  Many of our employees are paid hourly rates based upon the federal minimum wage. The federal minimum wage increased from $4.75 to $5.15 on September 1, 1997. As of July 3, 1999, 851 of our 4,086 employees in company-owned stores earned the federal minimum wage. The September 1, 1997 minimum wage increase is expected to negatively impact our labor costs, increasing wages by approximately $354,000 annually, but management believes this impact can be negated in the long term through increased efficiencies in our operations and, as necessary, through retail price increases.

Trademarks

  Mrs. Fields is the holder of numerous trademarks that have been federally registered in the United States and in other countries located throughout the world. Mrs. Fields is a party to disputes with respect to trademarks, none of which, in the opinion of management of Mrs. Fields' Holding, is material to Mrs. Fields' Holding's business, financial condition and results of operations.

  We currently hold 52 trademarks that are federally registered in the United States and 141 trademarks that are registered in 48 countries outside the United States. Our trademarks consist of various brand and product names and logos. Trademarks are registered under United States laws for periods of 7 to 10 years and in other countries for periods of 7 to 20 years, and at any time, we may have trademarks whose registration will soon expire and must be renewed. Under our license agreements, our licensees receive the rights to use our recipes and our registered trademarks. We view our trademarks and the ability to license them to third parties as some of our most valuable assets.

Legal Proceedings; Government Regulation

  In the ordinary course of business, we are involved in routine litigation, including franchise disputes and trademark disputes. Except as described below, we are not a party to any legal proceedings which, in the opinion of management of Mrs. Fields' Holding, after consultation with legal counsel, is material to our business, financial condition and results of operations.

  In connection with the initial discussions relating to the acquisition of Great American, on or about September 12, 1997, 9 franchisees of Great American filed an action challenging a possible acquisition of Great American by Mrs. Fields. Under settlement agreements and waivers with most Great American franchisees, those Great American franchisees released all claims with respect to this litigation, and it was a condition of the acquisition of Great American that this litigation be dismissed with prejudice. A motion dismissing the litigation with prejudice was filed on August 24, 1998. See "The Transactions-- The Great American Transactions."

  Our stores and products are subject to regulation by numerous governmental authorities, including, without limitation, federal, state and local laws and regulations governing health, sanitation, environmental protection, safety and hiring and employment practices.

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

                                   MANAGEMENT

Directors and Executive Officers

  The following table sets forth certain information regarding the executive officers and directors of Mrs. Fields' Holding as of July 3, 1999. The directors are also directors of Mrs. Fields.

Name                     Age                       Title
----                     ---                       -----
Larry A. Hodges.........  50 Director, President and Chief Executive Officer
Pat W. Knotts...........  44 Senior Vice President of Operations
Garry Remington.........  47 Senior Vice President of Real Estate
Mark S. Tanner..........  45 Senior Vice President and Chief Financial Officer
Michael R. Ward.........  41 Vice President, General Counsel and Secretary
Herbert S. Winokur,
 Jr.....................  55 Chairman of the Board of Directors
Richard Ferry...........  61 Director
Debbi Fields............  43 Director
Nat Gregory.............  50 Director
Walker Lewis............  54 Director
Peter Mullin............  58 Director
Gilbert Osnos...........  69 Director

  Mr. Hodges has been President and Chief Executive Officer of Mrs. Fields Inc. and Mrs. Fields since March 1994, and a Director of Mrs. Fields' Holding and Mrs. Fields since April 1993. From 1992 to 1994, Mr. Hodges was the Chief Executive Officer of Food Barn Stores, Inc. (Kansas City, Missouri). Earlier Mr. Hodges was a consultant to various manufacturers and retailers. For 25 years, Mr. Hodges was with American Stores Company where he served as President of two of its subsidiaries ranging in annual sales from $600 million to $2.3 billion. Mr. Hodges has over 32 years of experience in the retail field serving as president of four supermarket chains and consultant and director to large food companies. Mr. Hodges is a director of Ameristar Casinos, Inc. and Coinstar, Inc.

  Mr. Knotts has been Senior Vice President of Mrs. Fields since October 1996. Mr. Knotts' responsibilities include all aspects of store operations and related support functions. Between January 1992 and October 1996, Mr. Knotts served as Executive Vice President of Operations for Original Cookie and Hot Sam, where he was responsible for store operations, marketing, purchasing, construction and store design. Mr. Knotts also held the position of Regional Vice President of Stores for Silo Inc., a $1 billion consumer electronics and major appliance chain.

  Mr. Remington has been Senior Vice President of Real Estate of Mrs. Fields since July 1997. Mr. Remington's responsibilities include all aspects of real estate, store construction, remodels and lease negotiations. Between October 1996 and July 1997, Mr. Remington served as Vice President of Real Estate for Sbarro, Inc. From 1994 to 1996, Mr. Remington held the position of Senior Vice President of Leasing for the Woolworth Corporation, with responsibilities for Footlocker, Champ Sports, Northern Reflections, Afterthoughts, and seven other divisions, and from 1992 to 1994, Mr. Remington was Vice President and Director of Leasing for the Woolworth Corporation, which he joined in 1972.

  Mr. Tanner has been Chief Financial Officer and Senior Vice President of Finance & Administration since June 1999. Prior to Mrs. Fields, Mr. Tanner held the position of CFO and Sr. Vice President with the Salt Lake Organizing Committee for the XIX Olympic Winter Games, where he was responsible for finance and administration. Prior to SLOC, Mr. Tanner was Vice President and CFO for Pepsi Cola International's operations in Asia, the Middle East, and Africa (AMEA). He also held the positions of Vice President of Strategic Planning & Finance for Pepsi Cola North America, and Chief Financial Officer, Eastern Division of Pepsi Cola during his tenure with Pepsi Cola.

  Mr. Ward serves as Vice President, General Counsel and Secretary for Mrs. Fields. Mr. Ward's responsibilities include management of our Legal Department. Between 1991 and 1996, Mr. Ward's responsibilities were overseeing the Legal Department and the Human Resources Department for Mrs. Fields Inc. He is admitted to practice law in the State of Utah. Mr. Ward was appointed acting Chief Financial Officer on April 30, 1999 and acted in that capacity prior to Mr. Tanner's assuming responsiblities as Chief Financial Officer.

  Mr. Winokur has been Chairman of the Board of Directors of Mrs. Fields and Mrs. Fields' Holding since their inception in September 1996. Mr. Winokur is managing member of Capricorn Holdings, L.L.C., the General Partner of Capricorn. Mrs. Fields is owned by Mrs. Fields' Holding, a portfolio company of Capricorn which owns the majority of Mrs. Fields' Holding stock. Mr. Winokur is President of Winokur Holdings, Inc. (an investment company) and Managing General Partner of Capricorn Investors, L.P. and Capricorn, private investment partnerships concentrating on investments in restructure situations, organized by Mr. Winokur in 1987 and 1994, respectively. Prior to his current appointment, Mr. Winokur was Senior Executive Vice President and a director of Penn Central Corporation. Mr. Winokur is also a director of NAC Re Corporation, The WMF Group, Ltd., C.C.C. Information Service Corp., Inc., DynCorp., and Enron Corp.

  Mr. Ferry has been a director of Mrs. Fields since its inception in September 1996. Mr. Ferry is co-founder and Chairman of Korn/Ferry International, the world's leading executive search firm. Mr. Ferry is on the Board of Directors of Avery Dennison, Dole Food Company and Pacific Life Insurance Company.

  Debbi Fields has been a director of Mrs. Fields since its inception in September 1996. Debbi Fields founded a predecessor to Mrs. Fields in 1977 and served as President and Chief Executive Officer until 1993. She currently serves on the Board of several non-profit organizations and lectures throughout the United States to Fortune 500 companies. Debbi Fields is a director of Outback Steakhouse, Inc.

  Mr. Gregory has been a director of Mrs. Fields since its inception in September 1996. Since 1993, Mr. Gregory has served as Chairman and Chief Executive Officer of NATCO, an international supplier of oilfield production equipment, which is a portfolio company of Capricorn. Mr. Gregory is a member and managing director of Capricorn Holdings, L.L.C., the General Partner of Capricorn, and a director of Marine Drilling Companies, Inc.

  Mr. Lewis has been a director of Mrs. Fields since its inception in September 1996. Mr. Lewis is the Chairman of Devon Value Advisers. Mr. Lewis served as Chairman of Strategic Planning Associates, specializing in shareholder value strategies. Mr. Lewis was a Senior Advisor at Dillon Read & Co., Inc. and his company, Devon Value Advisors, continues to act as a consultant to Dillon Read. He was a Managing Director of Kidder, Peabody & Co., Inc., President of Avon North America and Executive Vice President of Avon Products, Inc. Mr. Lewis has served on the Board of Directors of Owens Corning, American Management Systems, Incorporated, Jostens, Inc., Marakon Associates and London Fog.

  Mr. Mullin has been a director of Mrs. Fields since its inception in September 1996. Mr. Mullin founded Mullin Consulting, Inc. in Los Angeles in 1969, and serves as its Chairman and Chief Executive Officer. He also co-founded Strategic Compensation Associates and serves as Chairman of the firm's Executive Committee. Mr. Mullin is a member of the Board of Directors of Avery Dennison Corporation, 1st Business Bank, Process Technology Holdings, Inc., Golden State Vintners, M Life Insurance Company and the Board of Advisors of CMS Companies.

  Mr. Osnos has been a director of Mrs. Fields since its inception in September 1996. Mr. Osnos has served since 1992 as Chairman of Osnos & Company, which provides interim management to companies. He has served as Interim President/CEO/COO to a large array of companies in manufacturing, distribution, retailing and service industries. In 1979 he joined the predecessor firm and became a partner in 1981. He has been Chairman of the Turnaround Management Association and a member of its Board since prior to 1993. He is also on the Board of Directors of Furr's/Bishop's, Inc. He serves on the Advisory Committee of Business Executives for National Security in the New York chapter.

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

Executive Compensation

  The following table sets forth information with regard to compensation for services rendered in all capacities to Mrs. Fields' Holding by its Chief Executive Officer and the four other most highly compensated executive officers of Mrs. Fields other than the CEO who were serving as executive officers at the end of the last completed fiscal year. Information described in the table reflects compensation earned by these individuals for services with Mrs. Fields. The officers do not separately receive compensation for services to Mrs. Fields' Holding.

                           Summary Compensation Table

                                                                  Long Term Compensation
                                   Annual Compensation                    Awards
                              --------------------------------- ----------------------------
                                                      Other     Restricted     Securities
                                                      Annual      Stock        Underlying     All Other
        Name and               Salary   Bonus      Compensation  Award(s)    Options/Sars(7) Compensation
   Principal Position    Year   ($)      ($)           ($)         ($)             (#)           ($)
   ------------------    ---- -------- --------    ------------ ----------   --------------- ------------
Larry Hodges............ 1998 $339,583 $150,000       $4,833         --              --        $471,000(8)
 President and CEO       1997  300,000  185,412        2,177     $50,000(6)          --             --
                         1996  262,834      --         1,656         --          229,992            --
L. Tim Pierce(9)........ 1998  193,430   70,000        2,634         --              --             --
 Senior Vice President
  and CEO                1997  175,000  103,607        1,287         --              --          71,867(8)
                         1996  167,723      --         1,107         --           32,856         33,000(1)
Pat Knotts.............. 1998  191,699   70,000          --          --              --             --
 Senior Vice President   1997  162,500   27,321          --          --              --          23,920(3)
 Operations              1996  172,490  267,212(2)       --          --           32,856          2,912(4)
Michael Ward............ 1998  135,385   50,000        1,370         --              --             --
 Vice President Legal    1997  109,904   56,393          619         --              --          39,488(8)
 and Administration      1996   83,020      --           526         --           24,642            --
Garry Remington......... 1998  180,000   33,945          --          --              --             --
 Senior Vice President   1997   82,859      --           --          --           24,642         46,707(5)
 Real Estate             1996      --       --           --          --              --             --

--------

(1) Represents forgiveness of a loan made by Mrs. Fields Inc. in 1993.

(2) Represents payments under retention and employment agreements from Original Cookie/Hot Sam.

(3) Represents payment of relocation expenses of $20,920 and a grant of $3,000 under the Original Cookie 401(k) plan.

(4) Represents a grant under the Original Cookie 401(k) plan.

(5) Represents payment of relocation expenses.

(6) 50% of the restricted shares vested on January 1, 1999 and the other 50% vest on January 1, 2000.

(7) The stock options for common stock of Mrs. Fields' Holding have 10-year terms and were granted as of September 1996, with the exception of Garry Remington's, which were granted as of July 1997. All options have an exercise price of $10.00 per share, with the exception of Garry Remington's, which have an exercise price of $13.00 per share.

(8) Represents payment under Mrs. Fields' Inc. Management Value Creation Plan.

(9) Mr. Pierce resigned from Mrs. Fields on April 30, 1999. Mrs. Fields bought back his vested shares of stock for $291,560 and entered into a severance agreement with him for $20,000.

Option Grants and Exercises

  The Board of Directors of Mrs. Fields' Holding recently approved the provisions of a director stock option plan (the "Director Stock Option Plan"), providing for the issuance of Common Stock of Mrs. Fields' Holding to directors of Mrs. Fields' Holding and Mrs. Fields, and an employee stock option plan (the "Employee Stock Option Plan" and, together with the Director Stock Option Plan, the "Plans"), providing for the issuance of options to purchase common stock of Mrs. Fields' Holding to officers and other employees of Mrs. Fields' Holding and its subsidiaries, including Mrs. Fields. The Plans provide for the issuance of options to purchase a total of 542,840 shares of common stock of Mrs. Fields' Holding to directors of Mrs. Fields' Holding and officers and employees of Mrs. Fields' Holding's subsidiaries, including Mrs. Fields, of which options to purchase 375,840 shares, representing approximately 10% of the total common stock of Mrs. Fields' Holding on a fully diluted basis, after giving effect to the issuance of stock under the warrants and to issuances of stock under options currently issued to directors and employees under the Plans, have been issued. See "Certain Relationships and Related Transactions" and "Beneficial Ownership of Capital Stock."

Board Compensation

  The Board of Directors of Mrs. Fields' Holding meets regularly on a quarterly basis and more often as required. Board members, other than officers of Mrs. Fields' Holding and Mr. Winokur, Mr. Gregory and Ms. Fields, are compensated for services rendered annually as follows:

  (1) $12,000 cash; and

  (2) grants of options to purchase common stock of Mrs. Fields' Holding, under the Director Stock Option Plan. The Board of Directors of Mrs. Fields' Holding does not separately compensate its directors, which are the same as the Mrs. Fields directors, for services as directors.

  The Board of Directors of Mrs. Fields' Holding approved the award of options under the Director Stock Option Plan to purchase 3,350 shares of common stock of Mrs. Fields' Holding to each of Messrs. Ferry, Gregory, Lewis, Osnos and Winokur as of January 1, 1997, at an exercise price of $10.00 per share, and the award of options to purchase 1,792 shares of common stock of Mrs. Fields' Holding as of January 1, 1998, at an exercise price of $16.74 to each of the same directors, with the options of Messrs. Gregory and Winokur being issued to Capricorn.

  The Board members were also offered an opportunity to acquire shares of common stock of Mrs. Fields' Holding under a director stock purchase plan (the "Director Stock Purchase Plan"). The compensation in shares that would be payable or issuable to Messrs. Winokur and Gregory will be paid to Capricorn. A total of 51,667 vested shares of common stock of Mrs. Fields' Holding and 28,333 restricted shares of common stock of Mrs. Fields' Holding have been issued to directors and officers of Mrs. Fields' Holding and Mrs. Fields under the Director Stock Purchase Plan. Board members of Mrs. Fields' Holding are the same as the Board members for Mrs. Fields and are not separately compensated.

Board Committees

  Three functioning committees of the Board have been organized including: an Executive Committee, a Compensation Committee and an Audit Committee. Following is a brief description of each of these committees.

  Executive Committee. The Executive Committee is composed of Messrs. Winokur (Chairman), Gregory and Hodges. The purpose of this committee is to act on the behalf of the entire Board of Directors between Board meetings.

  Compensation Committee. The Compensation Committee is composed of Messrs. Gregory (Chairman), Mullin and Lewis. The purpose of this committee is to ensure that Mrs. Fields' Holding has a broad plan of executive compensation that is competitive and motivating to the degree that it will attract, hold and inspire performance of managerial and other key personnel of a quality and nature that will enhance the growth and profitability of Mrs. Fields' Holding.

  Audit Committee. The Audit Committee is comprised of Messrs. Ferry (Chairman) and Osnos. The purpose of the Audit Committee is to provide oversight and review of Mrs. Fields' Holding's accounting and financial reporting process in consultation with Mrs. Fields' Holding's independent and internal auditors.

Indemnification And Compensation

  Mrs. Fields' Holding's By-laws authorize Mrs. Fields' Holding to indemnify its present and former directors and officers and to pay or reimburse expenses for those individuals in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of those individuals to repay any amounts if so required.

Employment Agreements

  All of the executive officers are parties to employment agreements with Mrs. Fields. Each employment agreement provides for a period of employment of two years (or three years, in the case of Larry Hodges) from the date of the agreement, subject to termination provisions and to automatic extension of the agreement. Each employment agreement permits the employee to participate in any incentive compensation plan adopted by Mrs. Fields to replace the Fiscal 1994 Incentive Compensation Plan of Mrs. Fields Inc. benefit plans and an equity-based plan or arrangement. If Mrs. Fields terminates employment for cause or if the employee terminates employment without good reason, Mrs. Fields has no further obligation to pay the employee. If Mrs. Fields terminates employment without cause, or the employee terminates employment with good reason, the employee can receive in severance pay the amount equal to the product of his or her then current semi-monthly base salary by the greater of the number of semi-monthly periods from the notice of termination or 36 semi-monthly periods, plus a portion of any discretionary bonus that would otherwise have been payable. The employment agreement prohibits the employee, for a year from the date of termination of employment under the agreement, from becoming an employee, owner, officer, agent or director of a firm or person that directly competes with Mrs. Fields in a line or lines of business of Mrs. Fields that accounts for 10% or more of Mrs. Fields' gross sales, revenues or earnings before taxes. An exception is made for investments of not more than 3% of the equity of a company listed or traded on a national securities exchange or over-the-counter securities market. The employment agreements have customary provisions for vacation, fringe benefits, payment of expenses and automobile allowances. The employees who have employment agreements, and their base salaries, are: Larry Hodges, President and Chief Executive Officer, $350,000, Pat Knotts, Senior Vice President of Operations, $210,000, Michael Ward, Vice President, General Counsel and Secretary, $150,000 and Garry Remington, Senior Vice President of Real Estate, $190,000.

                     BENEFICIAL OWNERSHIP OF CAPITAL STOCK

  The following table shows certain information, as of July 3, 1999, believed by us to be accurate based on information provided to it concerning the beneficial ownership of common stock by each stockholder who is known by us to own beneficially in excess of 5% of the outstanding common stock, and by each director, Mrs. Fields' Holding's Chief Executive Officer, each of Mrs. Fields' Holding's other four most highly compensated executive officers and all officers and directors as a group, as of June 1, 1999. The stockholders listed below are also deemed beneficial owners of common stock of Mrs. Fields as a result of their ownership of common stock of Mrs. Fields' Holding, the owner of 100% of the capital stock of Mrs. Fields. Except as otherwise indicated, all persons listed below have (1) sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law, and (2) record and beneficial ownership with respect to their shares. The shares and percentages described below include shares of common stock which were outstanding or issuable within 60 days upon the exercise of options outstanding as of June 1, 1999 and give effect to the exercise of the Mrs. Fields' Holding. See "Management--Option Grants and Exercises." As of June 1, 1999, there were eight record holders of Common Stock of Mrs. Fields' Holding.

                                                               Common Stock
                                                           --------------------
                                                           Number Of Percentage
         Title Of Class         Name Of Beneficial Owner    Shares    Of Class
         --------------         ------------------------   --------- ----------
 Common stock, par value $0.001
  per share, of Mrs. Fields'    Capricorn Investors II,
  Holding                       L.P.(1)(2)(3)...........   3,181,513    86.1%
                                Larry Hodges(2)(3)......      89,141     2.5%
                                Peter Mullin(2)(3)......      17,123     0.5%
                                Richard Ferry(2)(3).....      12,123     0.3%
                                Walker Lewis(2)(3)......       9,623     0.3%
                                Gilbert Osnos(2)(3).....       9,623     0.3%
                                Pat Knotts(3)...........      14,785     0.4%
                                Michael Ward(3).........      11,500     0.3%
                                Garry Remington(3)......       6,435     0.2%
                                All executive officers
                                and directors
                                as a group (8
                                persons)(2)(3)(4).......   3,351,866    90.9%

--------
(1) The address of Capricorn is 30 East Elm Street, Greenwich, CT 06830.
(2) Larry Hodges, Peter Mullin, Richard Ferry, Walker Lewis and Gilbert Osnos are directors of Mrs. Fields' Holding. Herbert Winokur and Nat Gregory are managing member and member, respectively, of Capricorn Holdings, L.L.C., the General Partner of Capricorn, and are directors of the Mrs. Fields' Holding. See "Management."

(3) The shares and percentages include shares subject to options granted to directors and officers of Mrs. Fields that are currently vested as of June 1, 1999, as follows: Capricorn, 4,246 shares; Mr. Hodges, 59,141 shares; Mr. Mullin, 2,123 shares; Mr. Ferry, 2,123 shares; Mr. Lewis, 2,123 shares; Mr. Osnos, 2,123 shares; Mr. Knotts, 14,785 shares; Mr. Ward, 11,500 shares; and Mr. Remington, 6,434 shares; all executive officers and directors as a group, 104,598 shares. Capricorn's shares include the 101,419 shares to be issued under the assignment and assumption agreement. An economically equivalent transaction may be entered into instead. See "Certain Relationships and Related Transactions."
(4) Includes shares beneficially owned by Capricorn.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Agreements with Debbi Fields and Affiliates. In November 1996, Mrs. Fields entered into a consulting agreement with Debbi Fields, a director of Mrs. Fields and Mrs. Fields' Holding, under which Debbi Fields travels and performs public relations and advertising activities on behalf of Mrs. Fields for at least 50 days a year for a fee of $250,000 per year, with an option to perform 20 additional days a year for additional pay of $5,000 per day. The compensation increases by 10% a year beginning on January 1, 1999. The consulting agreement expires on December 31, 1999. Mrs. Fields may terminate the consulting agreement for cause and Debbi Fields may terminate the consulting agreement at any time. Under the consulting agreement, Debbi Fields may not disclose any confidential information of Mrs. Fields, including recipes and trade secrets, and may not, without the prior written consent of Mrs. Fields, compete with Mrs. Fields.

  In addition, Mrs. Fields has a license agreement with FSG Holdings, Inc., a Delaware corporation, under which Debbi Fields has a nonexclusive license to use certain trademarks, names, service marks and logos of Mrs. Fields in connection with book and television series projects. Debbi Fields is required to pay 50 percent of any gross revenues in excess of $200,000 that she receives from the book and television series projects to Mrs. Fields as a license fee.

  Mrs. Fields, until recently, leased certain office space to an entity which is owned in part by Debbi Fields. Billings to the entity for the fiscal years ended January 3, 1998 and January 2, 1999 totaled approximately $274,000, and $0, respectively, of which approximately $23,000 and $0 is included in accounts receivable as of January 3, 1998 and January 2, 1999, respectively. The lease was terminated in the first quarter of fiscal year 1998. Mrs. Fields believes that the arrangements were on terms that could have been obtained from an unaffiliated third party.

  Arrangements with Walker Lewis. Mr. Lewis, a director of Mrs. Fields' Holding and Mrs. Fields, acts as a consultant and an advisor to Dillon Read. In addition, Mr. Lewis' company, Devon Value Advisers, received a fee of $250,000, plus expenses, from Mrs. Fields in the first quarter of 1998 under an agreement to provide advisory acquisition and consulting services to Mrs. Fields. Mrs. Fields believes that the arrangements were on terms that could have been obtained from an unaffiliated third party.

  Korn/Ferry Agreement. Mrs. Fields has paid fees of approximately $157,000 and $70,600 during the years ended January 3, 1998 and January 2, 1999, respectively, to Korn/Ferry International, an executive search firm of which Richard Ferry, a director of Mrs. Fields and Mrs. Fields' Holding, is the Chairman, in connection with the hiring of employees for Mrs. Fields. Mrs. Fields believes that the arrangements are on terms that could have been obtained from an unaffiliated third party.

  Arrangements with Mrs. Fields. Mrs. Fields and Mrs. Fields' Holding expect to enter into a Tax Sharing Agreement as defined in and permitted by the Indenture. See "Description of Notes--Certain Covenants."

  As of January 3, 1998 and January 2, 1999, Mrs. Fields had payables of $105,000 and $150,000 due to Mrs. Fields' Holding, respectively, and as of July 3, 1999, Mrs. Fields had a receivable of $16,500 was due from Mrs. Fields' Holding. The receivables stem primarily from goods sold and an allocation of payroll and other operating expenses. Mrs. Fields' Holding believes that the terms of the sale and allocations are essentially equivalent to the terms that would have been obtained from an unaffiliated third party in a similar transaction.


  Incentive Arrangements. Under a senior management value creation plan that was adopted by Mrs. Fields Inc. and assumed by Mrs. Fields at the time of its formation in September 1996, the following payments were made in 1998: $471,484 to Mr. Hodges; $71,867 to Mr. Pierce; $39,488 to Mr. Ward; and $71,078 to a vice president of MFI. Mr. Hodges used $250,000, representing substantially all of this payment after his payment of related taxes, to purchase 25,000 shares of common stock of Mrs. Fields' Holding at $10.00 per share.

  Director Stock Purchase Plan. Each of the directors of Mrs. Fields' Holding was offered an opportunity to purchase common stock of Mrs. Fields' Holding under the Director Stock Purchase Plan. Under the Director Stock Purchase Plan, shares of common stock of Mrs. Fields' Holding, either restricted or vested, can be issued to outside directors of Mrs. Fields' Holding. Restricted shares vest 50% on January 1, 1999 and 50% on January 1, 2000, or earlier, upon a change of control of Mrs. Fields' Holding or Mrs. Fields. See "Management-- Board Compensation." A total of 51,667 vested shares of common stock of Mrs. Fields' Holding and 28,333 restricted shares of common stock of Mrs. Fields' Holding have been issued to directors and officers of Mrs. Fields' Holding and Mrs. Fields under the Director Stock Purchase Plan.

  The Plans. Under the Employee Stock Option Plan, a committee of the Board of Directors is authorized to administer the Employee Stock Option Plan and has the power, among other things, to grant awards of options for common stock of Mrs. Fields' Holding to officers and other employees of Mrs. Fields' Holding. The Employee Stock Option Plan provides for the issuance of three types of options. Performance vested options are deemed to be vested 20% for fiscal year 1997 and vest an additional 20% per year for each subsequent fiscal year in which there is a 10% increase in the implied valuation of Mrs. Fields which is equal to the excess of 5.5 times Adjusted EBITDA for that fiscal year over net debt at the end of that fiscal year. Time vested options vest 25% per year on the anniversaries of the dates on which they are granted, and vest in full upon a change of control of Mrs. Fields' Holding or Mrs. Fields. Upside options vest upon the earlier to occur of the expiration of the option and a change of control, in accordance with certain internal rate of return targets:

  (1) if the IRR through the vesting date is less than 20%, the option will not vest;

  (2) if the IRR is from 20% to 24.99%, the option will vest one-third;

  (3) if the IRR is from 25% to 29.99%, the option will vest two-thirds; and

  (4) if the IRR is at least 30%, the option will vest in full.

  (5) IRR means, as of any date, the internal rate of return, determined in accordance with generally accepted practice, on one share of common stock of Mrs. Fields' Holding calculated from September 18, 1996, through the date as of which the determination is being made, using

    (1) a value of $10.00 per share at September 18, 1996 (subject to adjustments),

    (2) if the relevant date is the date of a change of control, the value paid under or implicit in the change of control transaction (as determined in good faith by a committee of the Board of Directors), and

    (3) if the relevant date of determination is the expiration of such option, the value determined in good faith based on the implied valuation for the 4 most recent fiscal quarters for which financial statements are available.

A total of 492,840 shares of common stock of Mrs. Fields' Holding have been reserved for issuance under the Employee Stock Option Plan. Stock issued under the Employee Stock Option Plan is subject to customary restrictions on transfer.

  Under the Director Stock Option Plan, a committee of the Board is authorized to administer the Director Stock Option Plan and has the power, among other things, to grant awards of options for common stock of Mrs. Fields' Holding to outside directors of Mrs. Fields' Holding. The Director Stock Option Plan provides for the issuance of time vested options, which vest 25% per year on the anniversaries of the dates on which they are granted, and vest in full upon a change of control of Mrs. Fields' Holding or Mrs. Fields. A total of 50,000 shares of common stock of Mrs. Fields' Holding are reserved for issuance under the Director Stock Option Plan. Common stock of Mrs. Fields' Holding issued under the Director Stock Option Plan is subject to customary restrictions on transfer. Options have been awarded under the Director Stock Option Plan to each of Messrs. Ferry, Gregory, Lewis, Osnos and Winokur to purchase 3,350 shares of common stock of Mrs. Fields' Holding as of January 1, 1997, at an exercise price of $10.00 per share, and to purchase 1,792 shares of common stock of Mrs. Fields' Holding as of January 1, 1998, at an exercise price of $16.74 per share, with the options of Messrs. Gregory and Winokur being issued to Capricorn.

  The Stockholders' Agreement. Mrs. Fields' Holding has entered into a stockholders' agreement with its stockholders. The stockholders' agreement gives rights of first refusal to Mrs. Fields' Holding if any Mrs. Fields' Holding stockholder receives an offer to purchase common stock of Mrs. Fields' Holding and, if Mrs. Fields' Holding does not exercise its rights, gives the rights of first refusal to other Mrs. Fields' Holding stockholders. In the event of a sale to a third party approved by Capricorn, Capricorn has the right to require the other Mrs. Fields' Holding stockholders to sell their common stock of Mrs. Fields' Holding. If Capricorn sells any common stock of Mrs. Fields' Holding, the other Mrs. Fields' Holding stockholders will have the opportunity to sell their common stock of Mrs. Fields' Holding in proportion to their holdings. The stockholders' agreement also provides for piggyback registration rights for all Mrs. Fields' Holding stockholders, and gives one Mrs. Fields' Holding stockholder demand registration rights. The stockholders' agreement gives Mrs. Fields' Holding the option to purchase all of the common stock of Mrs. Fields' Holding held by an officer or director that holds common stock of Mrs. Fields' Holding if the officer or director is terminated. If an officer or director is terminated other than for cause, the officer or director has the right to sell shares to Mrs. Fields' Holding. The stockholders' agreement provides for customary restrictions on transfer of common stock of Mrs. Fields' Holding.

  Arrangements With Capricorn. On May 27, 1999, Mrs. Fields, Mrs. Fields' Holding, Pretzel Time, Martin Lisiewksi and Capricorn entered into an assignment and assumption agreement under which Capricorn agreed to assume a payment obligation of Mrs. Fields of $2,000,000 for Pretzel Time stock held by Mr. Lisiewksi that is due on December 31, 1999. In a related transaction on the same date, Capricorn and Mrs. Fields' Holding entered into a contribution agreement under which Mrs. Fields' Holding and Capricorn agreed to treat the assumption by Capricorn of the Mrs. Fields payment obligation described above as a capital contribution from Capricorn to Mrs. Fields' Holding, and Mrs. Fields' Holding agreed either to issue 101,419 shares of its common stock to Capricorn at the request of Capricorn or to enter into an economically equivalent transaction that is permitted under the debt instruments of Mrs. Fields' Holding and its subsidiaries or no consideration. The transaction enhanced Mrs. Fields' Holdings tax planning and financial flexibility.

                              DESCRIPTION OF NOTES

  You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Mrs. Fields' Holding" refers only to Mrs. Fields' Holding Company, Inc. and not to any of its subsidiaries. The term "Mrs. Fields" refers to Mrs. Fields' Holding's wholly owned subsidiary, Mrs. Fields' Original Cookies, Inc.

  Mrs. Fields' Holding will issue the new notes under an indenture between itself and The Bank of New York, as trustee. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

  The following description is a summary of the material provisions of the indenture, the pledge agreement and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the pledge agreement and the registration rights agreement because they, and not this description, define your rights as holders of these notes. We have filed copies of the indenture, the pledge agreement and the registration rights agreement as exhibits to the registration statement which includes this prospectus.

Brief Description of the Notes

 The Notes

  These notes:

  .  are general obligations of Mrs. Fields' Holding;

  . are secured by a pledge of all of the Capital Stock of Mrs. Fields and all Subsidiary Intercompany Notes, if any, held by Mrs. Fields' Holding;

  . are senior in right of payment to all existing and future unsecured and subordinated indebtedness of Mrs. Fields' Holding;

  . are equal in right of payment to all existing and future senior secured indebtedness of Mrs. Fields' Holding; and

  .  were issued with original issue discount.

  As of July 3, 1999, Mrs. Fields' Holding had approximately $11.6 million in indebtedness other than the notes.

Principal, Maturity and Interest

  Mrs. Fields' Holding can issue up to $55.0 million in principal amount at maturity of notes under the indenture.

  .  We will not pay any interest on the new notes prior to December 1, 2002.

  .  Interest on the new notes will accrue at the rate of 14% per annum.

  . We will pay interest on the new notes semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2003. We will make each interest payment to holders of record of the notes on the immediately preceding May 15 and November 15.

  . Interest on the new notes will accrue from the date it was most recently paid. We will compute interest on the basis of a 360-day year comprised of twelve 30-day months.

  . Old notes that are accepted for exchange will cease to accrue interest from and after the date the exchange offer is completed.

  .  The notes mature on December 1, 2005.

Methods of Receiving Payments on the Notes

  If a holder has given wire transfer instructions to Mrs. Fields' Holding, Mrs. Fields' Holding will make all principal, premium and interest payments and, if any, liquidated damages on those notes in accordance with those instructions. All payments on the notes will be made at the office or agency that Mrs. Fields' Holding maintains within the City and State of New York unless Mrs. Fields' Holding elects to make interest payments by check mailed to the holders at their addresses described in the register of holders. Until Mrs. Fields' Holding designates otherwise, its office or agency in New York will be the office of the trustee.

Transfer and Exchange

  A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Mrs. Fields' Holding may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

  The registered holder of a note will be treated as the owner of it for all purposes.

Security

  The notes will be secured by:

    (1) a pledge of the Capital Stock of Mrs. Fields; and

    (2) a pledge of all Subsidiary Intercompany Notes, if any, payable to Mrs. Fields' Holding.

  "Subsidiary Intercompany Notes" means the intercompany notes, if any, issued by Subsidiaries of Mrs. Fields' Holding in favor of Mrs. Fields' Holding, in each case, in the form attached as Exhibit F to the indenture.

  Mrs. Fields' Holding and The Bank of New York, as collateral agent, have entered into a pledge agreement defining the terms of the pledges that secure these notes. These pledges will secure the payment and performance when due of all of the obligations of Mrs. Fields' Holding under the indenture and these notes as provided in the pledge agreement.

  So long as no Default or Event of Default shall have occurred and be continuing, and subject to certain terms and conditions, Mrs. Fields' Holding will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the collateral pledged by them and to exercise any voting and other consensual rights pertaining to the collateral pledged by them.

  Upon the occurrence and during the continuance of a Default or Event of Default,

    (1) all rights of Mrs. Fields' Holding to exercise those voting or other consensual rights shall cease, and all such rights shall become vested in the collateral agent, which, to the extent permitted by law, shall have the sole right to exercise those voting and other consensual rights;

    (2) all rights of Mrs. Fields' Holding and its subsidiaries to receive all cash dividends, interest and other payments made upon or with respect to the pledged collateral will cease and those cash dividends, interest and other payments will be paid to the collateral agent; and

    (3) the collateral agent may sell the pledged collateral or any part thereof in accordance with the terms of the pledge agreement. All funds distributed under the pledge agreement and received by the collateral agent for the benefit of the holders of the notes will be distributed by the collateral agent in accordance with the provisions of the indenture.

  A "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  The collateral agent will determine the circumstances and manner in which the collateral shall be disposed of, including, but not limited to, the determination of whether to release all or any portion of the collateral from the Liens created by the pledge agreement and whether to foreclose on the pledged collateral following a Default or Event of Default.

  The pledge will be released:

  (1) upon the full and final payment and performance of all obligations of Mrs. Fields' Holding under the indenture and the notes; or

  (2) on the day after the first anniversary of the Legal Defeasance of all of the obligations under the indenture (other than those surviving obligations specified in the indenture).

Optional Redemption

  Until December 1, 2002, Mrs. Fields' Holding may on any one or more occasions redeem all, but not less than all, of the notes, in cash at a redemption price equal to 114% of the Accreted Value (determined at the date of redemption) with the net cash proceeds of one or more Public Equity Offerings; provided that the redemption must occur within 60 days of the date of the closing of the Public Equity Offering.

  "Accreted Value" means, for each $1,000 face amount of notes, as of any date of determination prior to December 1, 2002, the sum of:

  (1) $561.17; and

  (2) the portion of the excess of the principal amount of each note over $561.17 that will have been accreted on the note through that date, that amount to be so accreted on a daily basis and compounded semi-annually on each June 1 and December 1 at the rate of 14% per annum from August 24, 1998.

  Except under the preceding paragraph, the notes will not be redeemable at Mrs. Fields' Holding's option prior to December 1, 2002.

  After December 1, 2002, Mrs. Fields' Holding may redeem all or a part of these notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) described below plus accrued and unpaid interest and liquidated damages, if any, on those notes, to the applicable redemption date, if redeemed during the 12-month period beginning on December 1 of the years indicated below:

      Year                                                            Percentage
      ----                                                            ----------
      2002...........................................................  107.000%
      2003...........................................................  103.500%
      2004 and thereafter............................................  100.000%

Repurchase at the Option of Holders

 Change of Control

  If a Change of Control occurs, each holder of notes will have the right to require Mrs. Fields' Holding to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes under the Change of Control Offer. In the Change of Control Offer, Mrs. Fields' Holding will offer a Change of Control Payment in cash equal to 101% of the Accreted Value of notes on the date of purchase (if the purchase is prior to December 1, 2002), or 101% of the total principal amount of notes, plus accrued and unpaid interest and liquidated damages, on those notes, if any, to the date of purchase (if the date of purchase is on or after December 1, 2002). Within 60 days following any Change of Control, Mrs. Fields' Holding will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, under the procedures required by the indenture and described in such notice. Mrs. Fields' Holding will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

  On the Change of Control Payment Date, Mrs. Fields' Holding will, to the extent lawful:

  (1) accept for payment all notes or portions of notes properly tendered under the Change of Control Offer;

  (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

  (3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the total principal amount of notes or portions of notes being purchased by Mrs. Fields' Holding.

  The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for those notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. Mrs. Fields' Holding will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The provisions described above that require Mrs. Fields' Holding to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Mrs. Fields' Holding repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

  Indebtedness of Mrs. Fields' Holding currently prohibits, and it is expected that future indebtedness of Mrs. Fields' Holding will prohibit, events that would constitute a Change of Control. In addition, the exercise by the holders of notes of their right to require Mrs. Fields' Holding to repurchase the notes, could cause a default under that Indebtedness, even if the Change of Control itself does not, due to the financial effect of those repurchases on Mrs. Fields' Holding. Finally, Mrs. Fields' Holding's ability to pay cash to the holders of notes upon a repurchase may be limited by Mrs. Fields' Holding's then existing financial resources.

  Mrs. Fields' Holding will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the indenture applicable to a Change of Control Offer made by Mrs. Fields' Holding and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Mrs. Fields' Holding and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting, the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Mrs. Fields' Holding to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Mrs. Fields' Holding and its subsidiaries taken as a whole to another person or group may be uncertain.


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

 Asset Sales

  Mrs. Fields' Holding will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless:

  (1) Mrs. Fields' Holding (or the Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2) the fair market value is

    (a) evidenced by an officers' certificate delivered to the trustee, in the case of an Asset Sale or Asset Sales aggregating $10,000 or more; or

    (b) determined by Mrs. Fields' Holding's Board of Directors and evidenced by a resolution of the Board of Directors described in an officers' certificate delivered to the trustee, in the case of any Asset Sale having a fair market value or resulting in net proceeds in excess of $5.0 million; and

  (3) at least 75% of the consideration therefor received by Mrs. Fields' Holding or the Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash:

    (a) any liabilities (as shown on Mrs. Fields' Holding's or the subsidiary's most recent balance sheet), of Mrs. Fields' Holding or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee of those liabilities) that are assumed by the transferee of any assets under a customary novation agreement that releases Mrs. Fields' Holding or the Subsidiary from further liability; and

    (b) any securities, notes or other obligations received by Mrs. Fields' Holding or the subsidiary from the transferee that are immediately converted by Mrs. Fields' Holding or the subsidiary into cash (to the extent of the cash received in that conversion).

  Within 270 days after the receipt of any Net Proceeds from an Asset Sale, Mrs. Fields' Holding may apply the Net Proceeds at its option:

  (1) to make a Permitted Investment;

  (2) to make a capital expenditure in the same or a similar line of business as Mrs. Fields' Holding and its Subsidiaries were engaged in on August 24, 1998, including, without limitation, the specialty retail snack-food business or

  (3) to acquire long-term assets in the same or a similar line of business as Mrs. Fields' Holding and its Subsidiaries were engaged in on August 24, 1998, including, without limitation, the specialty retail snack-food business.

  Pending the final application of any Net Proceeds, Mrs. Fields' Holding may temporarily or permanently reduce Indebtedness under a credit facility of Mrs. Fields with a maximum total amount of $15.0 million that is permitted under the indenture, including the credit agreement with LaSalle National Bank, or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

  Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the total amount of Excess Proceeds exceeds $5.0 million, Mrs. Fields' Holding will make an Asset Sale Offer to all holders of notes to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the Accreted Value thereof on the date of purchase (if such date of purchase is prior to December 1, 2002) or 100% of principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase (if such date of purchase is on or after December 1, 2002), and will be payable in cash. If any Excess Proceeds remain after completion of an Asset Sale Offer, Mrs. Fields' Holding may use those Excess Proceeds for general corporate purposes. If the total principal amount of notes tendered into the Asset Sale

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Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Selection and Notice

  If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

  (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2) if the notes are not so listed, on a pro rata basis, by lot or by any method as the trustee shall deem fair and appropriate.

  No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

  If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of that note upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

 Restricted Payments

  Mrs. Fields' Holding will not, and will not permit any of its Subsidiaries to, directly or indirectly:

  (1) declare or pay any dividend or make any other payment or distribution on account of Mrs. Fields' Holding's or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Mrs. Fields' Holding) or to the direct or indirect holders of Mrs. Fields' Holding's or any of its Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Mrs. Fields' Holding);

  (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Mrs. Fields' Holding) any Equity Interests of Mrs. Fields' Holding or any direct or indirect parent of Mrs. Fields' Holding or other Affiliate of Mrs. Fields' Holding (other than the Equity Interests owned by Mrs. Fields' Holding or any Wholly Owned Subsidiary of Mrs. Fields' Holding);

  (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity of that Indebtedness; or

  (4) make any Restricted Investment

(all of the payments and other actions described in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to the Restricted Payment:

  (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of the Restricted Payment, and

  (2) Mrs. Fields' Holding would, at the time of the Restricted Payment and after giving pro forma effect to it as if such Restricted Payment had been made at the beginning of the applicable four-

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


     quarter period, have been permitted to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test described in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (3) the Restricted Payment, together with the total amount of all other Restricted Payments made by Mrs. Fields' Holding and its
      Subsidiaries after August 24, 1998 (excluding Restricted Payments permitted by clauses (2), (3) or (4) of the next succeeding paragraph), is less than the sum of

    (a) 50% of the Consolidated Net Income of Mrs. Fields' Holding for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after August 24, 1998 to the end of Mrs. Fields' Holding's most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (or, if the Consolidated Net Income for that period is a deficit, less 100% of the deficit), plus

    (b) 100% of the total net cash proceeds (other than proceeds referred to in the proviso to the first sentence of the definition of "Investments") received by Mrs. Fields' Holding since August 24, 1998 of Equity Interests of Mrs. Fields' Holding (other than Disqualified Stock) or Disqualified Stock or debt securities that have been converted into Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Mrs. Fields' Holding and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus

    (c) to the extent that any Investment other than a Permitted
        Investment that was made after August 24, 1998 is sold for cash or otherwise liquidated or repaid for cash, the lesser of:

      (1) the cash return of capital with respect to the Investment (less the cost of disposition, if any), and

      (2) the initial amount of the Investment.

  The preceding provisions will not prohibit:

  (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at said date of declaration the payment would have complied with the provisions of the indenture;

  (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Mrs. Fields' Holding in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary of Mrs. Fields' Holding) of, other Equity Interests of Mrs. Fields' Holding (other than Disqualified Stock); provided that the amount of any net cash proceeds that are utilized for that redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

  (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

  (4) the payment of any dividend by a Subsidiary of Mrs. Fields' Holding to the holders of any Equity Interests on a pro rata basis; and

  (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Mrs. Fields' Holding or any Subsidiary of Mrs. Fields' Holding held by any member of Mrs. Fields' Holding's (or any of its Subsidiaries') management under any management equity subscription agreement or stock option agreement; provided that the total price paid for all of those repurchased, redeemed, acquired or retired Equity Interests shall not exceed, in any 12-month period, $250,000, plus the amount of cash proceeds received by Mrs. Fields' Holding from any reissuance of Equity Interests by Mrs. Fields' Holding to members of management of

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


     Mrs. Fields' Holding or its Subsidiaries during that period, which total amount shall in no event exceed $500,000 in any such period, and no Default or Event of Default shall have occurred and be continuing immediately after the transaction;

  (6) payments to Mrs. Fields' Holding under the Tax Sharing Agreement;

  (7) payments under the Employment Agreement, dated as of September 2, 1997, between Pretzel Time and Martin E. Lisiewski and the
      Management Agreement, dated as of September 2, 1997, between Mrs. Fields and Pretzel Time; and

  (8) the redemption or repurchase of preferred stock of Pretzel Time outstanding on August 24, 1998.

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Mrs. Fields' Holding or its Subsidiary, as the case may be, under the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect to it shall be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $2.0 million. Not later than the date of making any Restricted Payment, Mrs. Fields' Holding shall deliver to the trustee an officers' certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

 Incurrence of Indebtedness and Issuance of Preferred Stock

  Mrs. Fields' Holding will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness), and Mrs. Fields' Holding will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided that Mrs. Fields' Holding may incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Stock, if:

  (1) the Fixed Charge Coverage Ratio for Mrs. Fields' Holding's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the additional Indebtedness is incurred or the Disqualified Stock is issued would have been at least 1.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of that four-quarter period; and

  (2) the Weighted Average Life to Maturity of the Indebtedness is equal to or greater than the remaining Weighted Average Life to Maturity of the notes, provided that this clause (2) shall not apply in the case of Acquired Indebtedness.

  The first paragraph of this covenant will not prohibit the incurrence of any of the following, items of Indebtedness (collectively, "Permitted
Indebtedness"):

  (1) the incurrence by Mrs. Fields' Holding and its Subsidiaries of the Existing Indebtedness other than the notes and Mrs. Fields' 10 1/8% Series C Senior Notes due 2004.

  (2) the incurrence by Mrs. Fields' Holding on August 24, 1998 of Indebtedness represented by the notes;

  (3) the issuance by Mrs. Fields' Holding of the new notes;

  (4) the incurrence by Mrs. Fields of Indebtedness represented by Mrs. Fields' 10 1/8% Series C Senior Notes due 2004 and the guarantee of those notes by Mrs. Fields' Subsidiaries, and any other
      Indebtedness of Mrs. Fields or its Subsidiaries permitted under Mrs. Fields' indenture and

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


     the guarantee of the Indebtedness by Mrs. Fields' Subsidiaries permitted under Mrs. Fields' indenture;

  (5) the incurrence by Mrs. Fields' Holding or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of improvement of property, plant or equipment used in the business of Mrs. Fields' Holding or that Subsidiary, in an total principal amount not to exceed $5.0 million at anytime outstanding;

  (6) the incurrence by Mrs. Fields' Holding or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace
      Indebtedness that was permitted by the indenture to be incurred;

  (7) the incurrence by Mrs. Fields' Holding or any of its Subsidiaries of intercompany Indebtedness between or among Mrs. Fields' Holding and any of its Wholly Owned Subsidiaries; provided, that:

    (a) if Mrs. Fields' Holding is the obligor on that Indebtedness, the Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes; and

    (b)

      (1) any subsequent issuance or transfer of Equity
          Interests that results in any of the Indebtedness being held by a Person other than Mrs. Fields'
          Holding or a Wholly Owned Subsidiary thereof and

      (2) any sale or other transfer of any of that Indebtedness to a person that is not either Mrs.
           Fields' Holding or a Wholly Owned Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of that Indebtedness by Mrs. Fields' Holding or the Subsidiary, as the case may be;

  (8) the incurrence of Indebtedness in connection with one or more standby letters of credit, guarantees, performance or surety bonds or other reimbursement obligations, in each case, issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit (other than

    (a) advances or credit on open account, includible in current liabilities, for goods and services in the ordinary course of business and on terms and conditions customary in the same or a similar line of business as Mrs. Fields' Holding and its Subsidiaries were engaged in on August 24, 1998, including, without limitation, the specialty retail snack-food business and

    (b) the extension of credit represented by the letter of credit, guarantee, bond or other obligation itself),

    provided that any draw under or call upon any of the foregoing is repaid in full within 45 days, and provided further that the total amount of all Indebtedness incurred under this clause (8) shall not exceed $5.0 million at any time outstanding;

  (9) the incurrence of Indebtedness arising from agreements of Mrs. Fields' Holding or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Subsidiary (other than guarantees of Indebtedness incurred by any person acquiring all or a portion of the business, assets or Subsidiary for the purpose of financing the acquisition), provided that the maximum total liability of all such Indebtedness shall at no time exceed 50% of the gross proceeds actually received by Mrs. Fields' Holding or such Subsidiary in connection with the disposition; and

  (10) the guarantee by Mrs. Fields' Holding or any Subsidiary of Indebtedness of Mrs. Fields' Holding or any Subsidiary that was permitted to be incurred by another provision of this covenant;

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


  For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (10) above, or is entitled to be incurred under the first paragraph of this covenant, Mrs. Fields' Holding will be permitted to classify that item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 Liens

  Mrs. Fields' Holding will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  Mrs. Fields' Holding will not, and will not permit any of its Subsidiaries, directly or indirectly, to create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:

  (1) pay dividends or make any other distributions on its Capital Stock to Mrs. Fields' Holding or any of Mrs. Fields' Holding's
      Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Mrs. Fields' Holding or any of Mrs. Fields' Holding's Subsidiaries;

  (2) make loans or advances to Mrs. Fields' Holding or any of Mrs. Fields' Holding's Subsidiaries; or

  (3) transfer any of its properties or assets to Mrs. Fields' Holding or any of Mrs. Fields' Holding's Subsidiaries.

  However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1) Existing Indebtedness as in effect on August 24, 1998

  (2) the indenture and the notes and the Mrs. Fields Indenture and the notes issued under it;

  (3) the credit facility of Mrs. Fields with a maximum total amount of $15.0 million that is permitted under the indenture;

  (4) applicable law;

  (5) any instrument governing Indebtedness or Capital Stock of a person acquired by Mrs. Fields' Holding or any of its Subsidiaries as in effect at the time of the acquisition (except to the extent the Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that, in the case of Indebtedness, the Indebtedness was permitted by the terms of the indenture to be incurred;

  (6) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

  (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (5) above;

  (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing the Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9) customary restrictions imposed on the transfer of copyrighted or patented materials and customary provisions in agreements that restrict the assignees of the agreements or any rights thereunder; or

  (10) restrictions with respect to a Subsidiary of Mrs. Fields' Holding imposed under a binding agreement relating to the sale or disposition of all or substantially all of the Capital Stock or assets of the Subsidiary.

 Merger, Consolidation, or Sale of Assets

  Mrs. Fields' Holding may not:

    (1) consolidate or merge with or into another person (whether or not Mrs. Fields' Holding is the surviving corporation); or

    (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another person; unless:

  (a) either:

    (1) Mrs. Fields' Holding is the surviving corporation; or

    (2) the person formed by or surviving any such consolidation or merger (if other than Mrs. Fields' Holding) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

  (b) the person formed by or surviving the consolidation or merger (if other than Mrs. Fields' Holding) or the person to which the sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Mrs. Fields' Holding under the notes and the indenture under a supplemental indenture reasonably satisfactory to the trustee;

  (c) immediately after the transaction no Default or Event of Default exists; and

  (d) except in the case of a merger of Mrs. Fields' Holding with or into a Wholly Owned Subsidiary of Mrs. Fields' Holding, Mrs. Fields' Holding or the entity or person formed by or surviving any such consolidation or merger (if other than Mrs. Fields' Holding), or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made:

    (1) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net
        Worth of Mrs. Fields' Holding immediately preceding the transaction; and

    (2) will, on the date of the transaction after giving pro forma effect to it and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test described in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

 Transactions with Affiliates

  Mrs. Fields' Holding will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1) the Affiliate Transaction is on terms that are no less favorable to Mrs. Fields' Holding or the relevant Subsidiary than those that would have been obtained in a comparable transaction by Mrs. Fields' Holding or the Subsidiary with an unrelated person; and

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


  (2) Mrs. Fields' Holding delivers to the trustee:

    (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving total consideration in excess of $1.0 million, a resolution of the Board of Directors contained in an officers' certificate certifying that the Affiliate Transaction complies with this covenant and that the Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

    (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving total consideration in excess of $5.0 million, an opinion as to the fairness to the holders of the Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

  The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1) payments to Mrs. Fields' Holding under the Tax Sharing Agreement;

  (2) any employment agreement entered into by Mrs. Fields' Holding or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of Mrs. Fields' Holding or the Subsidiary;

  (3) transactions between or among Mrs. Fields' Holding and/or its Subsidiaries;

  (4) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Restricted
      Payments";

  (5) the payment of reasonable fees, expense reimbursements and customary indemnification, advances and other similar arrangements to directors and officers of Mrs. Fields' Holding and its Subsidiaries; and

  (6) reasonable loans or advances to employees of Mrs. Fields' Holding and its Subsidiaries in the ordinary course of business of Mrs. Fields' Holding or the Subsidiary.

 Limitation on Issuances and Sales of Capital Stock of Wholly Owned
 Subsidiaries

  Mrs. Fields' Holding will not, and will not permit any of its Wholly Owned Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of Mrs. Fields' Holding to any person (other than Mrs. Fields' Holding or a Wholly Owned Subsidiary of Mrs. Fields' Holding), unless:

  (1) the transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of the Wholly Owned Subsidiary; and

  (2) the cash Net Proceeds from the transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

  In addition, Mrs. Fields' Holding will not permit any Wholly Owned Subsidiary of Mrs. Fields' Holding to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any person other than to Mrs. Fields' Holding or a Wholly Owned Subsidiary of Mrs. Fields' Holding.

 Business Activities

  Mrs. Fields' Holding will not, and will not permit any Subsidiary to, engage in any business other than the same or a similar line of business as Mrs. Fields' Holding and its Subsidiaries were engaged in on August 24, 1998, including, without limitation, the specialty retail snack-food business, except to an extent as would not be material to Mrs. Fields' Holding and its Subsidiaries taken as a whole.

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

  In addition,

  (1)Neither Mrs. Fields' Holding nor Mrs. Fields will engage in any Asset Sale involving Mrs. Fields' Brand,

  (2)none of Mrs. Fields' Holding, Mrs. Fields or Mrs. Fields' Brand will engage in any Asset Sale involving the "Mrs. Fields" or "Pretzel Time" brand name, and

  (3)for so long as Mrs. Fields' Brand is a subsidiary of Mrs. Fields or Mrs. Fields' Holding, Mrs. Fields' Brand will not incur any indebtedness (other than its guarantee of notes under the Mrs. Fields Indenture and any guarantee of Indebtedness under a credit facility of Mrs. Fields with a maximum total amount of $15.0 million that is permitted under the indenture).

 Advances to Subsidiaries

  All advances to Subsidiaries made by Mrs. Fields' Holding after the date of the indenture, other than the Mrs. Fields' Holding Capital Contributions, will be evidenced by unsecured Subsidiary Intercompany Notes in favor of Mrs. Fields' Holding. These Subsidiary Intercompany Notes will be pledged under the pledge agreement as collateral to secure the notes. Each Subsidiary Intercompany Note will be payable upon demand, will bear interest at the same rate as the notes, and will be subordinated in right of payment to all existing Senior Debt of the Subsidiary to which the loan is made.

  "Senior Debt" of Subsidiaries for the purposes of the Subsidiary Intercompany Notes will be defined as all Indebtedness of the Subsidiaries that is not specifically by its terms made pari passu with or junior to the Subsidiary Intercompany Notes. A form of Subsidiary Intercompany Note is attached as an exhibit to the indenture. Repayments of principal with respect to any Subsidiary Intercompany Note will be required to be pledged to under the pledge agreement as collateral to secure the notes until those amounts are advanced to a Subsidiary in accordance with the indenture.

  Mrs. Fields' Holding will not permit any Subsidiary in respect of which Mrs. Fields' Holding is a creditor by virtue of a Subsidiary Intercompany Note to incur any Indebtedness that is subordinate or junior in right of payment to any Debt of the Subsidiary and senior in any respect in right of payment to any Subsidiary Intercompany Note.

 Payments for Consent

  Mrs. Fields' Holding will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless the consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame described in the solicitation documents relating to the consent, waiver or agreement.

 Reports

  Whether or not required by the Commission, so long as any notes are outstanding, Mrs. Fields' Holding will furnish to the holders of notes, within the time periods specified in the Commission's rules and regulations:

  (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Mrs. Fields' Holding were required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Mrs. Fields' Holding's certified independent accountants; and

  (2) all current reports that would be required to be filed with the Commission on Form 8-K if Mrs. Fields' Holding were required to file those reports.


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


  In addition, Mrs. Fields' Holding has agreed that, for so long as any notes remain outstanding, it will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered under Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

  Each of the following is an Event of Default:

  (1) default for 30 days in the payment when due of interest on, or liquidated damages, if any, with respect to the notes;

  (2) default in payment when due of the principal of or premium, if any, on the notes;

  (3) failure by Mrs. Fields' Holding for 30 days after notice to comply with any of its other agreements in the indenture or the notes;

  (4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Mrs. Fields' Holding or any of its Subsidiaries (or the payment of which is guaranteed by Mrs. Fields' Holding or any of its Subsidiaries) whether the Indebtedness or guarantee now exists, or is created after August 24, 1998, if that default

    (a) is caused by a failure to pay principal of or premium, if any, or interest on that Indebtedness prior to the expiration of the grace period provided in that Indebtedness on the date of that default (a "Payment Default"); or

    (b) results in the acceleration of that Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any that Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, totals $2.5 million or more;

  (5) failure by Mrs. Fields' Holding or any of its Subsidiaries to pay final judgments aggregating in excess of $2.5 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  (6) breach by Mrs. Fields' Holding or any Subsidiary that has pledged a Subsidiary Intercompany Note of any representation or warranty described in the pledge agreement, or repudiation by Mrs. Fields' Holding or any such Subsidiary of its obligations under the pledge agreement or the unenforceability of the pledge agreement against Mrs. Fields' Holding or any such Subsidiary for any reason; and

  (7) events of bankruptcy or insolvency with respect to Mrs. Fields' Holding or any of its Subsidiaries;

  In the case of an Event of Default arising from events of bankruptcy or insolvency, with respect to Mrs. Fields' Holding, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

  Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  The holders of a majority in total principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

  In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Mrs. Fields' Holding with the intention of avoiding payment of the premium that Mrs. Fields' Holding would have had to pay if Mrs. Fields' Holding then had elected to redeem the notes under the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to December 1, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Mrs. Fields' Holding with the intention of avoiding the prohibition on redemption of the notes before December 1, 2002, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

  Mrs. Fields' Holding is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Mrs. Fields' Holding is required to deliver to the trustee a statement specifying the Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

  No director, officer, employee, incorporator or stockholder of Mrs. Fields' Holding, as such, shall have any liability for any obligations of Mrs. Fields' Holding under the notes, the indenture, or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each holder of notes by accepting a note waives and releases all liability of this kind. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

  Mrs. Fields' Holding may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

  (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and liquidated damages, if any, on those notes when those payments are due from the trust referred to below;

  (2) Mrs. Fields' Holding's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3) the rights, powers, trusts, duties and immunities of the trustee, and Mrs. Fields' Holding's obligations in connection with them; and

  (4) the Legal Defeasance provisions of the indenture.

  In addition, Mrs. Fields' Holding may, at its option and at any time, elect to have the obligations of Mrs. Fields' Holding released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, some of the events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1) Mrs. Fields' Holding must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and liquidation damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Mrs. Fields' Holding must specify whether the notes are being defeased to maturity or to a particular redemption date;

  (2) in the case of Legal Defeasance, Mrs. Fields' Holding shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that

  (a) Mrs. Fields' Holding has received from, or there has been published by, the Internal Revenue Service a ruling or

  (b) since August 24, 1998, there has been a change in the applicable federal income tax law, in either case to the effect that, and based on which opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

  (3) in the case of Covenant Defeasance, Mrs. Fields' Holding shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

  (4) no Default or Event of Default shall have occurred and be continuing either:

    (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied the deposit); or

    (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5) the Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Mrs. Fields' Holding or any of its Subsidiaries is a party or by which Mrs. Fields' Holding or any of its Subsidiaries is bound;

  (6) Mrs. Fields' Holding must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (7) Mrs. Fields' Holding must deliver to the trustee an officers' certificate stating that the deposit was not made by Mrs. Fields' Holding with the intent of preferring the holders of notes over the other creditors of Mrs. Fields' Holding with the intent of defeating, hindering, delaying or defrauding creditors of Mrs. Fields' Holding or others; and

  (8) Mrs. Fields' Holding must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver


  Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

  (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;


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

  (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

  (3) reduce the rate of or change the time for payment of interest on any note;

  (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in total principal amount of the notes and a waiver of the payment default that resulted from the acceleration);

  (5) make any note payable in money other than that stated in the notes;

  (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

  (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or

  (8) make any change in the preceding amendment and waiver provisions.

  Notwithstanding the preceding, without the consent of any holder of notes, Mrs. Fields' Holding and the trustee may amend or supplement the indenture or the notes:

  (1) to cure any ambiguity, defect or inconsistency;

  (2) to provide for uncertificated notes in addition to or in place of certificated notes;

  (3) to provide for the assumption of Mrs. Fields' Holding's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Mrs. Fields' Holding's assets;

  (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder; or

  (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust
      Indenture Act.

Concerning the Trustee

  If the trustee becomes a creditor of Mrs. Fields' Holding, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the Commission for permission to continue or resign.

  The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless that holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

  The new notes exchanged for outstanding notes through the Book-Entry Transfer Facility will be represented by a Global Note (the "New Global Note"). One New Global Note shall be issued with respect to each $100 million or less in total principal amount at maturity of the New Global Note. The New Global Note will be issued on the date of the closing of the exchange offer with the trustee, as custodian of The Depository

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


Trust Company, under a FAST Balance Certificate Agreement between the trustee and The Depository Trust Company and registered in the name of Cede & Co., as nominee of The Depository Trust Company (that nominee being referred to as the "Global Holder").

  New notes exchanged for outstanding notes which are in the form of registered definitive certificates will be issued in the form of certificated notes. The certificated notes may, unless the New Global Note has previously been exchanged for certificated notes, be exchanged for an interest in the New Global Note representing the principal amount of new notes being transferred.

  The Depository Trust Company has advised us that it is a limited-purchase trust company that was created to hold securities for its participating organizations (collectively, the "Participants" and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the placement agents for the old notes), banks and trust companies, clearing corporations and certain other organizations. Access to The Depository Trust Company system is also available to the other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" Trust Company) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of The Depository Trust Company only through the Participants or The Indirect Participants.

  We expect that under procedures established by The Depository Trust Company

  (1) upon deposit of the New Global Note, The Depository Trust Company will credit the accounts of Participants with portions of the New Global Note; and

  (2) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by The Depository, the Participants and the Indirect Participants.

  The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer notes may be limited.

  For so long as the Global Holder is the registered owner of any New Global Notes, the Global Holder will be considered the sole owner of those new notes represented by those New Global Notes outstanding under the indenture. Except as provided below, owners of beneficial interests in a New Global Note will not be entitled to have new notes represented by the New Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the indenture for any purpose. As a result, the ability of a person having a beneficial interest in new notes represented by a New Global Note to pledge that interest to persons or entities that do not participate in the Depository's system or to otherwise take actions in respect of that interest, may be affected by the lack of physical certificate evidencing that interest. Accordingly, each person owning a beneficial interest in a New Global Note must rely on the procedures of the Depository Trust Company and, if that person is not a Participant or an Indirect Participant, on the procedures of the Participant through which that person owns its interest, to exercise any rights of a holder under that New Global Note of the indenture.

  Neither Mrs. Fields' Holding nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of new notes by The Depository Trust company, or for maintaining, supervising or reviewing any records of The Depository Trust Company relating to those new notes.

  The trustee will make payments in respect of the principal of, premium, if any, interest and liquidated damages, if any, on any new notes registered in the name of a Global Holder on the applicable record date to or at the direction of the Global Holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, Mrs. Fields' Holding and the trustee may treat the persons in whose name the notes,

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


including the New Global Notes, are registered as the owners of those notes for the purpose of receiving those payments and all other purposes.

  We expect that The Depository Trust Company or its nominee, upon receipt of payments of principal, premium, if any, interest and liquidated damages, if any, on the New Global Notes, will credit their Participants' or Indirect Participants' accounts with payments in amounts proportionate to their respective interests in the principal amount of the New Global Notes as shown on the records of The Depository Trust Company. Neither Mrs. Fields' Holding nor the trustee has any responsibility or liability for those payments. Payments by the Participants and the Indirect Participants to the beneficial owners of new notes will be governed by standing instructions and customary practice. Those payments will be the responsibility of the Trust Company Participants or the Indirect Participants.

Certificated Securities

  If:

  (1) Mrs. Fields' Holding notifies the trustee in writing that The Depository Trust Company is no longer willing or able to act as a depository and Mrs. Fields' Holding is unable to locate a qualified successor within 90 days or

  (2) Mrs. Fields' Holding, at its option, notifies the trustee in writing that it elects to cause the issuance of the new notes in definitive form under the indenture, then, upon surrender by the relevant Global Holder of its New Global Note, new notes in such form will be issued to each person that such Global Holder and the Depository identifies as the beneficial owner of the related new notes.

  In addition, subject to certain conditions, any person having a beneficial interest in the New Global Note may, upon request to the trustee, exchange that beneficial interest for certificated notes. Upon issuance, the trustee is required to register the new notes in the name of, and cause the same to be delivered to, that person or persons (or the nominee of any of them). The new notes would be issued in fully registered forms.

Exchange Offer; Registration Rights

  Mrs. Fields' Holding and the placement agents for the outstanding notes entered into the registration rights agreement on August 24, 1998. The registration rights agreement requires Mrs. Fields' Holding to file with the Commission the Registration Statement on the appropriate form under the Securities Act with respect to an offer to exchange the outstanding notes for the new notes, which will have terms substantially similar in all material respects to the outstanding notes. Upon the effectiveness of the Registration Statement, Mrs. Fields' Holding will offer to the holders of notes that are subject to restrictions on transfer under the exchange offer who are able to make the necessary representations the opportunity to exchange their notes that are subject to restrictions on transfer for new notes.

  If:

  (1) Mrs. Fields' Holding had not been required to file the Registration Statement or is not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy; or

  (2) any holder of notes that are subject to restrictions on transfer notifies Mrs. Fields' Holding prior to the 20th day following consummation of the exchange offer that

    (a) it is prohibited by law or Commission policy from participating in the exchange offer or

    (b) that it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the Registration Statement is not appropriate or available for resales or


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

    (c) that it is a broker-dealer and owns outstanding notes acquired directly from Mrs. Fields' Holding or an affiliate of Mrs. Fields' Holding,

then Mrs. Fields' Holding will file with the Commission a Shelf Registration Statement to cover resales of the old notes by the holders of those notes who satisfy specific conditions relating to the provision of information in connection with the Shelf Registration Statement. Mrs. Fields' Holding will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. Notes will be subject to restrictions on transfer until:

  (1) a person other than a broker-dealer has exchanged notes in the exchange offer;

  (2) a broker-dealer has exchanged notes in the exchange offer and sells them to a purchaser that receives this prospectus from the broker-dealer on or before the sale;

  (3) the notes are sold under an effective shelf registration statement that we have filed; or

  (4) the notes are sold to the public under Rule 144 of the Securities
      Act.

  The registration rights agreements requires that:

  (1) Mrs. Fields' Holding must file a Registration Statement with the Commission on or prior to 90 days after August 24, 1998,

  (2) Mrs. Fields' Holding must use its best efforts to have the Registration Statement declared effective by the Commission on or prior to 150 days after August 24, 1998,

  (3) unless the exchange offer would not be permitted by applicable law or Commission policy, Mrs. Fields' Holding will commence the exchange offer and use its best efforts to issue on or prior to 30 business days after the date on which the Registration Statement was declared effective by the Commission, new notes in exchange for all old notes tendered prior to it in the exchange offer, and

  (4) if obligated to file the Shelf Registration Statement, Mrs. Fields' Holding will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 90 days after that filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 150 days after that obligation arises.

  If

  (1) Mrs. Fields' Holding fails to file any of the Registration
      Statements required by the registration rights agreement on or before the date specified for the filing,

  (2) any of the Registration Statements is not declared effective by the Commission on or prior to the date specified for effectiveness (the "Effectiveness Target Date"), or

  (3) Mrs. Fields' Holding fails to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the Registration Statement, or

  (4) the Shelf Registration Statement or the Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of notes that are subject to restrictions on transfer during the periods specified in the registration rights Agreement

(each event referred to in clauses (a) through (d) above a "Registration Default"), then Mrs. Fields' Holding will pay liquidated damages to each holder of old notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of old notes held by the holder. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of old notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.50 per week per $1,000 principal amount of old notes. Mrs. Fields' Holding will pay all accrued liquidated damages on each damages payment date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated old notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no accounts have been specified. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

  Since the Registration Statement was not effective by January 21, 1999, Mrs. Fields' Holding has incurred liquidated damages of approximately $77,000 as of July 3, 1999. On June 1, 1999, Mrs. Fields' Holding paid $57,500 of this amount to the holders of old notes.

  Holders of old notes will be required to make certain representations to Mrs. Fields' Holding in order to participate in the exchange offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods described in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages described above.

Certain Definitions

  Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this prospectus for which no definition is provided.

  "Acquired Indebtedness" means, with respect to any specified person:

  (1) Indebtedness of any other person existing at the time the other person is merged with or into or became a Subsidiary of the specified person, excluding, however, Indebtedness incurred in connection with, or in contemplation of, the other person merging with or into or becoming a Subsidiary of the specified person; and

  (2) Indebtedness secured by a Lien encumbering any asset acquired by the specified person.

  "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified person. For purposes of this definition, "control," as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting stock of a person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

  "Asset Sale" means:

  (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Mrs. Fields' Holding and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2) the issuance of Equity Interests of any of Mrs. Fields' Holding's Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

  Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

  (1) any single transaction or series of related transactions that:

    (a) involves assets having a fair market value of equal to or less than $1.0 million; or

    (b) results in net proceeds of equal to or less than $1.0 million;

  (2) a transfer of assets between or among Mrs. Fields' Holding and its Wholly Owned Subsidiaries,

  (3) an issuance of Equity Interests by a Wholly Owned Subsidiary to Mrs. Fields' Holding or to another Wholly Owned Subsidiary;

  (4) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments";

  (5) arrangements providing for the receipt by Mrs. Fields' Holding of franchise and royalty fees but not otherwise involving the sale of assets of Mrs. Fields' Holding or any of its Subsidiaries (other than inventory in the ordinary course of business); and

  (6) a disposition of any Non-Core Stores.

  "Beneficial Owner" has the meaning assigned to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), that "person" shall be deemed to have beneficial ownership of all securities that the "person" has the right to acquire, whether that right is currently exercisable or is exercisable only upon, the occurrence of a subsequent condition.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with generally accepted accounting principles in effect on August 24, 1998.

  "Capital Stock" means:

  (1) in the case of a corporation, corporate stock;

  (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

  "Cash Equivalents" means:

  (1) United States dollars;

  (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of any of them having maturities of not more than six months from the date of acquisition;

  (3) marketable direct obligations issued by any State of the United States or any local government or other political subdivision of any of them rated (at the time of the acquisition of the security) at least "AA" by Standard & Poor's Rating Service or an equivalent rating by Moody's Investors Service, Inc. and having maturities of not more than one year from the acquisition of the security;

  (4) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better or with any registered broker-dealer whose commercial paper is rated at least "A-1" by Standard & Poor's Rating Service or an equivalent rating by Moody's Investors Service, Inc.;

  (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;


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


  (6) commercial paper rated at least "A-1" by Standard & Poor's Rating Service or an equivalent rating by Moody's Investors Service, Inc. and, in each case, maturing within six months after the date of acquisition; and

  (7) investments in money market funds all of whose assets consist of securities described in clauses (2) through (6) above.

  "Change of Control" means the occurrence of any of the following:

  (1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Mrs. Fields' Holding and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange
      Act) other than Herbert S. Winokur, Jr. and Capricorn Investors II, L.P. or their Related Parties;

  (2) the adoption of a plan relating to the liquidation or dissolution of Mrs. Fields' Holding;

  (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than Herbert S. Winokur, Jr. and Capricorn Investors II, L.P. or their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting stock of Mrs. Fields' Holding, measured by voting power rather than number of shares; or

  (4) the first day on which a majority of the members of the Board of Directors of Mrs. Fields' Holding are not Continuing Directors;

  For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of Mrs. Fields' Holding will be deemed to be a transfer of that portion of the voting stock as corresponds to the portion of equity of the entity that has been so transferred.

  "Consolidated Cash Flow" means, with respect to any person for any period, the Consolidated Net Income of that Person for that period plus:

  (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent those losses were deducted in computing the Consolidated Net Income; plus

  (2) provision for taxes based on income or profits of that person and its Subsidiaries for that period, to the extent that the provision for taxes was deducted in computing the Consolidated Net Income; plus

  (3) consolidated interest expense of that person and its Subsidiaries for that period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, under Hedging Obligations), to the extent that the expense was deducted in computing the Consolidated Net Income; plus

  (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding the non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the person and its Subsidiaries for that period to the extent that the depreciation, amortization and other non-cash expenses were deducted in computing the Consolidated Net Income; minus


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


  (5) non-cash items increasing the Consolidated Net Income for that period, in each case, on a consolidated basis and determined in accordance with generally accepted accounting principles in effect on August 24, 1998.

  Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the specified person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent and in the same proportion that the net income of the Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Mrs. Fields' Holding by the Subsidiary without prior governmental approval (that has not been obtained), under the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

  "Consolidated Net Income" means, with respect to any specified person for any period, the total of the Net Income of the Person and its Subsidiaries for that period, on a consolidated basis, determined in accordance with generally accepted accounting principles in effect on August 24, 1998; provided that:

  (1) the Net Income (but not loss) of any person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified person or a Wholly Owned Subsidiary of the person;

  (2) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

  (3) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of the acquisition shall be excluded; and

  (4) the cumulative effect of a change in accounting principles shall be excluded.

  "Consolidated Net Worth" means, with respect to any person as of any date, the sum of:

  (1) the consolidated equity of the common stockholders of the person and its consolidated Subsidiaries as of that date plus

  (2) the respective amounts reported on that person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless those dividends may be declared and paid only out of net earnings in respect of the year of declaration and payment, but only to the extent of any cash received by the person upon issuance of the preferred stock, less

    (a) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to August 24, 1998 in the book value of any asset owned by the person or a consolidated Subsidiary of the person,

    (b) all investments as of that date in unconsolidated
        Subsidiaries and in persons that are not Subsidiaries
        (except, in each case, Permitted Investments), and

    (c) all unamortized debt discount and expense and unamortized deferred charges as of that date,

all of the foregoing determined in accordance with generally accepted accounting principles in effect on August 24, 1998.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Mrs. Fields' Holding who:

  (1) was a member of the Board of Directors on the date of the indenture; or

  (2) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board at the time of the nomination or election.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or redeemable at the option of its holder, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely as a result of any maturity or redemption of that Capital Stock shall not constitute Disqualified Stock if that maturity or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Existing Indebtedness" means Indebtedness of Mrs. Fields' Holding and its Subsidiaries (including preferred stock of Pretzel Time outstanding on August 24, 1998 but excluding any Indebtedness of Mrs. Fields' Holding or any of its Subsidiaries under any credit facility of Mrs. Fields with a maximum total amount of $15.0 million that is permitted under the indenture existing on August 24, 1998) in existence on August 24, 1998, until those amounts are repaid.

  "Fixed Charges" means, with respect to any person for any period, the sum, without duplication, of

  (1) the consolidated interest expense of the person and its Subsidiaries for that period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) under Hedging Obligations);

  (2) the consolidated interest expense of the person and its Subsidiaries that was capitalized during that period,

  (3) any interest expense on Indebtedness of another person that is guaranteed by that person or one of its Subsidiaries or secured by a Lien on assets of that person or one of its Subsidiaries (whether or not that guarantee or Lien is called upon); and

  (4) the product of

    (a) all dividend payments, whether or not in cash, on any series of preferred stock of the person or any of its Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of Mrs. Fields' Holding, times

    (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the person, expressed as a decimal, in each case, on a consolidated basis and in accordance with generally accepted accounting principles in effect on August 24, 1998.

  "Fixed Charge Coverage Ratio" means with respect to any person for any period, the ratio of the Consolidated Cash Flow of that person for such period to the Fixed Charges of that person for such period. In the event that Mrs. Fields' Holding or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to that

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


incurrence, assumption, guarantee or redemption of Indebtedness, or that issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

  In addition, for purposes of making the computation referred to above:

  (1) acquisitions that have been made by Mrs. Fields' Holding or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to that reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for that reference period shall be calculated without giving effect to clause (3) of the proviso described in the definition of Consolidated Net Income;

  (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with generally accepted accounting principles in effect on August 24, 1998, and operations or businesses disposed of prior to the Calculation Date, shall be excluded,

  (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with generally accepted accounting principles in effect on August 24, 1998, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to those Fixed Charges will not be obligations of the specified person or any of its Subsidiaries following the Calculation Date; and

  (4) the financial information of Mrs. Fields' Holding with respect to any portion of the four fiscal quarters prior to August 24, 1998 may be adjusted to eliminate certain historical expenses that are not expected to recur after the consummation of the Pretzel Contributions so long as those adjustments are not deemed to be contrary to the requirements of Regulation S-X under the Securities Act.

  In calculating the Fixed Charge Coverage Ratio for any period, to the extent that the proceeds from the incurrence of any Indebtedness are to be used to fund the acquisition of Equity Interests or assets in the same or a similar line of business as Mrs. Fields' Holding and its Subsidiaries were engaged in on August 24, 1998, including, without limitation, the specialty retail snack-food business, Mrs. Fields' Holding may include any pro forma adjustments permitted by Regulation S-X under the Securities Act in its calculation of the amount of Consolidated Cash Flow that relate solely to the acquisition, so long as such pro forma adjustments are not deemed to be contrary to the requirements of Rule 11-02 of Regulation S-X under the Securities Act.


  "Hedging Obligations" means, with respect to any person, the obligations of that person under:

  (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

  (2) other agreements or arrangements designed to protect that person against fluctuations in interest or foreign currency exchange rates.

  "Indebtedness" means, with respect to any specified person, any indebtedness of that person, whether or not contingent, in respect of:

  (1) borrowed money;

  (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect of those instruments);

  (3) banker's acceptances;

  (4) representing Capital Lease Obligations;

  (5) the balance deferred and unpaid of the purchase price of any property, except any balance that constitutes an accrued expense or trade payable; or

  (6) representing any Hedging Obligations, if and to the extent any of the preceding (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified person prepared in accordance with generally accepted accounting principles in effect on August 24, 1998. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified person (whether or not the Indebtedness is assumed by the specified person) and, to the extent not otherwise included, the guarantee by the person of any indebtedness of any other person.

  The amount of any Indebtedness outstanding as of any date shall be:

  (1) the accreted value of the Indebtedness, in the case of any Indebtedness that does not require current payments of interest; and

  (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

  "Investments" means, with respect to any person, all investments by that person in other persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with generally accepted accounting principles in effect on August 24, 1998, provided that an acquisition of assets, Equity Interests or other securities by Mrs. Fields' Holding for consideration consisting of common stock of Mrs. Fields' Holding shall not be deemed to be an Investment. If Mrs. Fields' Holding or any Subsidiary of Mrs. Fields' Holding sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Mrs. Fields' Holding such that, after giving effect to the sale or disposition, the person is no longer a Subsidiary of Mrs. Fields' Holding, Mrs. Fields' Holding shall be deemed to have made an Investment on the date of any sale or disposition equal to the fair market value of the Equity Interests of the Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature of that of encumbrance, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction), provided that the definition of "Lien" shall not include any option, call or similar right relating to treasury shares of Mrs. Fields' Holding to the extent that the option, call or right is granted

  (a) under any employee stock option plan, employee stock ownership plan or similar plan or arrangement of Mrs. Fields' Holding or its Subsidiaries or

  (b) in connection with the issuance of Indebtedness permitted to be incurred under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

  "Mrs. Fields" means Mrs. Fields' Original Cookies, Inc., a Delaware corporation and a wholly owned subsidiary of Mrs. Fields holding.

  "Mrs. Fields' Holding Capital Contributions" means the capital contribution of Mrs. Fields' Holding to Mrs. Fields on August 24, 1998 and all future capital contributions or purchases made by Mrs. Fields' Holding to or from Mrs. Fields in exchange for capital stock of Mrs. Fields.


  "Net Income" means, with respect to any person, the net income (loss) of that person, determined in accordance with generally accepted accounting principles in effect on August 24, 1998 and before any reduction in respect of preferred stock dividends, excluding, however:

  (1) any gain (but not loss), together with any related provision for taxes on that gain (but not loss), realized in connection with

    (a) any Asset Sale (including, without limitation, dispositions under sale and leaseback transactions) or

    (b) the disposition of any securities by the person or any of its Subsidiaries or the extinguishment of any Indebtedness of the person or any of its Subsidiaries; and

  (2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on that extraordinary or nonrecurring gain (but not loss).

  "Net Proceeds" means the total cash proceeds received by Mrs. Fields' Holding or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale but only as and when received), net of the direct costs relating to the Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the permanent repayment of, or permanent reduction in availability or commitment under, Indebtedness secured by a Lien on the asset or assets that were the subject of the Asset Sale and any reserve for adjustment in respect of the sale price of the asset or assets established in accordance with generally accepted accounting principles in effect on August 24, 1998.

  "Non-Core Stores" means the stores listed in Exhibit G to the Indenture.


  "Permitted Investments" means:

    (1) any Investment in Mrs. Fields' Holding or in a Wholly Owned Subsidiary of Mrs. Fields' Holding that is engaged in the same or a similar line of business as Mrs. Fields' Holding and its Subsidiaries were engaged in on August 24, 1998, including, without limitation, the specialty retail snack-food business;

    (2) any Investment in Cash Equivalents;

    (3) any Investment by Mrs. Fields' Holding or any Subsidiary of Mrs. Fields' Holding in a person, if as a result of the Investment:

           (a) the person becomes a Wholly Owned Subsidiary of Mrs. Fields' Holding that is engaged in the same or a similar line of business as Mrs. Fields' Holding and its Subsidiaries were engaged in on August 24, 1998, including, without limitation, the specialty retail snack-food business or

           (b) the person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Mrs. Fields' Holding or a Wholly Owned Subsidiary of Mrs. Fields' Holding and that is engaged in the same or a similar line of business as Mrs. Fields' Holding and its Subsidiaries were engaged in on August 24, 1998, including, without limitation, the specialty retail snack-food business;

    (4) any Investment other than a Permitted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made under and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

    (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Mrs. Fields' Holding;

    (6) any Investments in accounts and notes receivable acquired in the ordinary course of business;

    (7) any Investments in notes of employees, officers, directors and their transferees and Affiliates issued to Mrs. Fields' Holding or Mrs. Fields representing payment of the exercise price of options to purchase common stock of Mrs. Fields' Holding;

    (8) any Investments by Mrs. Fields' Holding or Mrs. Fields in
        Hedging Obligations otherwise permitted to be incurred under the indenture;

    (9) any Investments existing on August 24, 1998; and

    (10) any purchase of any and all remaining common stock of Pretzel
         Time.

  "Permitted Liens" means:

    (1) Liens securing Indebtedness under a credit facility of Mrs. Fields with a maximum total amount of $15.0 million that is permitted under the indenture that was permitted by the terms of the indenture to be incurred;

    (2) Liens in favor of Mrs. Fields' Holding or Mrs. Fields;

    (3) Liens on property of a person existing at the time the person is merged into or consolidated with Mrs. Fields' Holding or any Subsidiary of Mrs. Fields' Holding, provided that those Liens were in existence prior to the contemplation of the merger or consolidation and do not extend to any assets other than those of the person merged into or consolidated with Mrs. Fields' Holding;

    (4) Liens on property existing at the time of acquisition thereof by Mrs. Fields' Holding or any Subsidiary of Mrs. Fields' Holding, provided that those Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets of Mrs. Fields' Holding other than the property so acquired;

    (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

    (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clauses (4) and (11) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," provided that, in the case of Indebtedness permitted by clause (3), covering only the assets acquired with that Indebtedness;

    (7) Liens existing on August 24, 1998;

    (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with generally accepted accounting principles in effect on August 24, 1998 shall have been made therefor; and

    (9) Liens incurred in the ordinary course of business of Mrs.
        Fields' Holding or any Subsidiary of Mrs. Fields' Holding that

      (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and

      (b) do not in the total materially detract from the value of the property or materially impair the use thereof in the operation of business by Mrs. Fields' Holding or the Subsidiary.

  "Permitted Refinancing Indebtedness" means any Indebtedness of Mrs. Fields' Holding or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Mrs. Fields' Holding or any of its Subsidiaries, provided that

    (1) the principal amount (or accreted value, if applicable) of the Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

    (2) the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted
        Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

    (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

    (4) the Indebtedness is incurred either by Mrs. Fields' Holding or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Pretzel Contributions" means the contribution from Mrs. Fields' Holding to Mrs. Fields of the pretzel business formerly owned by H&M Concepts Ltd. Co., an Idaho limited liability company, and its subsidiaries, and the common stock of Pretzel Time.



  "Public Equity Offering" means a public offering registered under the Securities Act (except for any registration under Form S-8) of common stock of Mrs. Fields' Holding.

  "Related Party" with respect to Herbert S. Winokur, Jr. or Capricorn Investors II, L.P. means:

    (1) any greater than 50% owned Subsidiary, or spouse or immediate family member (in the case of an individual) of Herbert S. Winokur, Jr. or Capricorn Investors II, L.P. or

    (2) trust, corporation, general partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding a greater than 50% controlling interest of which consist, or a limited partnership, the general partner of which consists, of Herbert S. Winokur, Jr. or Capricorn Investors II, L.P. and/or the other persons referred to in the immediately preceding clause (1).

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act, as that Regulation is in effect on August 24, 1998.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing the Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase the interest or principal prior to the date originally scheduled for payment.

  "Subsidiary" means, with respect to any person,

    (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person (or a combination thereof) and

    (2) any partnership

      (a) the sole general partner or the managing general partner of which is that person or a Subsidiary of that person or

      (b) the only general partners of which are that person or of one or more Subsidiaries of that person (or any combination of the preceding).

  "Tax Sharing Agreement" means any tax allocation agreement between Mrs. Fields' Holding or any of its Subsidiaries with Mrs. Fields' Holding or any direct or indirect shareholder of Mrs. Fields' Holding with respect to consolidated or combined tax returns including Mrs. Fields' Holding or any of its Subsidiaries, but, in each case, only to the extent that amounts payable from time to time by Mrs. Fields' Holding or the Subsidiary under any such agreement do not exceed the corresponding tax payments that Mrs. Fields' Holding or the Subsidiary would have been required to make to any relevant taxing authority had Mrs. Fields' Holding or the Subsidiary not joined in those consolidated or combined returns, but instead had filed returns including only Mrs. Fields' Holding and its Subsidiaries.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

    (1) the sum of the products obtained by multiplying

      (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by

      (b) the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of that payment; by

    (2) the then outstanding principal amount of that Indebtedness.

  "Wholly Owned Subsidiary" of any person means a Subsidiary of that person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by that person or by one or more Wholly Owned Subsidiaries of that person and one or more Wholly Owned Subsidiaries of that person.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Agreement

  Mrs. Fields entered into an Amended and Restated Loan Agreement, as amended, dated as of February 28, 1998, with LaSalle National Bank. Under the credit agreement, La Salle National Bank will provide Mrs. Fields with a revolving loan commitment of up to $15.0 million until the maturity date of March 31, 2001 or until the credit agreement is otherwise terminated or accelerated by La Salle National Bank. Principal amounts due on revolving loans made under the credit agreement bear interest at Mrs. Fields' option at either the Prime rate or LIBOR plus two percent per annum. Any amount of principal or interest that is not paid when due bears interest payable on demand at the default rate of interest, which is the regular interest rate plus two percent. The credit agreement also provides that La Salle National Bank may issue letters of credit on behalf of Mrs. Fields in a total amount not to exceed $500,000. The total amount of letters of credit issued plus the total amount of revolving loans outstanding cannot exceed $15.0 million. Substantially all of the assets of Mrs. Fields have been pledged to La Salle National Bank under the agreement. The credit agreement contains restrictions on, among other things, payments, the incurrence of indebtedness and liens, which are substantially similar to the restrictions in the indenture. As of July 3, 1999, there was $7.0 million outstanding under the credit agreement. Under the borrowing base, Mrs. Fields is limited to borrowing an additional $276 thousand in accordance with restrictions of the indenture.

  On May 27, 1999, Pretzel Time entered into agreements with LaSalle National Bank under which Pretzel Time borrowed, on May 28, 1999, $1,000,000 in aggregate principal amount from LaSalle. Pretzel Time issued a revolving note to LaSalle to evidence its borrowing, which bears interest at the Prime rate, or Prime plus 2% for any balance payable after the note has matured on June 30, 2000. Pretzel Time has pledged its assets to LaSalle to secure its obligations, and Mrs. Fields has guaranteed Pretzel Time's obligations to LaSalle.

                                    WARRANTS

  The outstanding notes were issued concurrently with the warrants, with $1,000 in principal amount at maturity of notes and one warrant constituting a unit. Each warrant is exercisable for 3.14411 shares of common stock of Mrs. Fields' Holding. The notes and the warrants became separately transferable on February 20, 1999, which was 180 days after the closing of the offering of outstanding notes.

                              PLAN OF DISTRIBUTION

  Each broker-dealer that receives notes for its own account issued in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of notes issued in the exchange offer received in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for
use in connection with this type of resale. In addition, until     , 1999, all
dealers effecting transactions in the notes may be required to deliver a prospectus.

  We will not receive any proceeds from any sale of notes issued in the exchange offer by broker-dealers. Notes issued in the exchange offer received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the notes issued in the exchange offer or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer or the purchasers of these notes issued in the exchange offer. Any broker-dealer that resells notes issued in the exchange offer that were received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of these notes issued in the exchange offer may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on the resale of notes issued in the exchange offer and any commission or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 120 days after the completion of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal or agent's message. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes in an amount up to $50,000) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

              UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general summary of U.S. Federal income tax consequences associated with the exchange of the outstanding notes for the notes issued in the exchange offer. The summary is based upon current laws, regulations, rulings and judicial decisions all of which are subject to change, possibly with retroactive effect. The discussion below does not address all aspects of U.S. Federal income taxation that may be relevant to particular holders of outstanding notes or notes issued in the exchange offer. In addition, the discussion does not address any aspect of state, local or foreign taxation.

  The exchange of the outstanding notes for the notes issued in the exchange offer should not be treated as an "exchange" for U.S. Federal income tax purposes because the notes issued in the exchange offer should not be considered to differ materially in kind or extent from the outstanding notes. Rather, the notes issued in the exchange offer received by a holder should be treated as a continuation of the outstanding notes in the hands of such holder. As a result there should be no U.S. Federal income tax consequences to holders exchanging the outstanding notes for the notes issued in the exchange offer, and any exchanging holder of outstanding notes should have the same tax basis and holding period in, and original issue discount income in respect of, the notes issued in the exchange offer as such holder had in the outstanding notes immediately prior to the exchange.

  Prospective holders of the notes issued in the exchange offer are urged to consult their tax advisors concerning the particular tax consequences of exchanging such holders' outstanding notes for the notes issued in the exchange offer, including the applicability and effect of any state, local or foreign income and other tax laws.

                                 LEGAL MATTERS

  The validity of the notes issued in the exchange offer offered hereby will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

  The historical consolidated financial statements of Mrs. Fields' Holding Company, Inc. and subsidiaries as of January 3, 1998 and January 2, 1999 and for the period from inception (September 18, 1996) to December 28, 1996 and for the years ended January 3, 1998 and January 2, 1999; the historical consolidated financial statements of Mrs. Fields' Original Cookies, Inc. and subsidiaries as of January 3, 1998 and January 2, 1999 and for the period from inception (September 18, 1996) to December 28, 1996 and for the years ended January 3, 1998 and January 2, 1999; the historical financial statements of Mrs. Fields Inc. and subsidiaries as of September 17, 1996 and for the period from December 31, 1995 to September 17, 1996; the historical combined financial statements of The Original Cookie Company, Incorporated and the Carved-Out Portion of Hot Sam Company, Inc. as of September 17, 1996 and for the year ended December 30, 1995 and for the period ended September 17, 1996; the historical financial statements of Chocolate Chip Cookies of Texas, Inc. as of September 30, 1996 and 1997 and for the years ended September 30, 1995, 1996 and 1997; the historical combined financial statements of the Combined Karp Entities as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997, included in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect to it, and are included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The financial statements of Mrs. Fields Inc. and subsidiaries for the year ended December 30, 1995 included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Deblan Corporation as of December 31, 1996 and 1997, and for the years ended December 31, 1995, 1996 and 1997 included in this prospectus, have been audited by Weinstein Spira & Company, P.C., independent auditors, as stated in their report appearing in this prospectus.

  The financial statements of Cookies USA, Inc. and subsidiary as of June 29, 1997 and June 28, 1998 and for each of the three years in the period ended June 28, 1998 included in this prospectus, have been audited by PRICEWATERHOUSECOOPERS LLP, independent accountants, as stated in their report appearing in this prospectus.

  The financial statements of Cookie Conglomerate, Inc. as of December 31, 1997 and 1996, and for the years ended December 31, 1997 and 1996 included in this prospectus, have been audited by Habif, Arogeti & Wynne, P.C., independent auditors, as stated in their report appearing in this prospectus.

  The financial statements of Pretzelmaker Holdings, Inc. and subsidiaries as of December 31, 1997, and for the year ended December 31, 1997 included in this prospectus, have been audited by AJ. Robbins, PC, independent public accountants as stated in their report appearing in this prospectus.

  The financial statements of Pretzelmaker Holdings, Inc. as of December 31, 1996 and for the period from inception (February 24, 1995) to December 31, 1995 and for the year ended December 31, 1996 included in this prospectus, have been audited by BDO Seidman, LLP, independent public accountants, as stated in their report appearing in this prospectus.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  On August 24, 1998, Mrs. Fields' Holding Company, Inc. sold 55,000 Units, consisting of $55,000,000 in total principal amount of Senior Secured Discount Notes due 2005 and warrants to purchase 172,926 shares of common stock of Mrs. Fields' Holding. The net proceeds of the Mrs. Fields' Holding offering and the net proceeds of the $40,000,000 Mrs. Fields' Original Cookies, Inc. offering on the same date, together with existing Mrs. Fields' cash, were used to: (1) finance the acquisition of all of the outstanding capital stock of Great American; (2) finance the tender offer to repurchase all of Great American's $40,000,000 total principal amount of 10 7/8% Senior Secured Notes due 2001, including accrued but unpaid interest and a premium of $1,600,000; (3) finance the repayment of all of Great American's $10,000,000 total principal amount of 12.5% Subordinated Notes, including accrued but unpaid interest; (4) finance the retirement of Great American's Senior Redeemable Preferred Stock and Junior Redeemable Preferred Stock at a total discounted purchase price of $8,400,000;
(5) finance the acquisition of all of the outstanding capital stock of Deblan Corporation and Chocolate Chip Cookies of Texas, Inc., two franchisees of Great American, including the repayment of assumed debt; and (6) finance the asset purchase of eight stores controlled by another Great American franchisee, defined as the Combined Karp Entities.

  On October 5, 1998, Mrs. Fields purchased all of the retail cookie and related business and operations of eleven Great American stores, defined as Cookie Conglomerate, for a total purchase price of $2,800,000. The Cookie Conglomerate acquisition was funded with financing provided by T&W Financial Services Company, L.L.C. and such funding is secured by the assets of the acquired stores.

  On November 19, 1998, Mrs. Fields acquired all of the outstanding capital stock of Pretzelmaker Holdings, Inc. for $5,739,000, including $5,419,000 related to outstanding capital stock and $320,000 related to severance payments in lieu of outstanding capital stock options, and assumed liabilities totaling $1,299,000. The transaction was financed with notes issued to the sellers that were paid by Mrs. Fields in installments through January 4, 1999. Of the assumed indebtedness, $722,000 was paid by Mrs. Fields in installments through January 4, 1999. The notes are secured by all of the outstanding capital stock of Pretzelmaker.

  The unaudited pro forma condensed combined statements of operations for the 52 weeks ended January 2, 1999 are based upon the historical financial statements of Mrs. Fields' Holding, Great American, Deblan, Chocolate Chip, the Combined Karp Entities, Cookie Conglomerate and Pretzelmaker, and should be read in conjunction with the audited and unaudited financial statements and related notes of these entities. The unaudited pro forma condensed combined financial statements have been prepared using the purchase method of accounting for the acquisitions of Great American, Deblan, Chocolate Chip, the Combined Karp Entities, Cookie Conglomerate and Pretzelmaker. Mrs. Fields' Holding operates using a 52/53-week year ending near December 31. Great American operates using a 52/53-week year ending near June 30. Deblan, Cookie Conglomerate and Pretzelmaker operate using a year ending December 31 and Chocolate Chip operates using a year ending September 30. The Combined Karp Entities operate using various year ends, which have been recast to December
31. We have recast the historical financial statements for those entities that did not operate using a year ending near December 31 to be comparative for the 52 weeks ended January 2, 1999. None of the revenues and income (loss) of any entity has been excluded or included more than once in the unaudited pro forma condensed combined financial statements.

  The unaudited pro forma condensed combined statements of operations for the 52 weeks ended January 2, 1999 assume that the above transactions occurred as of January 4, 1998 (the first day of fiscal 1998) and combine the historical results of operations of the entities for those periods with pro forma adjustments to give effect to the Mrs. Fields' Holding's offering, the Mrs. Fields' offering in August 1998 and the acquisitions.

  The unaudited pro forma condensed combined financial statements included in this Registration Statement are for illustrative purposes only. Such information does not purport to be indicative of the results which would actually have been effected on the date and for the periods indicated, nor is it indicative of actual or future operating results or financial position that may occur. See also "Risk Factors" included elsewhere in this Registration Statement.

                              MRS. FIELDS' HOLDING

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                  FOR THE 52 WEEKS ENDED JANUARY 2, 1999

                                (unaudited)

                                                                         Combined                Pretzel-
                                   Great                   Chocolate       Karp        Cookie     maker    Pro Forma
                   Mrs. Fields'   American      Deblan        Chip       Entities   Conglomerate   (See   Adjustments
                     Holding    (See Note 2) (See Note 3) (See Note 4) (See Note 5) (See Note 6) Note 7)  (See Note 1)
                   ------------ ------------ ------------ ------------ ------------ ------------ -------- ------------
                                                              (dollars in thousands)
REVENUES:
 Net store and
  food sales.....    $140,235     $18,932       $6,370       $1,873       $1,489       $2,906     $1,222    $(1,338)(a)
 Franchising,
  net............      12,464       3,531          --           --           --           --       2,634       (609)(b)
 Licensing, net..       1,537         --           --           --           --           --         --         --
                     --------     -------       ------       ------       ------       ------     ------    -------
 Total revenues..     154,236      22,463        6,370        1,873        1,489        2,906      3,856     (1,947)
                     --------     -------       ------       ------       ------       ------     ------    -------
OPERATING COSTS
 AND EXPENSES:
 Selling and
  store occupancy
  costs..........      75,003       7,645        3,523        1,000          914        1,580      1,401       (609)(b)
 Cost of sales...      38,482       6,428        1,108          454          373          733         85     (1,338)(a)
 General and
  administrative..     19,583       5,288        1,067          421          141          303      2,085     (1,834)(c)
 Store closure
  provision......       7,303         --           --           --           --           --         --         --
 Depreciation and
  amortization...      19,867       1,510          182           22           82          118        657      3,191(d)
                     --------     -------       ------       ------       ------       ------     ------    -------
 Total operating
  costs and
  expenses.......     160,238      20,871        5,880        1,897        1,510        2,734      4,228       (590)
                     --------     -------       ------       ------       ------       ------     ------    -------
Income (loss)
 from
 operations......      (6,002)      1,592          490          (24)         (21)         172       (372)    (1,357)
INTEREST
 EXPENSE.........     (14,946)     (4,077)         (43)          (2)          (8)         (17)      (179)    (2,854)(e)
INTEREST INCOME..         623         258           24            4          --           --         --         --
OTHER INCOME
 (EXPENSE), net..        (409)       (149)          40           11          --            32        --         --
                     --------     -------       ------       ------       ------       ------     ------    -------
 Income (loss)
  before
  provision
  (benefit) for
  income taxes...     (20,734)     (2,376)         511          (11)         (29)         187       (551)    (4,211)
PROVISION
 (BENEFIT) FOR
 INCOME TAXES....         316         (38)         115           27            6          --          (8)       --
                     --------     -------       ------       ------       ------       ------     ------    -------
 Income (loss)
  before
  preferred stock
  accretion and
  dividends of
  subsidiaries
  and minority
  interest.......     (21,050)     (2,338)         396          (38)         (35)         187       (543)    (4,211)
PREFERRED STOCK
 ACCRETION AND
 DIVIDENDS OF
 SUBSIDIARIES....        (444)        --           --           --           --           --         --         --
MINORITY
 INTEREST........         (11)        --           --           --           --           --         --         --
                     --------     -------       ------       ------       ------       ------     ------    -------
 Net income
  (loss).........    $(21,505)    $(2,338)      $  396       $  (38)      $  (35)      $  187     $ (543)   $(4,211)
                     ========     =======       ======       ======       ======       ======     ======    =======
 Basic and
  diluted net
  loss per common
  share..........    $  (6.55)    $ (0.71)      $ 0.12       $(0.01)      $(0.01)      $ 0.06     $(0.17)   $ (1.28)
                     ========     =======       ======       ======       ======       ======     ======    =======
                   Pro Forma
                   Combined
                   ----------
REVENUES:
 Net store and
  food sales.....  $171,689
 Franchising,
  net............    18,020
 Licensing, net..     1,537
                   ----------
 Total revenues..   191,246
                   ----------
OPERATING COSTS
 AND EXPENSES:
 Selling and
  store occupancy
  costs..........    90,457
 Cost of sales...    46,325
 General and
  administrative..   27,054
 Store closure
  provision......     7,303
 Depreciation and
  amortization...    25,629
                   ----------
 Total operating
  costs and
  expenses.......   196,768
                   ----------
Income (loss)
 from
 operations......    (5,522)
INTEREST
 EXPENSE.........   (22,126)
INTEREST INCOME..       909
OTHER INCOME
 (EXPENSE), net..      (475)
                   ----------
 Income (loss)
  before
  provision
  (benefit) for
  income taxes...   (27,214)
PROVISION
 (BENEFIT) FOR
 INCOME TAXES....       418
                   ----------
 Income (loss)
  before
  preferred stock
  accretion and
  dividends of
  subsidiaries
  and minority
  interest.......   (27,632)
PREFERRED STOCK
 ACCRETION AND
 DIVIDENDS OF
 SUBSIDIARIES....      (444)
MINORITY
 INTEREST........       (11)
                   ----------
 Net income
  (loss).........  $(28,087)
                   ==========
 Basic and
  diluted net
  loss per common
  share..........  $  (8.55)
                   ==========

  See accompanying notes to pro forma condensed combined financial statements.

                              MRS. FIELDS' HOLDING

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (Unaudited)

1. Unaudited Pro Forma Condensed Combined Statements Of Operations Adjustments


  (a) Adjustment to reflect the elimination of batter sales and batter cost of sales as a result of combining Great American, Deblan, Chocolate Chip, the Combined Karp Entities and Cookie Conglomerate.

  (b) Adjustment to reflect the elimination of franchise fees and related costs as a result of combining Great American, Deblan, Chocolate Chip, the Combined Karp Entities and Cookie Conglomerate.

  (c) Adjustment to reflect the impact of the reduction in salaries and payroll expenses related to employees of Great American, Deblan, Chocolate Chip, the Combined Karp Entities, Cookie Conglomerate and Pretzelmaker terminated at the date of the acquisitions assuming that the acquisitions were completed at January 4, 1998. The terminations were a contractual component of the acquisition agreements and occurred concurrent with and were a direct result of the acquisitions. These terminations will have a continuing impact, as the positions occupied by the terminated employees have been eliminated. The terminated employees will not be replaced as Mrs. Fields has sufficient resources with existing staff to fulfill the applicable responsibilities. Other costs will not be incurred that will offset these reductions. The impact is factually supportable as the employees were terminated at the time of the acquisitions.

  (d) Adjustment to reflect amortization of goodwill totaling $84,404,000, which was recorded in connection with the purchase of the net assets of Great American, Deblan, Chocolate Chip, the Combined Karp Entities, Cookie Conglomerate and Pretzelmaker. Goodwill is being amortized over a 15-year period. Also includes adjustment to reflect a reduction in depreciation expense as a result of reducing Great American, Deblan, Chocolate Chip and the Combined Karp Entities property and equipment and increasing Cookie Conglomerate's property and equipment to estimated fair market value in connection with each respective acquisition. The average estimated depreciable lives for these assets is seven years.

  (e) Adjustment to interest expense related to: (i) the retirement of $40,000,000 of Great American 10.875% Senior Secured Notes; (ii) the retirement of $10,000,000 of Great American 12.5% Subordinated Notes; (iii) the elimination of Great American's original issue discount; (iv) the elimination of Great American's deferred loan costs; (v) the additional interest expense related to approximately $6,815,000 of new deferred loan costs amortized over a seven-year period; (vi) the additional interest expense on the $40,000,000 of Series C Senior Notes and amortization of $600,000 of assumed discount; (vii) the interest expense on the $55,000,000 of Mrs. Fields' Holding's 14% Senior Secured Discount Notes and amortization of $26,612,000 original issue discount;
(viii) the interest expense on $2,800,000 of financing related to the acquisition of Cookie Conglomerate, and (ix) the interest expense on $4,682,000 of financing related to the acquisition of Pretzelmaker.





2. Great American Acquisition

  On August 24, 1998, Mrs. Fields acquired all of the outstanding capital stock and subordinated indebtedness of Great American for an total purchase price of $18,400,000. The purchase price was allocated based on the estimated fair values of the net assets acquired, as presented below:

   Current assets acquired........................................ $ 11,439,000
   Fixed assets acquired..........................................    2,978,000
   Other assets acquired..........................................    3,128,000
   Current liabilities acquired...................................   (7,825,000)
   Other liabilities acquired.....................................  (42,194,000)
   Goodwill acquired..............................................   50,874,000
                                                                   ------------
     Total purchase price......................................... $ 18,400,000
                                                                   ============

                              MRS. FIELDS' HOLDING

                                  (Unaudited)

  In the accompanying pro forma condensed combined statement of operations for the 52 weeks ended January 2, 1999, Great American's results of operations from December 29, 1997 to August 23, 1998 are included under the "Great American" column heading. Great American's results of operations from August 24, 1998 to January 2, 1999 are included under the "Mrs. Fields" column heading.

  The following data reconciles the key components of Great American's results of operations in the pro forma condensed combined statement of operations for the 52 weeks ended January 2, 1999 with the key components of Great American's results of operations in its historical financial statements for the 52 weeks ended June 28, 1998:

                                                                Add
                                              Less         June 29, 1998  December 29, 1997
                         52 Weeks Ended  26 Weeks Ended          to              to
                         June 28, 1998  December 28, 1997 August 23, 1998  August 23, 1998
                         -------------- ----------------- --------------- -----------------
                                               (dollars in thousands)
Net store sales.........    $18,854          $10,382          $2,753           $11,225
Batter sales to
 franchisees............     12,214            6,140           1,633             7,707
Franchising, net........      5,770            2,884             563             3,449
Other, net..............        139               72              15                82
Operating costs and
 expenses...............     31,133           16,044           5,782            20,871
Income (loss) from
 operations.............      5,844            3,738            (514)            1,592
Net income (loss).......       (202)           1,182            (954)           (2,338)

3. Deblan Acquisition

  On August 24, 1998, Mrs. Fields acquired all of the outstanding capital stock of Deblan for an total purchase price of $10,465,000. Accordingly, in the accompanying pro forma condensed combined statement of operations for the 52 weeks ended January 2, 1999, Deblan's results of operations from January 1, 1998 to August 23, 1998 are included under the "Deblan" column heading. Deblan's results of operations from August 24, 1998 to January 2, 1999 are included under the "Mrs. Fields" column heading. The purchase price was allocated based on the estimated fair values of the net assets acquired, as presented below:

   Current assets acquired......................................... $ 1,241,000
   Fixed assets acquired, net......................................   1,649,000
   Other assets acquired...........................................     245,000
   Current liabilities acquired....................................  (1,006,000)
   Other liabilities acquired......................................    (565,000)
   Goodwill acquired...............................................   8,901,000
                                                                    -----------
     Total purchase price.......................................... $10,465,000
                                                                    ===========

  The following data reconciles the key components of Deblan's results of operations in the pro forma condensed combined statement of operations for the 52 weeks ended January 2, 1999 with the key components of Deblan's results of operations in its unaudited historical financial statements for the six months ended June 30, 1998:

                                            July 1, 1998   January 1, 1998
                          Six Months Ended        to              to
                           June 30, 1998   August 23, 1998 August 23, 1998
                          ---------------- --------------- ---------------
                                       (dollars in thousands)
Net store sales.........       $4,768          $1,602          $6,370
Operating costs and ex-
 penses.................        4,418           1,462           5,880
Income from operations..          350             140             490
Net income..............          232             164             396

                              MRS. FIELDS' HOLDING

                                  (Unaudited)

4. Chocolate Chip Acquisition

  On August 24, 1998, Mrs. Fields acquired all of the outstanding capital stock of Chocolate Chip for a total purchase price of $3,965,000. The purchase price was allocated based on the estimated fair values of the net assets acquired, as presented below:

   Current assets acquired.......................................... $  174,000
   Fixed assets acquired, net.......................................    108,000
   Other assets acquired............................................     46,000
   Current liabilities acquired.....................................   (111,000)
   Goodwill acquired................................................  3,748,000
                                                                     ----------
     Total purchase price........................................... $3,965,000
                                                                     ==========

  In the accompanying pro forma condensed combined statement of operations for the 52 weeks ended January 2, 1999, Chocolate Chip's results of operations from January 1, 1998 to August 23, 1998 are included under the "Chocolate Chip" column heading. Chocolate Chip's results of operations from August 24, 1998 to January 2, 1999 are included under the "Mrs. Fields" column heading.

  The following data reconciles the key components of Chocolate Chip's results of operations in the pro forma condensed combined statement of operations for the 52 weeks ended January 2, 1999 with the key components of Chocolate Chip's results of operations in its historical financial statements for the nine months ended June 30, 1998:

                                              Less              Add
                           Nine Months    Three Months     July 1, 1998   January 1, 1998
                              Ended           Ended              to              to
                          June 30, 1998 December 31, 1997 August 23, 1998  August 23, 1998
                          ------------- ----------------- --------------- ----------------
                                               (dollars in thousands)
Net store sales.........     $2,266           $803             $410            $1,873
Operating costs and ex-
 penses.................      2,100            646              443             1,897
Income (loss) from oper-
 ations.................        166            157              (33)              (24)
Net income (loss).......        116            155                1               (38)

5. Combined Karp Entities Acquisition

  On September 9, 1998, Mrs. Fields acquired the Combined Karp Entities for a total purchase price of $1,888,000. Accordingly, in the accompanying pro forma condensed combined statement of operations for the 52 weeks ended January 2, 1999, the Combined Karp Entities' results of operations from January 1, 1998 to September 9, 1998 are included under the "Combined Karp Entities" column heading. The Combined Karp Entities' results of operations from September 10, 1998 to January 2, 1999 are included under the "Mrs. Fields" column heading. The purchase price was allocated based on the estimated fair values of the net assets acquired, as presented below:

   Current assets acquired.......................................... $   54,000
   Fixed assets acquired, net.......................................  1,054,000
   Goodwill acquired................................................    780,000
                                                                     ----------
     Total purchase price........................................... $1,888,000
                                                                     ==========

                              MRS. FIELDS' HOLDING

                                  (Unaudited)

  The following data reconciles the key components of the Combined Karp Entities results of operations in the pro forma condensed combined statement of operations for the 52 weeks ended January 2, 1999 with the key components of the Combined Karp Entities results of operations in its historical financial statements for the six months ended June 30, 1998:

                          Six Months Ended  July 1, 1998 To  January 1, 1998 To
                           June 30, 1998   September 9, 1998 September 9, 1998
                          ---------------- ----------------- ------------------
                                         (dollars in thousands)
Net store sales.........       $1,181            $308              $1,489
Operating costs and ex-
 penses.................        1,259             251               1,510
Income (loss) from oper-
 ations.................          (78)             57                 (21)
Net income (loss).......          (91)             56                 (35)

6. Cookie Conglomerate Acquisition

  On October 5, 1998, Mrs. Fields acquired Cookie Conglomerate for a total purchase price of $2,800,000. Accordingly, in the accompanying pro forma condensed combined statement of operations for the 52 weeks ended January 2, 1999, Cookie Conglomerate's results of operations from January 1, 1998 to September 30, 1998 are included under the "Cookie Conglomerate" column heading. The purchase price was allocated based on the estimated fair values of the net assets acquired, as presented below:

   Fixed assets acquired............................................ $1,270,000
   Other intangibles acquired.......................................    100,000
   Goodwill acquired................................................  1,430,000
                                                                     ----------
     Total purchase price........................................... $2,800,000
                                                                     ==========

7. Pretzelmaker Acquisition

  On November 19, 1998, Mrs. Fields acquired all of the outstanding capital stock of Pretzelmaker Holdings, Inc., consisting of 229 stores in the United States and Canada, for $5,419,000 and assumed liabilities of $320,000 related to severance payments in lieu of outstanding stock options to be paid upon closing. Mrs. Fields paid $1,100,000 in cash upon closing of the acquisition and signed a promissory note for $4,319,000, which was paid in three installments through January 4, 1999. Accordingly, in the accompanying pro forma condensed combined financial statements of operations for the 52 weeks ended January 2, 1999, Pretzelmaker's results of operations from January 1, 1998 to November 19, 1998 are included under the "Pretzelmaker" column heading. The purchase price was allocated based on the estimated fair values of the net assets (liabilities) acquired, as presented below:

   Current assets acquired......................................... $   577,400
   Fixed assets acquired...........................................     248,700
   Other assets acquired...........................................      50,000
   Current liabilities acquired....................................  (1,991,700)
   Other liabilities acquired......................................  (1,108,400)
   Goodwill acquired...............................................   7,643,000
                                                                    -----------
     Total purchase price.......................................... $ 5,419,000
                                                                    ===========

                    INDEX TO HISTORICAL FINANCIAL STATEMENTS

                                                                           Page
                                                                           -----
Mrs. Fields' Holding Company, Inc. and subsidiaries
Report of Independent Public Accountants.................................    F-4
Consolidated Balance Sheets as of January 3, 1998 and January 2, 1999....    F-5
Consolidated Statements of Operations for the period from inception
 (September 18, 1996) to December 28, 1996, and for the years ended
 January 3, 1998 and January 2, 1999.....................................    F-7
Consolidated Statements of Stockholders' Equity for the period from inception (September 18, 1996) to December 28, 1996, and for the years
 ended January 3, 1998 and January 2, 1999...............................    F-8
Consolidated Statements of Cash Flows for the period from inception
 (September 18, 1996) to December 28, 1996, and for the years ended
 January 3, 1998 and January 2, 1999.....................................    F-9
Notes to Consolidated Financial Statements...............................   F-12
Unaudited Condensed Consolidated Balance Sheets as of January 2, 1999 and
 July 3, 1999............................................................   F-39
Unaudited Condensed Consolidated Statements of Operations for the
 26 weeks ended July 4, 1998 and July 3, 1999............................   F-41
Unaudited Condensed Consolidated Statements of Cash Flows for the
 26 weeks ended July 4, 1998 and July 3, 1999............................   F-42
Unaudited Notes to Condensed Consolidated Financial Statements...........   F-43
Mrs. Fields' Original Cookies, Inc. and subsidiaries
Report of Independent Public Accountants.................................   F-46
Consolidated Balance Sheets as of January 3, 1998 and January 2, 1999....   F-48
Consolidated Statements of Operations for the period from inception
 (September 18, 1996) to December 28, 1996, and for the years ended
 January 3, 1998 and January 2, 1999.....................................   F-50
Consolidated Statements of Stockholder's Equity for the period from inception (September 18, 1996) to December 28, 1996, and for the years
 ended January 3, 1998 and January 2, 1999...............................   F-51
Consolidated Statements of Cash Flows for the period from inception
 (September 18, 1996) to December 28, 1996, and for the years ended
 January 3, 1998 and January 2, 1999.....................................   F-52
Notes to Consolidated Financial Statements...............................   F-53
Unaudited Condensed Consolidated Balance Sheets as of January 2, 1999 and
 July 3, 1999............................................................   F-86
Unaudited Condensed Consolidated Statements of Operations for the 26
 weeks ended July 4, 1998 and July 3, 1999...............................   F-88
Unaudited Condensed Consolidated Statements of Cash Flows for the 26
 weeks ended July 4, 1998 and July 3, 1999...............................   F-89
Unaudited Notes to Condensed Consolidated Financial Statements...........   F-90
Mrs. Fields Inc. and subsidiaries
Report of Independent Public Accountants (Arthur Andersen LLP)...........   F-99
Independent Auditors' Report (Deloitte & Touche LLP).....................  F-100
Consolidated Balance Sheet as of September 17, 1996......................  F-101
Consolidated Statements of Operations for the year ended December 30,
 1995 and for the period ended September 17, 1996........................  F-103
Consolidated Statements of Stockholders' Deficit for the year ended
 December 30, 1995 and for the period ended September 17, 1996...........  F-104
Consolidated Statements of Cash Flows for the year ended December 30,
 1995 and for the period ended September 17, 1996........................  F-105
Notes to Consolidated Financial Statements...............................  F-106
The Original Cookie Company, Incorporated and the Carved-out Portion of
 Hot Sam Company, Inc. (Combined)
Report of Independent Public Accountants.................................  F-115
Combined Balance Sheet as of September 17, 1996..........................  F-116
Combined Statements of Operations for the year ended December 30, 1995 and for the period ended September 17, 1996.............................  F-118
Combined Statements of Stockholders' Equity for the year ended December
 30, 1995 and for the period ended September 17, 1996....................  F-119
Combined Statements of Cash Flows for the year ended December 30, 1995 and for the period ended September 17, 1996.............................  F-120
Notes to Combined Financial Statements...................................  F-121

                                                                          Page
                                                                          -----
Cookies USA, Inc. and subsidiary
Report of Independent Accountants.......................................  F-125
Consolidated Balance Sheets as of June 29, 1997 and June 28, 1998.......  F-126
Consolidated Statements of Operations for the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998...................  F-128
Consolidated Statements of Changes in Stockholders' Deficit for the
 fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28,
 1998...................................................................  F-129
Consolidated Statements of Cash Flows for the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998...................  F-130
Notes to Consolidated Financial Statements..............................  F-132
Deblan Corporation
Independent Auditors' Report............................................  F-144
Balance Sheets as of December 31, 1996 and 1997 and June 30, 1998
 (unaudited)............................................................  F-145
Statements of Earnings for the years ended December 31, 1995, 1996 and
 1997 and for the six months ended June 30, 1997 (unaudited) and 1998
 (unaudited)............................................................  F-147
Statements of Shareholders' Equity for the years ended December 31,
 1995, 1996 and 1997 and for the six months ended June 30, 1998
 (unaudited)............................................................  F-148
Statements of Cash Flows for the years ended December 31, 1995, 1996 and
 1997 and for the six months ended June 30, 1997 (unaudited) and 1998
 (unaudited)............................................................  F-149
Notes to Financial Statements...........................................  F-151
Chocolate Chip Cookies of Texas, Inc.
Report of Independent Public Accountants................................  F-157
Balance Sheets as of September 30, 1996 and 1997 and June 30, 1998
 (unaudited)............................................................  F-158
Statements of Operations for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June 30, 1997 (unaudited) and
 1998 (unaudited).......................................................  F-160
Statements of Stockholders' Equity for the years ended September 30,
 1995, 1996, and 1997 and for the nine months ended June 30, 1998
 (unaudited)............................................................  F-161
Statements of Cash Flows for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June 30, 1997 (unaudited) and
 1998 (unaudited).......................................................  F-162
Notes to Financial Statements...........................................  F-164
The Combined Karp Entities
Report of Independent Public Accountants................................  F-169
Combined Balance Sheets as of December 31, 1996 and 1997 and June 30,
 1998 (unaudited).......................................................  F-170
Combined Statements of Operations for the years ended December 31, 1995,
 1996 and 1997 and for the six months ended June 30, 1997 (unaudited)
 and 1998 (unaudited)...................................................  F-172
Combined Statements of Stockholders' Equity for the years ended December
 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998
 (unaudited)............................................................  F-173
Combined Statements of Cash Flows for the years ended December 31, 1995,
 1996 and 1997 and for the six months ended June 30, 1997 (unaudited)
 and 1998 (unaudited)...................................................  F-174
Notes to Combined Financial Statements..................................  F-176
The Cookie Conglomerate, Inc. and affiliates
Independent Auditors' Report............................................  F-183
Combined Balance Sheets as of December 31, 1997 and 1996................  F-184
Combined Statements of Operations for the years ended December 31, 1997 and 1996...............................................................  F-186
Combined Statements of Changes in Equity for the years ended December
 31, 1997 and 1996......................................................  F-187
Combined Statements of Cash Flows for the years ended December 31, 1997 and 1996...............................................................  F-188
Notes to the Financial Statements.......................................  F-189
Combined Balance Sheet as of September 30, 1998 (unaudited).............  F-193
Combined Statements of Operations for the nine months ended September
 30, 1998 and 1997 (unaudited)..........................................  F-194

Combined Statements of Cash Flows for the nine months ended September
 30, 1998 and 1997 (unaudited).......................................... F-195
Notes to the Combined Financial Statements.............................. F-196
Pretzelmaker Holdings, Inc. and Subsidiaries
Report of Independent Certified Public Accountants (AJ. Robbins, PC).... F-197
Report of Independent Certified Public Accountants (BDO Seidman, LLP)... F-198
Consolidated Balance Sheets as of December 31, 1996 and 1997 and
 September 30, 1998 (unaudited)......................................... F-199
Consolidated Statements of Operations for the Period from February 24
 (Inception) to December 31, 1995 and the Years Ended December 31, 1996
 and 1997 and the Nine Months Ended September 30, 1997 (unaudited) and
 1998 (unaudited)....................................................... F-201
Consolidated Statements of Stockholders' Equity for the Period from
 February 24 (Inception) to December 31, 1995 and the Years Ended
 December 31, 1996 and 1997 and the Nine Months Ended September 30, 1998
 (unaudited)............................................................ F-202
Consolidated Statements of Cash Flows for the Period from February 24
 (Inception) to December 31, 1995 and the Years Ended December 31, 1996
 and 1997 and the Nine Months Ended September 30, 1997 (unaudited) and
 1998 (unaudited)....................................................... F-203
Notes to Consolidated Financial Statements.............................. F-204

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mrs. Fields' Holding Company, Inc.:

  We have audited the accompanying consolidated balance sheets of Mrs. Fields' Holding Company, Inc. (a Delaware corporation) and subsidiaries as of January 3, 1998 and January 2, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from inception (September 18, 1996) to December 28, 1996 and for each of the two years in the period ended January 2, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mrs. Fields' Holding Company, Inc. and subsidiaries as of January 3, 1998 and January 2, 1999, and the consolidated results of their operations and their cash flows for the period from inception (September 18, 1996) to December 28, 1996 and for each of the two years in the period ended January 2, 1999 in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Salt Lake City, Utah

April 1, 1999

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

                        CONSOLIDATED BALANCE SHEETS

               (Dollars in thousands, except per share data)

                                  ASSETS

                                                         January 3, January 2,
                                                            1998       1999
                                                         ---------- ----------
CURRENT ASSETS:
  Cash and cash equivalents.............................  $ 16,493   $  4,759
  Accounts receivable, net of allowance for doubtful
   accounts of $32 and $74, respectively................     1,535      3,208
  Amounts due from franchisees and licensees, net of
   allowance for doubtful accounts of $582 and $1,078,
   respectively.........................................     2,176      6,137
  Inventories...........................................     3,100      5,503
  Prepaid rent and other................................     3,065      4,054
  Deferred income tax assets............................     2,765        861
                                                          --------   --------
    Total current assets................................    29,134     24,522
                                                          --------   --------
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements................................    21,099     29,914
  Equipment and fixtures................................    14,100     17,108
  Land..................................................       128        240
                                                          --------   --------
                                                            35,327     47,262
  Less accumulated depreciation and amortization........    (6,125)   (15,465)
                                                          --------   --------
    Net property and equipment..........................    29,202     31,797
                                                          --------   --------
DEFERRED INCOME TAX ASSETS, net of current portion......       734      2,638
                                                          --------   --------
GOODWILL, net of accumulated amortization of $5,040 and
 $11,338, respectively..................................    69,141    146,375
                                                          --------   --------
TRADEMARKS AND OTHER INTANGIBLES, net of accumulated
 amortization of $1,409 and $2,615, respectively........    15,193     14,296
                                                          --------   --------
DEFERRED LOAN COSTS, net of accumulated amortization of
 $70 and $1,406, respectively...........................     5,906     13,440
                                                          --------   --------
OTHER ASSETS............................................     1,325      1,332
                                                          --------   --------
                                                          $150,635   $234,400
                                                          ========   ========

        The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

               (Dollars in thousands, except per share data)

                   LIABILITIES AND STOCKHOLDERS' EQUITY

                                                         January 3, January 2,
                                                            1998       1999
                                                         ---------- ----------
CURRENT LIABILITIES:
  Current portion of long-term debt.....................  $    472   $  8,046
  Current portion of capital lease obligations..........       142        299
  Accounts payable......................................     3,805     10,723
  Bank overdraft........................................       --       4,133
  Accrued liabilities...................................     3,480      3,597
  Current portion of store closure reserve..............     3,664      4,577
  Accrued salaries, wages and benefits..................     1,891      3,155
  Accrued interest payable..............................     1,082      1,260
  Sales taxes payable...................................       937        962
  Deferred credits......................................       871        318
                                                          --------   --------
    Total current liabilities...........................    16,344     37,070
LONG-TERM DEBT, net of current portion and discounts....   100,284    171,291
STORE CLOSURE RESERVE, net of current portion...........     1,802     10,134
CAPITAL LEASE OBLIGATIONS, net of current portion.......       183        997
                                                          --------   --------
    Total liabilities...................................   118,613    219,492
                                                          --------   --------
COMMITMENTS AND CONTINGENCIES (Notes 3, 9 and 10)
MANDATORILY REDEEMABLE CUMULATIVE PREFERRED STOCK of
 Pretzel Time (a wholly owned subsidiary), aggregate
 liquidation preference of $1,437 and $1,495,
 respectively...........................................       902      1,261
                                                          --------   --------
MINORITY INTEREST.......................................        58        119
                                                          --------   --------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 100 shares authorized
   for all series, excluding Series A, none issued......       --         --
  Common stock, $.01 par value; 5,000,000 shares
   authorized, 3,285,599 shares outstanding.............        33         33
  Common stock subscriptions receivable.................      (517)       --
  Warrants to purchase common stock.....................       --       2,895
  Additional paid-in capital............................    33,081     33,889
  Deferred compensation expense.........................      (189)      (438)
  Accumulated deficit...................................    (1,346)   (22,851)
                                                          --------   --------
    Total stockholders' equity..........................    31,062     13,528
                                                          --------   --------
                                                          $150,635   $234,400
                                                          ========   ========

        The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF OPERATIONS

                   (In thousands, except per share data)

                                         Inception        53         52
                                       (September 18,   Weeks      Weeks
                                          1996) to      Ended      Ended
                                        December 28,  January 3, January 2,
                                            1996         1998       1999
                                       -------------- ---------- ----------
REVENUES:
  Net store and food sales............    $40,849      $127,845   $140,235
  Franchising, net....................        503         4,535     12,464
  Licensing, net......................        764         2,028      1,537
                                          -------      --------   --------
    Total revenues....................     42,116       134,408    154,236
                                          -------      --------   --------
OPERATING COSTS AND EXPENSES:
  Selling and store occupancy costs...     19,492        66,832     75,003
  Cost of sales.......................     10,596        32,028     38,482
  General and administrative..........      4,089        16,436     19,583
  Store closure provision.............        --            538      7,303
  Depreciation and amortization.......      2,356        10,450     19,867
                                          -------      --------   --------
    Total operating costs and
     expenses.........................     36,533       126,284    160,238
                                          -------      --------   --------
  Income (loss) from operations.......      5,583         8,124     (6,002)
                                          -------      --------   --------
OTHER INCOME (EXPENSE), net:
  Interest expense....................     (1,737)       (7,527)   (14,946)
  Interest income.....................         76           246        623
  Other expense.......................        --           (368)      (409)
                                          -------      --------   --------
    Total other expense, net..........     (1,661)       (7,649)   (14,732)
                                          -------      --------   --------
  Income (loss) before provision for
   income taxes, preferred stock
   accretion and dividends of
   subsidiaries and minority
   interest...........................      3,922           475    (20,734)
PROVISION FOR INCOME TAXES............     (1,798)         (655)      (316)
                                          -------      --------   --------
  Income (loss) before preferred stock
   accretion and dividends of
   subsidiaries and minority
   interest...........................      2,124          (180)   (21,050)
PREFERRED STOCK ACCRETION AND
 DIVIDENDS OF SUBSIDIARIES............        --           (306)      (444)
MINORITY INTEREST.....................        --           (138)       (11)
                                          -------      --------   --------
  Net income (loss)...................      2,124          (624)   (21,505)
CUMULATIVE REDEEMABLE SERIES A
 PREFERRED STOCK DIVIDENDS............       (642)       (2,173)       --
                                          -------      --------   --------
  Net income (loss) applicable to
   common shares......................    $ 1,482      $ (2,797)  $(21,505)
                                          =======      ========   ========
  Basic and diluted net income (loss)
   per common share...................    $   .48      $   (.88)  $  (6.55)
                                          =======      ========   ========
  Weighted average number of common
   shares outstanding.................      3,066         3,167      3,286
                                          =======      ========   ========

        The accompanying notes to consolidated financial statements are an integral part of these statements.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                          (Dollars in thousands)

                                             Common     Warrants to                           Retained
                           Common Stock       Stock      Purchase   Additional   Deferred     Earnings
                         ---------------- Subscriptions   Common     Paid-in   Compensation (Accumulated
                          Shares   Amount  Receivable      Stock     Capital     Expense      Deficit)    Total
                         --------- ------ ------------- ----------- ---------- ------------ ------------ -------
BALANCE, September 18,
 1996...................       --   $--       $  --       $   --     $    --      $  --       $     --   $    --
 Issuance of common
  stock for cash........ 3,065,848   31         --           --          --         --             (31)      --
 Cumulative redeemable
  Series A preferred
  stock dividends.......       --   --          --           --          --         --            (642)     (642)
 Net income.............       --   --          --           --          --         --           2,124     2,124
                         ---------  ---       -----       ------     -------      -----       --------   -------
BALANCE, December 28,
 1996................... 3,065,848   31         --           --          --         --           1,451     1,482
 Issuance of vested
  common stock to
  directors and officers
  for subscriptions
  receivable............    51,667    1        (517)         --          516        --             --        --
 Issuance of restricted
  common stock to
  directors and officers
  for services
  rendered..............    28,333  --          --           --          283       (283)           --        --
 Issuance of common
  stock to a consultant
  in settlement for
  services rendered and
  other obligations.....    12,402  --          --           --          124        --             --        124
 Contribution of cash
  from Capricorn........       --   --          --           --        4,700        --             --      4,700
 Cumulative redeemable
  Series A preferred
  stock dividends.......       --   --          --           --          --         --          (2,173)   (2,173)
 Conversion of
  cumulative redeemable
  Series A preferred
  stock (including
  accrued but unpaid
  dividends) to common
  equity................       --   --          --           --       25,959        --             --     25,959
 Issuance of common
  stock to Harvard as
  partial consideration
  for purchase of
  Harvard's interest in
  MFB...................   127,349    1         --           --        1,499        --             --      1,500
 Amortization of
  deferred compensation
  expense...............       --   --          --           --          --          94            --         94
 Net loss...............       --   --          --           --          --         --            (624)     (624)
                         ---------  ---       -----       ------     -------      -----       --------   -------
BALANCE, January 3,
 1998................... 3,285,599   33        (517)         --       33,081       (189)        (1,346)   31,062
 Collection of common
  stock subscriptions
  receivable............       --   --          517          --          --         --             --        517
 Deferred compensation
  expense related to
  stock options.........       --   --          --           --          808       (808)           --        --
 Amortization of
  deferred compensation
  expense...............       --   --          --           --          --         559            --        559
 Issuance of warrants to
  purchase common
  stock.................       --   --          --         2,895         --         --             --      2,895
 Net loss...............       --   --          --           --          --         --         (21,505)  (21,505)
                         ---------  ---       -----       ------     -------      -----       --------   -------
BALANCE, January 2,
 1999................... 3,285,599  $33       $  --       $2,895     $33,889      $(438)      $(22,851)  $13,528
                         =========  ===       =====       ======     =======      =====       ========   =======

        The accompanying notes to consolidated financial statements are an integral part of these statements.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (Dollars in thousands)

                                             Inception
                                           (September 18,  53 Weeks   52 Weeks
                                              1996) to      Ended      Ended
                                            December 28,  January 3, January 2,
                                                1996         1998       1999
                                           -------------- ---------- ----------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss).......................     $  2,124     $   (624)  $(21,505)
 Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities, net of effects
  from acquisitions:
 Depreciation and amortization...........        2,356       10,450     19,867
 Amortization of discount on notes.......          --            70      1,706
 Amortization of deferred loan costs.....          --           --       1,336
 Deferred compensation expense...........          --            94        559
 Loss on disposition of assets...........          --           368        409
 Deferred income taxes...................        1,511          210        --
 In-kind interest expense on note
  payable to stockholder.................           97          338        --
 Preferred stock accretion and dividends
  of subsidiaries........................          --           306        444
 Minority interest.......................          --           234         11
 Changes in assets and liabilities, net
  of effects from acquisitions:
  Accounts receivable....................         (294)        (353)    (1,673)
  Amounts due from franchisees and
   licensees.............................         (339)        (514)    (1,000)
  Inventories............................         (159)         136       (822)
  Prepaid rent and other.................          (31)        (895)     1,000
  Other assets...........................           39          427      1,437
  Accounts payable and accrued
   liabilities...........................          163       (6,938)     2,116
  Store closure reserve..................         (305)      (1,666)     5,196
  Accrued salaries, wages and benefits...          212          148      1,264
  Accrued interest payable...............        1,668         (586)      (713)
  Sales taxes payable....................          542          261        (80)
  Deferred credits.......................           27         (543)      (838)
                                              --------     --------   --------
   Net cash provided by operating
    activities...........................        7,611          923      8,714
                                              --------     --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Net cash paid for acquisitions and
  related costs..........................      (19,508)     (12,014)   (32,835)
 Purchase of property and equipment, net
  of effects from acquisitions...........       (1,638)      (4,678)    (8,235)
 Issuance of note receivable to PTI
  founder................................          --          (500)       --
 Proceeds from the sale of assets........           15          122        176
                                              --------     --------   --------
   Net cash used in investing
    activities...........................      (21,131)     (17,070)   (40,894)
                                              --------     --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term
  debt...................................        3,500      108,250     70,264
 Principal payments on long-term debt....       (6,412)     (81,009)   (41,257)
 Proceeds from the issuance of cumulative
  redeemable Series A preferred stock....       23,143          --         --
 Payment of debt financing costs.........          --        (5,976)    (8,870)
 Cash contribution from Capricorn........          --         4,700        --
 Cash advance from Capricorn.............          --         1,500        --
 Repayment of cash advance to Capricorn..          --        (1,500)       --
 Principal payments on capital lease
  obligations............................          --           (36)      (123)
 Collection of common stock subscriptions
  receivable.............................          --           --         517
 Retirement of preferred stock of PTI....          --           --         (85)
                                              --------     --------   --------
   Net cash provided by financing
    activities...........................       20,231       25,929     20,446
                                              --------     --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.............................        6,711        9,782    (11,734)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 THE PERIOD..............................          --         6,711     16,493
                                              --------     --------   --------
CASH AND CASH EQUIVALENTS AT END OF THE
 PERIOD..................................     $  6,711     $ 16,493   $  4,759
                                              ========     ========   ========

        The accompanying notes to consolidated financial statements are an integral part of these statements.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

                          (Dollars in thousands)

Supplemental Disclosure of Cash Flow Information:

  Cash paid for interest was approximately $28, $8,416, and $12,440 for the period ended December 28, 1996, and for the years ended January 3, 1998 and January 2, 1999, respectively.

  Cash paid for income taxes was approximately $0, $217, and $209 for the period ended December 28, 1996, and for the years ended January 3, 1998 and January 2, 1999, respectively.

Supplemental Disclosure of Noncash Investing and Financing Activities:

  On September 18, 1996, the Company acquired certain assets and assumed certain liabilities of Mrs. Fields Inc., Mrs. Fields Development Corporation, Mrs. Fields Cookies, The Original Cookie Company, Incorporated and Hot Sam Company, Inc. In conjunction with the acquisitions, the following net liabilities were assumed. Additionally, in connection with the purchase accounting, certain other accruals were recorded (see Note 1).

   Fair value of assets acquired...................................... $ 93,494
   Net cash paid......................................................  (19,508)
   Notes payable issued...............................................  (65,735)
                                                                       --------
     Liabilities assumed.............................................. $  8,251
                                                                       ========

  On July 25, 1997, certain assets were acquired and certain liabilities were assumed of H & M Concepts Ltd. Co. by Mrs. Fields' Pretzel Concepts, Inc. ("Pretzel Concepts") as follows. Additionally, in connection with the purchase accounting, certain other accruals were recorded (see Note 1).

   Fair value of assets acquired....................................... $15,780
   Net cash paid.......................................................  (5,750)
   Notes payable issued................................................  (8,000)
                                                                        -------
     Liabilities assumed............................................... $ 2,030
                                                                        =======

  On September 2, 1997, 56 percent of the shares of common stock of Pretzel Time, Inc. ("Pretzel Time") were acquired as follows. Additionally, in connection with the purchase accounting, certain other accruals were recorded (see Note 1).

   Fair value of assets acquired....................................... $ 8,311
   Net cash paid.......................................................  (4,200)
                                                                        -------
     Liabilities assumed............................................... $ 4,111
                                                                        =======

  During the year ended January 3, 1998, the Company issued 51,667 shares of vested common stock to directors and officers for common stock subscriptions receivable totaling $517. During the same period, the Company issued 12,402 shares of common stock to a consultant as settlement for services rendered and certain other obligations which had previously been accrued.

  During the period from the acquisition of the majority ownership of Pretzel Time (September 2, 1997) to January 2, 1999, Pretzel Time increased its mandatorily redeemable cumulative preferred stock liquidation preference by approximately $212, in lieu of paying cash dividends. In addition, for the same period, Pretzel Time's mandatorily redeemable cumulative preferred stock was increased by approximately $538 for the accretion required over time to amortize the original issue discount.

  The accompanying notes to consolidated financial statements are an integral part of these statements.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

                          (Dollars in thousands)

  In August 1998, the Company acquired all of the outstanding capital stock and subordinated indebtedness of Cookies USA, Inc. ("Cookies USA") for a total purchase price of approximately $18,400. During August and September 1998, the Company also entered into agreements with three franchisees of Cookies USA (the "Great American Franchisees") under which the Company purchased a total of 37 Great American Cookies franchises for a total purchase price of $16,328. The total purchase price for all of these acquisitions of $34,728 was allocated, on a preliminary basis, as follows. Additionally, in connection with the purchase accounting, certain other accruals were recorded (see Note 1).

   Fair value of assets acquired...................................... $ 77,410
   Net cash paid......................................................  (27,771)
                                                                       --------
     Liabilities assumed.............................................. $ 49,639
                                                                       ========

  In October 1998, the Company acquired the assets of the Cookie Conglomerate, Inc. ("Cookie Conglomerate") for a total purchase price of $2,800. The total purchase price was allocated as follows:

   Fair value of assets acquired........................................ $2,800
   Net cash paid........................................................    --
                                                                         ------
     Liabilities assumed................................................ $2,800
                                                                         ======

  In November 1998, the Company acquired all of the outstanding stock of Pretzelmaker Holdings, Inc. ("Pretzelmaker") for $5,419. The total purchase price was allocated as follows:

   Fair value of assets acquired....................................... $ 8,519
   Net cash paid.......................................................  (1,100)
                                                                        -------
     Liabilities assumed............................................... $ 7,419
                                                                        =======

  The accompanying notes to consolidated financial statements are an integral part of these statements.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

  Mrs. Fields' Holding Company, Inc. (the "Company"), a Delaware corporation, was incorporated on July 31, 1996 and is a majority owned subsidiary of Capricorn Investors II, L.P. ("Capricorn"). Mrs. Fields' Holding has nine wholly owned subsidiaries: namely, Mrs. Fields' Original Cookies, Inc. and subsidiaries ("Mrs. Fields"), The Mrs. Fields' Brand, Inc. ("Mrs. Fields' Brand"), Great American Cookies, Inc. ("Great American"), Pretzel Time, Inc. ("Pretzel Time"), Pretzelmaker Holdings, Inc. ("Pretzelmaker"), Mrs. Fields' Cookies Australia, Mrs. Fields' Cookies (Canada) Ltd., H&M Canada and Pretzelmaker of Canada.

  The Company primarily operates retail stores which sell freshly baked cookies, brownies, pretzels and other food products through six specialty retail chains. As of January 2, 1999, the Company owned and operated 147 Mrs. Fields Cookies stores, 120 Original Cookie Company stores, 119 Great American Cookies stores, 77 Hot Sam Pretzels stores, 93 Pretzel Time stores, 9 Pretzelmaker stores in the United States and one Pretzel Time store in Canada. Additionally, the Company has franchised or licensed 859 stores in the United States and 113 stores in several other countries. As of January 2, 1999, the Company owned and operated 437 continuing company-owned stores and 129 stores which are in the process of being closed or franchised. All of the stores in the process of being closed or franchised are expected to be closed or franchised by the end of fiscal year 2000.

  The Company holds legal title to certain trademarks for the "Mrs. Fields" name and logo and licenses the use of these trademarks to third parties for the establishment and operation of Mrs. Fields' cookie and bakery operations and other merchandising activities. In connection with these licensing activities, the Company authorizes third-party licensees to use certain business formats, systems, methods, procedures, designs, layouts, specifications, trade names and trademarks in the United States and other countries. Additionally, the Company markets and distributes its products through catalogs, other print media and mail order.

  The Company's business follows seasonal trends and is also affected by climate and weather conditions. The Company experiences its highest revenues in the fourth quarter. Because the Company's stores are heavily concentrated in shopping malls, the Company's sales performance is significantly dependent on the performance of those malls.

Business Combinations

 Mrs. Fields Inc. and Affiliates and Original Cookie Company and Affiliates

  The Company began operations on September 18, 1996, following the completion of two simultaneous but separate asset purchase transactions wherein the Company (i) acquired certain assets and assumed certain liabilities of Mrs. Fields Inc., Mrs. Fields Development Corporation and Mrs. Fields Cookies in accordance with two Asset Purchase Agreements dated August 7, 1996, among these parties and Capricorn, and (ii) acquired certain assets and assumed certain liabilities of The Original Cookie Company, Incorporated and Hot Sam Company, Inc. in accordance with an Asset Purchase Agreement dated August 7, 1996, as amended by the First Amendment dated as of September 17, 1996, among these parties and Capricorn.

  The combined purchase price for the acquired net assets was approximately $85,243,000. The Company paid net cash of $19,508,000 and issued approximately $65,735,000 in senior and subordinated notes to the selling shareholders. The acquisitions were accounted for as purchases. The total purchase price was allocated to the net assets acquired, based on their estimated fair values. The organization of the Company and the acquisitions resulted in the recording of intangible assets of approximately $49,942,000 principally made up of goodwill, trademarks and organization costs. An additional $17,680,000 of goodwill and $4,520,000 of deferred income tax assets (net of valuation allowances) were recorded in connection with the Company recording

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES certain other accruals totaling $11,300,000 and providing reserves totaling $10,921,000 for impaired property and equipment (see Note 5) at Company-owned stores the Company intends to exit through closing or franchising. Goodwill and trademarks are amortized using the straight-line method over 15 years. The $11,300,000 of accruals established at the date of the acquisitions consisted of $5,060,000 for obligations incident to store closures (see Note 5), $2,450,000 for contingent legal and lease obligations that were firmed up before December 28, 1996, $3,135,000 for transaction and finders' fees and $655,000 for severance and related costs. The Company terminated all of the Original Cookie Company and Affiliates corporate employees as planned.

  As of January 2, 1999, approximately $2,068,000 of the $2,450,000 accrual for legal and lease obligations has been utilized. The remaining amount as of January 2, 1999 of approximately $382,000 is expected to be utilized by the end of 1999. All of the $3,135,000 accrual established for transaction and finders' fees and the $655,000 accrual for severance and related costs associated with the acquisitions were fully utilized for the purposes intended during fiscal 1997.

 H & M Concepts Ltd. Co.

  On July 25, 1997, the Company acquired substantially all of the assets and assumed certain liabilities of H & M Concepts Ltd. Co. and subsidiaries ("H & M"). H & M owned and operated stores which engage in retail sales of pretzels, toppings and beverages under a franchise agreement with Pretzel Time, Inc. The total consideration of $13,750,000 consisted of (i) $5,750,000 of cash, (ii) a $4,000,000 principal amount bridge note and (iii) a $4,000,000 principal amount subordinated note of the Company retained by the sellers (all such debt collectively referred to as the "H & M Debt"). The acquisition was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets acquired) and resulted in recording approximately $9,618,000 of goodwill that is being amortized using the straight-line method over 15 years.

 Pretzel Time, Inc.

  On September 2, 1997, the Company acquired 56 percent of the shares of common stock of Pretzel Time for an total cash purchase price of $4,200,000, $750,000 of which was paid to Pretzel Time for working capital purposes, and the balance of which was paid to the selling shareholders. In connection with the acquisition, the Company extended a $500,000 loan to the founder of Pretzel Time who continued to own 44 percent of the shares of common stock of Pretzel Time. The note bears interest at an annual rate of ten percent (see Note 10). Pretzel Time is a franchisor of hand rolled soft pretzel outlets located in North America. The outlets are primarily located in shopping malls. The acquisition was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets acquired) and resulted in recording approximately $5,882,000 of goodwill that is being amortized using the straight-line method over 15 years. The goodwill recorded was $1,682,000 more than the purchase price as the Company assumed more liabilities than it acquired in assets at their fair values. Additionally, severance and legal accruals were established in accordance with EITF 95-3.

  On January 2, 1998, the Company purchased an additional four percent of the shares of common stock of Pretzel Time from the founder for $300,000 in cash. The purchase was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets acquired) and resulted in recording approximately $311,000 of goodwill. In June 1998, the Company acquired an additional ten percent of the shares of common stock of Pretzel Time from the founder for $875,000 in cash. On December 9, 1998, the Company purchased three shares of Pretzel Time common stock for $500,000 in cash. On December 30, 1998, the Company completed the acquisition of the remaining outstanding common stock of Pretzel Time under a stock purchase agreement dated December 30, 1998, for a purchase price of approximately $4,700,000,

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

$2,500,000 of which was paid in cash on January 5, 1999 and $2,000,000 of which is payable on or before December 30, 1999. The Company has included the appropriate percentage of Pretzel Time's results of operations for each respective period in its consolidated results of operations.

 The Mrs. Fields' Brand, Inc.

  Prior to November 26, 1997, the Company owned 50.1 percent of the shares of the common stock of Mrs. Fields' Brand. Mrs. Fields' Brand holds legal title to certain trademarks for the "Mrs. Fields" name and logo and licenses the use of these trademarks to third parties for the establishment and operation of Mrs. Fields' cookie and bakery operations and other merchandising activities. In connection with these licensing activities, Mrs. Fields' Brand authorizes third-party licensees to use certain business formats, systems, methods, procedures, designs, layouts, specifications, trade names and trademarks in the United States and other countries.

  On November 26, 1997, the Company acquired the remaining 49.9 percent of the shares of the common stock of Mrs. Fields' Brand from Harvard Private Capital Holdings, Inc. for approximately $2,565,000. The consideration consisted of $1,065,000 in cash and $1,500,000 in rights to common equity of the Company. The Company's Board of Directors determined the value of Harvard's rights to the common equity based on a fair value analysis. This analysis appropriately considered a discount for lack of controlling interest and marketability as the Company's common equity is not publicly traded. The acquisition was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets acquired) and resulted in recording approximately $2,565,000 of intangible assets (primarily goodwill) that are being amortized using the straight-line method over 15 years.

 Great American Cookie Company, Inc.

  On August 24, 1998, the Company acquired all of the outstanding capital stock and subordinated indebtedness of Cookies USA, Inc., the sole stockholder of Great American Cookie Company, Inc., for a total purchase price of $18,400,000. Great American is an operator and franchisor of mall-based specialty retail cookie outlets and a manufacturer of cookie batter which is distributed to Great American operated retail stores and sold to franchised retail stores. Concurrently with the acquisition of Cookies USA, the Company entered into agreements with two Great American franchisees under which the Company purchased a total of 29 Great American franchises for a total purchase price of $14,430,000. The Company acquired the franchises through the acquisition of 100 percent of the capital stock of the two corporations through which the franchises operated. On September 9, 1998, the Company acquired eight additional Great American franchised retail stores from a Great American franchisee, under an asset purchase agreement, for a total purchase price of $1,898,000. These acquisitions are collectively referred to as the "Great American Acquisitions."

  The Great American Acquisitions have been accounted for using the purchase method of accounting (based on preliminary estimates of fair values of the net assets acquired) and resulted in recording approximately $69,390,000 of goodwill that is being amortized using the straight-line method over 15 years. Additionally, the Company caused Cookies USA to be merged with and into the Company and caused the acquired franchisees' corporations or net assets to be merged with and into Great American. Great American became a wholly owned subsidiary of Mrs. Fields. The acquired entities' results of operations have been included with those of the Company since the applicable dates of acquisition.

  The Great American Acquisitions were financed by (i) the net proceeds from Mrs. Fields issuing $40,000,000 Series C Senior Notes; (ii) the net proceeds from Mrs. Fields' Holding issuing $55,000,000 senior secured discount notes; and (iii) existing cash of the Company.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

  On October 5, 1998, the Company purchased all of the retail cookie and related business and operations of eleven Great American stores for a total purchase price of $2,800,000 under an asset purchase agreement among The Cookie Conglomerate, Inc., The Cookie Conglomerate, LLP and two individuals who were the partners of Cookie Conglomerate, LLP and the shareholders of Cookie Conglomerate, Inc. The sellers were franchisees of Great American. The sellers' rights under franchise agreements and subleases with Great American were terminated upon closing of the transaction. The acquisition was funded through borrowings.

 Pretzelmaker Holdings, Inc.

  On November 19, 1998, the Company purchased all of the outstanding capital stock of Pretzelmaker Holdings, Inc. under an agreement among the Company, Pretzelmaker, and the holders of its capital stock. Pretzelmaker is the holding company for a pretzel retail company. The purchase price was approximately $5,400,000 and the Company assumed indebtedness, including severance payments, totaling approximately $1,600,000.

 1-800-Cookies

  On October 10, 1997, the Company acquired substantially all of the net assets of R&R Bourbon Street, Inc. dba 1-800-Cookies for $653,000 in cash. The acquisition was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets acquired) and resulted in recording $600,000 of goodwill and $53,000 of other assets. The goodwill is being amortized using the straight-line method over 15 years.

  The following unaudited pro forma information for the period from inception (September 18, 1996) to December 28, 1996, and for the years ended January 3, 1998 and January 2, 1999, presents the results of operations of the Company assuming the H & M, Pretzel Time and Mrs. Fields' Brand acquisitions and the Refinancing, as defined in Note 3, had occurred at the date of inception (September 18, 1996) and that the Great American Acquisitions, Cookie Conglomerate acquisition, Pretzelmaker acquisition and related financing had occurred at December 29, 1996. The results of operations give effect to certain adjustments, including amortization of intangible assets and interest expense on acquisition debt. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted or the results which may occur in the future.

                                    Inception
                                  (September 18,   53 Weeks
                                     1996) to       Ended         52 Weeks
                                   December 28,   January 3,        Ended
                                       1996          1998      January 2, 1999
                                  -------------- ------------  ---------------
                                                  (Unaudited)
   Total revenues................  $48,090,000   $200,574,000   $191,246,000
   Store closure provision.......          --        (538,000)    (7,303,000)
   Depreciation and
    amortization.................   (2,356,000)   (19,452,000)   (25,629,000)
   Income (loss) from
    operations...................    6,652,000     12,431,000     (5,522,000)
   Net income (loss).............    1,192,000     (7,888,000)   (28,087,000)
   Basic and diluted net income
    (loss) per common share......         0.39          (3.21)         (8.55)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Accounting Periods

  The Company operates using a 52/53-week year ending near December 31.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 Sources of Supply

  The Company currently buys a significant amount of its food products from four suppliers. Management believes that other suppliers could provide similar products with comparable terms.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of January 2, 1999, the Company had demand deposits at various banks in excess of the $100,000 limit for insurance by the Federal Deposit Insurance Corporation. As of January 2, 1999, the Company had restricted cash of $225,000.

 Inventories

  Inventories consist of food, beverages and supplies and are stated at the lower of cost (first-in, first-out method) or market value.

 Pre-Opening Costs

  Pre-opening costs associated with new Company-owned stores are charged to expense as incurred. These amounts were not significant for the periods presented in the accompanying consolidated financial statements. Pre-opening costs associated with new franchised stores are the responsibility of the franchisee.

 Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization. Equipment, fixtures and leasehold improvements are depreciated or amortized over three to seven years using the straight-line method.

  Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs and renewal costs are expensed as incurred. Gains or losses from the sale or retirement of property and equipment are recorded in current operations.

 Intangible Assets

  Intangible assets consist primarily of goodwill and trademarks and are amortized using the straight-line method over 15 years. Other intangible assets such as covenants not to compete are not significant and are being amortized using the straight-line method over two to five years.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

 Deferred Loan Costs

  Deferred loan costs totaling $14,846,000 resulted from the sale of $100,000,000 total principal amount of 10 1/8 percent Series A Senior Notes (the "Series A Senior Notes") on November 26, 1997, the sale of $55,000,000 total principal amount of 14 percent Senior Discount Notes ("Discount Notes") on August 24, 1998 and the sale of $40,000,000 total principal amount of 101/8 percent Series C Senior Notes (the "Series C Senior Notes") on August 24, 1998. These costs are being amortized to interest expense over the approximate seven-year life of the Series A Notes, the approximate seven year life of the Discount Notes and the approximate six-year life of the Series C Senior Notes (see Note 3).

 Original Issue Discount and Discount on Senior Notes

  The Discount Notes were issued with an original issue discount which is being amortized to interest expense until the total principal amount of the Discount Notes is $55,000,000 at December 1, 2002. In addition, the Company issued common stock warrants to the holders of the Discount Notes. The value of the warrants has been accounted for as an original issue discount which is being amortized to interest expense over the approximate seven-year life of the Discount Notes. The Series C Senior Notes were issued at a discount which is being amortized to interest expense over their approximate six-year lives.

 Long-Lived Assets

  The Company reviews for impairment of long-lived assets when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether the assets are recoverable. The Company assesses impairment of long-lived assets at the lowest level for which there are identifiable cash flows that are independent of other groups of assets.

  During the year ended January 2, 1999, the Company wrote down approximately $4,131,000 of impaired long-lived assets. The write-down included approximately $3,098,000 of equipment and leasehold improvements at company-owned stores that the Company intends to close or franchise (see Note 5) and approximately $1,033,000 of goodwill that was allocated to the impaired assets. These assets have been written-down to their estimated net realizable value. The impairment provision was included in depreciation and amortization in the accompanying fiscal year 1998 statement of operations.

 Store Closure Reserve

  The Company accrues an estimate for the costs associated with closing a nonperforming store in the period the determination is made to close the store. The accruals are for estimated store lease termination costs (see Note 5).

 Revenue Recognition

  Revenues generated from company-owned stores are recognized at the point of sale. Initial franchising and licensing fee revenues are recognized when all material services or conditions relating to the sale have been substantially performed or satisfied. Franchise and license royalties, which are based on a percentage of gross store sales, are recognized as earned. Revenues from the sale of batter that the Company produces and sells to franchisees are recognized at the time of shipment and are classified as franchising revenue. The Company receives rebates or other payments from suppliers based (directly or indirectly) on sales to franchisees and purchases by company-owned stores. Rebates related to sales to franchisees are recorded as franchising revenue when earned. Rebates related to purchases by company-owned stores are recorded as a reduction to cost of sales when earned.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

 Leases

  The Company has various operating lease commitments on both company-owned and franchised store locations and equipment. Expenses of operating leases with escalating payment terms, including leases underlying subleases with franchisees, are recognized on a straight-line basis over the lives of the related leases. The Company accrues contingent rental expense on a monthly basis for those retail stores where contingent rental expense is probable.

 Income Taxes

  The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

 Foreign Currency Translation

  The balance sheet accounts of the Company's foreign subsidiaries are translated into U.S. dollars using the applicable balance sheet date exchange rates, while revenues and expenses are translated using the average exchange rates for the periods presented. Translation gains or losses are insignificant for the periods presented.

 Fair Value of Financial Instruments

  The Company estimates that the total fair market value of the Company's Series A/B Senior Notes, the Series C Senior Notes and the Discount Notes (see
Note 3) was approximately $101,250,000 and $166,450,000 as of January 3, 1998 and January 2, 1999, respectively. These estimates are based on quoted market prices. The book values of the Company's other financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and other long-term debt obligations, approximate fair values at the respective balance sheet dates.

 Basic and Diluted Net Income (Loss) Per Common Share

  Basic net income (loss) per common share is calculated based upon the weighted average number of common shares outstanding during the periods presented. Diluted net income (loss) per common share is calculated based upon the weighted average number of common shares outstanding plus the assumed exercise of all dilutive securities using the treasury stock method. For the period from inception (September 18, 1996) to December 28, 1996, the diluted weighted average number of common shares outstanding did not include any incremental shares from the assumed exercise of dilutive stock options using the treasury stock method. For all other periods presented, stock options prior to exercise are not included in the calculation of diluted net loss per common share because their inclusion would be antidilutive, thereby decreasing the net loss per common share. The net income (loss) applicable to common shares for all periods presented was adjusted for cumulative redeemable Series A preferred stock dividends.

 Recent Accounting Pronouncement

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement established accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. This statement is effective for fiscal years beginning after June 15, 1999 and is not expected to have a material impact on the Company's consolidated financial statements.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

 Reclassifications

  Certain reclassifications have been made to the prior periods' consolidated financial statements to conform with the current period presentation.

3. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

 Long-Term Debt

  Long-term debt consists of the following:

                                                     January 3,    January 2,
                                                        1998          1999
                                                    ------------  ------------
Series A/B senior unsecured notes, interest at 10
 1/8 percent payable semi-annually in arrears on
 June 1 and December 1, commencing June 1, 1998,
 due December 1, 2004.............................  $100,000,000  $100,000,000
Series C senior unsecured notes, interest at 10
 1/8 percent payable semi-annually in arrears on
 June 1 and December 1, commencing December 1,
 1998, due December 1, 2004.......................           --     40,000,000
Discount related to the issuance of $40,000,000
 Series C senior unsecured notes, net of
 accumulated amortization of $0 and $33,000,
 respectively.....................................           --       (566,000)
Senior secured discount notes, interest at 14
 percent payable semi-annually in arrears on June
 1 and December 1, commencing June 1, 2003, due
 December 1, 2005, secured by a pledge of all
 capital stock of Mrs. Fields.....................           --     55,000,000
Original issue discount related to the issuance of
 $55,000,000 senior secured discount notes, net of
 accumulated amortization of $0 and $1,674,000,
 respectively.....................................           --    (25,356,000)
Notes payable to individuals or corporations with
 interest terms ranging from non-interest bearing
 to 15 percent, due at various dates from 1999
 through 2001, requiring monthly payments.........       756,000    10,259,000
                                                    ------------  ------------
                                                     100,756,000   179,337,000
Less current portion..............................      (472,000)   (8,046,000)
                                                    ------------  ------------
                                                    $100,284,000  $171,291,000
                                                    ============  ============

  On August 24, 1998, in connection with the Great American Acquisitions, the Company issued 55,000 units (the "Units") consisting of 14 percent Senior Secured Discount Notes due December 1, 2005 (the "Discount Notes") and warrants to purchase 172,926 shares of the Company common stock (the "Warrants"). Each Unit consists of $1,000 principal amount at maturity of Discount Notes and one Warrant to purchase 3.14411 shares of the Company common stock at a price of $0.001 per share. The issuance price was $561.17 per Unit or a total price of $30,864,350. The principal amount of the Discount Notes will accrete at a rate of 14 percent compounded semi-annually to a total principal amount of $55,000,000 at December 1, 2002. Thereafter, the Discount Notes will accrue interest at the rate of 14 percent per annum, payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2003. In connection with the issuance of the Discount Notes, the Company recorded total original issue discount of $24,135,650. Additionally, the value allocated to the Warrants of $2,895,000 has been accounted for as an original issue discount (see Note 1). In accordance with APB Opinion No. 14, the value allocated to the warrants was based on an estimate of the relative fair values of the warrants and Senior Secured Discount Notes at the date of issuance. The Company was assisted by a nationally recognized investment-banking firm in estimating the fair value of the warrants.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

  The Discount Notes are secured by a pledge of all the outstanding capital stock of Mrs. Fields' Original Cookies and are general obligations of the Company, and rank senior in right of payment to all existing and future senior indebtedness of the Company. The Discount Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 2002 in cash at the defined redemption price plus accrued and unpaid interest. In addition, at any time prior to December 1, 2002, the Discount Notes are redeemable at the option of the Company, in whole but not in part, in cash at a redemption price equal to 114 percent of the accreted value (determined at the date of redemption) with the net cash proceeds of one or more public equity offerings; provided that such redemption occurs within 60 days of the date of the closing of any such public equity offering.

  The Discount Notes contain certain covenants that limit, among other things, the ability of the Company and its subsidiaries to: (i) pay dividends, redeem capital stock or make certain other restricted payments or investments; (ii) incur additional indebtedness or issue preferred equity interests; (iii) merge, consolidate or sell all or substantially all of their assets; (iv) create liens on assets; (v) engage in certain asset sales; and (vi) enter into certain transactions with affiliates or related persons.

  On November 26, 1997, Mrs. Fields issued $100,000,000 total principal amount of Series A Senior Notes due December 1, 2004 pursuant to an indenture between Mrs. Fields and the Bank of New York (the "Indenture"). The Series A Senior Notes were issued pursuant to a private transaction that was not subject to the registration requirements of the Securities Act of 1933. On June 12, 1998, a majority of the Series A Senior Notes were exchanged for 10 1/8% Series B Senior Notes due December 1, 2004, which were registered under the Securities Act (collectively, the "Series A/B Senior Notes").

  On August 24, 1998, Mrs. Fields issued $40,000,000 total principal amount of Series C Senior Notes due December 1, 2004 in connection with the Great American Acquisitions. The Series C Senior Notes were issued under the Indenture which also governs the terms of the Series A/B Senior Notes in a private transaction that was not subject to the registration requirements of the Securities Act of 1933. The Series A/B Senior Notes and the Series C Senior Notes will be collectively referred to as the "Senior Notes." In connection with the issuance of the Series C Senior Notes, Mrs. Fields recorded a discount of approximately $600,000. This discount is being amortized to interest expense over the approximate six-year life of the Series C Senior Notes. The Senior Notes are general unsecured obligations of the Company, rank senior in right of payment to all subordinated indebtedness of Mrs. Fields and rank pari passu in right of payment with all existing and future senior indebtedness of Mrs. Fields.

  The Senior Notes are redeemable at the option of Mrs. Fields, in whole or in part, at any time on or after December 1, 2001 in cash at redemption prices defined in the Indenture, plus accrued and unpaid interest. In addition, at any time prior to December 1, 2001, Mrs. Fields may redeem up to a total of 35 percent of the principal amount at a redemption price equal to 110.125 percent of the principal, plus accrued and unpaid interest.

  The Senior Notes contain certain covenants that limit, among other things, the ability of Mrs. Fields and its subsidiaries to: (i) declare or pay dividends or make any other payment or distribution on account of Mrs. Fields' or any of its subsidiaries' equity interest (including without limitation, any payment in connection with any merger or consolidation involving Mrs. Fields);
(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Mrs. Fields) any equity interest of Mrs. Fields or any direct or indirect parent of Mrs. Fields or other affiliate of Mrs. Fields; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any indebtedness that is subordinated to the Senior Notes, except as payment of interest or principal at stated maturity; or (iv) make any restricted investments except under conditions provided for in the Indenture.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

  The total amount of principal maturities of debt at January 2, 1999 are as follows:

   Fiscal Year
   -----------
   1999............................................................ $  8,046,000
   2000............................................................      648,000
   2001............................................................      539,000
   2002............................................................      583,000
   2003............................................................      443,000
   Thereafter......................................................  195,000,000
                                                                    ------------
                                                                    $205,259,000
                                                                    ============

 Line of Credit

  On February 28, 1998, the Company entered into an amended and restated line of credit agreement with a commercial bank which provides for a maximum commitment of up to $15,000,000 secured by essentially all of the assets of the Company. The availability under the line of credit was limited by the Company's Indenture to $4,777,000 as of January 2, 1999. Borrowings under the agreement bear interest, at the Company's option, at either the bank's prime rate or the applicable LIBOR rate plus two percent, with interest payable monthly in arrears. The Company is also obligated to pay the bank a commitment fee in the amount of one quarter of one percent of the unused portion of the revolving loan commitment. As of January 2, 1999, the Company had no outstanding borrowings under the agreement, which expires March 31, 2001. However, subsequent to year-end the Company has borrowed $3,000,000 on the line of credit. The agreement requires the Company to maintain certain financial ratios including a minimum debt service coverage ratio. At January 2, 1999, the Company was in compliance with the terms of the agreement.

 Capital Lease Obligations

  Future minimum lease payments for equipment held under capital lease arrangements as of January 2, 1999 are as follows:

     Fiscal Year
     -----------
     1999........................................................... $  415,000
     2000...........................................................    357,000
     2001...........................................................    358,000
     2002...........................................................    287,000
     2003...........................................................    182,000
                                                                     ----------
   Total future minimum lease payments..............................  1,599,000
   Less amount representing interest................................   (303,000)
                                                                     ----------
                                                                      1,296,000
   Less current portion.............................................   (299,000)
                                                                     ----------
                                                                     $  997,000
                                                                     ==========

  As of January 3, 1998 and January 2, 1999, total assets held under capital lease arrangements were approximately $376,000 and $1,024,000 with accumulated amortization of approximately $59,000 and $108,000, respectively.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

4. INCOME TAXES

  The components of the provision for income taxes for the years ended January 3, 1998 and January 2, 1999 are as follows:

                             December 28, 1996 January 3, 1998 January 2, 1999
                             ----------------- --------------- ---------------
   Current:
     Federal................    $  207,000        $  70,000      $       --
     State..................        75,000          228,000          245,000
     Foreign................         5,000           57,000           71,000
   Deferred:
     Federal................     1,112,000          367,000       (3,651,000)
     State..................       277,000           55,000         (567,000)
     Change in valuation
      allowance.............       122,000         (122,000)       4,218,000
                                ----------        ---------      -----------
       Total provision for
        income taxes........    $1,798,000        $ 655,000      $   316,000
                                ==========        =========      ===========

  The differences between income taxes at the statutory federal income tax rate and income taxes reported in the consolidated statements of operations are as follows for the period ended December 28, 1996 and for the year ended January 3, 1998:

                                             December 28, 1996 January 3, 1998
                                             ----------------- ---------------
   Federal statutory income tax rate........       34.0%             34.0%
     Dividends paid by subsidiary...........        --               34.5
     Amortization of non-deductible
      goodwill..............................        --               12.3
     Net operating losses utilized..........        --               (3.9)
     State income taxes, net of federal
      benefit...............................        5.3               5.3
     State franchise minimum taxes..........        --               44.0
     Foreign taxes..........................        --               12.3
     Change in valuation allowance..........        3.2             (26.3)
     Other..................................        4.1              29.3
                                                   ----             -----
   Effective income tax rate................       46.6%            141.5%
                                                   ====             =====

  No rate reconciliation is provided for the year ended January 2, 1999 due to the fact that the Company incurred a net loss before income taxes but incurred a tax provision due to state franchise minimum taxes and foreign taxes.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

  The significant components of the Company's deferred income tax assets and liabilities at January 3, 1998 and January 2, 1999 are as follows:

                                                January 3, 1998 January 2, 1999
                                                --------------- ---------------
Deferred income tax assets:
  Property and equipment reserve...............   $ 2,014,000    $  3,311,000
  Store closure reserve........................     2,202,000       5,845,000
  Transaction cost accrual.....................       565,000         514,000
  Net operating loss carryforward..............     4,875,000      12,342,000
  Legal reserve................................       302,000         150,000
  Lease accrual................................        92,000             --
  Other reserves...............................        81,000         388,000
  Original issue discount interest.............           --          484,000
  Non-cash compensation expense................           --          165,000
  Accrued expenses.............................       230,000         534,000
  Alternative minimum tax credit carryforward..       207,000         215,000
                                                  -----------    ------------
   Total deferred income tax assets............    10,568,000      23,948,000
  Valuation allowance..........................    (5,160,000)    (16,288,000)
                                                  -----------    ------------
   Deferred income tax assets net of valuation
    allowance..................................     5,408,000       7,660,000
                                                  -----------    ------------
Deferred income tax liabilities:
  Accumulated depreciation and amortization....    (1,548,000)     (3,464,000)
  Other........................................      (361,000)       (697,000)
                                                  -----------    ------------
   Total deferred income tax liabilities.......    (1,909,000)     (4,161,000)
                                                  -----------    ------------
   Net deferred income tax assets..............   $ 3,499,000    $  3,499,000
                                                  ===========    ============

  Management has provided valuation allowances on portions of the deferred income tax assets arising from the Company's business combinations. The valuation allowances established in connection with purchase accounting are not recorded through the provision for income taxes, but rather, as an increase to goodwill. During the years ended January 3, 1998 and January 2, 1999, valuation allowances of $800,000 and $6,910,000, respectively, were recorded in connection with accounting for business combinations. As of January 2, 1999, the Company had net operating losses of $31,421,000 that can be carried forward to reduce federal income taxes. If not utilized, the tax net operating loss carryforwards begin to expire in 2009. As defined in Section 382 of the Internal Revenue Code, the Company has acquired companies which have had a greater than 50 percent ownership change. Consequently, certain amounts of these companies' tax net operating loss carryforwards available to offset future taxable income in any one year may be limited. The maximum amount of carryforwards available in a given year is limited to the product of these companies' fair market value on the date of ownership change and the federal long-term tax-exempt rate, plus any limited carryforwards not utilized in prior years. Although realization of the net deferred income tax assets of $3,499,000 is not assured, management believes that it is more likely than not that these assets will be realized. The amount of net deferred tax assets considered realizable, however, could be reduced in the near term based on changing conditions.

5. STORE CLOSURE AND PROPERTY AND EQUIPMENT IMPAIRMENT RESERVES

  The Company's management reviews the historical and projected operating performance of its stores on a periodic basis to identify underperforming stores for impairment of net property investment or for targeted closing. The Company's policy is to recognize a loss for that portion of the net property investment determined

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES to be impaired. Additionally, when a store is identified for targeted closing, the Company's policy provides for the costs of closing the store, which are predominantly estimated lease termination costs. Lease termination costs include both one-time settlement payments and continued contractual payments over time under the original lease agreements where no settlement can be reached with the landlord. No operating losses are accrued for. If and when a reserve that was established as part of purchase accounting is not fully utilized, the Company reduces the reserve to zero and goodwill is adjusted for the corresponding amount.

 Mrs. Fields Inc. and Affiliates and Original Cookie Company and Affiliates

  In connection with the Mrs. Fields Inc. and Original Cookie Company acquisitions (see Note 1), the Company formulated a plan to exit certain stores that did not meet certain financial and geographical criteria. In general, the plan entailed closing stores that were not profitable and franchising stores that were profitable but contributed less than $50,000 in annual store cash contribution for cookie stores and less than $35,000 in annual store cash contribution for pretzel stores. Management identified 138 stores to be closed (13 of these stores were closed prior to the acquisition but had continuing lease obligations) and 64 stores to be franchised. As of January 2, 1999, there were 23 stores remaining to be exited. The timing to implement the plan was developed based on discussions and relationships with major shopping mall developers.

  At the date of the acquisitions, in accordance with Emerging Issues Task Force Issue 95-3 ("EITF 95-3"), the Company established a store closure reserve of $5,060,000 for the 138 stores the Company intended to close. The reserve was established to provide for estimated early lease termination costs and penalties. There was no reserve established related to the 64 stores to be franchised. Management continued to refine the plan for closing the stores after the date of the acquisitions which entailed further analysis of lease agreements and meeting with developers to assess timing and estimated lease termination costs.

  Management finalized the store closure plan in early September 1997, within one year of the date of the acquisitions. At that time, the Company recorded an additional $1,357,000 to the store closure reserve to reflect the finalized plan estimates of lease termination costs and adjusted goodwill by a comparable amount under the provisions of purchase accounting. The increase in the reserve related solely to the 138 stores originally identified to be closed. During the year ended January 2, 1999, the Company reassessed the adequacy of the store closure reserve related to the remaining stores left to be closed and recorded an additional $1,693,000 to the reserve. This portion of the store closure reserve was expensed in the Company's statement of operations for the fiscal year ended January 2, 1999 as the decision to increase the reserve was made subsequent to finalization of the original plan. No other significant changes have been made to the plan.

  Pursuant to the exit plan, at the date of the acquisitions, the Company established an impairment reserve of $10,921,000 against the property and equipment of the stores the Company planned to exit, in order to record those assets at net realizable value. The property and equipment of 117 of the total stores to be closed were recorded at net values of zero. The property and equipment of 54 of the total stores to be franchised were recorded at the estimated net realizable amount recoverable through a franchise sale. The property and equipment of the remainder of the stores to be closed or franchised had already been reduced to net realizable value prior to the acquisitions.

 H&M

  In connection with the H&M acquisition (see Note 1), the Company formulated a plan to exit certain pretzel stores that did not meet certain financial and geographical criteria. Management identified 11 stores to be closed. All of the stores identified for closure are planned to be closed by the end of fiscal year 1999. The

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES timing to implement the plan was developed based on discussions and relationships with major shopping mall developers.

  At the date of the acquisition, in accordance with EITF 95-3, the Company established a store closure reserve of $1,000,000 for the 11 stores the Company intended to close. The reserve was established to provide for estimated early lease termination costs and penalties. Additionally, the Company established an impairment reserve of $2,500,000 against the property and equipment of the stores the Company planned to exit in order to record those assets at net realizable value.

 Pretzel Time

  In connection with the Pretzel Time acquisition (see Note 1), the Company formulated a plan to exit certain pretzel stores that did not meet certain financial and geographical criteria. Management identified four stores to be closed. All of the stores identified for closure are planned to be closed by the end of fiscal year 1999. The timing to implement the plan was developed based on discussions and relationships with major shopping mall developers.

  At the date of the acquisition, in accordance with EITF 95-3, the Company established a store closure reserve of $500,000 for the four stores the Company intended to close. The reserve was established to provide for estimated early lease termination costs and penalties.

 Great American

  In connection with the Great American Acquisitions (see Note 1), the Company formulated a plan to exit certain cookie stores that did not meet certain financial and geographical criteria. Management identified 54 stores to be closed and 11 stores to be franchised. All of the stores identified for closure are planned to be closed by the end of fiscal year 2000. The timing to implement the plan was developed based on discussions and relationships with major shopping mall developers.

  At the date of the acquisitions, in accordance with EITF 95-3, the Company established a store closure reserve of $3,548,000 for the 54 stores the Company intended to close. The reserve was established to provide for estimated early lease termination costs and penalties. There was no reserve established related to the 11 stores to be franchised. The Company established an impairment reserve of $2,150,000 against the property and equipment of the stores the Company planned to exit in order to record those assets at net realizable value.

 Pretzelmaker

  In connection with the Pretzelmaker acquisition (see Note 1), the Company formulated a plan to exit certain pretzel stores that did not meet certain financial and geographical criteria. Management identified seven stores to be closed. All of the stores identified for closure are planned to be closed by the end of fiscal year 2000. The timing of implementation of the plan was developed based on discussions and relationships with major shopping mall developers.

  At the date of the acquisition, in accordance with EITF 95-3, the Company established a store closure reserve of $500,000 for the seven stores the Company intended to close. The reserve was established to provide for estimated early lease termination costs and penalties. Additionally, the Company established an impairment reserve of $327,000 against the property and equipment of the stores the Company planned to exit in order to record those assets at net realizable value.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

 Store Closure Reserves Established for Continuing Company-Owned and Franchised Stores

  During the fiscal year ended January 3, 1998, the Company increased its store closure reserve by $538,000 for seven continuing company-owned stores that were closed during fiscal year 1997 and for three continuing company-owned stores targeted for closure. This portion of the store closure reserve was expensed in the Company's consolidated statement of operations for the year ended January 3, 1998, as these stores were not identified for closure as part of any of the Company's store closure plans associated with the business combinations.

  During the fourth quarter of fiscal year 1998, the Company's management approved and committed the Company to a plan to exit 41 stores across all concepts that are not meeting certain financial and geographical criteria. The plan also committed the Company to exit 13 underperforming franchised stores that the Company determined to disenfranchise as of January 2, 1999. The identified stores to be exited under this plan are not part of the stores in the process of being closed in connection with the various business combination exit plans discussed above. These stores were originally identified as continuing company-owned stores at the date of acquisition, however, the stores have not performed as expected. The Company intends to exit the stores primarily through closing and franchising. In connection with this plan, the Company increased the store closure reserve by $5,610,000. The charge was included in the store closure provision in the accompanying consolidated statement of operations for the year ended January 2, 1999.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

 Consolidated Analysis

  The following table presents a summary of the activity in the store closure reserve for the periods indicated for stores to be closed and franchised:

                          Mrs. Fields
                           Inc. and
                           Original                Pretzel     Great
                          Cookie Co.      H&M        Time     American   Pretzelmaker Consolidated
                          -----------  ----------  --------  ----------  ------------ ------------
Inception, September 18,
 1996...................  $ 5,060,000  $      --   $    --   $      --     $    --    $ 5,060,000
Utilization from
 inception (September
 18, 1996) to December
 28, 1996...............     (305,000)        --        --          --          --       (305,000)
                          -----------  ----------  --------  ----------    --------   -----------
Balance, December 28,
 1996...................    4,755,000         --        --          --          --      4,755,000
To record obligations
 related to stores
 identified for closure
 upon acquisition, July
 25, 1997...............          --    1,000,000       --          --          --      1,000,000
To record obligations
 related to stores
 identified for closure
 upon acquisition,
 September 2, 1997......          --          --    500,000         --          --        500,000
Finalization of store
 closure plan for
 obligations related to
 stores originally
 identified.............    1,357,000         --        --          --          --      1,357,000
Provision for continuing
 company-owned operating
 stores targeted for
 closure................      538,000         --        --          --          --        538,000
Utilization from
 December 28, 1996 to
 January 3, 1998........   (2,683,000)        --     (1,000)        --          --     (2,684,000)
                          -----------  ----------  --------  ----------    --------   -----------
Balance, January 3,
 1998...................    3,967,000   1,000,000   499,000         --          --      5,466,000
To record obligations
 related to stores
 identified for closure
 upon acquisition,
 August 24, 1998........          --          --        --    3,548,000         --      3,548,000
To record obligations
 related to stores
 identified for closure
 upon acquisition,
 November 19, 1999......          --          --        --          --      500,000       500,000
Additional reserves for
 stores originally
 identified for closure,
 January 2, 1999........    1,693,000         --        --          --          --      1,693,000
Additional reserves for
 continuing company-
 owned and franchised
 stores targeted for
 closure, January 2,
 1999...................    4,674,000     367,000   264,000     305,000         --      5,610,000
Utilization for the 52
 weeks ended January 2,
 1999...................   (1,932,000)    (19,000)   (6,000)   (149,000)        --     (2,106,000)
                          -----------  ----------  --------  ----------    --------   -----------
Balance, January 2,
 1999...................  $ 8,402,000  $1,348,000  $757,000  $3,704,000    $500,000   $14,711,000
                          ===========  ==========  ========  ==========    ========   ===========

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

  The following table presents a summary of activity for stores originally identified to be closed or franchised in connection with the applicable business combination for the periods indicated:

                  Mrs. Fields Inc. and
                   Original Cookie Co.                 H&M          Pretzel Time     Great American     Pretzelmaker
                  --------------------------    ----------------- ----------------- ----------------- -----------------
                   To Be           To Be        To Be    To Be    To Be    To Be    To Be    To Be    To Be    To Be
                   Closed        Franchised     Closed Franchised Closed Franchised Closed Franchised Closed Franchised
                  ----------    ------------    ------ ---------- ------ ---------- ------ ---------- ------ ----------
Stores
 identified for
 closure or
 franchise at
 inception,
 September 18,
 1996...........          138              64     --       --       --       --       --       --       --       --
Stores closed
 prior to
 inception......          (13)            --      --       --       --       --       --       --       --       --
Stores closed or
 franchised from
 inception
 (September 18,
 1996) to
 December 28,
 1996...........          (17)             (3)    --       --       --       --       --       --       --       --
                   ----------      ----------    ---      ---      ---      ---      ---      ---      ---      ---
Balance,
 December 28,
 1996...........          108              61     --       --       --       --       --       --       --       --
Stores
 identified for
 closure or
 franchise upon
 acquisition,
 July 25, 1997..          --              --      11       --       --       --       --       --       --       --
Stores
 identified for
 closure or
 franchise upon
 acquisition,
 September
 2,1997.........          --              --      --       --        4       --       --       --       --       --
Stores closed or
 franchised for
 the 53 weeks
 ended January
 3, 1998........          (70)             (9)    (3)      --       --       --       --       --       --       --
                   ----------      ----------    ---      ---      ---      ---      ---      ---      ---      ---
Balance, January
 3, 1998........           38              52      8       --        4       --       --       --       --       --
Stores
 identified for
 closure or
 franchise upon
 acquisition,
 August 24,
 1998...........          --              --     --        --       --       --       54       11       --       --
Stores
 identified for
 closure or
 franchise upon
 acquisition,
 November 19,
 1998...........          --              --     --        --       --       --       --       --        7       --
Stores closed or
 franchised for
 the 52 weeks
 ended January
 2, 1999........          (15)            (16)    (2)      --       (1)      --      (11)      --       --       --
                   ----------      ----------    ---      ---      ---      ---      ---      ---      ---      ---
Balance, January
 2, 1999........           23              36      6       --        3       --       43       11        7       --
                   ==========      ==========    ===      ===      ===      ===      ===      ===      ===      ===
                    Consolidated
                  -----------------
                  To Be    To Be
                  Closed Franchised
                  ------ ----------
Stores
 identified for
 closure or
 franchise at
 inception,
 September 18,
 1996...........   138       64
Stores closed
 prior to
 inception......   (13)     --
Stores closed or
 franchised from
 inception
 (September 18,
 1996) to
 December 28,
 1996...........   (17)      (3)
                  ------ ----------
Balance,
 December 28,
 1996...........   108       61
Stores
 identified for
 closure or
 franchise upon
 acquisition,
 July 25, 1997..    11      --
Stores
 identified for
 closure or
 franchise upon
 acquisition,
 September
 2,1997.........     4      --
Stores closed or
 franchised for
 the 53 weeks
 ended January
 3, 1998........   (73)      (9)
                  ------ ----------
Balance, January
 3, 1998........    50       52
Stores
 identified for
 closure or
 franchise upon
 acquisition,
 August 24,
 1998...........    54       11
Stores
 identified for
 closure or
 franchise upon
 acquisition,
 November 19,
 1998...........     7      --
Stores closed or
 franchised for
 the 52 weeks
 ended January
 2, 1999........   (29)     (16)
                  ------ ----------
Balance, January
 2, 1999........    82       47
                  ====== ==========

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

  The following table presents a summary of changes in the property and equipment impairment reserves that were established in connection with the applicable business combination for the periods indicated for stores to be closed and franchised:

                          Mrs. Fields, Inc.
                            and Original                  Great
                             Cookie Co.        H&M       American   Pretzelmaker Consolidated
                          ----------------- ----------  ----------  ------------ ------------
Inception, September 18,
 1996...................     $10,921,000    $       --  $       --    $     --   $10,921,000
Utilization from
 inception (September
 18, 1996) to December
 28, 1996 related to
 stores to be closed....        (854,000)          --          --          --       (854,000)
Utilization from
 inception (September
 18, 1996) to December
 28, 1996 related to
 stores to be
 franchised.............        (215,000)          --          --          --       (215,000)
                             -----------    ----------  ----------    --------   -----------
Balance, December 28,
 1996...................       9,852,000           --          --          --      9,852,000
To record property and
 equipment impairment
 upon acquisition, July
 25, 1997...............             --      2,500,000         --          --      2,500,000
Utilization for the 53
 weeks ended January 3,
 1998 related to stores
 to be closed...........      (3,299,000)     (208,000)        --          --     (3,507,000)
Utilization 53 weeks
 ended January 3, 1998
 related to stores to be
 franchised.............        (492,000)          --          --          --       (492,000)
                             -----------    ----------  ----------    --------   -----------
Balance, January 3,
 1998...................       6,061,000     2,292,000         --          --      8,353,000
To record property and
 equipment impairment
 upon acquisition,
 August 24, 1998........             --            --    2,150,000         --      2,150,000
To record property and
 equipment impairment
 upon acquisition,
 September 9, 1998......             --            --      973,000         --        973,000
To record property and
 equipment impairment
 upon acquisition,
 November 19, 1998......             --            --          --      327,000       327,000
Utilization for the 52
 weeks ended January 2,
 1999 related to stores
 to be closed...........      (1,782,000)      (93,000)   (246,000)        --     (2,121,000)
Utilization for the 52
 weeks ended January 2,
 1999 related to stores
 to be franchised.......        (435,000)     (819,000)        --          --     (1,254,000)
                             -----------    ----------  ----------    --------   -----------
Balance, January 2,
 1999...................     $ 3,844,000    $1,380,000  $2,877,000    $327,000   $ 8,428,000
                             ===========    ==========  ==========    ========   ===========

6. CUMULATIVE REDEEMABLE SERIES A PREFERRED STOCK

  At its inception, the Company issued $23,143,000 of ten percent cumulative redeemable Series A preferred stock (the "Preferred Stock") to Capricorn which amount totaled Capricorn's investment in the Company. The Preferred Stock consisted of 97 shares, $.01 par value, with a liquidation preference of approximately $245,000 per share as of December 28, 1996. Capricorn was entitled to receive, out of funds legally available for the payment of dividends, cumulative dividends at an annual rate of ten percent accruable on a daily basis. All accrued but unpaid dividends were compounded on a quarterly basis at an annual rate of ten percent. During the period ended December 28, 1996 and the year ended January 3, 1998, the Company elected to add dividends totaling $642,000 and $2,173,000, respectively, to the liquidation preference. In November 1997, the Preferred Stock, including accrued but unpaid dividends totaling $2,815,000, was converted to common equity of the Company.

7. MANDATORILY REDEEMABLE CUMULATIVE PREFERRED STOCK OF PRETZEL TIME, INC.

  The mandatorily redeemable cumulative preferred stock of Pretzel Time (the "Pretzel Time Preferred Stock") is nonvoting and the preferred stockholders are entitled to cumulative preferred dividends of ten percent for three years, accrued and payable upon redemption. The Pretzel Time Preferred Stock must be redeemed at $10,000 per share, plus unpaid and accumulated dividends, on September 1, 1999. The excess of

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES the redemption price over the carrying value is being accreted over the period from issuance to September 1, 1999, using the effective interest method and is being charged to the accumulated deficit of Pretzel Time. In the event of a liquidation or sale of Pretzel Time, the preferred stockholders are entitled to receive payment of $10,000 per share, plus accumulated dividends.

  During the period from the acquisition of a majority ownership in Pretzel Time (September 2, 1997) to January 2, 1999, Pretzel Time increased the liquidation preference of the Pretzel Time Preferred Stock by $212,000, in lieu of paying cash dividends. In addition, the Pretzel Time Preferred Stock was increased by $538,000, for the accretion required over time to amortize the original issue discount incurred at the time of issuance. As of January 2, 1999, accrued dividends of $339,000 were unpaid.

  During the period from September 2, 1997 to January 2, 1999, Pretzel Time repurchased 17.5 shares of the Pretzel Time Preferred Stock for an total of $175,000 in cash, or $10,000 per share, plus accrued dividends totaling approximately $20,200. As of January 2, 1999, there are 127 shares of Pretzel Time Preferred Stock issued and outstanding with a total liquidation preference of approximately $1,495,000.

8. CAPITAL TRANSACTIONS

  On June 3, 1998, the Company amended its Restated Certificate of Incorporation to provide the Company with the authority to issue up to 5,000,000 shares of common stock. In connection therewith, the Company's Board of Directors approved an effective stock split on existing shares. All common share information in the accompanying consolidated financial statements has been retroactively adjusted to reflect the effective stock split.

  In November 1997, Capricorn converted its Preferred Stock in the Company totaling $25,959,000 (including accrued but unpaid dividends of $2,815,000) to common equity of the Company. No additional shares of common stock of the Company were issued.

  On November 26, 1997, as partial consideration for Harvard's 49.9 percent interest in Mrs. Fields' Brand, the Company granted Harvard the rights to approximately four percent, or 127,349 shares, of the Company's common stock. The shares approximate total value was $1,500,000 after being appropriately discounted for lack of controlling interest and marketability (see Note 1). Although as of January 3, 1998, the Company was obligated to issue the common shares to Harvard, no certificate had been issued. However, because the Company was obligated to issue the shares as of January 3, 1998, the Company recorded them as outstanding in the accompanying consolidated financial statements. On July 17, 1998, the Company issued a common stock certificate to Harvard for the 127,349 shares.

9. COMMITMENTS AND CONTINGENCIES

 Stock Pledged as Collateral

  Mrs. Fields' Holding has pledged all of Mrs. Fields' capital stock as collateral for Mrs. Fields' Holding's 14 percent Senior Secured Discount Notes due December 1, 2005 (the "Discount Notes"). Mrs. Fields' Holding issued the Discount Notes on August 24, 1998, in connection with the Great American Acquisitions (see Note 1). In connection with the issuance of the $55,000,000 principal amount at maturity of Discount Notes, Mrs. Fields' Holding recorded a total original issue discount of approximately $24,136,000. The principal amount of the Discount Notes will accrete at a rate of 14 percent compounded semi-annually to a total principal amount of $55,000,000 at December 1, 2002. Thereafter, the Discount Notes will accrue interest at the annual rate of 14 percent, payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2003.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

  Mrs. Fields' Holding is a holding company and does not have separate operations from which it can generate cash flows. Under the circumstances, Mrs. Fields' Holding would likely be dependent on its owners' and subsidiaries cash flows to make principal and interest payments when due. Interest payments totaling $7,700,000 per year will commence in 2003. Mrs. Fields may pay dividends to Mrs. Fields' Holding, in order for Mrs. Fields' Holding to service the debt, if no default or event of default occurs under the Indenture and certain fixed charge coverage ratios and consolidated net income tests are met. The Discount Notes are effectively subordinated to Mrs. Fields' Senior Notes.

 Legal Matters

  The Company is the subject of certain legal actions, which it considers routine to its business activities. Management, after consultation with legal counsel, believes that the potential liability to the Company under any such actions is adequately accrued for or will not materially affect the Company's consolidated financial position or results of operations.

 Operating Leases

  The Company leases retail store facilities, office space and equipment under long-term noncancelable operating lease agreements with remaining terms of one to ten years. Certain of the retail store leases provide for contingent rentals based on gross revenues. Additionally, as part of the Company's franchising program, certain locations have been subleased to franchisees.

  Rent expense was as follows for the periods presented:

                                   Inception
                                (September 18,
                                   1996) to      53 Weeks Ended  52 Weeks Ended
                               December 28, 1996 January 3, 1998 January 2, 1999
                               ----------------- --------------- ---------------
Minimum rentals...............    $ 8,216,000      $30,654,000    $ 36,834,000
Contingent rentals............        105,000          432,000         553,000
Sub-lease rentals.............     (2,220,000)      (8,756,000)    (12,550,000)
                                  -----------      -----------    ------------
                                  $ 6,101,000      $22,330,000    $ 24,837,000
                                  ===========      ===========    ============

  As of January 2, 1999, the future minimum lease payments due under operating leases (including future minimum lease payments for stores in the process of being closed or franchised), which include required lease payments for those stores that have been subleased, are as follows:

   Fiscal Year
   -----------
   1999............................................................ $ 37,686,000
   2000............................................................   32,337,000
   2001............................................................   27,066,000
   2002............................................................   23,033,000
   2003............................................................   18,246,000
   Thereafter......................................................   33,504,000
                                                                    ------------
                                                                    $171,872,000
                                                                    ============

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

  As of January 2, 1999, the future minimum sublease payments due to the Company under these leases are as follows:

   Fiscal Year
   -----------
   1999............................................................. $12,550,000
   2000.............................................................  10,676,000
   2001.............................................................   8,741,000
   2002.............................................................   7,277,000
   2003.............................................................   5,716,000
   Thereafter.......................................................   8,717,000
                                                                     -----------
                                                                     $53,677,000
                                                                     ===========

 Contractual Arrangements

  The Company entered into a supply agreement to buy frozen dough products through 2000. The agreement stipulates minimum annual purchase commitments of not less than 23,000,000 pounds of the products each year through the end of the contract. The Company also entered into two supply agreements to buy chocolate products through August 1999 and January 2000. The agreements stipulate minimum purchase commitments of which 1.9 million and 1.5 million pounds, respectively, had not been purchased as of January 2, 1999. The terms of the frozen dough and chocolate purchase agreements include certain volume incentives and penalties. Under each, the Company and the supplier may terminate the supply agreement if the other party defaults on any of the performance covenants. The Company also entered into several other immaterial purchase agreements to buy products.

  The Company has assumed an agreement with a third-party lender to provide financing to franchisees for the purchase of existing Company stores. Under the terms of the agreement, a maximum of $5,000,000 may be borrowed from the lender by franchisees of which the Company has agreed to guarantee a maximum of $2,000,000. Outstanding franchisee borrowings guaranteed by the Company under this agreement at January 3, 1998 and January 2, 1999 were approximately $550,000 and $295,000, respectively. Under the terms of the agreement, the Company is required to assume any franchisee obligations which are in default as defined. As of January 2, 1999, the Company has assumed obligations totaling approximately $54,000, which are included in capital lease obligations.

  The Company recorded deferred credits of approximately $1,204,000 as of September 18, 1996. The deferred credits represent volume rebates associated with the assumption of a long-term marketing and supply agreement with a supplier in connection with the Mrs. Fields Inc. and affiliates and Original Cookie Company and affiliates business combinations discussed in Note 1. Under terms of the agreement, the Company is obligated to purchase a minimum amount of product from the supplier. The supplier periodically prepays rebates to the Company for anticipated purchases. The Company records the prepayments as deferred credits and amortizes them ratably as purchases are made from the supplier. This agreement was amended in January 1997 and an additional $600,000 in deferred credits were recorded. The amended agreement expires on the later of December 31, 2003 or when the Company has met its revised purchase commitment. In conjunction with this amendment, certain minimum commitments from the previous agreement were carried forward and others were forgiven. Additionally, in November 1997, Pretzel Time entered into a long-term marketing and supply agreement with a supplier. Under terms of the agreement, the Company is obligated to purchase a minimum amount of product from the supplier. An additional $437,000 in deferred credits were recorded under this agreement. The termination date of this agreement will be the later of December 31, 2003 or when Pretzel Time has met its purchase commitment. Under these agreements, the Company recognized approximately $1,393,000, and $812,000 primarily as a reduction to food cost of sales during the years ended January 3, 1998 and January 2, 1999.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

  In November 1996, the Company entered into a consulting agreement (the "Consulting Agreement") with Debbi Fields, a director of the Company, under which Debbi Fields travels and performs public relations and advertising activities on behalf of the Company for at least 50 days a year for a fee of $250,000 per year, with an option to perform these services for 20 additional days a year for additional pay of $5,000 per day. The compensation increases by 10 percent a year beginning on January 1, 1999. The Consulting Agreement expires on December 31, 1999. Under the Consulting Agreement, Debbi Fields may not disclose any confidential information of the Company, such as recipes and trade secrets, and may not, without the prior written consent of the Company, compete with the Company.

  The Company has entered into employment agreements with five key officers with terms of two to three years. The agreements are for a total annual base salary of $1,095,000. If the Company terminates employment without cause, or the employee terminates employment with good reason, the employee can receive in severance pay the amount equal to the product of his or her then current semi-monthly base salary by the greater of the number of semi-monthly periods from the notice of termination or 36 to 48 semi-monthly periods, plus a portion of any discretionary bonus that would otherwise have been payable. The agreements have customary provisions for other benefits and also include noncompetition clauses.

10. RELATED-PARTY TRANSACTIONS

  As of January 3, 1998 and January 2, 1999, the Company had receivables due from franchisees and licensees, primarily related to prepaid rent which the Company had paid on behalf of franchisees, totaling approximately $2,176,000 and $6,003,000, respectively. These amounts are included in amounts due from franchisees and affiliates and are net of allowance for doubtful accounts totaling $582,000 and $1,078,000, respectively.

  The Company paid fees to Korn/Ferry International ("Korn/Ferry") totaling approximately $157,000 and $70,600, during the years ended January 3, 1998 and January 2, 1999, respectively. Korn/Ferry is an executive search firm of which one of the Company's directors is the Chairman.

  A director of the Company is a consultant and an advisor to Dillon Read & Co., Inc. ("Dillon Read"). In 1997, the Company paid to Dillon Read a fee of approximately $707,000 in connection with the restructuring of the Company in September 1996. The director's company did not receive a fee from the Company during the fiscal year ended January 2, 1999. The Company believes that the arrangements were on terms that could have been obtained from an unaffiliated third party.

  As of January 2, 1999, the Company has a loan due from the founder and minority stockholder of Pretzel Time totaling $567,000. The note bears interest at an annual rate of ten percent and is payable in monthly installments of principal and interest beginning January 1998 by setoff of, and to the extent of, the founder's bonus payments and dividends received by the founder in his Pretzel Time stock; provided that in any calendar year no more than $100,000 may be so offset. In addition, as of January 2, 1999, the Company is due approximately $451,000 from the founder in connection with certain lease payments related to the purchase of Pretzel Time for which the Company is indemnified. These amounts are recorded in accounts receivable and other assets in the accompanying consolidated balance sheets.

11. STOCK-BASED COMPENSATION AND INCENTIVE PLANS

 Stock Appreciation Rights Plan

  During the second quarter of 1997, the Company agreed to issue 12,402 shares of the Company's common stock to a consultant for consulting services provided to the Company from the inception of the Company

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES through June 30, 1997 and for the settlement of obligations under a previously existing stock appreciation rights plan. At the settlement date, the Company's common stock was valued at $10 per share as determined by the Board of Directors. During the period from inception through June 1997, the Company recorded approximately $124,000 of consulting expense related to these obligations which is included in general and administrative expenses in the accompanying consolidated statements of operations and recorded the shares as outstanding in the accompanying consolidated financial statements. On July 17, 1998, the Company issued a common stock certificate to the consultant for the 12,402 shares.

 Director Stock Purchase Plan

  Effective September 18, 1996, the Company established the Mrs. Fields' Holding Company, Inc. Director Stock Purchase Plan (the "Director Stock Purchase Plan"). Under the Director Stock Purchase Plan, shares of the Company's common stock, either restricted or vested, may be issued to directors of the Company. On January 1, 1997, the directors of the Company were offered an opportunity to purchase vested shares of the Company's common stock under the Director Stock Purchase Plan for $10 per share, which was the fair market value of the Company's stock as of that date as determined by the Board of Directors. Selected directors participated and subscribed to purchase 51,667 vested shares of common stock. As a result, the Company recorded approximately $517,000 of common stock subscriptions receivable in the accompanying consolidated financial statements as of January 3, 1998. During fiscal 1998, the Company collected all $517,000 of common stock subscriptions receivable. Additionally, on January 1, 1997, the Company granted to the participating directors a total of 28,333 restricted shares of the Company's common stock for no cash consideration. Restricted shares vest 50 percent on January 1, 1999 and 50 percent on January 1, 2000, or earlier, upon a change of control of the Company or Mrs. Fields. The Company is recognizing compensation cost totaling approximately $283,000 related to the grant of restricted shares on a straight-line basis over the vesting period.

  The Company recorded the 51,677 vested shares and 28,333 restricted shares to the directors as outstanding in the accompanying consolidated financial statements at the time of issuance. On July 17, 1998, the Company issued common stock certificates to the directors for a total of 51,667 vested shares and 28,333 restricted shares.

 Director Stock Option Plan

  On September 18, 1996, the Company established the Mrs. Fields' Holding Company, Inc. Director Stock Option Plan (the "Director Stock Option Plan"). A committee of the Board of Directors is authorized to administer the Director Stock Option Plan and has the power, among other things, to grant awards of options for the Company's common stock to outside directors of the Company and its direct and indirect subsidiaries. Options granted under the Director Stock Option Plan are non-qualified under section 422 of the Internal Revenue Code. The Director Stock Option Plan provides for the issuance of time vested options, which vest 25 percent per year on the anniversaries of the dates on which they are granted, and vest in full upon a change of control of the Company or Mrs. Fields. Options expire no later than ten years after the date the options are granted. A total of 50,000 shares of the Company's common stock are reserved for issuance under the Director Stock Option Plan.

  On January 1, 1997, the Company issued options to purchase 20,100 shares of common stock with an exercise price of $10 per share to directors under the Director Stock Option Plan. On January 1, 1998, the Company issued options to purchase 10,752 shares of common stock with an exercise price of $16.74 to directors under the Director Stock Option Plan. All options granted were at prices equal to or greater than the fair market value of the underlying shares of common stock of the Company at the grant date as valued by the Board of Directors.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

 Employee Stock Option Plan

  Effective September 18, 1996, the Company established the Mrs. Fields' Holding Company, Inc. Employee Stock Option Plan (the "Employee Stock Option Plan"). A committee of the Board of Directors is authorized to administer the Employee Stock Option Plan and has the power, among other things, to grant awards of options for the Company's common stock to officers and other employees of the Company and its direct and indirect subsidiaries. Options granted under the Employee Stock Option Plan are non-qualified under section 422 of the Internal Revenue Code. The Employee Stock Option Plan provides for the issuance of three types of options. Performance-vested options are deemed to be vested 20 percent for fiscal year 1997 and vest an additional 20 percent per year for each subsequent fiscal year in which there is at least a 110 percent increase in Adjusted EBITDA, as defined, of the Company. Although, in 1998 the Company did not achieve the performance requirement, the Board of Directors deemed the performance-vested options vested an additional 20 percent for 1998. Time-vested options vest 25 percent per year on the anniversaries of the dates on which they are granted, and vest in full upon a change in control of the Company or Mrs. Fields. Upside options vest upon the earlier to occur of the expiration of such option and a change of control, based on certain internal rate of return ("IRR") targets: (i) if IRR through the vesting date is less than 20 percent, the option will not vest; (ii) if IRR is from 20 percent to 24.99 percent, the option will vest one-third; (iii) if IRR is from 25 percent to 29.99 percent, the option will vest two-thirds; and (iv) if IRR is at least 30 percent, the option will vest in full. All options expire no later than ten years after the date the options are granted. An total of 492,840 shares of the Company's common stock are reserved for issuance under the Employee Stock Option Plan.

  On September 18, 1996, the Company issued performance-vested options to purchase 106,782 shares of common stock, time-vested options to purchase 114,996 shares of common stock and upside options to purchase 98,568 shares of common stock to key employees of the Company at exercise prices of $10 per share. On July 10, 1997, the Company issued performance-vested options to purchase 8,214 shares of common stock and time-vested options to purchase 16,428 shares of common stock to a key employee of the Company at an exercise price of $13 per share. All options were granted at exercise prices equal to or greater than the fair market value of the underlying shares of common stock of the Company at the grant date as valued by the Board of Directors.

  Performance-vested options and upside options are variable plan options and are accounted for in accordance with APB Opinion No. 25 ("APB No. 25"). A final measurement of compensation has not taken place with respect to the grants of such options because the number of options that will ultimately vest is not known. During the year ended January 2, 1999, the Company recorded compensation expense of $420,000 with respect to these options in accordance with variable plan accounting.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

 Accounting For Stock-Based Compensation Plans

  The Company applies APB 25 and related interpretations in accounting for its stock-based compensation plans as they relate to employees and directors. Accordingly, no compensation expense is recognized for its stock-based compensation and incentive plans related to directors and employees unless the equity instruments were issued at less than their intrinsic fair market value. During the period ended December 28, 1996 and the years ended January 3, 1998 and January 2, 1999, the Company recorded compensation expense totaling $0, $94,000 and $559,000, respectively, related to equity instruments that were issued at less than their intrinsic fair market value. Had compensation expense for the Company's stock option plans and other stock-based compensation plans been determined in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma net income (loss) would have been as follows:

                                 Inception to    53 Weeks Ended  52 Weeks Ended
                               December 28, 1996 January 3, 1998 January 2, 1999
                               ----------------- --------------- ---------------
   Net income (loss):
   As reported................    $2,124,000        $(624,000)    $(21,505,000)
   Pro forma..................     2,106,000         (747,000)     (21,598,000)

  Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation expense may not be representative of that to be expected in future years.

  A summary of the status of the Company's stock option plans as of January 3, 1998 and January 2, 1999, and changes during the periods ended on those dates is presented below:

                             December 28, 1996   January 3, 1998    January 2, 1999
                             ------------------ ------------------ -----------------
                                      Wtd. Avg.          Wtd. Avg.         Wtd. Avg.
                                      Exercise           Exercise          Exercise
                              Shares   Prices    Shares   Prices   Shares   Prices
                             -------- --------- -------- --------- ------- ---------
   Outstanding at beginning
    of year................       --   $   --    340,446  $10.00   375,840  $10.39
   Granted.................   340,446   10.00     35,394   14.14       --      --
                             --------  ------   --------  ------   -------  ------
   Outstanding at end of
    year...................   340,446   10.00    375,840   10.39   375,840   10.39
                             ========           ========           =======
   Exercisable at end of
    year...................       --              55,815   10.04   119,384   10.31
                             ========           ========           =======
   Weighted average fair
    value of options
    granted................  $   2.13           $   3.01               N/A
                             ========           ========           =======

  The following table summarizes information about the stock options outstanding at January 2, 1999:

                                              Options Outstanding
                                ------------------------------------------------
                                    Number         Wtd. Avg.         Options
    Range of                    Outstanding at     Remaining     Exercisable at
   Exercise Prices              January 2, 1999 Contractual Life January 2, 1999
   ---------------              --------------- ---------------- ---------------
   $10.00......................     340,446        7.7 years         110,261
   $13.00......................      24,642        8.5 years           6,435
   $16.74......................      10,752        9.0 years           2,688
                                    -------                          -------
   $10.00 to $16.74............     375,840        7.8 years         119,384
                                    =======                          =======

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

  The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during the period ended December 28, 1996 and the year ended January 3, 1998: risk-free interest rate of 6.0 percent; expected dividend yields of zero percent; expected lives of 4 years; no volatility.

12. EMPLOYEE BENEFIT PLAN

  The Company sponsors the Mrs. Fields' Original Cookies, Inc. 401(k) Retirement Savings Plan (the "Plan") for all eligible employees. Under the terms of the Plan, employees may make contributions to the Plan, a portion of which is matched by contributions from the Company. The total Company contributions to the Plan for the years ended January 3, 1998 and January 2, 1999 were approximately $6,800, $97,900 and $171,000, respectively.

13. REPORTABLE SEGMENTS

  Operating segments are components of the Company for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This information is reported on the basis that it is used internally for evaluating segment performance. The Company has two reportable operating segments; namely, company-owned stores and related activity and franchising and licensing activity. The segments are determined by revenue source; direct sales or royalties and license fees. The company-owned stores segment consists of both cookie and pretzel stores owned and operated by the Company. The franchising and licensing segment consists of cookie and pretzel stores, which are owned and operated by third parties who pay the Company an initial franchise or license fee and monthly royalties based on a percentage of gross sales and other licensing activity not related to cookie or pretzel stores. The accounting policies for the segments are discussed in the summary of significant accounting policies (see Note 2). Sales and transfers between segments are eliminated in consolidation.

  The Company evaluates performance of each segment based on contribution margin. The Company does not allocate any interest income, interest expense, depreciation and amortization or assets to its reportable operating segments. Segment revenue and contribution margin are presented in the following table:

                                             Company-   Franchising
                                               owned        and
                                              Stores     Licensing     Total
                                            ----------- ----------- -----------
Period ended December 28, 1996
Revenues................................... $40,849,000 $1,267,000  $42,116,000
Contribution margin........................  10,761,000  1,267,000   12,028,000
53 weeks ended January 3, 1998
Revenues................................... 127,845,000  6,563,000  134,408,000
Contribution margin........................  28,985,000  6,563,000   35,548,000
52 weeks ended January 2, 1999
Revenues................................... 140,235,000 14,001,000  154,236,000
Contribution margin........................  30,337,000 10,414,000   40,751,000

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

  The reconciliation of contribution margin to net income (loss) is as follows:

                                      Period
                                       Ended     53 Weeks Ended 52 Weeks Ended
                                     December      January 3,     January 2,
                                     28, 1996         1998           1999
                                    -----------  -------------- --------------
Contribution margin................ $12,028,000   $ 35,548,000   $ 40,751,000
General and administrative
 expense...........................  (4,089,000)   (16,436,000)   (19,583,000)
Store closure provision............         --        (538,000)    (7,303,000)
Depreciation and amortization......  (2,356,000)   (10,450,000)   (19,867,000)
Interest expense...................  (1,661,000)    (7,281,000)   (14,323,000)
Other expense, net.................  (1,798,000)    (1,467,000)    (1,180,000)
                                    -----------   ------------   ------------
Net income (loss).................. $ 2,124,000   $   (624,000)  $(21,505,000)
                                    ===========   ============   ============

  Geographic segment information is as follows:

                                                       Domestic
                             Domestic   International Franchising International
                             Company-     Company-        and      Franchising
Revenue                    owned Stores owned Stores   Licensing  and Licensing
-------                    ------------ ------------- ----------- -------------
Period ended December 28,
 1996....................  $ 40,849,000   $    --     $1,158,000    $109,000
53 weeks ended January 3,
 1998....................   127,736,000    109,000     6,150,000     413,000
52 weeks ended January 2,
 1999....................   140,018,000    217,000    13,738,000     263,000

  Revenues from international franchising and licensing are sourced from Canada and Australia with no other countries having material representation. Revenues from international company-owned stores are immaterial.

  There were no customers who accounted for more than 10% of the Company's total revenue or either segment's revenue.

              MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)
                                     ASSETS

                                                            January   July 3,
                                                            2, 1999     1999
                                                            --------  --------
                                                               (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents................................ $  4,759  $  4,675
  Accounts receivable, net of allowance for doubtful
   accounts of $74 and $69, respectively...................    3,208     1,570
  Amounts due from franchisees and licensees, net of
   allowance for doubtful accounts of $1,078 and $897,
   respectively............................................    6,137     4,808
  Inventories..............................................    5,503     4,913
  Prepaid rent and other...................................    4,054     3,852
  Deferred income tax assets, current portion..............      861       861
                                                            --------  --------
    Total current assets...................................   24,522    20,679
                                                            --------  --------
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements...................................   29,914    32,889
  Equipment and fixtures...................................   17,108    11,913
  Land.....................................................      240       240
                                                            --------  --------
                                                              47,262    45,042
  Less accumulated depreciation and amortization...........  (15,465)  (15,487)
                                                            --------  --------
    Net property and equipment.............................   31,797    29,555
                                                            --------  --------
DEFERRED INCOME TAX ASSETS, net of current portion.........    2,638     2,638
                                                            --------  --------
GOODWILL, net of accumulated amortization of $11,338 and
 $16,576, respectively.....................................  146,375   140,987
                                                            --------  --------
TRADEMARKS AND OTHER INTANGIBLES, net of accumulated
 amortization of $2,615 and $2,924, respectively...........   14,296    13,772
                                                            --------  --------
DEFERRED LOAN COSTS, net of accumulated amortization of
 $1,406 and $2,557, respectively...........................   13,440    13,464
                                                            --------  --------
OTHER ASSETS...............................................    1,332       414
                                                            --------  --------
                                                            $234,400  $221,509
                                                            ========  ========

     The accompanying notes to condensed consolidated financial statements are an integral part of these balance sheets.

              MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

                   (dollars in thousands, except share data)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                            January   July 3,
                                                            2, 1999     1999
                                                            --------  --------
                                                               (Unaudited)
CURRENT LIABILITIES:
  Bank overdraft........................................... $  4,133  $  2,902
  Line of credit...........................................      --      7,000
  Current portion of long-term debt........................    8,046       929
  Current portion of capital lease obligations.............      299       444
  Accounts payable.........................................   10,723    10,436
  Accrued liabilities......................................    3,597     2,878
  Store closure reserve, current portion...................    4,577     4,577
  Accrued salaries, wages and benefits.....................    3,155     3,065
  Accrued interest payable.................................    1,260     1,371
  Sales taxes payable......................................      962       378
  Deferred income..........................................      318       192
                                                            --------  --------
    Total current liabilities..............................   37,070    34,172
LONG-TERM DEBT, net of current portion.....................  171,291   173,542
STORE CLOSURE RESERVE, net of current portion..............   10,134     8,419
CAPITAL LEASE OBLIGATIONS, net of current portion..........      997     1,229
                                                            --------  --------
    Total liabilities......................................  219,492   217,362
                                                            --------  --------
MANDATORILY REDEEMABLE CUMULATIVE PREFERRED STOCK of PTI
 (a wholly owned subsidiary), aggregate liquidation
 preference of $1,495 and $1,525, respectively.............    1,261     1,440
                                                            --------  --------
MINORITY INTEREST..........................................      119       123
                                                            --------  --------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 100 shares authorized
   for all series, none issued.............................      --        --
  Common stock, $.01 par value; 5,000,000 shares authorized
   and 3,285,599 shares outstanding........................       33        33
  Warrants to purchase common stock........................    2,895     2,895
  Additional paid-in capital...............................   33,889    35,627
  Deferred compensation expense............................     (438)     (243)
  Accumulated deficit......................................  (22,851)  (35,728)
                                                            --------  --------
    Total stockholders' equity.............................   13,528     2,584
                                                            --------  --------
                                                            $234,400  $221,509
                                                            ========  ========

     The accompanying notes to condensed consolidated financial statements are an integral part of these balance sheets.

              MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (dollars in thousands)

                                                             26 Weeks  26 Weeks
                                                              Ended     Ended
                                                             July 4,   July 3,
                                                               1998      1999
                                                             --------  --------
                                                                (Unaudited)
REVENUES:
  Net store and food sales.................................. $58,687   $ 71,915
  Franchising, net..........................................   2,971     11,562
  Licensing, net............................................     683        688
                                                             -------   --------
    Total revenues..........................................  62,341     84,165
                                                             -------   --------
OPERATING COSTS AND EXPENSES:
  Selling and store occupancy costs.........................  33,908     41,118
  Cost of sales.............................................  15,185     21,856
  General and administrative................................   8,673     10,950
  Depreciation and amortization.............................   6,220     11,286
                                                             -------   --------
    Total operating costs and expenses......................  63,986     85,210
                                                             -------   --------
      Loss from operations..................................  (1,645)    (1,045)
                                                             -------   --------
OTHER INCOME (EXPENSE), net:
  Interest expense..........................................  (5,626)   (11,364)
  Interest income...........................................     421         78
  Other expense, net........................................    (144)      (110)
                                                             -------   --------
    Total other expense, net................................  (5,349)   (11,396)
                                                             -------   --------
  Loss before provision for income taxes, preferred stock
   accretion and dividends of subsidiaries and minority
   interest.................................................  (6,994)   (12,441)
PROVISION FOR INCOME TAXES..................................     (14)      (210)
                                                             -------   --------
  Loss before preferred stock accretion and dividends of
   subsidiaries and minority interest.......................  (7,008)   (12,651)
PREFERRED STOCK ACCRETION AND DIVIDENDS OF SUBSIDIARIES.....    (222)      (222)
MINORITY INTEREST...........................................    (176)        (4)
                                                             -------   --------
  Net loss.................................................. $(7,406)  $(12,877)
                                                             =======   ========
  Basic and diluted net loss per common share............... $ (2.25)  $  (3.92)
                                                             =======   ========
  Weighted average number of common shares outstanding......   3,286      3,286
                                                             =======   ========

     The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

              MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                             26 Weeks  26 Weeks
                                                              Ended     Ended
                                                             July 4,   July 3,
                                                               1998      1999
                                                             --------  --------
                                                                (Unaudited)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss................................................... $(7,406)  $(12,877)
 Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
 Depreciation and amortization..............................   6,220     11,286
 Amortization of discount on notes..........................     --       2,474
 Amortization of deferred loan costs........................     427      1,151
 Deferred compensation expense..............................      86         77
 Loss on sale of assets.....................................     144        117
 Preferred stock accretion and dividends of subsidiaries....     222        222
 Minority interest..........................................     176          4
 Changes in assets and liabilities:
  Accounts receivable, net..................................     387      1,638
  Amounts due from franchisees and licensees, net...........     181      1,329
  Inventories...............................................     240        590
  Prepaid rent and other....................................     512        202
  Other assets..............................................     261        918
  Bank overdraft............................................     --      (1,231)
  Accounts payable and accrued liabilities..................  (2,700)    (1,006)
  Store closure reserve.....................................    (946)    (1,311)
  Accrued salaries, wages and benefits......................      32        (90)
  Accrued interest payable..................................    (171)       111
  Sales taxes payable.......................................    (562)      (584)
  Deferred income...........................................    (598)      (126)
                                                             -------   --------
   Net cash provided by (used in) operating activities......  (3,495)     2,894
                                                             -------   --------
 CASH FLOWS FROM INVESTING ACTIVITIES:
 Net cash paid for acquisition expenses.....................    (928)      (100)
 Purchase of property and equipment.........................  (3,342)    (2,604)
                                                             -------   --------
   Net cash used in investing activities....................  (4,270)    (2,704)
                                                             -------   --------
 CASH FLOWS FROM FINANCING ACTIVITIES:
 Reduction of long-term debt................................    (265)    (5,340)
 Payment of debt financing costs............................     --      (1,175)
 Net borrowings under line of credit........................     --       7,000
 Proceeds from exercise of stock options....................     --         148
 Payments for repurchase of common stock....................     --        (292)
 Principal payments on capital lease obligations............    (138)      (572)
 Reduction in preferred stock...............................     (42)       (43)
 Collection of common stock subscription receivable.........     265        --
                                                             -------   --------
   Net cash used in financing activities....................    (180)      (274)
                                                             -------   --------
 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......  (7,945)       (84)
 CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD.......  16,493      4,759
                                                             -------   --------
 CASH AND CASH EQUIVALENTS AT END OF THE PERIOD............. $ 8,548   $  4,675
                                                             =======   ========
 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest..................................... $ 5,370   $  7,588
                                                             -------   --------
 Cash paid for income taxes................................. $    37   $    166
                                                             =======   ========

   The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                (Unaudited)

(1) BASIS OF PRESENTATION

  The accompanying unaudited condensed consolidated financial statements have been prepared by Mrs. Fields' Holding Company, Inc. and subsidiaries ("Mrs. Fields' Holding") in accordance with the rules and regulations of the Securities and Exchange Commission for Form 10-Q, and accordingly, do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of management, these condensed consolidated financial statements reflect all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial position of Mrs. Fields' Holding as of July 3, 1999 and January 2, 1999, and the results of their operations and their cash flows for the periods presented herein. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the fiscal year ended January 2, 1999 contained in Mrs. Fields' Holding's Form 10-K.

  The results of operations for the 13 and 26 weeks ended July 3, 1999 are not necessarily indicative of the results that may be expected for the remainder of the fiscal year ending January 1, 2000.

(2) RECLASSIFICATIONS

  Certain reclassifications have been made to the prior period's condensed consolidated financial statements to conform with the current period's presentation.

(3) PRO FORMA RESULTS OF OPERATIONS

  The following unaudited pro forma information presents a summary of the consolidated results of operations of Mrs. Fields' Holding assuming the Great American, Deblan, Chocolate Chip, Karp, Cookie Conglomerate and Pretzelmaker acquisitions and related financings had occurred at the beginning of the 26 weeks ended July 4, 1998. Pro forma adjustments have been made to give effect to amortization of goodwill, interest expense on acquisition debt and certain other adjustments. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions been consummated at the beginning of the 26 weeks ended July 4, 1998.

                                                                 26 Weeks Ended
                                                                  July 4, 1998
                                                                 --------------
                                                                  (Unaudited)
     Total revenues.............................................    $92,640
     Income from operations.....................................        521
     Net loss...................................................     (8,169)

(4) REPORTABLE SEGMENTS

  Management evaluates performance at Mrs. Fields' Holding using two reportable operating segments; namely, (1) company-owned stores and related activity and
(2) franchising and licensing activity. The segments are determined by revenue source; direct sales or royalties and license fees. The company-owned stores segment consists of both cookie and pretzel stores owned and operated by Mrs. Fields' Holding. The franchising and licensing segment consists of cookie and pretzel stores, which are owned and operated by third parties who pay Mrs. Fields' Holding an initial franchise fee and monthly royalties based on a percentage of gross sales and other licensing activity not related to cookie or pretzel stores. Sales and transfers between segments are eliminated in consolidation.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

                                (Unaudited)

  Mrs. Fields' Holding evaluates performance of each segment based on contribution margin. Mrs. Fields' Holding does not allocate any interest income, interest expense, depreciation and amortization or assets to its reportable operating segments. Segment revenue and contribution margin are presented in the following table.

26 weeks ended July 4,
1998                     Company-owned Stores Franchising and Licensing  Total
----------------------   -------------------- ------------------------- -------
Total revenues..........       $58,687                 $ 3,654          $62,341
Contribution margin.....         9,594                   3,654           13,248
26 weeks ended July 3,
1999
----------------------
Total revenues..........       $71,915                 $12,250          $84,165
Contribution margin.....        13,404                   7,787           21,191

  The reconciliation of contribution margin to net loss is as follows:

                                                   26 Weeks Ended 26 Weeks Ended
                                                    July 4, 1998   July 3, 1999
                                                   -------------- --------------
Contribution margin...............................    $13,248        $ 21,191
General and administrative expense................     (8,673)        (10,950)
Depreciation and amortization.....................     (6,220)        (11,286)
Interest expense..................................     (5,626)        (11,364)
Other income (expense), net.......................       (135)           (468)
                                                      -------        --------
Net loss..........................................    $(7,406)       $(12,877)
                                                      =======        ========

  Geographic segment information is as follows:

                                           International    Domestic     International
                         Domestic Company- Company-owned Franchising and  Franchising
     Total revenues        owned Stores       Stores        Licensing    and Licensing
     --------------      ----------------- ------------- --------------- -------------
26 weeks ended July 4,
 1998...................      58,609             78           3,467           187
26 weeks ended July 3,
 1999...................      71,894             21          12,050           200

  Revenues from international franchising and licensing are generated from Canada and Australia with no other countries having material representation. Revenues from international company-owned stores are immaterial. As of July 3, 1999, there are no remaining international company-owned stores.

  There were no customers who accounted for more than 10% of Mrs. Fields' Holding total revenues or either segment's revenues.

(5) RELATED PARTY TRANSACTIONS

  On May, 27, 1999, Mrs. Fields' Holding entered into an agreement with Capricorn Investors II, L.P. ("Capricorn"), the majority shareholder of Mrs. Fields' Holding, in which Capricorn agreed to make a contribution to Mrs. Fields' Holding of $2,000,000 by assuming a contract payment from Mrs. Fields due in the future. The consideration for this debt assumptions has not been determined, but may include the issuance of 101,419 shares of Mrs. Fields' Holding's common stock or an economically equivalent transactions as permitted under the debt instruments of Mrs. Fields' Holding, or no consideration. As of July 3, 1999, a final determination of the consideration had not been made.

            MRS. FIELDS' HOLDING COMPANY, INC. AND SUBSIDIARIES

                                (Unaudited)

  Mrs. Fields' Holding evaluates performance of each segment based on contribution margin. Mrs. Fields' Holding does not allocate any interest income, interest expense, depreciation and amortization or assets to its reportable operating segments. Segment revenue and contribution margin are presented in the following table.

                                          Company-owned Franchising and
                                             Stores        Licensing     Total
                                          ------------- --------------- -------
   26 weeks ended July 4, 1998
   Total revenues........................    $58,687        $ 3,654     $62,341
   Contribution margin...................      9,594          3,654      13,248
   26 weeks ended July 3, 1999
   Total revenues........................    $71,915        $12,250     $84,165
   Contribution margin...................     13,404          7,787      21,191

  The reconciliation of contribution margin to net loss is as follows:

                                                            26 Weeks  26 Weeks
                                                             Ended     Ended
                                                            July 4,   July 3,
                                                              1998      1999
                                                            --------  --------
   Contribution margin..................................... $13,248   $ 21,191
   General and administrative expense......................  (8,587)   (10,873)
   Depreciation and amortization...........................  (6,197)   (11,263)
   Interest expense........................................  (5,626)    (8,686)
   Other income (expense), net.............................    (139)      (468)
                                                            -------   --------
   Net loss................................................ $(7,301)  $(10,099)
                                                            =======   ========

  Geographic segment information is as follows:

                              Domestic    International   Domestic    International
                            Company-owned Company-owned  Franchising   Franchising
                               Stores        Stores     and Licensing and Licensing
                            ------------- ------------- ------------- -------------
   Total revenues
   26 weeks ended July 4,
    1998...................    $58,609         $78         $ 3,467        $187
   26 weeks ended July 3,
    1999...................     71,894          21          12,050         200

  Revenues from international franchising and licensing are generated from Canada and Australia with no other countries having material representation. Revenues from international company-owned stores are immaterial.

  There were no customers who accounted for more than 10% of Mrs. Fields' Holding's total revenues or either segment's revenues.

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mrs. Fields' Original Cookies, Inc.:

  We have audited the accompanying consolidated balance sheets of Mrs. Fields' Original Cookies, Inc. (a Delaware corporation) and subsidiaries as of January 3, 1998 and January 2, 1999, and the related consolidated statements of operations, stockholder's equity and cash flows for the period from inception (September 18, 1996) to December 28, 1996 and for each of the two years in the period ended January 2, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mrs. Fields' Original Cookies, Inc. and subsidiaries as of January 3, 1998 and January 2, 1999, and the consolidated results of their operations and their cash flows for the period from inception (September 18, 1996) to December 28, 1996 and for each of the two years in the period ended January 2, 1999 in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Salt Lake City, Utah

April 1, 1999

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                        CONSOLIDATED BALANCE SHEETS

                          (Dollars in thousands)

                                  ASSETS

                                                             January   January
                                                                3,        2,
                                                               1998      1999
                                                             --------  --------
CURRENT ASSETS:
  Cash and cash equivalents................................  $ 16,287  $  4,751
  Accounts receivable, net of allowance for doubtful
   accounts of $32 and $74, respectively...................     1,535     3,208
  Amounts due from franchisees and licensees, net of
   allowance for doubtful accounts of $582 and $1,078,
   respectively............................................     2,176     6,003
  Inventories..............................................     3,100     5,503
  Prepaid rent and other...................................     2,960     4,017
  Deferred income tax assets...............................     2,765       861
                                                             --------  --------
    Total current assets...................................    28,823    24,343
                                                             --------  --------
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements...................................    21,099    29,914
  Equipment and fixtures...................................    14,100    17,108
  Land.....................................................       128       240
                                                             --------  --------
                                                               35,327    47,262
  Less accumulated depreciation and amortization...........    (6,125)  (15,465)
                                                             --------  --------
    Net property and equipment.............................    29,202    31,797
                                                             --------  --------
DEFERRED INCOME TAX ASSETS.................................       734     2,638
                                                             --------  --------
GOODWILL, NET OF ACCUMULATED AMORTIZATION OF $4,980 AND
 $11,231, RESPECTIVELY.....................................    68,501   145,782
                                                             --------  --------
TRADEMARKS AND OTHER INTANGIBLES, net of accumulated
 amortization of $1,409 and $2,615, respectively...........    15,193    14,296
                                                             --------  --------
DEFERRED LOAN COSTS, NET OF ACCUMULATED AMORTIZATION OF $70
 AND $1,320, respectively..................................     5,906    11,718
                                                             --------  --------
OTHER ASSETS...............................................     1,325     1,332
                                                             --------  --------
                                                             $149,684  $231,906
                                                             ========  ========

  The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

               (Dollars in thousands, except per share data)

                   LIABILITIES AND STOCKHOLDER'S EQUITY

                                                            January   January
                                                               3,        2,
                                                              1998      1999
                                                            --------  --------
CURRENT LIABILITIES:
  Current portion of long-term debt........................ $    472  $  8,046
  Current portion of capital lease obligations.............      142       299
  Accounts payable.........................................    3,805    10,723
  Bank overdraft...........................................      --      4,133
  Accrued liabilities......................................    2,826     3,597
  Current portion of store closure reserve.................    3,664     4,577
  Accrued salaries, wages and benefits.....................    1,891     3,155
  Accrued interest payable.................................    1,082     1,260
  Sales taxes payable......................................      937       962
  Deferred credits.........................................      871       318
                                                            --------  --------
    Total current liabilities..............................   15,690    37,070
LONG-TERM DEBT, net of current portion and discount........  100,284   141,647
STORE CLOSURE RESERVE, net of current portion..............    1,802    10,134
CAPITAL LEASE OBLIGATIONS, net of current portion..........      183       997
                                                            --------  --------
    Total liabilities......................................  117,959   189,848
                                                            --------  --------
COMMITMENTS AND CONTINGENCIES (Notes 3, 7 and 8)
MANDATORILY REDEEMABLE CUMULATIVE PREFERRED STOCK of
 Pretzel Time (a wholly owned subsidiary), aggregate
 liquidation preference of $1,437 and $1,495,
 respectively..............................................      902     1,261
                                                            --------  --------
MINORITY INTEREST..........................................       58       119
                                                            --------  --------
STOCKHOLDER'S EQUITY:
  Common stock, $.01 par value; 1,000 shares authorized and
   400 shares outstanding (pledged as collateral for parent
   company debt)...........................................      --        --
  Additional paid-in capital...............................   30,843    59,899
  Accumulated deficit......................................      (78)  (19,221)
                                                            --------  --------
    Total stockholder's equity.............................   30,765    40,678
                                                            --------  --------
                                                            $149,684  $231,906
                                                            ========  ========

        The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF OPERATIONS

                          (Dollars in thousands)

                                                               53        52
                                               Inception     Weeks     Weeks
                                             (September 18,  Ended     Ended
                                                1996) to    January   January
                                              December 28,     3,        2,
                                                  1996        1998      1999
                                             -------------- --------  --------
REVENUES:
  Net store and food sales..................    $40,849     $127,845  $140,235
  Franchising, net..........................        503        4,535    12,464
  Licensing, net............................        764        2,028     1,537
                                                -------     --------  --------
    Total revenues..........................     42,116      134,408   154,236
                                                =======     ========  ========
OPERATING COSTS AND EXPENSES:
  Selling and store occupancy costs.........     19,492       66,832    75,003
  Cost of sales.............................     10,596       32,028    38,482
  General and administrative................      4,035       16,192    19,017
  Store closure provision...................        --           538     7,303
  Depreciation and amortization.............      2,344       10,403    19,820
                                                -------     --------  --------
    Total operating costs and expenses......     36,467      125,993   159,625
                                                -------     --------  --------
      Income (loss) from operations.........      5,649        8,415    (5,389)
                                                -------     --------  --------
OTHER INCOME (EXPENSE), net:
  Interest expense..........................     (1,867)      (7,830)  (13,197)
  Interest income...........................         74          246       623
  Other expense.............................        --          (368)     (409)
                                                -------     --------  --------
    Total other expense, net................     (1,793)      (7,952)  (12,983)
                                                -------     --------  --------
  Income (loss) before provision for income
   taxes, preferred stock accretion and
   dividends of subsidiaries and minority
   interest.................................      3,856          463   (18,372)
PROVISION FOR INCOME TAXES..................     (1,798)        (655)     (316)
                                                -------     --------  --------
  Income (loss) before preferred stock
   accretion and dividends of subsidiaries
   and minority interest....................      2,058         (192)  (18,688)
PREFERRED STOCK ACCRETION AND DIVIDENDS OF
 SUBSIDIARIES...............................        (97)        (644)     (444)
MINORITY INTEREST...........................        --          (138)      (11)
                                                -------     --------  --------
    Net income (loss).......................    $ 1,961     $   (974) $(19,143)
                                                =======     ========  ========

        The accompanying notes to consolidated financial statements are an integral part of these statements.

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                          (Dollars in thousands)

                                                            Retained
                                 Common Stock  Additional   Earnings
                                 -------------  Paid-in   (Accumulated
                                 Shares Amount  Capital     Deficit)    Total
                                 ------ ------ ---------- ------------ -------
BALANCE, SEPTEMBER 18, 1996.....  --     $--    $   --      $    --    $   --
  Issuance of common stock for
   cash.........................  400     --     15,000          --     15,000
  Net income....................  --      --        --         1,961     1,961
                                  ---    ----   -------     --------   -------
BALANCE, December 28, 1996......  400     --     15,000        1,961    16,961
  Parent contribution of
   investment in Pretzel Time...  --      --      4,200          --      4,200
  Parent contribution of note
   receivable due from Pretzel
   Time's minority stockholder
   and founder..................  --      --        500          --        500
  Parent contribution of
   investment in Mrs. Fields'
   Brand........................  --      --      6,500          --      6,500
  Conversion to equity of note
   payable to parent............  --      --      4,643          --      4,643
  Dividend paid to parent.......  --      --        --        (1,065)   (1,065)
  Net loss......................  --      --        --          (974)     (974)
                                  ---    ----   -------     --------   -------
BALANCE, January 3, 1998........  400     --     30,843          (78)   30,765
  Parent equity infusion........  --      --     29,056          --     29,056
  Net loss......................  --      --        --       (19,143)  (19,143)
                                  ---    ----   -------     --------   -------
BALANCE, January 2, 1999........  400    $--    $59,899     $(19,221)  $40,678
                                  ===    ====   =======     ========   =======

        The accompanying notes to consolidated financial statements are an integral part of these statements.

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (Dollars in thousands)

                                             Inception
                                           (September 18,  53 Weeks   52 Weeks
                                              1996) to      Ended      Ended
                                            December 28,  January 3, January 2,
                                                1996         1998       1999
                                           -------------- ---------- ----------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss).......................     $ 1,961      $  (974)   $(19,143)
 Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities, net of effects
  from acquisitions:
 Depreciation and amortization...........       2,344       10,403      19,820
 Amortization of discount on notes.......         --           --           32
 Amortization of deferred loan costs.....         --           --        1,250
 Loss on disposition of assets...........         --           368         409
 Deferred income taxes...................       1,511          210         --
 In-kind interest expense on note payable
  to stockholder.........................          97          338         --
 Preferred stock accretion and dividends
  of subsidiaries........................          97          644         444
 Minority interest.......................         --           234          11
 Changes in assets and liabilities, net
  of effects from acquisitions:
  Accounts receivable....................        (294)        (353)     (1,673)
  Amounts due from franchisees and
   licensees.............................        (339)        (514)       (866)
  Inventories............................        (159)         136        (822)
  Prepaid rent and other.................         (31)        (895)        932
  Other assets...........................          39          427       1,437
  Accounts payable and accrued
   liabilities...........................         239       (6,651)      2,769
  Store closure reserve..................        (305)      (1,666)      5,196
  Accrued salaries, wages and benefits...         212           80       1,264
  Accrued interest payable...............       1,668         (586)       (713)
  Sales taxes payable....................         542          261         (80)
  Deferred credits.......................          27         (543)       (838)
                                              -------      -------    --------
   Net cash provided by operating
    activities...........................       7,609          919       9,429
                                              -------      -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Net cash paid for acquisitions and
  related costs..........................     (19,508)     (10,949)    (32,835)
 Purchase of property and equipment, net
  of effects from acquisitions...........      (1,638)      (4,678)     (8,235)
 Proceeds From The Sale Of Assets........          15          122         176
                                              -------      -------    --------
   Net cash used in investing
    activities...........................     (21,131)     (15,505)    (40,894)
                                              -------      -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term
  debt...................................         --       108,250      39,400
 Principal payments on long-term debt....      (1,769)     (77,009)    (41,257)
 Payment of debt financing costs.........         --        (5,976)     (7,062)
 Cash advance from Mrs. Fields' Holding..         --         1,500         --
 Repayment of cash advance to Mrs.
  Fields' Holding........................         --        (1,500)        --
 Payment of cash dividend to Mrs. Fields'
  Holding................................         --        (1,065)        --
 Equity infusion from Mrs. Fields'
  Holding................................         --           --       29,056
 Principal payments on capital lease
  obligations............................         --           (36)       (123)
 Proceeds from the issuance of common
  stock..................................      15,000          --          --
 Proceeds from the issuance of
  mandatorily redeemable cumulative
  preferred stock of subsidiary..........       3,500          --          --
 Reduction in preferred stock of Pretzel
  Time...................................         --           --          (85)
 Proceeds from the issuance of note
  payable to related party...............       3,500          --          --
                                              -------      -------    --------
   Net cash provided by financing
    activities...........................      20,231       24,164      19,929
                                              -------      -------    --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.............................       6,709        9,578     (11,536)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 THE PERIOD..............................         --         6,709      16,287
                                              -------      -------    --------
CASH AND CASH EQUIVALENTS AT END OF THE
 PERIOD..................................     $ 6,709      $16,287    $  4,751
                                              =======      =======    ========

        The accompanying notes to consolidated financial statements are an integral part of these statements.

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                          (Dollars in thousands)

Supplemental Disclosure of Cash Flow Information:

  Cash paid for interest was approximately $28, $8,416, and $12,440 for the period ended December 28, 1996, and for the years ended January 3, 1998 and January 2, 1999, respectively.

  Cash paid for income taxes was approximately $0, $217, and $209 for the period ended December 28, 1996, and for the years ended January 3, 1998 and January 2, 1999, respectively.

Supplemental Disclosure of Noncash Investing and Financing Activities:

  On September 18, 1996, the Company acquired certain assets and assumed certain liabilities of Mrs. Fields Inc., Mrs. Fields Development Corporation, Mrs. Fields Cookies, The Original Cookie Company, Incorporated and Hot Sam Company, Inc. In conjunction with the acquisitions, the following net liabilities were assumed. Additionally, in connection with the purchase accounting, certain other accruals were recorded (see Note 1).

   Fair value of assets acquired...................................... $ 93,494
   Net cash paid......................................................  (19,508)
   Notes payable issued...............................................  (65,735)
                                                                       --------
     Liabilities assumed.............................................. $  8,251
                                                                       ========

  On November 26, 1997, Mrs. Fields' Holding Company, Inc. ("Mrs. Fields' Holding") converted to common equity of the Company $4,643 total principal amount of convertible subordinated notes and contributed to the Company all of the common equity of Mrs. Fields' Brands after converting its preferred stock interests totaling $3,935 to common equity.

  On July 25, 1997, certain assets were acquired and certain liabilities were assumed of H & M Concepts Ltd. Co. by Mrs. Fields' Pretzel Concepts, Inc. ("Pretzel Concepts") as follows. Additionally, in connection with the purchase accounting, certain other accruals were recorded (see Note 1).

   Fair value of assets acquired....................................... $15,780
   Net cash paid.......................................................  (5,750)
   Notes payable issued................................................  (8,000)
                                                                        -------
     Liabilities assumed............................................... $ 2,030
                                                                        =======

  On September 2, 1997, 56 percent of the shares of common stock of Pretzel Time, Inc. ("Pretzel Time") were acquired by Mrs. Fields' Holding as follows. Additionally, in connection with the purchase accounting, certain other accruals were recorded (see Note 1).

   Fair value of assets acquired....................................... $ 8,311
   Net cash paid.......................................................  (4,200)
                                                                        -------
     Liabilities assumed............................................... $ 4,111
                                                                        =======

  On November 26, 1997, Mrs. Fields' Holding contributed all of the assets and liabilities of Pretzel Concepts, Mrs. Fields' Holding's 56 percent of the shares of common stock of Pretzel Time and a $500 note receivable from Pretzel Time's founder and minority stockholder to the Company. Mrs. Fields' Holding also contributed all of the common stock of Mrs. Fields' Brands to Mrs. Fields.

  The accompanying notes to consolidated financial statements are an integral part of these statements.

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                             (Dollars in thousands)

  During the period from the acquisition of the majority ownership of Pretzel Time (September 2, 1997) to January 2, 1999, Pretzel Time increased its mandatorily redeemable cumulative preferred stock liquidation preference by approximately $212, in lieu of paying cash dividends. In addition, for the same period, Pretzel Time's mandatorily redeemable cumulative preferred stock was increased by approximately $538 for the accretion required over time to amortize the original issue discount.

  In August 1998, the Company acquired all of the outstanding capital stock and subordinated indebtedness of Cookies USA, Inc. ("Cookies USA") for a total purchase price of approximately $18,400. During August and September 1998, the Company also entered into agreements with three franchisees of Cookies USA (the "Great American Franchisees") under which the Company purchased a total of 37 Great American Cookies franchises for a total purchase price of $16,328. The total purchase price for all of these acquisitions of $34,728 was allocated, on a preliminary basis, as follows. Additionally, in connection with the purchase accounting, certain other accruals were recorded (see Note 1).

   Fair value of assets acquired...................................... $ 77,410
   Net cash paid......................................................  (27,771)
                                                                       --------
     Liabilities assumed.............................................. $ 49,639
                                                                       ========

  In October 1998, the Company acquired the assets of the Cookie Conglomerate, Inc. ("Cookie Conglomerate") for a total purchase price of $2,800. The total purchase price was allocated as follows:

   Fair value of assets acquired........................................ $2,800
   Net cash paid........................................................    --
                                                                         ------
     Liabilities assumed................................................ $2,800
                                                                         ======

  In November 1998, the Company acquired all of the outstanding stock of Pretzelmaker Holdings, Inc. ("Pretzelmaker") for $5,419. The total purchase price was allocated as follows:

   Fair value of assets acquired....................................... $ 8,519
   Net cash paid.......................................................  (1,100)
                                                                        -------
     Liabilities assumed............................................... $ 7,419
                                                                        =======

  The accompanying notes to consolidated financial statements are an integral part of these statements.

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

  Mrs. Fields' Original Cookies, Inc. (the "Company"), a Delaware corporation, is a wholly owned subsidiary of Mrs. Fields' Holding Company, Inc. Mrs. Fields' Holding is a majority owned subsidiary of Capricorn Investors II, L.P. ("Capricorn"). The Company has eight wholly owned operating subsidiaries; namely, Great American Cookie Company, Inc., The Mrs. Fields' Brand, Inc., Pretzel Time, Inc., Pretzelmaker Holdings, Inc., Mrs. Fields' Cookies Australia, Mrs. Fields' Cookies (Canada) Ltd., H & M Canada and Pretzelmaker of Canada; and three partially owned subsidiaries.

  The Company primarily operates retail stores which sell freshly baked cookies, brownies, pretzels and other food products through six specialty retail chains. As of January 2, 1999, the Company owned and operated 147 Mrs. Fields Cookies stores, 120 Original Cookie Company stores, 119 Great American Cookies stores, 77 Hot Sam Pretzels stores, 93 Pretzel Time stores, 9 Pretzelmaker stores in the United States and one Pretzel Time store in Canada. Additionally, the Company has franchised or licensed 859 stores in the United States and 113 stores in several other countries. As of January 2, 1999, the Company owned and operated 437 core stores and 129 stores which are in the process of being closed or franchised. All of the stores in the process of being closed or franchised are expected to be closed or franchised by the end of fiscal year 2000.

  The Company holds legal title to certain trademarks for the "Mrs. Fields" name and logo and licenses the uses of these trademarks to third parties for the establishment and operation of Mrs. Fields' cookie and bakery operations and other merchandising activities. In connection with these licensing activities, the Company authorizes third-party licensees to use certain business formats, systems, methods, procedures, designs, layouts, specifications, trade names and trademarks in the United States and other countries. Additionally, the Company markets and distributes its products through catalogs, other print media and mail order.

  The Company's business follows seasonal trends and is also affected by climate and weather conditions. The Company experiences its highest revenues in the fourth quarter. Because the Company's stores are heavily concentrated in shopping malls, the Company's sales performance is significantly dependent on the performance of those malls.

Business Combinations

 Mrs. Fields, Inc. and Affiliates and Original Cookie Company and Affiliates

  The Company began operations on September 18, 1996, following the completion of two simultaneous but separate asset purchase transactions wherein the Company (i) acquired certain assets and assumed certain liabilities of Mrs. Fields Inc., Mrs. Fields Development Corporation and Mrs. Fields Cookies in accordance with two Asset Purchase Agreements dated August 7, 1996, among these parties and Capricorn, and (ii) acquired certain assets and assumed certain liabilities of The Original Cookie Company, Incorporated and Hot Sam Company, Inc. in accordance with an Asset Purchase Agreement dated August 7, 1996, as amended by the First Amendment dated as of September 17, 1996, among these parties and Capricorn.

  The combined purchase price for the acquired net assets was approximately $85,243,000. The Company paid net cash of $19,508,000 and issued approximately $65,735,000 in senior and subordinated notes to the selling shareholders. The acquisitions were accounted for as purchases. The total purchase price was allocated to the net assets acquired, based on their estimated fair values. The organization of the Company and the acquisitions resulted in the recording of intangible assets of approximately $49,942,000 principally made up of goodwill, trademarks and organization costs. An additional $17,680,000 of goodwill and $4,520,000 of deferred income tax assets (net of valuation allowances) were recorded in connection with the Company recording certain other accruals totaling $11,300,000 and providing reserves totaling $10,921,000 for impaired property

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES and equipment (see Note 5) at Company-owned stores the Company intends to exit through closing or franchising. Goodwill and trademarks are amortized using the straight-line method over 15 years. The $11,300,000 of accruals established at the date of the acquisitions consisted of $5,060,000 for obligations incident to store closures (see Note 5), $2,450,000 for contingent legal and lease obligations that were firmed up before December 28, 1996, $3,135,000 for transaction and finders' fees and $655,000 for severance and related costs. The Company terminated all of the Original Cookie Company and Affiliates corporate employees as planned.

  As of January 2, 1999, approximately $2,068,000 of the $2,450,000 accrual for legal and lease obligations has been utilized. The remaining amount as of January 2, 1999 of approximately $382,000 is expected to be utilized by the end of 1999. All of the $3,135,000 accrual established for transaction and finders' fees and the $655,000 accrual for severance and related costs associated with the acquisitions were fully utilized for the purposes intended during fiscal 1997.

 H & M Concepts Ltd. Co.

  On July 25, 1997, Mrs. Fields' Pretzel Concepts, Inc., a wholly owned subsidiary of Mrs. Fields' Holding, acquired substantially all of the assets and assumed certain liabilities of H & M Concepts Ltd. Co. and subsidiaries ("H & M"). H & M owned and operated stores which engage in retail sales of pretzels, toppings and beverages under a franchise agreement with Pretzel Time, Inc. The total consideration of $13,750,000 consisted of (i) $5,750,000 of cash, financed through an advance from Mrs. Fields' Holding of $1,500,000 and a $4,250,000 bank loan to Pretzel Concepts, (ii) a $4,000,000 principal amount bridge note of Pretzel Concepts and (iii) a $4,000,000 principal amount subordinated note of Mrs. Fields' Holding retained by the sellers (all such debt collectively referred to as the "H & M Debt"). The acquisition was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets acquired) and resulted in recording approximately $9,618,000 of goodwill that is being amortized using the straight-line method over 15 years.

  Effective November 26, 1997, Mrs. Fields' Holding contributed all of the assets and liabilities of Pretzel Concepts to the Company and, in consideration thereof, the Company assumed the H & M Debt, including all accrued but unpaid interest. Pretzel Concepts and the Company merged on the same date with the Company being the surviving entity. The contribution was accounted for in a manner similar to that of pooling-of-interests accounting. There was no step-up in the historical basis of Pretzel Concepts' assets or liabilities. Beginning with July 25, 1997, the Company has included Pretzel Concepts' results of operations in the Company's consolidated results of operations.

 Pretzel Time, Inc.

  On September 2, 1997, Mrs. Fields' Holding acquired 56 percent of the shares of common stock of Pretzel Time for an total cash purchase price of $4,200,000, $750,000 of which was paid to Pretzel Time for working capital purposes, and the balance of which was paid to the selling shareholders. In connection with the acquisition, Mrs. Fields' Holding extended a $500,000 loan to the founder of Pretzel Time who continued to own 44 percent of the shares of common stock of Pretzel Time. The note bears interest at an annual rate of ten percent (see
Note 8). Pretzel Time is a franchisor of hand rolled soft pretzel outlets located in North America. The outlets are primarily located in shopping malls. The acquisition was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets acquired) and resulted in recording approximately $5,882,000 of goodwill that is being amortized using the straight-line method over 15 years. The goodwill recorded was $1,682,000 more than the purchase price as the Company assumed more liabilities than it acquired in assets at their fair values. Additionally, severance and legal accruals were established in accordance with EITF 95-3.

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

  Effective November 26, 1997, Mrs. Fields' Holding contributed its 56 percent of the shares of common stock of Pretzel Time to the Company. Mrs. Fields' Holding also contributed to the Company the $500,000 note due from Pretzel Time's founder and minority stockholder. The contribution was accounted for in a manner similar to that of pooling-of-interests accounting. There was no step-up in the book basis of Pretzel Time's assets or liabilities.

  On January 2, 1998, the Company purchased an additional four percent of the shares of common stock of Pretzel Time from the founder for $300,000 in cash. The purchase was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets acquired) and resulted in recording approximately $311,000 of goodwill. In June 1998, the Company acquired an additional ten percent of the shares of common stock of Pretzel Time from the founder for $875,000 in cash. On December 9, 1998, Mrs. Fields purchased three shares of Pretzel Time common stock for $500,000 in cash. On December 30, 1998, Mrs. Fields completed the acquisition of the remaining outstanding common stock of Pretzel Time under a stock purchase agreement dated December 30, 1998, for a purchase price of approximately $4,700,000, $2,500,000 of which was paid in cash on January 5, 1999 and $2,000,000 of which is payable on or before December 30, 1999. The Company has included the appropriate percentage of Pretzel Time's results of operations for each respective period in its consolidated results of operations.

 The Mrs. Fields' Brand, Inc.

  Prior to November 26, 1997, Mrs. Fields' Holding owned 50.1 percent of the shares of the common stock of Mrs. Fields' Brand. Mrs. Fields' Brand holds legal title to certain trademarks for the "Mrs. Fields" name and logo and licenses the use of these trademarks to third parties for the establishment and operation of Mrs. Fields' cookie and bakery operations and other merchandising activities. In connection with these licensing activities, Mrs. Fields' Brand authorizes third-party licensees to use certain business formats, systems, methods, procedures, designs, layouts, specifications, trade names and trademarks in the United States and other countries.

  On November 26, 1997, Mrs. Fields' Holding acquired the remaining 49.9 percent of the shares of the common stock of Mrs. Fields' Brand from Harvard Private Capital Holdings, Inc. for approximately $2,565,000. The consideration consisted of $1,065,000 in cash and $1,500,000 in rights to common equity of Mrs. Fields' Holding. Mrs. Fields' Holding's Board of Directors determined the value of Harvard's rights to the common equity based on a fair value analysis. This analysis appropriately considered a discount for lack of controlling interest and marketability as Mrs. Fields' Holding's common equity is not publicly traded. The acquisition was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets acquired) and resulted in recording approximately $2,565,000 of intangible assets (primarily goodwill) that are being amortized using the straight-line method over 15 years.

  Effective November 26, 1997, Mrs. Fields' Holding contributed all of the common stock of Mrs. Fields' Brand to the Company. As a result of this capital contribution, Mrs. Fields' Brand became a wholly owned subsidiary of the Company. The contribution was accounted for in a manner similar to that of pooling-of-interests accounting. There was no step-up in the book basis of Mrs. Fields' Brand's assets or liabilities. Although the Company owned 50.1 percent of Mrs. Fields' Brand until November 25, 1997, the Company has included 100 percent of Mrs. Fields' Brand's results of operations with the Company's consolidated results of operations for all periods presented as a result of Mrs. Fields' Brand incurring net losses for these periods.

 Great American Cookie Company, Inc.

  On August 24, 1998, the Company acquired all of the outstanding capital stock and subordinated indebtedness of Cookies USA, Inc., the sole stockholder of Great American Cookie Company, Inc., for a total

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES purchase price of $18,400,000. Great American is an operator and franchisor of mall-based specialty retail cookie outlets and a manufacturer of cookie batter which is distributed to Great American operated retail stores and sold to franchised retail stores. Concurrently with the acquisition of Cookies USA, the Company entered into agreements with two Great American franchisees under which the Company purchased a total of 29 Great American franchises for a total purchase price of $14,430,000. The Company acquired the franchises through the acquisition of 100 percent of the capital stock of the two corporations through which the franchises operated. On September 9, 1998, the Company acquired eight additional Great American franchised retail stores from a Great American franchisee, under an asset purchase agreement, for a total purchase price of $1,898,000. These acquisitions will be collectively referred to as the "Great American Acquisitions."

  The Great American Acquisitions have been accounted for using the purchase method of accounting (based on preliminary estimates of fair values of the net assets acquired) and resulted in recording approximately $69,390,000 of goodwill that is being amortized using the straight-line method over 15 years. Additionally, the Company caused Cookies USA to be merged with and into the Company and caused the acquired franchisees corporations and/or net assets to be merged with and into Great American. Great American became a wholly owned subsidiary of the Company. The acquired entities' results of operations have been included with those of the Company since the applicable dates of acquisition.

  The Great American Acquisitions were financed by (i) the net proceeds from the Company issuing $40,000,000 Series C Senior Notes; (ii) the contribution of the net proceeds totaling $29,056,000 from a Mrs. Fields' Holding offering to the Company; and (iii) existing cash of the Company.

  On October 5, 1998, Mrs. Fields purchased all of the retail cookie and related business and operations of eleven Great American stores for a total purchase price of $2,800,000 under an asset purchase agreement among The Cookie Conglomerate, Inc., The Cookie Conglomerate, LLP and two individuals who were the partners of Cookie Conglomerate, LLP and the shareholders of Cookie Conglomerate, Inc. The sellers were franchisees of Great American. The sellers' rights under franchise agreements and subleases with Great American were terminated upon closing of the transaction. The acquisition was funded through borrowings.

 Pretzelmaker Holdings, Inc.

  On November 19, 1998, Mrs. Fields purchased all of the outstanding capital stock of Pretzelmaker Holdings, Inc. under an agreement among Mrs. Fields, Pretzelmaker, and the holders of its capital stock. Pretzelmaker is the holding company for a pretzel retail company. The purchase price was approximately $5,400,000 and Mrs. Fields assumed indebtedness, including severance payments, totaling approximately $1,600,000.

 1-800-Cookies

  On October 10, 1997, the Company acquired substantially all of the net assets of R&R Bourbon Street, Inc. dba 1-800-Cookies for $653,000 in cash. The acquisition was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets acquired) and resulted in recording $600,000 of goodwill and $53,000 of other assets. The goodwill is being amortized using the straight-line method over 15 years.

 Pro Forma Acquisition Information (Unaudited)

  The following unaudited pro forma information for the period from inception (September 18, 1996) to December 28, 1996, and for the years ended January 3, 1998 and January 2, 1999, presents the results of operations of the Company assuming the H & M, Pretzel Time and Mrs. Fields' Brand acquisitions and the

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

Refinancing, as defined in Note 3, had occurred at the date of inception (September 18, 1996) and that the Great American Acquisitions, Cookie Conglomerate acquisition, Pretzelmaker acquisition and related financing had occurred at December 29, 1996. The results of operations give effect to certain adjustments, including amortization of intangible assets and interest expense on acquisition debt. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted or the results which may occur in the future.

                                        Inception
                                      (September 18,   53 Weeks      52 Weeks
                                         1996) to       Ended         Ended
                                       December 28,   January 3,    January 2,
                                           1996          1998          1999
                                      -------------- ------------  ------------
                                                    (Unaudited)
Total revenues.......................  $48,090,000   $200,574,000  $191,246,000
Store closure provision..............          --        (538,000)   (7,303,000)
Depreciation and amortization........   (2,344,000)   (19,405,000)  (25,582,000)
Income (loss) from operations........    6,718,000     12,738,000    (4,909,000)
Net income (loss)....................    1,029,000     (3,638,000)  (22,471,000)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Accounting Periods

  The Company operates using a 52/53-week year ending near December 31.

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 Sources of Supply

  The Company currently buys a significant amount of its food products from four suppliers. Management believes that other suppliers could provide similar products with comparable terms.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of January 2, 1999, the Company had demand deposits at various banks in excess of the $100,000 limit for insurance by the Federal Deposit Insurance Corporation. As of January 2, 1999, the Company had restricted cash of $225,000.

 Inventories

  Inventories consist of food, beverages and supplies and are stated at the lower of cost (first-in, first-out method) or market value.

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 Pre-Opening Costs

  Pre-opening costs associated with new Company-owned stores are charged to expense as incurred. These amounts were not significant for the periods presented in the accompanying consolidated financial statements. Pre-opening costs associated with new franchised stores are the responsibility of the franchisee.

 Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization. Equipment, fixtures and leasehold improvements are depreciated or amortized over three to seven years using the straight-line method.

  Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs and renewal costs are expensed as incurred. Gains or losses from the sale or retirement of property and equipment are recorded in current operations.

 Intangible Assets

  Intangible assets consist primarily of goodwill and trademarks and are amortized using the straight-line method over 15 years. Other intangible assets such as covenants not to compete are not significant and are being amortized using the straight-line method over two to five years.

 Deferred Loan Costs

  Deferred loan costs totaling $13,038,000 resulted from the sale of $100,000,000 total principal amount of 10 1/8 percent Series A Senior Notes (the "Series A Senior Notes") on November 26, 1997 and the sale of $40,000,000 total principal amount of 10 1/8 percent Series C Senior Notes (the "Series C Senior Notes") on August 24, 1998. These costs are being amortized to interest expense over the approximate seven-year life of the Series A Notes and the approximate six-year life of the Series C Senior Notes (see Note 3).

 Discount on Series C Senior Notes

  The Series C Senior Notes were issued at a discount which is being amortized to interest expense over the approximate six-year life of the related notes.

 Long-Lived Assets

  The Company reviews for impairment of long-lived assets when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether the assets are recoverable. The Company assesses impairment of long-lived assets at the lowest level for which there are identifiable cash flows that are independent of other groups of assets.

  During the year ended January 2, 1999, the Company wrote down approximately $4,131,000 of impaired long-lived assets. The write-down included approximately $3,098,000 of equipment and leasehold improvements at company-owned stores that the Company intends to close or franchise (see Note 5) and approximately $1,033,000 of goodwill that had been allocated to the impaired assets. These assets have been written-down to their estimated net realizable value. The impairment provision was included in depreciation and amortization in the accompanying fiscal year 1998 statement of operations.

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 Store Closure Reserve

  The Company accrues an estimate for the costs associated with closing a nonperforming store in the period the determination is made to close the store. The accruals are for estimated store lease termination costs (see Note 5).

 Revenue Recognition

  Revenues generated from company-owned stores are recognized at the point of sale. Initial franchising and licensing fee revenues are recognized when all material services or conditions relating to the sale have been substantially performed or satisfied. Franchise and license royalties, which are based on a percentage of gross store sales, are recognized as earned. Revenues from the sale of batter that the Company produces and sales to franchisees are recognized at the time of shipment and are classified in franchising revenue. The Company receives rebates or other payments from suppliers based (directly or indirectly) on sales to franchisees and company-owned stores. Rebates related to franchisees are recorded as franchising revenue when earned. Rebates related to company-owned stores are recorded as a reduction to cost of sales when earned.

 Leases

  The Company has various operating lease commitments on both company-owned and franchised store locations and equipment. Expenses of operating leases with escalating payment terms, including leases underlying subleases with franchisees, are recognized on a straight-line basis over the lives of the related leases. The Company accrues contingent rental expense on a monthly basis for those retail stores where contingent rental expense is probable.

 Income Taxes

  The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

 Foreign Currency Translation

  The balance sheet accounts of the Company's foreign subsidiaries are translated into U.S. dollars using the applicable balance sheet date exchange rates, while revenues and expenses are translated using the average exchange rates for the periods presented. Translation gains or losses are insignificant for the periods presented.

 Fair Value of Financial Instruments

  The Company estimates that the total fair market value of its Series A/B Senior Notes and Series C Senior Notes (see Note 3) was approximately $101,250,000 and $135,100,000 as of January 3, 1998 and January 2, 1999,
respectively. These estimates are based on quoted market prices. The book values of the Company's other financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and other long-term debt obligations, approximate fair values at the respective balance sheet dates.

 Recent Accounting Pronouncement

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement established accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. This statement is effective for fiscal years beginning after June 15, 1999 and is not expected to have a material impact on the Company's consolidated financial statements.

 Reclassifications

  Certain reclassifications have been made to the prior periods' consolidated financial statements to conform with the current period presentation.

3. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

 Long-Term Debt

  Long-term debt consists of the following:

                                                 January 3, 1998 January 2, 1999
                                                 --------------- ---------------
Series A/B senior unsecured notes, interest at
 10 1/8 percent payable semi-annually in
 arrears on June 1 and December 1, commencing
 June 1, 1998, due December 1, 2004............   $100,000,000    $100,000,000
Series C senior unsecured notes, interest at 10
 1/8 percent payable semi-annually in arrears
 on June 1 and December 1, commencing December
 1, 1998, due December 1, 2004.................            --       40,000,000
Discount related to the issuance of $40,000,000
 Series C senior unsecured notes, net of
 accumulated amortization of $0 and $33,000,
 respectively..................................            --         (566,000)
Notes payable to individuals or corporations
 with interest terms ranging from non-interest
 bearing to 15 percent, due at various dates
 from 1999 through 2001, requiring monthly
 payments......................................        756,000      10,259,000
                                                  ------------    ------------
                                                   100,756,000     149,693,000
Less current portion...........................       (472,000)     (8,046,000)
                                                  ------------    ------------
                                                  $100,284,000    $141,647,000
                                                  ============    ============

  On November 26, 1997, the Company issued $100,000,000 total principal amount of Series A Senior Notes due December 1, 2004 pursuant to an indenture between the Company and the Bank of New York (the "Indenture"). The Series A Senior Notes were issued pursuant to a private transaction that was not subject to the registration requirements of the Securities Act of 1933. On June 12, 1998, a majority of the Series A Senior Notes were exchanged for 10 1/8 % Series B Senior Notes due December 1, 2004 (collectively, the "Series A/B Senior Notes"), which were registered under the Securities Act.

  On August 24, 1998, the Company issued $40,000,000 total principal amount of Series C Senior Notes due December 1, 2004 in connection with the Great American Acquisitions. The Series C Senior Notes were issued under the Indenture which also governs the terms of the Series A/B Senior Notes in a private transaction that was not subject to the registration requirements of the Securities Act. The Series A/B Senior Notes and the Series C Senior Notes will be collectively referred to as the "Senior Notes."

  In connection with the issuance of the Series C Senior Notes, the Company recorded a discount of approximately $600,000. This discount is being amortized to interest expense over the approximate six-year life of the Series C Senior Notes.

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

  The Senior Notes are general unsecured obligations of the Company, rank senior in right of payment to all subordinated indebtedness of the Company and rank pari passu in right of payment with all existing and future senior indebtedness of the Company.

  The Senior Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 2001 in cash at redemption prices defined in the Indenture, plus accrued and unpaid interest. In addition, at any time prior to December 1, 2001, the Company may redeem up to a total of 35 percent of the principal amount at a redemption price equal to 110.125 percent of the principal, plus accrued and unpaid interest.

  The Senior Notes contain certain covenants that limit, among other things, the ability of the Company and its subsidiaries to: (i) declare or pay dividends or make any other payment or distribution on account of the Company's or any of its subsidiaries' equity interest (including without limitation, any payment in connection with any merger or consolidation involving the Company);
(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any equity interest of the Company or any direct or indirect parent of the Company or other affiliate of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any indebtedness that is subordinated to the Senior Notes, except as payment of interest or principal at stated maturity; or (iv) make any restricted investments except under conditions provided for in the Indenture.

  The total amount of principal maturities of debt at January 2, 1999 are as follows:

       Fiscal Year
       -----------
       1999........................................................ $  8,046,000
       2000........................................................      648,000
       2001........................................................      539,000
       2002........................................................      583,000
       2003........................................................      443,000
       Thereafter..................................................  140,000,000
                                                                    ------------
                                                                    $150,259,000
                                                                    ============

 Line of Credit

  On February 28, 1998, the Company entered into an amended and restated line of credit agreement with a commercial bank which provides for a maximum commitment of up to $15,000,000 secured by essentially all of the assets of the Company. The availability under the line of credit was limited by the Company's Indenture to $4,777,000 as of January 2, 1999. Borrowings under the agreement bear interest, at the Company's option, at either the bank's prime rate or the applicable LIBOR rate plus two percent, with interest payable monthly in arrears. The Company is also obligated to pay the bank a commitment fee in the amount of one quarter of one percent of the unused portion of the revolving loan commitment. As of January 2, 1999, the Company had no outstanding borrowings under the agreement, which expires March 31, 2001. The agreement requires the Company to maintain certain financial ratios including a minimum debt service coverage ratio. At January 2, 1999, the Company was in compliance with the terms of the agreement.

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 Capital Lease Obligations

  Future minimum lease payments for equipment held under capital lease arrangements as of January 2, 1999 are as follows:

       Fiscal Year
       -----------
       1999......................................................... $  415,000
       2000.........................................................    357,000
       2001.........................................................    358,000
       2002.........................................................    287,000
       2003.........................................................    182,000
                                                                     ----------
       Total future minimum lease payments..........................  1,599,000
       Less amount representing interest............................   (303,000)
                                                                     ----------
                                                                      1,296,000
       Less current portion.........................................   (299,000)
                                                                     ----------
                                                                     $  997,000
                                                                     ==========

  As of January 3, 1998 and January 2, 1999, total assets held under capital lease arrangements were approximately $376,000 and $1,024,000 with accumulated amortization of approximately $59,000 and $108,000, respectively.

4. INCOME TAXES

  The components of the provision for income taxes for the years ended January 3, 1998 and January 2, 1999 are as follows:

                                December 28, January 3,  January 2,
                                    1996        1998        1999
                                ------------ ----------  -----------
   Current:
     Federal...................  $  207,000  $  70,000   $       --
     State.....................      75,000    228,000       245,000
     Foreign...................       5,000     57,000        71,000
   Deferred:
     Federal...................   1,112,000    367,000    (3,021,000)
     State.....................     277,000     55,000      (469,000)
     Change in valuation
      allowance................     122,000   (122,000)    3,490,000
                                 ----------  ---------   -----------
       Total provision for
        income taxes...........  $1,798,000  $ 655,000   $   316,000
                                 ==========  =========   ===========

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

  The differences between income taxes at the statutory federal income tax rate and income taxes reported in the consolidated statements of operations are as follows for the period ended December 28, 1996 and for the year ended January 3, 1998:

                                                         December 28, January 3,
                                                             1996        1998
                                                         ------------ ----------
   Federal statutory income tax rate....................     34.0%       34.0%
     Dividends paid by subsidiary.......................      --         34.5
     Amortization of non-deductible goodwill............      --         12.3
     Net operating losses utilized......................      --         (3.9)
     State income taxes, net of federal benefit.........      5.3         5.3
     State franchise minimum taxes......................      --         44.0
     Foreign taxes......................................      --         12.3
     Change in valuation allowance......................      3.2       (26.3)
     Other..............................................      4.1        29.3
                                                             ----       -----
   Effective income tax rate............................     46.6%      141.5%
                                                             ====       =====

  No rate reconciliation is provided for the year ending January 2, 1999 due to the fact that the Company incurred a net loss before income taxes but incurred a tax provision due to state franchise minimum taxes and foreign taxes.

  The significant components of the Company's deferred income tax assets and liabilities at January 3, 1998 and January 2, 1999 are as follows:

                                        December 28,  January 3,    January 2,
                                            1996         1998          1999
                                        ------------  -----------  ------------
Deferred income tax assets:
  Property and equipment reserve....... $ 3,501,000   $ 2,014,000  $  3,311,000
  Store closure reserve................   1,868,000     2,202,000     5,845,000
  Transaction cost accrual.............     789,000       565,000       514,000
  Net operating loss carryforward......     782,000     4,875,000    12,268,000
  Legal reserve........................     470,000       302,000       150,000
  Lease accrual........................     403,000        92,000           --
  Other reserves.......................         --         81,000       388,000
  Accrued expenses.....................     334,000       230,000       529,000
  Alternative minimum tax credit
   carryforward........................     207,000       207,000       215,000
                                        -----------   -----------  ------------
    Total deferred income tax assets...   8,354,000    10,568,000    23,220,000
  Valuation allowance..................  (4,482,000)   (5,160,000)  (15,560,000)
                                        -----------   -----------  ------------
    Deferred income tax assets net of
     valuation allowance...............   3,872,000     5,408,000     7,660,000
                                        -----------   -----------  ------------
Deferred income tax liabilities:
  Accumulated depreciation and
   amortization........................    (850,000)   (1,548,000)   (3,464,000)
  Other................................     (13,000)     (361,000)     (697,000)
                                        -----------   -----------  ------------
    Total deferred income tax
     liabilities.......................    (863,000)   (1,909,000)   (4,161,000)
                                        -----------   -----------  ------------
    Net deferred income tax assets..... $ 3,009,000   $ 3,499,000  $  3,499,000
                                        ===========   ===========  ============

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

  Management has provided valuation allowances on portions of the deferred income tax assets arising from the Company's business combinations. The valuation allowances established in connection with purchase accounting are not recorded through the provision for income taxes, but rather, as an increase to goodwill. During the years ended January 3, 1998 and January 2, 1999, valuation allowances of $800,000 and $6,910,000, respectively, were recorded in connection with accounting for business combinations. As of January 2, 1999, the Company had net operating losses of $31,232,000 that can be carried forward to reduce federal income taxes. If not utilized, the tax net operating loss carryforwards begin to expire in 2009. As defined in Section 382 of the Internal Revenue Code, the Company has acquired companies which have had a greater than 50 percent ownership change. Consequently, a certain amount of these companies' tax net operating loss carryforwards available to offset future taxable income in any one year may be limited. The maximum amount of carryforwards available in a given year is limited to the product of these companies' value on the date of ownership change and the federal long-term tax-exempt rate, plus any limited carryforwards not utilized in prior years. Although realization of the net deferred income tax assets of $3,499,000 is not assured, management believes that it is more likely than not that these assets will be realized. The amount of net deferred tax assets considered realizable, however, could be reduced in the near term based on changing conditions.

5. STORE CLOSURE AND PROPERTY AND EQUIPMENT IMPAIRMENT RESERVES

  The Company's management reviews the historical and projected operating performance of its stores on a periodic basis to identify underperforming stores for impairment of net property investment or for targeted closing. The Company's policy is to recognize a loss for that portion of the net property investment determined to be impaired. Additionally, when a store is identified for targeted closing, the Company's policy provides for the costs of closing the store, which are predominantly estimated lease termination costs. Lease termination costs include both one-time settlement payments and continued contractual payments over time under the original lease agreements where no settlement can be resolved with the landlord. No operating losses are accrued for. If and when a reserve that was established as part of purchase accounting is not fully utilized, the Company reduces the reserve to zero and goodwill is adjusted for the corresponding amount.

 Mrs. Fields Inc. and Affiliates and Original Cookie Company and Affiliates

  In connection with the Mrs. Fields Inc. and Original Cookie Company acquisitions (see Note 1), the Company formulated a plan to exit certain stores that did not meet certain financial and geographical criteria. In general the plan entailed closing stores that were not profitable and franchising stores that were profitable but contributed less than $50,000 in store annual cash contribution for cookie stores and less than $35,000 in annual store cash contribution for pretzel stores. Management identified 138 stores to be closed (13 of these stores were closed prior to the acquisition but had continuing lease obligations) and 64 stores to be franchised. As of January 2, 1999, there were 23 stores remaining to be exited. The timing to implement the plan was developed based on discussions and relationships with major shopping mall developers.

  At the date of the acquisitions, in accordance with Emerging Issues Task Force Issue 95-3 ("EITF 95-3"), the Company established a store closure reserve of $5,060,000 for the 138 stores the Company intended to close. The reserve was established to provide for estimated early lease termination costs and penalties. There was no reserve established related to the 64 stores to be franchised. Management continued to refine the plan for closing the stores after the date of the acquisitions which entailed further analysis of lease agreements and meeting with developers to assess timing and estimated lease termination costs.

  Management finalized the store closure plan in early September 1997, within one year of the date of the acquisitions. At that time, the Company recorded an additional $1,357,000 to the store closure reserve to reflect the finalized plan estimates of lease termination costs and adjusted goodwill by a comparable amount under the

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES provisions of purchase accounting. The increase in the reserve related solely to the 138 stores originally identified to be closed. During the year ended January 2, 1999, the Company reassessed the adequacy of the store closure reserve related to the remaining stores left to be closed and recorded an additional $1,693,000 to the reserve. This portion of the store closure reserve was expensed in the Company's statement of operations for the fiscal year ended January 2, 1999 as the decision to increase the reserve was made subsequent to finalization of the original plan. No other significant changes have been made to the plan.

  Pursuant to the exit plan, at the date of the acquisitions, the Company established an impairment reserve of $10,921,000 against the property and equipment of the stores the Company planned to exit, in order to record those assets at net realizable value. The property and equipment of 117 of the total stores to be closed were recorded at net values of zero. The property and equipment of 54 of the total stores to be franchised were recorded at the estimated net realizable amount recoverable through a franchise sale. The property and equipment of the remainder of the stores to be closed or franchised had already been reduced to net realizable value prior to the acquisitions.

H&M

  In connection with the H&M acquisition (see Note 1), the Company formulated a plan to exit certain pretzel stores that did not meet certain financial and geographical criteria. Management identified 11 stores to be closed. All of the stores identified for closure are planned to be closed by the end of fiscal year 1999. The timing to implement the plan was developed based on discussions and relationships with major shopping mall developers.

  At the date of the acquisition, in accordance with EITF 95-3, the Company established a store closure reserve of $1,000,000 for the 11 stores the Company intended to close. The reserve was established to provide for estimated early lease termination costs and penalties. Additionally, the Company established an impairment reserve of $2,500,000 against the property and equipment of the stores the Company planned to exit, in order to record those assets at net realizable value.

 Pretzel Time

  In connection with the Pretzel Time acquisition (see Note 1), the Company formulated a plan to exit certain pretzel stores that did not meet certain financial and geographical criteria. Management identified four stores to be closed. All of the stores identified for closure are planned to be closed by the end of fiscal year 1999. The timing to implement the plan was developed based on discussions and relationships with major shopping mall developers.

  At the date of the acquisition, in accordance with EITF 95-3, the Company established a store closure reserve of $500,000 for the four stores the Company intended to close. The reserve was established to provide for estimated early lease termination costs and penalties.

 Great American

  In connection with the Great American Acquisitions (see Note 1), the Company formulated a plan to exit certain cookie stores that did not meet certain financial and geographical criteria. Management identified 54 stores to be closed and 11 stores to be franchised. All of the stores identified for closure are planned to be closed by the end of fiscal year 2000. The timing to implement the plan was developed based on discussions and relationships with major shopping mall developers.

  At the date of the acquisitions, in accordance with EITF 95-3, the Company established a store closure reserve of $3,548,000 for the 54 stores the Company intended to close. The reserve was established to provide

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES for estimated early lease termination costs and penalties. There was no reserve established related to the 11 stores to be franchised. The Company established an impairment reserve of $2,150,000 against the property and equipment of the stores the Company planned to exit, in order to record those assets at net realizable value.

 Pretzelmaker

  In connection with the Pretzelmaker acquisition (see Note 1), the Company formulated a plan to exit certain pretzel stores that did not meet certain financial and geographical criteria. Management identified seven stores to be closed. All of the stores identified for closure are planned to be closed by the end of fiscal year 2000. The timing of implementation of the plan was developed based on discussion and relationships with major shopping mall developers.

  At the date of the acquisition, in accordance with EITF 95-3, the Company established a store closure reserve of $500,000 for the seven stores the Company intended to close. The reserve was established to provide for estimated early lease termination costs and penalties. Additionally, the Company established an impairment reserve of $327,000 against the property and equipment of the stores the Company planned to exit in order to record those assets at net realizable value.

 Store Closure Reserves Established for Continuing Company-Owned and Franchised Stores

  During the fiscal year ended January 3, 1998, the Company increased its store closure reserve by $538,000 for seven continuing company-owned stores that were closed during fiscal year 1997 and for three continuing company-owned stores targeted for closure. This portion of the store closure reserve was expensed in the Company's consolidated statement of operations for the year ended January 3, 1998, as these stores were not identified for closure as part of any of the Company's store closure plans associated with the business combinations.

  During the fourth quarter of fiscal year 1998, the Company's management approved and committed the Company to a plan to exit 41 stores across all concepts that are not meeting certain financial and geographical criteria. The plan also committed the Company to exit 13 underperforming franchised stores that the Company determined to disenfranchise as of January 2, 1999. The identified stores to be exited under this plan are not part of the stores in the process of being closed in connection with the various business combination exit plans discussed above. These stores were originally identified as continuing company-owned stores at the date of acquisition, however, the stores have not performed as expected. The Company intends to exit the stores primarily through closing and franchising. In connection with this plan, the Company increased the store closure reserve by $5,610,000. The charge was included in the store closure provision in the accompanying consolidated statement of operations for the year ended January 2, 1999.

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 Consolidated Analysis

  The following table presents a summary of the activity in the store closure reserve for the periods indicated for stores to be closed and franchised:

                          Mrs. Fields
                           Inc. and
                           Original                Pretzel     Great
                          Cookie Co.      H&M        Time     American   Pretzelmaker Consolidated
                          -----------  ----------  --------  ----------  ------------ ------------
Inception, September 18,
 1996...................  $5,060,000   $      --   $    --   $      --     $    --    $ 5,060,000
Utilization from
 inception (September
 18, 1996) to December
 28, 1996...............    (305,000)         --        --          --          --       (305,000)
                          ----------   ----------  --------  ----------    --------   -----------
Balance, December 28,
 1996...................   4,755,000          --        --          --          --      4,755,000
                          ----------   ----------  --------  ----------    --------   -----------
To record obligations
 related to stores
 identified for closure
 upon acquisition, July
 25, 1997...............         --     1,000,000       --          --          --      1,000,000
To record obligations
 related to stores
 identified for closure
 upon acquisition,
 September 2, 1997......         --           --    500,000         --          --        500,000
Finalization of store
 closure plan for
 obligations related to
 stores originally
 identified.............   1,357,000          --        --          --          --      1,357,000
Provision for continuing
 company-owned operating
 stores targeted for
 closure................     538,000          --        --          --          --        538,000
Utilization from
 December 28, 1996 to
 January 3, 1998........  (2,683,000)         --     (1,000)        --          --     (2,684,000)
                          ----------   ----------  --------  ----------    --------   -----------
Balance, January 3,
 1998...................   3,967,000    1,000,000   499,000         --          --      5,466,000
                          ----------   ----------  --------  ----------    --------   -----------
To record obligations
 related to stores
 identified for closure
 upon acquisition,
 August 24, 1998........         --           --        --    3,548,000         --      3,548,000
To record obligations
 related to stores
 identified for closure
 upon acquisition,
 November 19, 1999......         --           --        --          --      500,000       500,000
Additional reserves for
 stores originally
 identified for closure,
 January 2, 1999........   1,693,000          --        --          --          --      1,693,000
Additional reserves for
 continuing company-
 owned and franchised
 stores targeted for
 closure, January 2,
 1999...................   4,674,000      367,000   264,000     305,000         --      5,610,000
Utilization for the 52
 weeks ended January 2,
 1999...................  (1,932,000)     (19,000)   (6,000)   (149,000)        --     (2,106,000)
                          ----------   ----------  --------  ----------    --------   -----------
Balance, January 2,
 1999...................  $8,402,000   $1,348,000  $757,000  $3,704,000    $500,000   $14,711,000
                          ==========   ==========  ========  ==========    ========   ===========

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

  The following table presents a summary of activity for stores originally identified to be closed or franchised in connection with the applicable business combination for the periods indicated:

                     Mrs. Fields
                      Inc. and
                      Original                             Pretzel            Great
                     Cookie Co.            H&M              Time            American        Pretzelmaker      Consolidated
                  ----------------- ----------------- ----------------- ----------------- ----------------- -----------------
                  To Be    To Be    To Be    To Be    To Be    To Be    To Be    To Be    To Be    To Be    To Be    To Be
                  Closed Franchised Closed Franchised Closed Franchised Closed Franchised Closed Franchised Closed Franchised
                  ------ ---------- ------ ---------- ------ ---------- ------ ---------- ------ ---------- ------ ----------
Stores
 identified for
 closure or
 franchise at
 inception,
 September 18,
 1996...........   138       64      --       --       --       --       --       --       --       --       138       64
Stores closed
 prior to
 Inception......   (13)     --       --       --       --       --       --       --       --       --       (13)     --
Stores closed or
 franchised from
 Inception
 (September 18,
 1996) to
 December 28,
 1996...........   (17)      (3)     --       --       --       --       --       --       --       --       (17)      (3)
                   ---      ---      ---      ---      ---      ---      ---      ---      ---      ---      ---      ---
Balance,
 December 28,
 1996...........   108       61      --       --       --       --       --       --       --       --       108       61
Stores
 identified for
 Closure or
 franchise upon
 acquisition,
 July 25, 1997..   --       --        11      --       --       --       --       --       --       --        11      --
Stores
 identified for
 Closure or
 franchise upon
 acquisition,
 September 2,
 1997...........   --       --       --       --         4      --       --       --       --       --         4      --
Stores closed or
 franchised from
 December 28,
 1996 to
 January 3,
 1998...........   (70)      (9)      (3)     --       --       --       --       --       --       --       (73)      (9)
                   ---      ---      ---      ---      ---      ---      ---      ---      ---      ---      ---      ---
Balance, January
 3, 1998........    38       52        8      --         4      --       --       --       --       --        50       52
Stores
 identified for
 closure or
 franchise upon
 acquisition,
 August 24,
 1998...........   --       --       --       --       --       --        54       11      --       --        54       11
Stores
 identified for
 closure or
 franchise upon
 acquisition,
 November 19,
 1998...........   --       --       --       --       --       --       --       --         7      --         7      --
Stores closed or
 franchised for
 the 52 weeks
 ended January
 2, 1999........   (15)     (16)      (2)     --        (1)     --       (11)     --       --       --       (29)     (16)
                   ---      ---      ---      ---      ---      ---      ---      ---      ---      ---      ---      ---
Balance, January
 2, 1999........    23       36        6      --         3      --        43       11        7      --        82       47
                   ===      ===      ===      ===      ===      ===      ===      ===      ===      ===      ===      ===

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

  The following table presents a summary of changes in the property and equipment impairment reserves that were established in connection with the applicable business combination for the periods indicated for stores to be closed and franchised:

                          Mrs. Fields,
                            Inc. and
                            Original                  Great
                           Cookie Co.      H&M       American   Pretzelmaker Consolidated
                          ------------  ----------  ----------  ------------ ------------
Inception, September 18,
 1996...................  $10,921,000   $      --   $      --     $    --    $10,921,000
Utilization from
 inception (September
 18, 1996) to
 December 28, 1996
 related to stores to be
 closed.................     (854,000)         --          --          --       (854,000)
Utilization from
 inception (September
 18, 1996) to
 December 28, 1996
 related to stores to be
 franchised.............     (215,000)         --          --          --       (215,000)
                          -----------   ----------  ----------    --------   -----------
Balance, December 28,
 1996...................    9,852,000          --          --          --      9,852,000
To record property and
 equipment impairment
 upon acquisition, July
 25, 1997...............          --     2,500,000         --          --      2,500,000
Utilization from
 December 28, 1996 to
 January 3, 1998 related
 to stores to be
 closed.................   (3,299,000)    (208,000)        --          --     (3,507,000)
Utilization from
 December 28, 1996 to
 January 3, 1998 related
 to stores to be
 franchised.............     (492,000)         --          --          --       (492,000)
                          -----------   ----------  ----------    --------   -----------
Balance, January 3,
 1998...................    6,061,000    2,292,000         --          --      8,353,000
To record property and
 equipment impairment
 upon acquisition,
 August 24, 1998........          --           --    2,150,000         --      2,150,000
To record property and
 equipment impairment
 upon acquisition,
 September 9, 1998......          --           --      973,000         --        973,000
To record property and
 equipment impairment
 upon acquisition,
 November 19, 1998......          --           --          --      327,000       327,000
Utilization for the 52
 weeks ended January 2,
 1999 related to stores
 to be closed...........   (1,782,000)     (93,000)   (246,000)        --     (2,121,000)
Utilization for the 52
 weeks ended January 2,
 1999 related to stores
 to be franchised.......     (435,000)    (819,000)        --          --     (1,254,000)
                          -----------   ----------  ----------    --------   -----------
Balance, January 2,
 1999...................  $ 3,844,000   $1,380,000  $2,877,000    $327,000   $ 8,428,000
                          ===========   ==========  ==========    ========   ===========

6. MANDATORILY REDEEMABLE CUMULATIVE PREFERRED STOCK OF PRETZEL TIME, INC.

  The mandatorily redeemable cumulative preferred stock of Pretzel Time (the "Pretzel Time Preferred Stock") is nonvoting and the preferred stockholders are entitled to cumulative preferred dividends of ten percent for three years, accrued and payable upon redemption. The Pretzel Time Preferred Stock must be redeemed at $10,000 per share, plus unpaid and accumulated dividends, on September 1, 1999. The excess of the redemption price over the carrying value is being accreted over the period from issuance to September 1, 1999, using the effective interest method and is being charged to the accumulated deficit of Pretzel Time. In the event of a liquidation or sale of Pretzel Time, the preferred stockholders are entitled to receive payment of $10,000 per share, plus accumulated dividends.

  During the period from the acquisition of a majority ownership in Pretzel Time (September 2, 1997) to January 2, 1999, Pretzel Time increased the liquidation preference of the Pretzel Time Preferred Stock by $212,000, in lieu of paying cash dividends. In addition, the Pretzel Time Preferred Stock was increased by $538,000, for the accretion required over time to amortize the original issue discount incurred at the time of issuance. As of January 2, 1999, accrued dividends of $339,000, were unpaid.

  During the period from September 2, 1997 to January 2, 1999, Pretzel Time repurchased 17.5 shares of the Pretzel Time Preferred Stock for an total of $175,000 in cash, or $10,000 per share, plus accrued dividends

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES totaling approximately $20,200. As of January 2, 1999, there are 127 shares of Pretzel Time Preferred Stock issued and outstanding with a total liquidation preference of approximately $1,495,000.

7. COMMITMENTS AND CONTINGENCIES

 Stock Pledged as Collateral

  Mrs. Fields' Holding has pledged all of the Company's capital stock as collateral for Mrs. Fields' Holding's 14 percent Senior Secured Discount Notes due December 1, 2005 (the "Mrs. Fields' Holding Discount Notes"). Mrs. Fields' Holding issued the Mrs. Fields' Holding Discount Notes on August 24, 1998, in connection with the Great American Acquisitions and the Mrs. Fields' Holding Equity Infusion (see Note 1). In connection with the issuance of the $55,000,000 principal amount at maturity of Mrs. Fields' Holding Discount Notes, Mrs. Fields' Holding recorded an total original issue discount of approximately $24,136,000. The principal amount of the Mrs. Fields' Holding Discount Notes will accrete at a rate of 14 percent compounded semi-annually to a total principal amount of $55,000,000 at December 1, 2002. Thereafter, the Mrs. Fields' Holding Discount Notes will accrue interest at the annual rate of 14 percent, payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2003.

  Mrs. Fields' Holding is a holding company and does not have separate operations from which it can generate cash flows. Under the circumstances, Mrs. Fields' Holding would likely be dependent on its owners' and the Company's cash flows to make principal and interest payments when due. Interest payments totaling $7,700,000 per year will commence in 2003. The Company has not guaranteed, nor is it obligated to make principal or interest payments related to the Mrs. Fields' Holding Discount Notes. However, in accordance with the Company's Indenture, the Company may pay dividends to Mrs. Fields' Holding, in order for Mrs. Fields' Holding to service the debt, if no default or event of default occurs under the Indenture and certain fixed charge coverage ratios and consolidated net income tests are met. The Mrs. Fields' Holding Discount Notes are effectively subordinated to the Company's Senior Notes.

 Legal Matters

  The Company is the subject of certain legal actions, which it considers routine to its business activities. Management, after consultation with legal counsel, believes that the potential liability to the Company under any such actions is adequately accrued for or will not materially affect the Company's consolidated financial position or results of operations.

 Operating Leases

  The Company leases retail store facilities, office space and equipment under long-term noncancelable operating lease agreements with remaining terms of one to ten years. Certain of the retail store leases provide for contingent rentals based on gross revenues. Additionally, as part of the Company's franchising program, certain locations have been subleased to franchisees.

  Rent expense was as follows for the periods presented:

                            Inception (September
                                18, 1996) to     53 Weeks Ended  52 Weeks Ended
                             December 28, 1996   January 3, 1998 January 2, 1999
                            -------------------- --------------- ---------------
   Minimum rentals.........     $ 8,216,000        $30,654,000    $ 36,834,000
   Contingent rentals......         105,000            432,000         553,000
   Sub-lease rentals.......      (2,220,000)        (8,756,000)    (12,550,000)
                                -----------        -----------    ------------
                                $ 6,101,000        $22,330,000    $ 24,837,000
                                ===========        ===========    ============

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

  As of January 2, 1999, the future minimum lease payments due under operating leases (including future minimum lease payments for stores in the process of being closed or franchised), which include required lease payments for those stores that have been subleased, are as follows:

   Fiscal Year
   -----------
   1999............................................................ $ 37,686,000
   2000............................................................   32,337,000
   2001............................................................   27,066,000
   2002............................................................   23,033,000
   2003............................................................   18,246,000
   Thereafter......................................................   33,504,000
                                                                    ------------
                                                                    $171,872,000
                                                                    ============

  As of January 2, 1999, the future minimum sublease payments due to the Company under these leases are as follows:

   Fiscal Year
   -----------
   1999............................................................. $12,550,000
   2000.............................................................  10,676,000
   2001.............................................................   8,741,000
   2002.............................................................   7,277,000
   2003.............................................................   5,716,000
   Thereafter.......................................................   8,717,000
                                                                     -----------
                                                                     $53,677,000
                                                                     ===========

 Contractual Arrangements

  The Company entered into a supply agreement to buy frozen dough products through 2000. The agreement stipulates minimum annual purchase commitments of not less than 23,000,000 pounds of the products each year through the end of the contract. The Company also entered into two supply agreements to buy chocolate products through August 1999 and January 2000. The agreements stipulate minimum purchase commitments of which 1.9 million and 1.5 million pounds, respectively, had not been purchased as of January 2, 1999. The terms the frozen dough and chocolate purchase agreements include certain volume incentives and penalties. Under each, the Company and the supplier may terminate the supply agreement if the other party defaults on any of the performance covenants. The Company also entered into several other immaterial purchase agreements to buy products.

  The Company has assumed an agreement with a third-party lender to provide financing to franchisees for the purchase of existing Company stores. Under the terms of the agreement, a maximum of $5,000,000 may be borrowed from the lender by franchisees of which the Company has agreed to guarantee a maximum of $2,000,000. Outstanding franchisee borrowings guaranteed by the Company under this agreement at January 3, 1998 and January 2, 1999 were approximately $550,000 and $295,000, respectively. Under the terms of the agreement, the Company is required to assume any franchisee obligations which are in default as defined. As of January 2, 1999, the Company has assumed obligations totaling approximately $54,000, respectively, which are included in capital lease obligations.

  The Company recorded deferred credits of approximately $1,204,000 as of September 18, 1996. The deferred credits represent volume rebates associated with the assumption of a long-term marketing and supply

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES agreement with a supplier in connection with the Mrs. Fields Inc. and affiliates and Original Cookie Company and affiliates business combinations discussed in Note 1. Under terms of the agreement, the Company is obligated to purchase a minimum amount of product from the supplier. The supplier periodically prepays rebates to the Company for anticipated purchases. The Company records the prepayments as deferred credits and amortizes them ratably as purchases are made from the supplier. This agreement was amended in January 1997 and an additional $600,000 in deferred credits were recorded. The amended agreement expires on the later of December 31, 2003 or when the Company has met its revised purchase commitment. In conjunction with this amendment, certain minimum commitments from the previous agreement were carried forward and others were forgiven. Additionally, in November 1997, Pretzel Time entered into a long-term marketing and supply agreement with a supplier. Under terms of the agreement, the Company is obligated to purchase a minimum amount of product from the supplier. An additional $437,000 in deferred credits were recorded under this agreement. The termination date of this agreement will be the later of December 31, 2003 or when Pretzel Time has met its purchase commitment. Under these agreements, the Company recognized approximately $1,393,000, and $812,000 primarily as a reduction to food cost of sales during the years ended January 3, 1998 and January 2, 1999.

  In November 1996, the Company entered into a consulting agreement (the "Consulting Agreement") with Debbi Fields, a director of the Company, under which Debbi Fields travels and performs public relations and advertising activities on behalf of the Company for at least 50 days a year for a fee of $250,000 per year, with an option to perform these services for 20 additional days a year for additional pay of $5,000 per day. The compensation increases by 10 percent a year beginning on January 1, 1999. The Consulting Agreement expires on December 31, 1999. Under the Consulting Agreement, Debbi Fields may not disclose any confidential information of the Company, such as recipes and trade secrets, and may not, without the prior written consent of the Company, compete with the Company.

  The Company has entered into employment agreements with five key officers with terms of two to three years. The agreements are for a total annual base salary of $1,095,000. If the Company terminates employment without cause, or the employee terminates employment with good reason, the employee can receive in severance pay the amount equal to the product of his or her then current semi-monthly base salary by the greater of the number of semi-monthly periods from the notice of termination or 36 to 48 semi-monthly periods, plus a portion of any discretionary bonus that would otherwise have been payable. The agreements have customary provisions for other benefits and also include noncompetition clauses.

8. RELATED-PARTY TRANSACTIONS

  As of January 3, 1998 and January 2, 1999, the Company had receivables due from franchisees and licensees, primarily related to prepaid rent which the Company had paid on behalf of franchisees, totaling approximately $2,176,000 and $6,003,000, respectively. These amounts are included in amounts due from franchisees and affiliates and are net of allowance for doubtful accounts totaling $582,000 and $1,078,000, respectively.

  As of January 3, 1998 and January 2, 1999, the Company had net payables of approximately $105,000 and $150,000, respectively, due to Mrs. Fields' Holding. The amounts due to or from Mrs. Fields' Holding are recorded in prepaid rent and other in the accompanying consolidated balance sheets.

  During the years ended January 3, 1998 and January 2, 1999, the Company accrued approximately $441,000 and $0, respectively, of interest expense due to Mrs. Fields' Holding related to the convertible subordinated notes Mrs. Fields' Holding purchased. As part of the Refinancing, Mrs. Fields' Holding converted all of the $4,643,000 convertible subordinated notes to equity and the notes were cancelled (see Note 3).

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

  The Company paid fees to Korn/Ferry International ("Korn/Ferry") totaling approximately $157,000 and $70,600, during the years ended January 3, 1998 and January 2, 1999, respectively. Korn/Ferry is an executive search firm of which one of the Company's directors is the Chairman.

  A director of the Company is a consultant and an advisor to Dillon Read & Co., Inc. ("Dillon Read"). In 1997, the Company paid to Dillon Read a fee of approximately $707,000 in connection with the restructuring of the Company in September 1996. The director's company did not receive a fee from the Company during the fiscal year ended January 2, 1999. The Company believes that the arrangements were on terms that could have been obtained from an unaffiliated third party.

  As of January 2, 1999, the Company has a loan due from the founder and minority stockholder of Pretzel Time totaling $567,000. The note bears interest at an annual rate of ten percent and is payable in monthly installments of principal and interest beginning January 1998 by setoff of, and to the extent of, the founder's bonus payments and dividends received by the founder in his Pretzel Time stock; provided that in any calendar year no more than $100,000 may be so offset. In addition, as of January 2, 1999, the Company is due approximately $451,000 from the founder in connection with certain lease payments related to the purchase of Pretzel Time for which the Company is indemnified. These amounts are recorded in accounts receivable and other assets in the accompanying consolidated balance sheets.

  The Company and Mrs. Fields' Holding expect to enter into a tax-sharing arrangement but as of the date of these financial statements no such agreement has been finalized.

9. EMPLOYEE BENEFIT PLAN

  The Company sponsors the Mrs. Fields' Original Cookies, Inc. 401(k) Retirement Savings Plan (the "Plan") for all eligible employees. Under the terms of the Plan, employees may make contributions to the Plan, a portion of which is matched by contributions from the Company. The total Company contributions to the Plan for the years ended January 3, 1998 and January 2, 1999 were approximately $97,900 and $171,000, respectively.

10. REPORTABLE SEGMENTS

  Operating segments are components of the Company for which separate financial information is available that is evaluated regularly by the Chief Operating decision maker in deciding how to allocate resources and in assessing performance. This information is reported on the basis that it is used internally for evaluating segment performance. Mrs. Fields has two reportable operating segments; namely, company-owned stores and related activity and franchising and licensing activity. The segments are determined by revenue source; direct sales or royalties and license fees. The company-owned stores segment consists of both cookie and pretzel stores owned and operated by Mrs. Fields. The franchising and licensing segment consists of cookie and pretzel stores, which are owned and operated by third parties who pay Mrs. Fields an initial franchise or license fee and monthly royalties based on a percentage of gross sales and other licensing activity not related to cookie or pretzel stores. The accounting policies for the segments are discussed in the summary of significant accounting policies (see Note 2). Sales and transfers between segments are eliminated in consolidation.

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

  Mrs. Fields evaluates performance of each segment based on contribution margin. Mrs. Fields does not allocate any interest income, interest expense, depreciation and amortization or assets to its reportable operating segments. Segment revenue and contribution margin are presented in the following table.

                         Company-owned Stores Franchising and Licensing    Total
                         -------------------- ------------------------- ------------
Period ended December
 28, 1996
Revenue.................     $ 40,849,000           $  1,267,000        $ 42,116,000
Contribution Margin.....       10,761,000              1,267,000          12,028,000
Year ended January 3,
 1998
Revenue.................      127,845,000              6,563,000         134,408,000
Contribution Margin.....       28,985,000              6,563,000          35,548,000
Year ended January 2,
 1999
Revenue.................      140,235,000             14,001,000         154,236,000
Contribution Margin.....       30,337,000             10,414,000          40,751,000

  The reconciliation of contribution margin to net income (loss) is as follows:

                             Period Ended
                          December 28, 1996          Fiscal 1997        Fiscal 1998
                         -------------------- ------------------------- ------------
Contribution margin.....     $ 12,028,000           $ 35,548,000        $ 40,751,000
General and
 administrative
 expense................       (4,035,000)           (16,192,000)        (19,017,000)
Store closure
 provision..............              --                (538,000)         (7,303,000)
Depreciation and
 amortization...........       (2,344,000)           (10,403,000)        (19,820,000)
Interest expense........       (1,793,000)            (7,584,000)        (12,574,000)
Other expense, net......       (1,895,000)            (1,805,000)         (1,180,000)
                             ------------           ------------        ------------
Net income (loss).......     $  1,961,000           $   (974,000)       $(19,143,000)
                             ============           ============        ============

  Geographic segment information is as follows:

                                           International    Domestic     International
                         Domestic Company-   Company-    Franchising and  Franchising
                           owned Stores    owned Stores     Licensing    and Licensing
                         ----------------- ------------- --------------- -------------
Revenue
Period ended December
 28, 1996...............   $ 40,849,000      $    --       $ 1,158,000     $109,000
Fiscal 1997.............    127,736,000       109,000        6,150,000      413,000
Fiscal 1998.............    140,018,000       217,000       13,738,000      263,000

  Revenues from international franchising and licensing are secured from Canada and Ausralia with no other countries having material representation. Revenues from international company-owned stores are immaterial.

  There were no customers who accounted for more than 10% of Mrs. Fields' total revenue or either segment's revenue.

11. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

  The Company's obligation related to its $140,000,000 total principal amount of Senior Notes due 2004 (see Note 3) is guaranteed on a joint and several basis and on a senior basis by four of the Company's wholly owned subsidiaries (the "Guarantors"). These guarantees are general unsecured obligations of the Guarantors, rank senior in right of payment to all subordinated indebtedness of the Guarantors and rank pari passu in right of payment with all existing and future senior indebtedness of the Guarantors. There are no restrictions on the Company's ability to obtain cash dividends or other distributions of funds from the Guarantors, except those

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES imposed by applicable law. The following supplemental financial information sets forth, on a condensed consolidating basis, balance sheets, statements of operations and statements of cash flows for Mrs. Fields' Original Cookies, Inc. (the "Parent Company"), Great American Cookie Company, Inc., The Mrs. Fields' Brand, Inc., Pretzelmaker Holdings, Inc., which are Guarantors, and Pretzel Time, Inc., which will become a Guarantor (collectively, the "Guarantor Subsidiaries") and Mrs. Fields' Cookies Australia, Mrs. Fields' Cookies (Canada) Ltd., H & M Canada and Pretzelmaker of Canada, and three partially owned subsidiaries, (collectively, the "Non-guarantor Subsidiaries"). The Company has not presented separate financial statements and other disclosures concerning the Guarantor Subsidiaries because management has determined that such information is not material to investors.

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

       SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

  FOR THE PERIOD FROM INCEPTION (SEPTEMBER 18, 1996) TO DECEMBER 28, 1996

                          (Dollars in thousands)

                                                  Non-
                          Parent   Guarantor   Guarantor
                          Company  Subsidiary Subsidiaries Eliminations Consolidated
                          -------  ---------- ------------ ------------ ------------
NET REVENUES............  $41,557    $ 559       $ --         $ --        $42,116
                          -------    -----       -----        -----       -------
OPERATING COSTS AND
 EXPENSES:
  Selling and store
   occupancy costs......   19,492      --          --           --         19,492
  Cost of sales.........   10,596      --          --           --         10,596
  General and
   administrative.......    3,871      146          18          --          4,035
  Depreciation and
   amortization.........    2,027      317         --           --          2,344
                          -------    -----       -----        -----       -------
    Total operating
     costs and
     expenses...........   35,986      463          18          --         36,467
                          -------    -----       -----        -----       -------
    Income (loss) from
     operations.........    5,571       96         (18)         --          5,649
INTEREST EXPENSE AND
 OTHER, net.............   (1,410)    (383)        --           --         (1,793)
                          -------    -----       -----        -----       -------
  Income (loss) before
   provision for income
   taxes, preferred
   stock accretion and
   dividends of
   subsidiaries and
   equity in net loss of
   consolidated
   subsidiaries.........    4,161     (287)        (18)         --          3,856
PROVISION FOR INCOME
 TAXES..................   (1,798)     --          --           --         (1,798)
                          -------    -----       -----        -----       -------
  Income (loss) before
   preferred stock
   accretion and
   dividends of
   subsidiaries and
   equity in net loss of
   consolidated
   subsidiaries.........    2,363     (287)        (18)         --          2,058
PREFERRED STOCK
 ACCRETION AND DIVIDENDS
 OF SUBSIDIARIES........      --       (97)        --           --            (97)
EQUITY IN NET LOSS OF
 CONSOLIDATED
 SUBSIDIARIES...........     (402)     --          --           402           --
                          -------    -----       -----        -----       -------
NET INCOME (LOSS).......  $ 1,961    $(384)      $ (18)       $ 402       $ 1,961
                          =======    =====       =====        =====       =======

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

       SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

  FOR THE PERIOD FROM INCEPTION (SEPTEMBER 18, 1996) TO DECEMBER 28, 1996

                          (Dollars in thousands)

                                                  Non-
                          Parent   Guarantor   Guarantor
                         Company   Subsidiary Subsidiaries Eliminations Consolidated
                         --------  ---------- ------------ ------------ ------------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES..  $  6,990   $   589      $  30        $ --        $  7,609
                         --------   -------      -----        -----       --------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Net cash paid for
   acquisitions and
   related expenses....   (12,508)   (7,000)       --           --         (19,508)
  Purchase of property
   and equipment, net..    (1,622)       (1)       --           --          (1,623)
                         --------   -------      -----        -----       --------
    Net cash used in
     investing
     activities........   (14,130)   (7,001)       --           --         (21,131)
                         --------   -------      -----        -----       --------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Proceeds from the
   issuance of common
   stock...............    15,000       --         --           --          15,000
  Proceeds from the
   issuance of
   mandatorily
   redeemable
   cumulative preferred
   stock of
   subsidiary..........       --      3,500        --           --           3,500
  Proceeds from the
   issuance of note
   payable.............       --      3,500        --           --           3,500
  Principal payments on
   long-term debt......    (1,769)      --         --           --          (1,769)
                         --------   -------      -----        -----       --------
  Net cash provided by
   financing
   activities..........    13,231     7,000        --           --          20,231
                         --------   -------      -----        -----       --------
NET INCREASE IN CASH
 AND CASH EQUIVALENTS..     6,091       588         30          --           6,709
CASH AND CASH
 EQUIVALENTS, beginning
 of period.............       --        --         --           --             --
                         --------   -------      -----        -----       --------
CASH AND CASH
 EQUIVALENTS, end of
 period................  $  6,091   $   588      $  30        $ --        $  6,709
                         ========   =======      =====        =====       ========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
  Interest paid........  $     28   $   --       $ --         $ --        $     28

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

            SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                           AS OF JANUARY 3, 1998

                          (Dollars in thousands)

                                                 Non-
                          Parent  Guarantor   Guarantor
                         Company  Subsidiary Subsidiaries Eliminations Consolidated
                         -------- ---------- ------------ ------------ ------------
         ASSETS
CURRENT ASSETS:
  Cash and cash
   equivalents.......... $ 14,270  $   725      $1,292      $    --      $ 16,287
  Accounts receivable,
   net..................    1,388      --          147           --         1,535
  Amounts due from (to)
   franchisees and
   licensees, net.......    1,517      659         --            --         2,176
  Inventories...........    3,094      --            6           --         3,100
  Other current assets..    6,593     (615)       (253)          --         5,725
                         --------  -------      ------      --------     --------
    Total current
     assets.............   26,862      769       1,192           --        28,823
PROPERTY AND EQUIPMENT,
 net....................   28,907        1         294           --        29,202
INTANGIBLES, net........   59,928   17,725       6,041           --        83,694
INVESTMENT IN
 SUBSIDIARIES...........   23,089      --          --        (23,089)         --
OTHER ASSETS............    7,902      --           63           --         7,965
                         --------  -------      ------      --------     --------
                         $146,688  $18,495      $7,590      $(23,089)    $149,684
                         ========  =======      ======      ========     ========
    LIABILITIES AND
  STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current portion of
   long-term debt and
   capital lease
   obligations.......... $    --   $   --       $  614      $    --      $    614
  Accounts payable......    3,621       36         148           --         3,805
  Accrued liabilities...   10,499       25         747           --        11,271
                         --------  -------      ------      --------     --------
    Total current
     liabilities........   14,120       61       1,509           --        15,690
LONG-TERM DEBT AND
 CAPITAL LEASE
 OBLIGATIONS, net of
 current portion........  100,000      --          467           --       100,467
OTHER ACCRUED
 LIABILITIES............    1,802      --          --            --         1,802
MANDATORILY REDEEMABLE
 CUMULATIVE PREFERRED
 STOCK..................      --       --          902           --           902
MINORITY INTEREST.......      --       --          --             58           58
STOCKHOLDER'S EQUITY....   30,766   18,434       4,712       (23,147)      30,765
                         --------  -------      ------      --------     --------
                         $146,688  $18,495      $7,590      $(23,089)    $149,684
                         ========  =======      ======      ========     ========

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

       SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                    FOR THE YEAR ENDED JANUARY 3, 1998

                          (Dollars in thousands)

                                                   Non-
                           Parent   Guarantor   Guarantor
                          Company   Subsidiary Subsidiaries Eliminations Consolidated
                          --------  ---------- ------------ ------------ ------------
NET REVENUES............  $125,991   $ 2,004      $7,077       $ (664)     $134,408
OPERATING COSTS AND
 EXPENSES:
  Selling and store
   occupancy costs......    63,765       --        3,731         (664)       66,832
  Cost of sales.........    31,173       --          855          --         32,028
  General and
   administrative.......    14,215     1,066         911          --         16,192
  Store closure
   provision............       538       --          --           --            538
  Depreciation and
   amortization.........     8,745     1,125         533          --         10,403
                          --------   -------      ------       ------      --------
    Total operating
     costs and
     expenses...........   118,436     2,191       6,030         (664)      125,993
                          --------   -------      ------       ------      --------
    Income (loss) from
     operations.........     7,555      (187)      1,047          --          8,415
INTEREST EXPENSE AND
 OTHER, net.............    (6,329)   (1,230)       (393)         --         (7,952)
                          --------   -------      ------       ------      --------
Income (loss) before
 provision for income
 taxes, preferred stock
 accretion and dividends
 of subsidiaries and
 equity in net loss of
 consolidated
 subsidiaries...........     1,226    (1,417)        654          --            463
PROVISION FOR INCOME
 TAXES..................      (535)      (25)        (95)         --           (655)
                          --------   -------      ------       ------      --------
Income (loss) before
 preferred stock
 accretion and dividends
 of subsidiaries and
 equity in net loss of
 consolidated
 subsidiaries...........       691    (1,442)        559          --           (192)
PREFERRED STOCK
 ACCRETION AND DIVIDENDS
 OF SUBSIDIARIES........       --       (338)       (306)         --           (644)
EQUITY IN NET LOSS OF
 CONSOLIDATED
 SUBSIDIARIES...........    (1,665)      --          --         1,527          (138)
                          --------   -------      ------       ------      --------
NET INCOME (LOSS).......  $   (974)  $(1,780)     $  253       $1,527      $   (974)
                          ========   =======      ======       ======      ========

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

       SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                    FOR THE YEAR ENDED JANUARY 3, 1998

                          (Dollars in thousands)

                                                   Non-
                           Parent   Guarantor   Guarantor
                          Company   Subsidiary Subsidiaries Eliminations Consolidated
                          --------  ---------- ------------ ------------ ------------
NET CASH (USED IN)
 PROVIDED BY OPERATING
 ACTIVITIES.............  $   (766)   $ 387       $1,298        $--        $    919
                          --------    -----       ------        ----       --------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Net cash paid for
   acquisitions and
   related expenses.....   (10,949)     --           --          --         (10,949)
  Purchase of property
   and equipment, net...    (4,556)     --           --          --          (4,556)
                          --------    -----       ------        ----       --------
    Net cash used in
     investing
     activities.........   (15,505)     --           --          --         (15,505)
                          --------    -----       ------        ----       --------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Proceeds from issuance
   of long-term debt....   108,250      --           --          --         108,250
  Principal payments on
   long-term debt and
   capital lease
   obligations..........   (76,759)    (250)         (36)        --         (77,045)
  Payment of debt
   financing costs......    (5,976)     --           --          --          (5,976)
  Payment of cash
   dividend to Mrs.
   Fields' Holding......    (1,065)     --           --          --          (1,065)
                          --------    -----       ------        ----       --------
    Net cash provided by
     (used in) financing
     activities.........    24,450     (250)         (36)        --          24,164
                          --------    -----       ------        ----       --------
NET INCREASE IN CASH AND
 CASH EQUIVALENTS.......     8,179      137        1,262         --           9,578
CASH AND CASH
 EQUIVALENTS, beginning
 of year................     6,091      588           30         --           6,709
                          --------    -----       ------        ----       --------
CASH AND CASH
 EQUIVALENTS, end of
 year...................  $ 14,270    $ 725       $1,292        $--        $ 16,287
                          ========    =====       ======        ====       ========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
  Interest paid.........  $  7,607    $ 789       $   20        $--        $  8,416
  Taxes paid............       181       25           11         --             217

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

            SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                           AS OF JANUARY 2, 1999

                          (Dollars in thousands)

                                                   Non-
                          Parent   Guarantor    Guarantor
                         Company  Subsidiaries Subsidiaries Eliminations Consolidated
                         -------- ------------ ------------ ------------ ------------
         ASSETS
CURRENT ASSETS:
  Cash and cash
   equivalents.......... $  3,539   $  1,134      $  78       $    --      $  4,751
  Accounts receivable,
   net..................    2,860        304         44            --         3,208
  Amounts due from
   franchisees and
   licensees, net.......    1,297      4,706        --             --         6,003
  Inventories...........    4,631        863          9            --         5,503
  Other current assets
   and amounts due from
   (to) affiliates,
   net..................   39,368    (33,898)      (592)           --         4,878
                         --------   --------      -----       --------     --------
    Total current
     assets.............   51,695    (26,891)      (461)           --        24,343
PROPERTY AND EQUIPMENT,
 net....................   29,900      1,654        243            --        31,797
INTANGIBLES, net........   75,875     95,601        320            --       171,796
INVESTMENT IN
 SUBSIDIARIES...........   66,484        --         --         (66,484)         --
OTHER ASSETS............    3,688        252         30            --         3,970
                         --------   --------      -----       --------     --------
                         $227,642   $ 70,616      $ 132       $(66,484)    $231,906
                         ========   ========      =====       ========     ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of
   long-term debt and
   capital lease
   obligations.......... $  7,141   $  1,204      $ --        $    --      $  8,345
  Accounts payable......   14,223        564         69            --        14,856
  Accrued liabilities...   10,956      2,895         18            --        13,869
                         --------   --------      -----       --------     --------
    Total current
     liabilities........   32,320      4,663         87            --        37,070
LONG-TERM DEBT AND
 CAPITAL LEASE
 OBLIGATIONS, net of
 current portion........  142,367        216         61            --       142,644
OTHER ACCRUED
 LIABILITIES............   10,134        --         --             --        10,134
MANDATORILY REDEEMABLE
 CUMULATIVE PREFERRED
 STOCK..................      --       1,261        --             --         1,261
MINORITY INTEREST.......      --         --         --             119          119
STOCKHOLDERS' EQUITY....   42,821     64,476        (16)       (66,603)      40,678
                         --------   --------      -----       --------     --------
                         $227,642   $ 70,616      $ 132       $(66,484)    $231,906
                         ========   ========      =====       ========     ========

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

       SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                  FOR THE 52 WEEKS ENDED JANUARY 2, 1999

                          (Dollars in thousands)

                                                   Non-
                         Parent    Guarantor    guarantor
                        Company   Subsidiaries Subsidiaries Eliminations Consolidated
                        --------  ------------ ------------ ------------ ------------
NET REVENUES........... $144,057    $13,939        $377       $(4,137)     $154,236
                        --------    -------        ----       -------      --------
OPERATING COSTS AND
 EXPENSES:
  Selling and store
   occupancy costs.....   76,437        --          334        (1,768)       75,003
  Cost of sales........   37,165      3,587          99        (2,369)       38,482
  General and
   administrative......   21,213      5,107         --            --         26,320
  Depreciation and
   amortization........   16,624      3,196         --            --         19,820
                        --------    -------        ----       -------      --------
    Total operating
     costs and
     expenses..........  151,439     11,890         433        (4,137)      159,625
                        --------    -------        ----       -------      --------
  (Loss) income from
   operations..........   (7,382)     2,049         (56)          --         (5,389)
INTEREST EXPENSE AND
 OTHER, net............  (13,064)        81         --            --        (12,983)
                        --------    -------        ----       -------      --------
  (Loss) income before
   provision for income
   taxes, preferred
   stock accretion and
   dividends of
   subsidiaries and
   equity in net loss
   of consolidated
   subsidiaries........  (20,446)     2,130         (56)          --        (18,372)
PROVISION FOR INCOME
 TAXES.................     (197)      (119)        --            --           (316)
                        --------    -------        ----       -------      --------
  (Loss) income before
   preferred stock
   accretion and
   dividends of
   subsidiaries and
   equity in net loss
   of consolidated
   subsidiaries........  (20,643)     2,011         (56)          --        (18,688)
PREFERRED STOCK
 ACCRETION AND
 DIVIDENDS OF
 SUBSIDIARIES..........      --        (444)        --            --           (444)
EQUITY IN NET LOSS OF
 CONSOLIDATED
 SUBSIDIARIES..........    1,500        --          --         (1,511)          (11)
                        --------    -------        ----       -------      --------
NET (LOSS) INCOME...... $(19,143)   $ 1,567        $(56)      $(1,511)     $(19,143)
                        ========    =======        ====       =======      ========

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

       SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                  FOR THE 52 WEEKS ENDED JANUARY 2, 1999

                          (Dollars In thousands)

                                                     Non-
                           Parent    Guarantor    Guarantor
                          Company   Subsidiaries Subsidiaries Eliminations Consolidated
                          --------  ------------ ------------ ------------ ------------
NET CASH PROVIDED BY
 (USED IN) OPERATING
 ACTIVITIES.............  $(23,820)   $ 33,382      $(133)       $ --        $  9,429
                          --------    --------      -----        -----       --------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Net cash paid for
   acquisitions and
   related expenses.....  $(39,873)      7,038        --           --        $(32,835)
  Purchase of property
   and equipment, net...    (8,228)         (7)       --           --          (8,235)
  Proceeds for asset
   sales................       176         --         --           --             176
                          --------    --------      -----        -----       --------
    Net cash (used in)
     provided by
     investing
     activities.........   (47,925)      7,031        --           --         (40,894)
                          --------    --------      -----        -----       --------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Proceeds from long-
   term debt............    39,400         --         --           --          39,400
  Payment of debt
   financing costs......    (7,062)        --         --           --          (7,062)
  Equity infusion from
   Mrs. Fields'
   Holding..............    29,056         --         --           --          29,056
  Principal payments on
   long-term debt and
   capital lease
   obligations..........      (257)    (41,000)       --           --         (41,257)
  Capital lease
   repayments...........      (123)        --         --           --            (123)
  Reduction in preferred
   stock of Pretzel
   Time.................       --          (85)       --           --             (85)
                          --------    --------      -----        -----       --------
    Net cash provided by
     (used in) financing
     activities.........    61,014     (41,085)       --           --          19,929
                          --------    --------      -----        -----       --------
NET DECREASE IN CASH AND
 CASH EQUIVALENTS.......   (10,731)       (672)      (133)         --         (11,536)
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............    14,270       1,806        211          --          16,287
                          --------    --------      -----        -----       --------
CASH AND CASH
 EQUIVALENTS, end of
 Period.................  $  3,539    $  1,134      $  78        $ --        $  4,751
                          ========    ========      =====        =====       ========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
  Interest paid.........  $ 12,405    $     35      $ --         $ --        $ 12,440
  Taxes paid............       141          68        --           --             209

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                          (dollars in thousands)
                                     ASSETS

                                                           January 2, July 3,
                                                              1999      1999
                                                           ---------- --------
                                                               (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents...............................  $  4,751  $  4,645
  Accounts receivable, net of allowance for doubtful
   accounts of $74 and $69, respectively..................     3,208     1,570
  Amounts due from franchisees and licensees, net of
   allowance for doubtful accounts of $1,078 and $897
   respectively...........................................     6,003     4,808
  Inventories.............................................     5,503     4,913
  Prepaid rent and other..................................     4,017     3,868
  Deferred income tax assets, current portion.............       861       861
                                                            --------  --------
    Total current assets..................................    24,343    20,665
                                                            --------  --------
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements..................................    29,914    32,889
  Equipment and fixtures..................................    17,108    11,913
  Land....................................................       240       240
                                                            --------  --------
                                                              47,262    45,042
  Less accumulated depreciation and amortization..........   (15,465)  (15,487)
                                                            --------  --------
    Net property and equipment............................    31,797    29,555
                                                            --------  --------
DEFERRED INCOME TAX ASSETS, net of current portion........     2,638     2,638
                                                            --------  --------
GOODWILL, net of accumulated amortization of $11,231 and
 $16,446, respectively....................................   145,782   140,417
                                                            --------  --------
TRADEMARKS AND OTHER INTANGIBLES, net of accumulated
 amortization of $2,615 and $3,239, respectively..........    14,296    13,772
                                                            --------  --------
DEFERRED LOAN COSTS, net of accumulated amortization of
 $1,320 and $2,341, respectively..........................    11,718    11,852
                                                            --------  --------
OTHER ASSETS..............................................     1,332       414
                                                            --------  --------
                                                            $231,906  $219,313
                                                            ========  ========

     The accompanying notes to condensed consolidated financial statements are an integral part of these balance sheets.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                 (dollars in thousands, except share data)
                      LIABILITIES AND STOCKHOLDER'S EQUITY

                                                             January   July 3,
                                                             2, 1999     1999
                                                             --------  --------
                                                                (Unaudited)
CURRENT LIABILITIES:
  Bank overdraft...........................................  $  4,133  $  2,902
  Current portion of long-term debt........................     8,046       929
  Current portion of capital lease obligations.............       299       444
  Line of credit...........................................       --      7,000
  Accounts payable.........................................    10,723    10,436
  Accrued liabilities......................................     3,597     2,878
  Current portion of store closure reserve.................     4,577     4,577
  Accrued salaries, wages and benefits.....................     3,155     3,065
  Accrued interest payable.................................     1,260     1,298
  Sales taxes payable......................................       962       378
  Deferred income..........................................       318       192
                                                             --------  --------
    Total current liabilities..............................    37,070    34,099
LONG-TERM DEBT, net of current portion.....................   141,647   141,424
STORE CLOSURE RESERVE, net of current portion..............    10,134     8,419
CAPITAL LEASE OBLIGATIONS, net of current portion..........       997     1,229
                                                             --------  --------
    Total liabilities......................................   189,848   185,171
                                                             --------  --------
MANDATORILY REDEEMABLE CUMULATIVE PREFERRED STOCK of PTI (a
 wholly owned subsidiary), aggregate liquidation preference
 of $1,495 and $1,525, respectively........................     1,261     1,440
                                                             --------  --------
MINORITY INTEREST..........................................       119       123
                                                             --------  --------
STOCKHOLDER'S EQUITY:
  Common stock, $.01 par value; 1,000 shares authorized and
   400 shares outstanding..................................       --        --
  Additional paid-in capital...............................    59,899    61,899
  Accumulated deficit......................................   (19,221)  (29,320)
                                                             --------  --------
    Total stockholder's equity.............................    40,678    32,579
                                                             --------  --------
                                                             $231,906  $219,313
                                                             ========  ========

     The accompanying notes to condensed consolidated financial statements are an integral part of these balance sheets.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (dollars in thousands)

                                                  26 Weeks Ended 26 Weeks Ended
                                                   July 4, 1998   July 3, 1999
                                                  -------------- --------------
                                                           (Unaudited)
REVENUES:
  Net store and food sales.......................    $58,687        $ 71,915
  Franchising, net...............................      2,971          11,562
  Licensing, net.................................        683             688
                                                     -------        --------
    Total revenues...............................     62,341          84,165
                                                     -------        --------
OPERATING COSTS AND EXPENSES:
  Selling and store occupancy costs..............     33,908          41,118
  Cost of sales..................................     15,185          21,856
  General and administrative.....................      8,587          10,873
  Depreciation and amortization..................      6,197          11,263
                                                     -------        --------
    Total operating costs and expenses...........     63,877          85,110
                                                     -------        --------
  Loss from operations...........................     (1,536)           (945)
                                                     -------        --------
OTHER INCOME (EXPENSE), net:
  Interest expense...............................     (5,626)         (8,686)
  Interest income................................        417              78
  Other expense..................................       (144)           (110)
                                                     -------        --------
    Total other expense, net.....................     (5,353)         (8,718)
                                                     -------        --------
  Loss before provision for income taxes,
   preferred stock accretion and dividends of
   subsidiaries and minority interest............     (6,889)         (9,663)
PROVISION FOR INCOME TAXES.......................        (14)           (210)
                                                     -------        --------
  Loss before preferred stock accretion and
   dividends of subsidiaries and minority
   interest......................................     (6,903)         (9,873)
PREFERRED STOCK ACCRETION AND DIVIDENDS OF
 SUBSIDIARIES....................................       (222)           (222)
MINORITY INTEREST................................       (176)             (4)
                                                     -------        --------
  Net loss.......................................    $(7,301)       $(10,099)
                                                     =======        ========

     The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (dollars in thousands)

                                                   26 Weeks Ended 26 Weeks Ended
                                                    July 4, 1998   July 3, 1999
                                                   -------------- --------------
                                                            (Unaudited)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss........................................     $(7,301)       $(10,099)
 Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
  Depreciation and amortization..................       6,197          11,263
  Amortization of deferred loan costs............         427           1,021
  Loss on sale of assets.........................         144             117
  Preferred stock accretion and dividends of
   subsidiaries..................................         222             222
  Minority interest..............................         176               4
  Changes in assets and liabilities:
   Accounts receivable, net......................         387           1,638
   Amounts due from franchisees and licensees,
    net..........................................         181           1,195
   Inventories...................................         240             590
   Prepaid rent and other........................         523             149
   Other assets..................................         261             918
   Accounts payable and accrued liabilities......      (2,518)         (1,006)
   Bank overdraft................................         --           (1,231)
   Store closure reserve.........................        (946)         (1,311)
   Accrued salaries, wages and benefits..........          32             (90)
   Accrued interest payable......................        (171)             38
   Sales taxes payable...........................        (562)           (584)
   Deferred income...............................        (598)           (126)
                                                      -------        --------
    Net cash provided by (used in) operating
     activities..................................      (3,306)          2,708
                                                      -------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Net cash paid for acquisition expenses..........        (928)           (100)
 Purchase of property and equipment..............      (3,342)         (2,604)
                                                      -------        --------
    Net cash used in investing activities........      (4,270)         (2,704)
                                                      -------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Reduction of long-term debt.....................         --           (5,340)
 Payment of debt financing costs.................         --           (1,155)
 Borrowings under line of credit.................         --            7,000
 Collection of common stock subscriptions
  receivable.....................................        (265)            --
 Principal payments on capital lease
  obligations....................................        (138)           (572)
 Reduction in preferred stock....................         (42)            (43)
                                                      -------        --------
    Net cash used in financing activities........        (445)           (110)
                                                      -------        --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.....................................      (8,021)           (106)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE
 PERIOD..........................................      16,287           4,751
                                                      -------        --------
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD...     $ 8,266        $  4,645
                                                      =======        ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest.........................     $ 5,370        $  7,588
                                                      =======        ========
  Cash paid for income taxes.....................     $    36        $    164
                                                      =======        ========

  The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                (Unaudited)

(1) BASIS OF PRESENTATION

  The accompanying unaudited condensed consolidated financial statements have been prepared by Mrs. Fields' Original Cookies, Inc. and subsidiaries ("Mrs. Fields") in accordance with the rules and regulations of the Securities and Exchange Commission for Form 10-Q, and accordingly, do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of management, these condensed consolidated financial statements reflect all adjustments, which consist only of normal recurring adjustments necessary to present fairly the financial position of Mrs. Fields as of July 3, 1999 and January 2, 1999, and the results of its operations and its cash flows as of and for the periods presented herein. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the fiscal year ended January 2, 1999 contained in Mrs. Fields' Annual Report on Form 10-K.

  The results of operations for the 26 weeks ended July 3, 1999 are not necessarily indicative of the results that may be expected for the remainder of the fiscal year ending January 1, 2000. Loss per share is not presented as Mrs. Fields is wholly owned by Mrs. Fields' Holding Company, Inc. ("Mrs. Fields' Holding") and therefore, its shares are not publicly traded.

(2) RECLASSIFICATIONS

  Certain reclassifications have been made to the prior period's condensed consolidated financial statements to conform with the current period's presentation.

(3) PRO FORMA RESULTS OF OPERATIONS

  The following unaudited pro forma information presents a summary of the consolidated results of operations of Mrs. Fields assuming the Great American, Deblan, Chocolate Chip, Karp, Cookie Conglomerate and Pretzelmaker acquisitions and related financings had occurred at the beginning of the 26 weeks ended July 4, 1998. Pro forma adjustments have been made to give effect to amortization of goodwill, interest expense on acquisition debt and certain other adjustments. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions been consummated at the beginning of the 26 weeks ended July 4, 1998.

                                                                 26 Weeks Ended
                                                                  July 4, 1998
                                                                 --------------
                                                                  (Unaudited)
       Total revenues...........................................    $92,640
       Income from operations...................................        630
       Net loss.................................................     (8,064)

(4) REPORTABLE SEGMENTS

  Management evaluates performance at Mrs. Fields using two reportable operating segments, namely, (1) company-owned stores and related activity and
(2) franchising and licensing activity. The segments are determined by revenue source; direct sales or royalties and license fees. The company-owned stores segment consists of both cookie and pretzel stores owned and operated by Mrs. Fields. The franchising and licensing segment consists of cookie and pretzel stores, which are owned and operated by third parties who pay Mrs. Fields an initial franchise fee and monthly royalties based on a percentage of gross sales and other licensing activity not related to cookie or pretzel stores. Sales and transfers between segments are eliminated in consolidation.

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                                (Unaudited)

  Mrs. Fields evaluates performance of each segment based on contribution margin. Mrs. Fields does not allocate any interest income, interest expense, depreciation and amortization or assets to its reportable operating segments. Segment revenue and contribution margin are presented in the following table.

                                                   Company- Franchising
                                                    owned       and
                                                    Stores   Licensing   Total
                                                   -------- ----------- -------
   26 weeks ended July 4, 1998
   Total revenues................................. $58,687    $ 3,654   $62,341
   Contribution margin............................   9,594      3,654    13,248
   26 weeks ended July 3, 1999
   Total revenues................................. $71,915    $12,250   $84,165
   Contribution margin............................  13,404      7,787    21,191

  The reconciliation of contribution margin to net loss is as follows:

                                                   26 Weeks Ended 26 Weeks Ended
                                                    July 4, 1998   July 3, 1999
                                                   -------------- --------------
   Contribution margin............................    $13,248        $ 21,191
   General and administrative expense.............     (8,587)        (10,873)
   Depreciation and amortization..................     (6,197)        (11,263)
   Interest expense...............................     (5,626)         (8,686)
   Other income (expense), net....................       (139)           (468)
                                                      -------        --------
   Net loss.......................................    $(7,301)       $(10,099)
                                                      =======        ========

  Geographic segment information is as follows:

                              Domestic                Domestic
                              Company- International Franchising International
                               owned   Company-owned     and      Franchising
   Total Revenues              Stores     Stores      Licensing  and Licensing
   --------------             -------- ------------- ----------- -------------
   26 weeks ended July 4,
    1998..................... $58,609       $78        $ 3,467       $187
   26 weeks ended July 3,
    1999.....................  71,894        21         12,050        200

  Revenues from international franchising and licensing are generated from Canada and Australia with no other countries having material representation. Revenues from international company-owned stores are immaterial. As of July 3, 1999, there are no remaining international, company-owned stores.

  There were no customers who accounted for more than 10% of Mrs. Fields' total revenues or either segment's revenues.

(5) SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

  Mrs. Fields' obligation related to its $140,000,000 aggregate principal amount of 10 1/8 percent Series A, B and C Senior Notes due 2004 is fully and unconditionally guaranteed (the "Guarantee") on a senior basis by four of Mrs. Fields' wholly owned subsidiaries. The Guarantee is a general unsecured obligation of The Mrs. Fields' Brand, Inc., Great American Cookies, Inc., Pretzel Time, Inc. and Pretzelmaker Holdings, Inc. (the "Guarantors"), rank senior in right of payment to all subordinated indebtedness of the Guarantors and rank equal in right of payment with all existing and future senior indebtedness of the Guarantors. There are no restrictions on Mrs. Fields' ability to obtain cash dividends or other distributions of funds from the Guarantors,

           MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                                (Unaudited)

except those imposed by applicable law. The following supplemental financial information sets forth, on a condensed consolidating basis, balance sheets, statements of operations and statements of cash flows for Mrs. Fields' Original Cookies, Inc. (the "Parent Company"), the Guarantor Subsidiaries and the Non-guarantor Subsidiaries (which include Mrs. Fields' Cookies Australia, Mrs. Fields' Cookies (Canada) Ltd., Pretzelmaker Canada, H & M Canada, and Fairfield Foods, Inc. and three partially owned subsidiaries). Mrs. Fields has not presented separate financial statements and other disclosures concerning the Guarantors because management has determined that such information is not material.

(6) SUBSEQUENT EVENT

  On September 1, 1999, the Preferred Stockholders of Pretzel Time, Inc. agreed to extend the payment to retire the preferred stock to January 2000.

            SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                            AS OF JULY 3, 1999

                                (Unaudited)

                          (dollars in thousands)

                                                   Non-
                          Parent   Guarantor    Guarantor
                         Company  Subsidiaries Subsidiaries Eliminations Consolidated
                         -------- ------------ ------------ ------------ ------------
         ASSETS
CURRENT ASSETS:
  Cash and cash
   equivalents.......... $  2,636   $  1,892      $ 117       $    --      $  4,645
  Accounts receivable,
   net..................    1,558        --          12            --         1,570
  Amounts due from
   franchisees and
   licensees, net.......      996      3,812        --             --         4,808
  Inventories...........    3,957        950          6            --         4,913
  Other current assets
   and amounts due from
   (to) affiliates,
   net..................   24,017    (18,561)      (727)           --         4,729
                         --------   --------      -----       --------     --------
    Total current
     assets.............   33,164    (11,907)      (592)           --        20,665
PROPERTY AND EQUIPMENT,
 net....................   27,923      1,462        170            --        29,555
INTANGIBLES, net........   80,878     84,865        298            --       166,041
INVESTMENT IN
 SUBSIDIARIES...........   64,984        --         --         (64,984)         --
OTHER ASSETS............    2,895        125         32            --         3,052
                         --------   --------      -----       --------     --------
                         $209,844   $ 74,545      $ (92)      $(64,984)    $219,313
                         ========   ========      =====       ========     ========
LIABILITIES AND
 STOCKHOLDER'S EQUITY
 (DEFICIT)
CURRENT LIABILITIES:
  Current portion of
   long-term debt and
   capital lease
   obligations.......... $  8,105   $    268      $ --        $    --      $  8,373
  Accounts payable......   11,724      1,636        (22)           --        13,338
  Accrued liabilities...   10,458      1,930        --             --        12,388
                         --------   --------      -----       --------     --------
    Total current
     liabilities........   30,287      3,834        (22)           --        34,099
LONG-TERM DEBT AND
 CAPITAL LEASE
 OBLIGATIONS, net of
 current portion........  142,539        114        --             --       142,653
OTHER ACCRUED
 LIABILITIES............    8,419        --         --             --         8,419
MANDATORILY REDEEMABLE
 CUMULATIVE PREFERRED
 STOCK..................      --       1,440        --             --         1,440
MINORITY INTEREST.......      --         --           4            119          123
STOCKHOLDER'S EQUITY
 (DEFICIT)..............   28,599     69,157        (74)       (65,103)      32,579
                         --------   --------      -----       --------     --------
                         $209,844   $ 74,545      $ (92)      $(64,984)    $219,313
                         ========   ========      =====       ========     ========

       SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                    FOR THE 26 WEEKS ENDED JULY 3, 1999

                                (Unaudited)

                          (dollars in thousands)

                                                     Non-
                           Parent    Guarantor    Guarantor
                          Company   Subsidiaries Subsidiaries Eliminations Consolidated
                          --------  ------------ ------------ ------------ ------------
TOTAL REVENUES..........  $ 74,365    $12,764        $104       $(3,068)     $ 84,165
                          --------    -------        ----       -------      --------
OPERATING COSTS AND
 EXPENSES:
  Selling and store
   occupancy costs......    41,634        --          120          (636)       41,118
  Cost of sales.........    19,787      4,463          38        (2,432)       21,856
  General and
   administrative.......    10,819         54         --            --         10,873
  Depreciation and
   amortization.........     7,967      3,296         --            --         11,263
                          --------    -------        ----       -------      --------
    Total operating
     costs and
     expenses...........    80,207      7,813         158        (3,068)       85,110
                          --------    -------        ----       -------      --------
    (Loss) income from
     operations.........    (5,842)     4,951         (54)          --           (945)
INTEREST EXPENSE AND
 OTHER, net.............    (8,638)       (80)        --            --         (8,718)
                          --------    -------        ----       -------      --------
  (Loss) income before
   provision for income
   taxes and equity in
   net loss of
   consolidated
   subsidiaries.........   (14,480)     4,871         (54)          --         (9,663)
PROVISION FOR INCOME
 TAXES..................      (210)       --          --            --           (210)
                          --------    -------        ----       -------      --------
  (Loss) income before
   preferred stock
   accretion and
   dividends of
   subsidiaries and
   equity in net loss of
   consolidated
   subsidiaries.........   (14,690)     4,871         (54)          --         (9,873)
PREFERRED STOCK
 ACCRETION AND DIVIDENDS
 OF SUBSIDIARIES........       --        (222)        --            --           (222)
EQUITY IN NET LOSS OF
 CONSOLIDATED
 SUBSIDIARIES...........     4,595        --          --         (4,599)           (4)
                          --------    -------        ----       -------      --------
NET (LOSS) INCOME.......  $(10,095)   $ 4,649        $(54)      $(4,599)     $(10,099)
                          ========    =======        ====       =======      ========

       SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                    FOR THE 26 WEEKS ENDED JULY 3, 1999

                                (Unaudited)

                          (dollars in thousands)

                                                 Non-
                         Parent   Guarantor   Guarantor
                         Company  Subsidiary Subsidiaries Eliminations Consolidated
                         -------  ---------- ------------ ------------ ------------
NET CASH PROVIDED BY
 (USED IN) OPERATING
 ACTIVITIES............  $ 1,138    $1,531       $ 39         $--        $ 2,708
                         -------    ------       ----         ----       -------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Acquisition
   Expenses............     (100)      --         --           --           (100)
  Purchase of property
   and equipment, net..   (2,520)      (84)       --           --         (2,604)
                         -------    ------       ----         ----       -------
    Net cash used in
     investing
     activities........   (2,620)      (84)       --           --         (2,704)
                         -------    ------       ----         ----       -------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Reduction of long-
   term debt and
   capital lease
   obligations.........   (5,291)     (621)       --           --         (5,912)
  Payment of debt
   financing fees......   (1,130)      (25)       --           --         (1,155)
  Reduction in
   preferred stock.....      --        (43)       --           --            (43)
  Proceeds from line of
   credit..............    7,000       --         --           --          7,000
                         -------    ------       ----         ----       -------
    Net cash used in
     financing
     activities........      579      (689)       --           --           (110)
                         -------    ------       ----         ----       -------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS...........     (903)      758         39          --           (106)
CASH AND CASH
 EQUIVALENTS, beginning
 of the period.........    3,539     1,134         78          --          4,751
                         -------    ------       ----         ----       -------
CASH AND CASH
 EQUIVALENTS, end of
 the period............  $ 2,636    $1,892       $117         $--        $ 4,645
                         =======    ======       ====         ====       =======

            SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                           AS OF JANUARY 2, 1999

                                (Unaudited)

                          (dollars in thousands)

                                                    Non-
                          Parent    Guarantor    Guarantor
                          Company  Subsidiaries Subsidiaries Eliminations Consolidated
                         --------- ------------ ------------ ------------ ------------
         ASSETS
CURRENT ASSETS:
  Cash and cash
   equivalents.......... $   3,539   $  1,134      $  78       $    --      $  4,751
  Accounts receivable,
   net..................     2,860        304         44            --         3,208
  Amounts due from
   franchisees and
   licensees, net.......     1,297      4,706        --             --         6,003
  Inventories...........     4,631        863          9            --         5,503
  Other current assets
   and amounts due from
   (to) affiliates,
   net..................    39,368    (33,898)      (592)           --         4,878
                         ---------   --------      -----       --------     --------
    Total current
     assets.............    51,695    (26,891)      (461)           --        24,343
PROPERTY AND EQUIPMENT,
 net....................    29,900      1,654        243            --        31,797
INTANGIBLES, net........    75,875     95,601        320            --       171,796
INVESTMENT IN
 SUBSIDIARIES...........    66,484        --         --         (66,484)         --
OTHER ASSETS............     3,688        252         30            --         3,970
                         ---------   --------      -----       --------     --------
                         $ 227,642   $ 70,616      $ 132       $(66,484)    $231,906
                         =========   ========      =====       ========     ========
LIABILITIES AND
 STOCKHOLDER'S EQUITY
 (DEFICIT)
CURRENT LIABILITIES:
  Current portion of
   long-term debt and
   capital lease
   obligations.......... $   7,141   $  1,204      $  --       $    --      $  8,345
  Accounts payable......    14,223        564         69            --        14,856
  Accrued liabilities...    10,956      2,895         18            --        13,869
                         ---------   --------      -----       --------     --------
    Total current
     liabilities........    32,320      4,663         87            --        37,070
LONG-TERM DEBT AND
 CAPITAL LEASE
 OBLIGATIONS, net of
 current portion........   142,367        216         61            --       142,644
OTHER ACCRUED
 LIABILITIES............    10,134        --         --             --        10,134
MANDATORILY REDEEMABLE
 CUMULATIVE PREFERRED
 STOCK..................       --       1,261        --             --         1,261
MINORITY INTEREST.......       --         --         --             119          119
STOCKHOLDER'S EQUITY
 (DEFICIT)..............    42,821     64,476        (16)       (66,603)      40,678
                         ---------   --------      -----       --------     --------
                          $227,642   $ 70,616      $ 132       $(66,484)    $231,906
                         =========   ========      =====       ========     ========

       SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                    FOR THE 26 WEEKS ENDED JULY 4, 1998

                                (Unaudited)

                          (dollars in thousands)

                                                  Non-
                          Parent   Guarantor   Guarantor
                          Company  Subsidiary Subsidiaries Eliminations Consolidated
                          -------  ---------- ------------ ------------ ------------
NET REVENUES............  $60,370    $  683      $1,867       $(579)      $62,341
                          -------    ------      ------       -----       -------
OPERATING COSTS AND
 EXPENSES:
  Selling and store
   occupancy costs......   34,309       --          178        (579)       33,908
  Food cost of sales....   15,142       --           43         --         15,185
  General and
   administrative.......    7,261       554         772         --          8,587
  Depreciation and
   amortization.........    5,331       640         226         --          6,197
                          -------    ------      ------       -----       -------
    Total operating
     costs and
     expenses...........   62,043     1,194       1,219        (579)       63,877
                          -------    ------      ------       -----       -------
    (Loss) income from
     operations.........   (1,673)     (511)        648         --         (1,536)
INTEREST EXPENSE AND
 OTHER, net.............   (5,372)       14           5         --         (5,353)
                          -------    ------      ------       -----       -------
  (Loss) income before
   provision for income
   taxes and equity in
   net loss of
   consolidated
   subsidiaries.........   (7,045)     (497)        653         --         (6,889)
PROVISION FOR INCOME
 TAXES..................      (14)      --          --          --            (14)
                          -------    ------      ------       -----       -------
  (Loss) income before
   preferred stock
   accretion and
   dividends of
   subsidiaries and
   equity in net loss of
   consolidated
   subsidiaries.........   (7,059)     (497)        653         --         (6,903)
PREFERRED STOCK
 ACCRETION AND DIVIDENDS
 OF SUBSIDIARIES........      --        --         (222)        --           (222)
EQUITY IN NET (LOSS)
 INCOME OF CONSOLIDATED
 SUBSIDIARIES...........     (242)      --         (176)        242          (176)
                          -------    ------      ------       -----       -------
NET (LOSS) INCOME.......  $(7,301)   $ (497)     $  255       $ 242       $(7,301)
                          =======    ======      ======       =====       =======

       SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                    FOR THE 26 WEEKS ENDED JULY 4, 1998

                    (dollars in thousands) (Unaudited)

                                                 Non-
                         Parent   Guarantor   Guarantor
                         Company  Subsidiary Subsidiaries Eliminations Consolidated
                         -------  ---------- ------------ ------------ ------------
NET CASH USED IN
 OPERATING ACTIVITIES..  $(2,824)   $(379)      $ (103)       $--        $(3,306)
                         -------    -----       ------        ----       -------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Net cash paid for
   acquisitions........     (928)     --           --          --           (928)
  Purchase of property
   and equipment, net..   (3,335)     --            (7)        --         (3,342)
                         -------    -----       ------        ----       -------
    Net cash used in
     investing
     activities........   (4,263)     --            (7)        --         (4,270)
                         -------    -----       ------        ----       -------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Reduction of long-
   term debt and
   capital lease
   obligations.........     (138)     --          (265)        --           (403)
  Reduction in
   preferred stock.....      --       --           (42)        --            (42)
                         -------    -----       ------        ----       -------
    Net cash used in
     financing
     activities........     (138)     --          (307)        --           (445)
                         -------    -----       ------        ----       -------
NET DECREASE IN CASH
 AND CASH EQUIVALENTS..   (7,225)    (379)        (417)        --         (8,021)
CASH AND CASH
 EQUIVALENTS, beginning
 of period.............   14,270      725        1,292         --         16,287
                         -------    -----       ------        ----       -------
CASH AND CASH
 EQUIVALENTS, end of
 period................  $ 7,045    $ 346       $  875        $--        $ 8,266
                         =======    =====       ======        ====       =======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mrs. Fields Inc.:

  We have audited the accompanying consolidated balance sheet of Mrs. Fields Inc. (a Delaware corporation) and subsidiaries as of September 17, 1996, and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from December 31, 1995 to September 17, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mrs. Fields Inc. and subsidiaries as of September 17, 1996, and the results of their operations and their cash flows for the period from December 31, 1995 to September 17, 1996 in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Salt Lake City, Utah
June 27, 1997

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Mrs. Fields Inc.

  We have audited the accompanying consolidated statements of operations, stockholders' deficit, and cash flows of Mrs. Fields Inc. and subsidiaries for the year ended December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Mrs. Fields Inc. and subsidiaries for the year ended December 30, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Salt Lake City, Utah
February 9, 1996

                       MRS. FIELDS INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                 (Dollars in thousands, except per share data)

                                     ASSETS

                                                                  September 17,
                                                                      1996
                                                                  -------------
CURRENT ASSETS:
  Cash and cash equivalents......................................   $  1,883
  Accounts receivable, net of allowance for doubtful accounts of
   $269..........................................................      1,611
  Inventories....................................................      1,296
  Prepaid rent...................................................        420
  Other prepaid expenses.........................................      1,042
                                                                    --------
    Total current assets.........................................      6,252
                                                                    --------
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements.........................................     23,223
  Equipment and fixtures.........................................     18,422
                                                                    --------
                                                                      41,645
  Less accumulated depreciation and amortization.................    (29,409)
                                                                    --------
    Net property and equipment...................................     12,236
                                                                    --------
DEPOSITS.........................................................        656
                                                                    --------
Total assets.....................................................   $ 19,144
                                                                    ========


          The accompanying notes to consolidated financial statements are an integral part of this balance sheet.

                       MRS. FIELDS INC. AND SUBSIDIARIES

                 (Dollars in thousands, except per share data)

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                                  September 17,
                                                                      1996
                                                                  -------------
CURRENT LIABILITIES:
  Notes payable..................................................   $  18,352
  Premium on restructured debt...................................       2,872
  Accounts payable...............................................       3,708
  Accrued liabilities............................................       1,329
  Current portion of store closure reserve.......................       1,270
  Current portion of deferred credits............................         425
                                                                    ---------
    Total current liabilities....................................      27,956
STORE CLOSURE RESERVE, net of current portion....................         294
DEFERRED CREDITS, net of current portion.........................       1,212
                                                                    ---------
    Total liabilities............................................      29,462
                                                                    ---------
COMMITMENTS AND CONTINGENCIES (Notes 5, 6, 7 and 8)
MINORITY INTEREST IN MAJORITY OWNED SUBSIDIARY:
  20,000,000 cumulative preferred stock; involuntary liquidation preference of $24,834, including $4,834 of unrecorded
   dividends in arrears..........................................      20,000
                                                                    ---------
STOCKHOLDERS' DEFICIT:
  Cumulative preferred stock, $.001 par value; 21,885,000 shares authorized and issued, involuntary liquidation preference of
   $32,085, including $10,200 of unrecorded dividends in
   arrears.......................................................          22
  Common stock, $.001 par value; 200,000,000 shares authorized
   and outstanding...............................................         200
  Additional paid-in capital.....................................      83,863
  Accumulated deficit............................................    (114,371)
  Cumulative translation adjustment..............................         (32)
                                                                    ---------
    Total stockholders' deficit..................................     (30,318)
                                                                    ---------
    Total liabilities and stockholders' deficit..................   $  19,144
                                                                    =========

          The accompanying notes to consolidated financial statements are an integral part of this balance sheet

                       MRS. FIELDS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Dollars in Thousands)

                                                       Year Ended  Period Ended
                                                      December 30, September 17,
                                                          1995         1996
                                                      ------------ -------------
REVENUES:
  Net store sales....................................   $59,956       $29,674
  Net franchising....................................     1,870         1,793
  Net licensing......................................     2,031           892
  Net other..........................................     2,092         1,101
                                                        -------       -------
    Total revenues...................................    65,949        33,460
                                                        -------       -------
OPERATING COSTS AND EXPENSES:
  Selling and store occupancy costs..................    36,965        17,782
  Food cost of sales.................................    13,373         6,525
  General and administrative.........................    12,612         7,984
  Depreciation and amortization......................     3,525         1,911
  Provision for store closure costs..................     3,000         1,000
                                                        -------       -------
    Total operating costs and expenses...............    69,475        35,202
                                                        -------       -------
    Loss from operations.............................    (3,526)       (1,742)
INTEREST EXPENSE.....................................       (51)          (80)
(LOSS) GAIN ON SALE OF ASSETS........................     1,450          (277)
                                                        -------       -------
    Loss before provision for income taxes...........    (2,127)       (2,099)
PROVISION FOR INCOME TAXES...........................      (241)         (205)
                                                        -------       -------
    Net loss.........................................   $(2,368)      $(2,304)
                                                        =======       =======


 The accompany notes to consolidated financial statements are an integral part of these statements.

                       MRS. FIELDS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                             (Dollars in Thousands)

                            Cumulative
                          Preferred Stock     Common Stock    Additional             Cumulative
                         ----------------- ------------------  Paid-in   Accumulated Translation
                           Shares   Amount   Shares    Amount  Capital     Deficit   Adjustment   Total
                         ---------- ------ ----------- ------ ---------- ----------- ----------- --------
BALANCE, January 1,
 1995................... 21,885,000  $22   200,000,000  $200   $83,863    $(109,699)    $195     $(25,419)
 Foreign currency
  translation
  adjustment............        --   --            --    --        --           --      (230)        (230)
 Net loss...............        --   --            --    --        --        (2,368)     --        (2,368)
                         ----------  ---   -----------  ----   -------    ---------     ----     --------
BALANCE, December 30,
 1995................... 21,885,000   22   200,000,000   200    83,863     (112,067)     (35)     (28,017)
 Foreign currency
  translation
  adjustment............        --   --            --    --        --           --         3            3
 Net loss...............        --   --            --    --        --        (2,304)     --        (2,304)
                         ----------  ---   -----------  ----   -------    ---------     ----     --------
BALANCE, September 17,
 1996................... 21,885,000  $22   200,000,000  $200   $83,863    $(114,371)    $(32)    $(30,318)
                         ==========  ===   ===========  ====   =======    =========     ====     ========



  The accompanying notes to consolidated financial statements are an integral part of these statements.

                       MRS. FIELDS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                      Year Ended  Period Ended
                                                     December 30, September 17,
                                                         1995         1996
                                                     ------------ -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..........................................   $(2,368)      $(2,304)
  Adjustments to reconcile net loss to net cash used
   in operating activities:
    Depreciation and amortization...................     3,525         1,911
    Amortization of premium on restructured debt....       --         (1,541)
    In-kind expense on note payable.................    (1,610)        1,598
    Provision for store closure costs...............     3,000         1,000
    Net loss (gain) on asset sales, disposals and
     store closures.................................    (1,450)          277
    Changes in assets and liabilities:
      (Increase) Decrease in accounts receivable....      (163)        2,039
      Decrease in inventories.......................       853           267
      Increase in prepaid rent......................       --           (420)
      Increase in other prepaid expenses............      (337)         (673)
      Increase in deposits..........................       --            (15)
      Decrease in accounts payable and accrued
       liabilities..................................    (5,821)         (194)
      Decrease in store closure reserve.............       --         (1,696)
      Decrease in deferred credits..................      (107)         (696)
                                                       -------       -------
        Net cash used in operating activities.......    (4,478)         (447)
                                                       -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment................    (4,146)       (1,054)
  Proceeds from the sale of assets..................     6,672           669
                                                       -------       -------
        Net cash provided by (used in) investing
         activities.................................     2,526          (385)
                                                       -------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on notes payable...............      (145)          (58)
  Payments for debt restructuring...................       (40)          --
                                                       -------       -------
        Net cash used in financing activities.......      (185)          (58)
                                                       -------       -------
EFFECT OF FOREIGN EXCHANGE RATES....................       --              3
                                                       -------       -------
NET DECREASE IN CASH AND CASH EQUIVALENTS...........    (2,137)         (887)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE
 PERIOD.............................................     4,907         2,770
                                                       -------       -------
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD......   $ 2,770       $ 1,883
                                                       =======       =======

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                       MRS. FIELDS INC. AND SUBSIDIARIES

                             (Dollars in Thousands)

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

Supplemental Disclosure of Cash Flow Information:

  Cash paid for interest was approximately $1,661 and $24 for the year ended December 30, 1995 and for the period ended September 17, 1996, respectively.

  Cash paid for income taxes was approximately $128 and $39 for the year ended December 30, 1995 and for the period ended September 17, 1996, respectively.

Supplemental Disclosure of Noncash Investing and Financing Activities:

  During the year ended December 30, 1995 and the period ended September 17, 1996, the Company, in accordance with the Amended and Restated Restructuring Agreement, entered into the following noncash financing activities:

  . The Company converted accrued interest payable incurred from January 1, 1995 through March 31, 1995 and from July 1, 1994 through December 31, 1994 into approximately $520 and $1,000 of Series A interest deferral notes, respectively. In addition, the Company amortized approximately $2,100 of its premium on restructured debt as a reduction to interest expense during the year ended December 30, 1995.

  . The Company converted accrued interest payable from December 31, 1995 through September 17, 1996 into $1,598 of 15 percent interest bearing Series A interest deferral notes.

  During the year ended December 30, 1995 and for the period ended September 17, 1996, the Company entered into the following noncash investing and financing activities:

  . In accordance with the Company's franchise financing arrangement, the Company assumed long-term debt of franchisees which was in default totaling approximately $132 and $0 during the year ended December 30, 1995 and the period ended September 17, 1996, respectively.

  . In connection with its sale of several cookie stores, the Company accepted notes receivable in the approximate amount of $305 during the year ended December 30, 1995. In addition, during the year ended December 30, 1995 and the period ended September 17, 1996, the Company charged off approximately $1,960 and $651 of assets against accrued expenses.

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                       MRS. FIELDS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

  Mrs. Fields Inc. ("MFI"), a Delaware corporation, was incorporated on May 2, 1986 and is a holding company for its wholly owned subsidiaries Mrs. Fields Cookies Australia, Mrs. Fields Cookies, Ltd. (Canada) plus other inactive subsidiaries (collectively termed "Mrs. Fields International") and its majority owned subsidiary, Mrs. Fields Development Corporation ("MFD") and MFD's wholly owned subsidiary, Mrs. Fields Cookies ("MFC"). Collectively, these entities are referred to in this prospectus as the "Company".

 Nature of Operations

  The most significant part of the Company's operations are its retail stores which sell freshly baked cookies, brownies and other food products. As of September 17, 1996, the Company operates 147 "Mrs. Fields Cookies" stores all of which are located in the United States. Additionally, the Company has franchised approximately 163 stores in the United States and approximately 55 stores in nine other countries.

  Additionally, the Company holds legal title to certain trademarks for the "Mrs. Fields" name and logo, and licenses the use of these trademarks to third parties for the establishment and operation of Mrs. Fields cookie and bakery operations and other merchandising activities. In connection with these licensing activities, the Company authorizes third-party licensees to use certain business formats, systems, methods, procedures, designs, layouts, specifications, trade names and trademarks in the United States and other countries.

  The Company's business follows seasonal trends and is also affected by climate and weather conditions. The Company usually experiences its highest revenues in the fourth calendar quarter. Because the Company's stores are heavily concentrated in shopping malls, the Company's sales performance is somewhat dependent on the performance of those malls. The results for the period ended September 17, 1996 presented in the accompanying consolidated financial statements may not be indicative of results that would have been achieved for an entire calendar year.

  Effective September 18, 1996, the Company sold substantially all of its net assets to Mrs. Fields' Original Cookies, Inc. and The Mrs. Fields' Brand, Inc. (see Note 11). Subsequently, the Company has been solely involved in liquidating remaining assets and collecting certain outstanding notes.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Fiscal Year

  The Company operates using a 52/53-week year ending near December 31.

 Principles of Consolidation

  The consolidated financial statements include the accounts of MFI, Mrs. Fields International, MFD and MFC. All significant intercompany balances and transactions have been eliminated in consolidation.

 Sources of Supply

  The Company currently buys a significant amount of its food products from three suppliers. Management believes that other suppliers could provide similar products with comparable terms.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                       MRS. FIELDS INC. AND SUBSIDIARIES
liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of September 17, 1996 and at various times during the period then ended, the Company had demand deposits at various banks in excess of the $100,000 limit for insurance by the Federal Deposit Insurance Corporation.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out method) or market value. Inventory consisted of the following at September 17, 1996:

                                                                         1996
                                                                      ----------
      Food and beverages............................................. $  792,000
      Smallwares.....................................................    504,000
                                                                      ----------
                                                                      $1,296,000
                                                                      ==========

 Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization. Equipment, fixtures and leasehold improvements are depreciated or amortized over three to seven years using the straight-line method.

  Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs and renewal costs are expensed as incurred. Gains or losses from the sale or retirement of property and equipment are included in the determination of net income or loss.

 Accounting for the Impairment of Long-Lived Assets

  The Company accounts for impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related asset over the remaining life in measuring whether the assets are recoverable. As of September 17, 1996, the Company has reserved for any of its long-lived assets that are considered to be impaired.

 Revenue Recognition

  The Company recognizes franchising and licensing revenues on an accrual basis as those revenues are earned. Product sales are recognized as the product is delivered or shipped to the customer.

                       MRS. FIELDS INC. AND SUBSIDIARIES

 Leases

  The Company has various operating lease commitments on both Company-owned and franchised store locations and equipment. Operating leases with escalating payment terms, including leases underlying subleases with franchisees, are expensed on a straight-line basis over the life of the related lease.

 Income Taxes

  The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

 Fair Value of Financial Instruments

  The notes payable and cumulative preferred stock (see Note 6) are presented in the accompanying consolidated balance sheet at a total of $60,237,000 as of September 17, 1996. All such obligations were subsequently settled in two sales transactions (see Note 11) for $41,800,000.

 Cumulative Foreign Currency Translation Adjustment

  The assets and liabilities of foreign operations are translated into United States dollars using exchange rates in effect at the end of the accounting period. Revenues and expenses are translated using the average exchange rate during the period. Differences in exchange rates arising from foreign currency translation are recorded as a separate component of stockholders' deficit. In connection with a sale or liquidation of an investment in a foreign subsidiary, the accumulated translation adjustment attributable to that subsidiary is transferred from stockholders' deficit and is reported as a gain or loss.

3. NOTES PAYABLE

  On June 30, 1994, the Company entered into the Amended and Restated Restructuring Agreement (the "Restructuring Agreement") with its lenders of long-term debt (the "Lenders"). In connection with the Restructuring Agreement, the Lenders exchanged approximately $56,900,000 of existing long-term notes payable for $15,000,000 of new Series A secured notes, 51,292,000 shares of the Company's common stock, 21,885,000 shares of cumulative preferred stock of MFI and 20,000,000 shares of cumulative preferred stock of MFD.

  After the issuances of common stock, the Lenders' total ownership interest in the Company's common stock was approximately 85 percent. Because the total estimated future cash payments (including interest and principal) required as of June 30, 1994 under the terms of the new Series A secured notes was less than the principal amount plus the previous carrying amount of the unamortized premium on restructured debt by approximately $25,200,000, the Company reduced the premium on restructured debt by that amount. The remaining unamortized premium on restructured debt is being amortized over the life of the Series A secured notes to produce an effective interest rate of zero percent.

                       MRS. FIELDS INC. AND SUBSIDIARIES

  Notes payable consist of the following as of September 17, 1996:

                                                                     1996
                                                                 ------------
   Series A secured notes, interest at 13 percent, payable
    quarterly, secured by all common stock and essentially all assets of the Company, principal due in varying installments through March 31, 1998...................................... $ 15,000,000
   Series A interest deferral notes, interest at 13 percent,
    payable quarterly, secured by all common stock and
    essentially all assets of the Company, principal due March
    31, 1998....................................................    1,511,000
   Series A interest deferral notes, interest at 15 percent,
    secured by all common stock and essentially all assets of
    the Company, principal and interest originally due August
    15, 1996, subsequently extended through September 20, 1996..    1,598,000
   Other........................................................      243,000
   Premium on restructured debt.................................    2,872,000
                                                                   21,224,000
   Less current portion.........................................  (21,224,000)
                                                                 ------------
                                                                 $        --
                                                                 ============

  The Series A secured notes and the Series A interest deferral notes were paid by the Company on September 20, 1996 in connection with the receipt of proceeds from two simultaneous but separate asset sale transactions (see Note 11). As a result, all of the Series A notes referred to above are reflected as current liabilities in the accompanying September 17, 1996 consolidated balance sheet.

4. INCOME TAXES

  The components of the provision (benefit) for income taxes for the year ended December 30, 1995 and for the period ended September 17, 1996 are as follows:

                                                             1995      1996
                                                           -------- -----------
   Current:
     Federal.............................................. $    --  $       --
     State................................................  241,000     205,000
   Deferred:
     Federal..............................................      --   (1,125,000)
     State................................................      --     (109,000)
     Change in valuation allowance........................      --    1,234,000
                                                           -------- -----------
       Total provision for income taxes................... $241,000 $   205,000
                                                           ======== ===========

  The Company incurred financial reporting losses for the year ended December 30, 1995 and for the period ended September 17, 1996 for which no benefits have been recorded in the accompanying consolidated statements of operations due to appropriate valuation allowances being provided. The provisions for income taxes are solely related to minimum state income tax requirements.

  Current deferred income tax assets relate to temporary differences between financial statement and income tax recognition of bad debts, unearned revenues, and the store closure reserve. Long-term deferred income tax assets relate to temporary differences between financial statement and income tax recognition of depreciation and write-downs of certain property and equipment, net operating losses and other income tax credit carryforwards.

                       MRS. FIELDS INC. AND SUBSIDIARIES

  Management has provided a valuation allowance equal to the amount of the deferred income tax assets arising from the Company's net operating loss carryforwards. As of September 17, 1996, the Company had net operating loss carryforwards for tax reporting purposes totaling approximately $90,900,000. These net operating loss carryforwards expire as follows:

      Fiscal Year
      -----------
      2001......................................................... $   214,000
      2002.........................................................   4,600,000
      2003.........................................................  19,993,000
      2004.........................................................   7,693,000
      2005.........................................................   9,143,000
      Thereafter (through 2011)....................................  49,257,000
                                                                    -----------
                                                                    $90,900,000
                                                                    ===========

  Subsequent to the sale of substantially all of its assets (see Note 1), the Company utilized certain of its net operating loss carryforwards to offset the related gain. The remainder of the net operating loss carryforwards may not be used.

5. STORE CLOSURE RESERVE

  As of December 30, 1995, the Company had a store closure reserve of approximately $2,510,000 for the anticipated costs to franchise or close 26 stores during 1996. During the period from December 31, 1995 to September 17, 1996, the Company closed 12 stores and provided for additional store closure expenses totaling $1,000,000. As of September 17, 1996, the remaining store closure reserve totaled approximately $1,564,000, of which approximately $1,270,000 is current and approximately $294,000 is long-term. In management's opinion, the store closure reserve is adequate for stores identified to be closed.

  The Company's management reviews the historic and projected operating performance of its stores on an annual basis to identify underperforming stores for impairment of property investment or targeted closing. The Company's policy is to write-off any net property investment for underperforming stores identified to have permanent impairment of investment. When a store is identified for targeted closing, the Company's policy is to provide for the costs of closing the store, which are predominantly estimated lease settlement costs.

6. CUMULATIVE PREFERRED STOCK

  In connection with the Restructuring Agreement, the Company issued 21,885,000 and 20,000,000 shares of cumulative preferred stock of MFI and MFD, respectively. The MFD preferred stock is reflected as "minority interest in majority owned subsidiary" in the accompanying consolidated balance sheet. The MFI and MFD cumulative preferred stocks have dividend rates of 18 percent and 10 percent, respectively, which accumulate on a semi-annual basis. The dividends are computed based upon the liquidation preference rates which are defined in the Restructuring Agreement as $1.00 per share plus any unrecorded dividends in arrears for each issue and are payable only as declared by the Board of Directors. As of September 17, 1996, the Board of Directors had not declared dividends for either series of preferred stock. Accordingly, dividends in arrears on the MFI and MFD preferred stocks which have not been recorded in the accompanying consolidated financial statements as of September 17, 1996 totaled $10,200,000 and $4,834,000, respectively.

  In the event of liquidation or dissolution of the Company, the holders of the cumulative preferred stocks of MFI and MFD will be entitled to receive from the assets of the Company available for distribution prior to any distribution to common stockholders an amount per share equal to the sum of (i) $1.00 for each outstanding

                       MRS. FIELDS INC. AND SUBSIDIARIES
preferred share and (ii) an amount equal to all unpaid dividends on such preferred shares through the distribution date. As of September 17, 1996, the distribution preference for the MFI and MFD preferred stockholders totaled $32,085,000 and $24,834,000, respectively. Also, if a change in control of the Company occurs, preferred stockholders shall have the right to convert all (but not less than all) of their preferred shares into notes payable in an amount equal to the liquidation preference value of their preferred shares. The Company also has the right at any time to redeem shares of the MFI and MFD preferred stocks at a price of $1.00 per share plus all accrued but unpaid dividends through the date of redemption.

  Subsequent to period end, the Company completed two sales transactions (see
Note 11) wherein all of the cumulative preferred stock was redeemed at a discount.

7. OPTION AGREEMENT

  As part of the Restructuring Agreement, the Lenders granted two directors an option to acquire common stock from the Lenders which, if the option was exercised as of September 17, 1996, would constitute approximately 51 percent of the Company's issued common stock. The option is exercisable through September 30, 1999 in whole, but not in part, at a price approximating the amount of debt forgiven by the Lenders plus interest at nine percent from the date of the grant of the option. In the event the option is exercised, the directors are also required to offer other minority stockholders the same price per share for their common stock.

  In connection with the two sales transactions described in Note 11, the two directors waived their options to acquire common stock from the Lenders.

8. COMMITMENTS AND CONTINGENCIES

 Legal Matters

  The Company is the subject of certain legal actions, which it considers routine to its business activities. As of September 17, 1996, management, after consultation with legal counsel, believes that the potential liability to the Company under such actions is adequately accrued or insured for, or will not materially affect the Company's consolidated financial position or results of operations.

 Operating Leases

  The Company leases retail store facilities, office space and equipment under long-term noncancelable operating lease agreements with remaining terms of one to 10 years. The future minimum lease payments due under these operating leases, which include required lease payments for those stores that have been subleased, as of September 17, 1996 are as follows:

      Fiscal Year
      -----------
      1997.......................................................... $12,395,000
      1998..........................................................  10,684,000
      1999..........................................................   8,376,000
      2000..........................................................   5,737,000
      2001..........................................................   3,757,000
      Thereafter....................................................   4,855,000
                                                                     -----------
                                                                     $45,804,000
                                                                     ===========

  Certain of the leases provide for contingent rentals based on gross revenues. Total rental expense including contingent rentals and net of sublease rentals received, under the above operating leases for the year ended

                       MRS. FIELDS INC. AND SUBSIDIARIES

December 30, 1995 and for the period ended September 17, 1996 was approximately $13,697,000 and $7,405,000, respectively. As part of the Company's franchising program, certain leases have been subleased to franchisees. The future minimum sublease payments due to the Company under these leases as of September 17, 1996 are as follows:

      Fiscal Year
      -----------
      1997.......................................................... $ 3,741,000
      1998..........................................................   3,119,000
      1999..........................................................   2,512,000
      2000..........................................................   1,776,000
      2001..........................................................   1,038,000
      Thereafter....................................................     374,000
                                                                     -----------
                                                                     $12,560,000
                                                                     ===========

 Contractual Arrangements

  The Company has entered into a supply agreement to buy frozen dough products through 1998. The agreement stipulates minimum annual purchase commitments for 1997 and 1998. The Company and the supplier may terminate the supply agreement if the other party defaults on any of the performance covenants.

  The Company has assumed an agreement with a third-party lender to provide financing to franchisees for the purchase of existing Company stores. Under the terms of the agreement, a maximum of $5,000,000 may be borrowed from the lender by franchisees of which the Company has agreed to guarantee a maximum of $2,000,000. Outstanding franchisee borrowings guaranteed by the Company under this agreement at September 17, 1996 were approximately $707,400. Under the terms of the agreement, the Company is required to assume any franchisee borrowings which are in default as defined. As of September 17, 1996, the Company has assumed loans totaling approximately $240,000, which are included in notes payable.

  As of December 30, 1995, the Company had recorded deferred credits, representing vendor rebates, of approximately $1,486,000 under a long-term marketing and supply agreement with a supplier. Under the terms of the agreement, the Company was obligated to purchase a minimum amount of product from the supplier. The supplier periodically prepays rebates to the Company for anticipated purchases. The Company records the prepayments as deferred credits and amortizes them ratably as purchases are made from the supplier. In April 1996, the Company and the supplier renegotiated the agreement whereby the supplier would reduce the unearned portion of the deferred credits to $504,000 and advance the Company a rebate of $800,000 in exchange for an extension of the termination date and a modification of the purchase commitment. The termination date of the renegotiated agreement will be the later of March 31, 2001 or when the Company has met its purchase commitment. The Company reduced food costs by approximately $1,082,000 during the period ended September 17, 1996 related to this arrangement and its renegotiation. The remaining balance of approximately $1,204,000 is included in deferred credits as of September 17, 1996.

9. RELATED-PARTY TRANSACTIONS

  Under the terms of a licensing agreement with an entity which is owned in part by a former director of the Company, the Company is required to pay an annual software maintenance fee. During the year ended December 30, 1995 and for the period ended September 17, 1996, the Company paid maintenance fees of approximately $100,000 and $17,000, respectively, which are included in general and administrative expenses.

                       MRS. FIELDS INC. AND SUBSIDIARIES

  The Company leases certain office space to an entity which is owned in part by a former director of the Company. Billings to the entity during the year ended December 30, 1995 and the period ended September 17, 1996 totaled approximately $152,000 and $136,000, respectively, of which approximately $9,000 is included in accounts receivable as of September 17, 1996.

10. EMPLOYEE BENEFIT PLAN

  The Company sponsors the Mrs. Fields 401(k) Plan (the "Plan") for all eligible employees. Under the terms of the Plan, employees can make contributions to the Plan, a portion of which is matched by contributions from the Company. The total Company contributions to the Plan for the year ended December 30, 1995 and for the period ended September 17, 1996 were approximately $42,000 and $23,000, respectively.

11. SUBSEQUENT EVENT

  On September 17, 1996, the Company completed two simultaneous but separate asset sale transactions wherein the Company (i) sold certain assets and relinquished certain liabilities of the Company in accordance with an Asset Purchase Agreement dated August 7, 1996, among the Company, Mrs. Fields' Original Cookies, Inc. and Capricorn Investors II, L.P., and (ii) sold certain assets of the Company in accordance with an Asset Purchase Agreement dated August 7, 1996, as amended by the First Amendment dated as of September 17, 1996, among the Company, The Mrs. Fields' Brand, Inc. and Capricorn Investors II, L.P.

  The combined sales price for the net assets sold was approximately $41,800,000. The Company received approximately $12,157,000 in cash and approximately $29,643,000 in senior and subordinated notes.

  The proceeds from these net asset sales were used in part to repay the Series A notes and the Series A interest deferral notes on September 20, 1996 (see
Note 3).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Original Cookie Company, Incorporated  and Hot Sam Company, Inc.:

  We have audited the accompanying combined balance sheet of The Original Cookie Company, Incorporated and the carved-out portion of Hot Sam Company, Inc., both Delaware corporations (subsidiaries of Chocamerican, Inc.), as of September 17, 1996, and the related combined statements of operations, stockholders' equity and cash flows for the year ended December 30, 1995, and for the period December 31, 1995 to September 17, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of The Original Cookie Company, Incorporated and the carved-out portion of Hot Sam Company, Inc. as of September 17, 1996, and the results of their operations and their cash flows for the year ended December 30, 1995, and for the period December 31, 1995 to September 17, 1996 in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Cleveland, Ohio
July 11, 1997

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                             COMBINED BALANCE SHEET
                             (Dollars in Thousands)

                                                                 September 17,
                                                                     1996
                                                                 -------------
                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.....................................   $    655
  Accounts receivable...........................................        340
  Inventories...................................................      1,728
  Prepaids and other............................................        984
                                                                   --------
    Total current assets........................................      3,707
                                                                   --------
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements........................................     31,329
  Furniture and fixtures........................................      7,719
  Buildings and improvements....................................        639
  Land..........................................................         69
                                                                   --------
                                                                     39,756
  Accumulated depreciation and amortization.....................    (22,687)
                                                                   --------
    Net property and equipment..................................     17,069
                                                                   --------
OTHER ASSETS, net...............................................        256
                                                                   --------
COST IN EXCESS OF FAIR VALUE OF NET ASSETS OF PURCHASED
 BUSINESS, net of accumulated amortization of $9,092............     37,992
                                                                   --------
                                                                   $ 59,024
                                                                   ========


The accompanying notes to combined financial statements are an integral part of this combined balance sheet.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                       COMBINED BALANCE SHEET (CONTINUED)
                             (Dollars in Thousands)

                                                                   September 17,
                                                                       1996
                                                                   -------------
               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................................    $ 1,696
  Accrued payroll and related expenses............................      2,208
  Accrued liabilities.............................................      3,443
                                                                      -------
    Total current liabilities.....................................      7,347
                                                                      -------
LONG-TERM LIABILITIES:
  Deferred lease credit...........................................      1,653
  Store closure reserve...........................................      1,002
  Related-party notes payable.....................................     30,977
  Other...........................................................      1,102
                                                                      -------
    Total long-term liabilities...................................     34,734
                                                                      -------
COMMITMENTS (NOTE 9)
STOCKHOLDERS' EQUITY:
  Common stock....................................................     10,000
  Additional paid-in capital......................................     15,873
  Accumulated deficit.............................................     (8,930)
                                                                      -------
    Total stockholders' equity....................................     16,943
                                                                      -------
    Total liabilities and stockholders' equity....................    $59,024
                                                                      =======


The accompanying notes to combined financial statements are an integral part of this combined balance sheet.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                       COMBINED STATEMENTS OF OPERATIONS
                             (Dollars in Thousands)

                                                                   December 31,
                                                       Year Ended     1995 to
                                                      December 30, September 17,
                                                          1995         1996
                                                      ------------ -------------
NET SALES............................................   $85,581       $54,366
                                                        -------       -------
OPERATING COSTS AND EXPENSES:
  Food cost of sales.................................    19,996        12,728
  Selling and occupancy expenses.....................    47,032        31,935
  General and administrative expenses................     8,425         5,538
  Severance and related expenses.....................       --          2,000
  Depreciation and amortization......................     6,902         4,937
  Provision for store closure costs..................       791           --
                                                        -------       -------
    Total operating costs and expenses...............    83,146        57,138
                                                        -------       -------
INCOME (LOSS) FROM OPERATIONS........................     2,435        (2,772)
INTEREST EXPENSE, net................................    (4,268)       (2,828)
OTHER EXPENSE........................................       --            (45)
                                                        -------       -------
LOSS BEFORE INCOME TAXES.............................    (1,833)       (5,645)
PROVISION FOR INCOME TAXES...........................       263           --
                                                        -------       -------
NET LOSS.............................................   $(2,096)      $(5,645)
                                                        =======       =======


The accompanying notes to combined financial statements are an integral part of these combined statements.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (Dollars in thousands)

                                             Additional Retained      Total
                                     Common   Paid-in   Earnings  Stockholders'
                                      Stock   Capital   (Deficit)    Equity
                                     ------- ---------- --------- -------------
BALANCE, JANUARY 1, 1995............ $10,000  $15,873    $(1,189)    $24,684
  Net loss..........................     --       --      (2,096)     (2,096)
                                     -------  -------    -------     -------
BALANCE, DECEMBER 30, 1995..........  10,000   15,873     (3,285)     22,588
  Net loss..........................     --       --      (5,645)     (5,645)
                                     -------  -------    -------     -------
BALANCE, SEPTEMBER 17, 1996......... $10,000  $15,873    $(8,930)    $16,943
                                     =======  =======    =======     =======



The accompanying notes to combined financial statements are an integral part of these combined statements.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)

                                                                   December 31,
                                                       Year Ended     1995 to
                                                      December 30, September 17,
                                                          1995         1996
                                                      ------------ -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................   $(2,096)      $(5,645)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities--
  Depreciation and amortization......................     6,902         4,937
  Changes in assets and liabilities--
    Increase in accounts receivable..................       (61)         (279)
    Decrease (increase) in related-party
     receivables/payables............................        18          (169)
    Decrease (increase) in inventories...............       461           (65)
    Decrease in prepaids and other...................       695           967
    Decrease (increase) in other assets..............        64           (60)
    (Decrease) increase in accounts payable..........      (476)          410
    Decrease in accrued payroll and related
     expenses........................................      (331)         (384)
    Increase (decrease) in accrued liabilities.......    (1,196)          330
    Increase in other long-term liabilities..........       231            73
    Increase (decrease) in deferred lease credit.....        38          (111)
    Increase (decrease) in store closure reserve.....       202          (382)
                                                        -------       -------
      Net cash provided by (used in) operating
       activities....................................     4,451          (378)
                                                        -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net...........      (568)       (1,200)
                                                        -------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments to related party........................    (4,599)       (1,380)
                                                        -------       -------
CASH AND CASH EQUIVALENTS:
  Net decrease during the period.....................      (716)       (2,958)
  Balance, beginning of the period...................     4,329         3,613
                                                        -------       -------
  Balance, end of the period.........................   $ 3,613       $   655
                                                        =======       =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  State and local income taxes paid..................   $   234       $    82
                                                        =======       =======

The accompanying notes to combined financial statements are an integral part of these combined statements.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

  The Original Cookie Company, Incorporated ("OCCI") and Hot Sam Company, Inc. ("HSCI") (collectively, the "Companies") are wholly owned subsidiaries of Chocamerican, Inc., which is a wholly owned subsidiary of Midial S.A., a French company (collectively, the "Parent"). The Companies operated specialty retailing outlets providing prepared goods. OCCI operated approximately 240 stores in over 35 states, offering a variety of fresh baked cookies and brownies and beverages. HSCI operated approximately 190 stores in over 30 states providing a variety of fresh baked pretzels and pretzel sticks, toppings and beverages.

  On September 17, 1996, all of the operations of the Companies including certain assets and liabilities were sold to a nonrelated party (the "Buyer") who assumed responsibility for all retail locations as of that date. Except for approximately $2,000,000 of payments to employees for severance and related costs which is included in the operating results for the period December 31, 1995 to September 17, 1996, these combined financial statements do not reflect any effect of such sale.

  The Companies traditionally experienced their highest revenues in the fourth calendar quarter. Because the Companies' stores were heavily concentrated in shopping malls, the Companies' sales performance was somewhat dependent on the performance of those malls. Because of such seasonality and the extra payroll costs noted above, the results for the period December 31, 1995 to September 17, 1996 are not necessarily indicative of results that would have been achieved for an entire calendar year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Fiscal Year

  The Companies' fiscal year ends on the Saturday closest to December 31, which results in a 52 or 53-week year.

 Basis of Presentation

  The combined financial statements include the accounts of OCCI and HSCI except that these statements do not reflect the results of the operations and the related assets and liabilities of a group of retail food locations owned and operated by HSCI primarily under the name of Corn Dog. The Corn Dog operations were sold to a nonrelated entity in April 1996 and the accompanying combined financial statements exclude these operations and net assets, as well as the results of the sale. All significant intercompany balances and transactions have been eliminated.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


 Inventories

  The Companies' inventories were stated at the lower of cost (first-in, first-out method) or market value. Inventories consisted of the following at September 17, 1996:

                                                                         1996
                                                                      ----------
   Food and beverages................................................ $1,215,000
   Small wares.......................................................    513,000
                                                                      ----------
                                                                      $1,728,000
                                                                      ==========

 Property and Equipment

  The Companies' policy is to provide depreciation using the straight-line method over a period which is sufficient to amortize the cost of the asset during its useful life.

  The estimated useful lives for depreciation purposes are:

   Leasehold improvements........................................  5 to 10 years
   Furniture and fixtures........................................  3 to 10 years
   Buildings and improvements.................................... 10 to 50 years

 Intangible Assets

  Cost in excess of fair value of net assets of purchased business which was recorded as part of the acquisition of the Companies by the Parent was amortized on a straight-line basis over 40 years. Management evaluated the expected cash flows of such assets periodically and determined no adjustments were appropriate. Subsequent to September 17, 1996, the Companies expensed all such intangibles in connection with recording the effects of the sales of the operations.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, the Companies consider all temporary cash investments purchased with an original maturity of three months or less to be cash equivalents.

 Leases

  The Companies have various operating lease commitments on their retail store locations. Operating leases with escalating payment terms are expensed on a straight-line basis over the life of the related lease.

 Asset Impairment

  The Companies adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" for the period December 31, 1995 to September 17, 1996. SFAS No. 121 requires the Companies to evaluate the recoverability of long-lived assets based on expected future cash flows. Prior to the adoption of SFAS No. 121, the Companies accounted for long-lived operating assets as discussed both above and in Note 6. The adoption of this standard did not have a material impact on the Companies' financial position or results of operations.

 Revenue Recognition

  Revenues from product sales are recognized at the point of sale to the customer.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


 Income Taxes

  The Companies recognize deferred income tax assets or liabilities for expected future income tax consequences of events that have been recognized in the financial statements or income tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

3. STOCKHOLDERS' EQUITY

  The Companies' common stock at December 30, 1995 and September 17, 1996 is comprised of the following:

  OCCI has common stock with a par value $1 per share, 10,000,000 shares authorized, issued and outstanding.

  HSCI has common stock with a par value $1 per share, 10 shares authorized, issued and outstanding.

4. RELATED-PARTY NOTES PAYABLE

  In addition to debt incurred as part of the purchase by the Parent, the Companies' cash requirements were provided for by the Parent. These amounts were evidenced by notes, bearing interest rates ranging from 8% to 12%, and consisted of $30,977,000 as of September 17, 1996. The notes were paid in part by the Companies subsequent to September 17, 1996 in connection with the receipt of proceeds from the sale of certain assets and liabilities to the Buyer.

5. INCOME TAXES

  The Companies have been included in the consolidated income tax returns of a subsidiary of the Parent which was in a cumulative loss carryforward position during all of the periods presented in the accompanying combined financial statements.

  The Companies incurred financial reporting losses for the year ended December 30, 1995 and the period December 31, 1995 to September 17, 1996 for which no benefits have been recorded in the accompanying combined statements of operations due to appropriate valuation allowances being provided. The provisions for income taxes are solely related to minimum state income tax requirements.

  Deferred income tax assets relate to temporary differences between financial statement and income tax recognition of depreciation, store closure reserve and other accrued liabilities. Management has provided a valuation allowance equal to the amount of the deferred income tax assets.

6. STORE CLOSURE RESERVE

  The Companies annually reviewed the historic and projected operating performance of their stores and identified underperforming stores for impairment of property investment and/or targeted closing. The Companies' policy was to write-off any net property investment for underperforming stores identified to have permanent impairment of investment. Additionally, when a store was identified for targeted closing, the Companies' policy was to provide for the costs of closing the store, which are predominantly estimated lease settlement costs and/or estimated lease payments after the date of the store closing.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


  An analysis of the activity in the store closure reserve is as follows for the year ended December 30, 1995 and for the period December 31, 1995 to September 17, 1996:

                                                            1995        1996
                                                         ----------  ----------
   Beginning Balance.................................... $1,182,000  $1,384,000
   Provision............................................    791,000         --
   Payments and Other Deductions........................   (589,000)   (382,000)
                                                         ----------  ----------
   Ending Balance....................................... $1,384,000  $1,002,000
                                                         ==========  ==========

7. EMPLOYEE BENEFIT PLANS

  The Companies' employees participate in a defined contribution saving plan which was funded by voluntary employee contributions and by contributions from the Companies. The Companies' expense for the year ended December 30, 1995, and for the period December 31, 1995 to September 17, 1996 was $143,000 and $106,000, respectively.

  The Companies do not provide for any other post-retirement benefits.

8. RELATED-PARTY TRANSACTIONS

  The Parent provides certain services to the Companies, such as human resources, accounting and legal, among others. Charges to the Companies for such administrative services totaled $520,000 for the year ended December 30, 1995 and $175,000 for the period December 31, 1995 to September 17, 1996. In management's opinion, these charges approximate the fair market value of such services.

9. COMMITMENTS

 Operating Leases

  The Companies leased all of their retail store locations. These leases typically had initial terms of up to 10 years. Certain leases provided for contingent rentals based on store sales. Generally, the Companies were required to pay taxes and normal expenses of operating the premises under retail store leases. Total rental expense was approximately $15,038,000 for the year ended December 30, 1995. Total rental expense for the period ended September 17, 1996 was approximately $11,165,000.

  The minimum rentals under operating leases subsequent to September 17, 1996 are as follows:

   Fiscal Year
   -----------
   Remaining 1996................................................... $ 5,346,000
   1997.............................................................  15,886,000
   1998.............................................................  13,763,000
   1999.............................................................  11,691,000
   2000.............................................................   9,712,000
   Thereafter.......................................................  20,190,000
                                                                     -----------
                                                                     $76,588,000
                                                                     ===========

  Effective September 17, 1996, the Buyer assumed responsibility for all open store leases but the Companies remain contingently liable under certain of these leases. However, management is not aware of any actual or threatened claims under these leases.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Cookies USA, Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' deficit, and of cash flows present fairly, in all material respects, the financial position of Cookies USA, Inc. and its subsidiary at June 29, 1997 and June 28, 1998, and the results of their operations and their cash flows for each of the three fifty-two week periods in the period ended June 28, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PriceWaterhouseCoopers LLP

Atlanta, Georgia
August 24, 1998

                        COOKIES USA, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                 (Dollars in thousands, except per share data)

                                                               June 29, June 28,
                                                                 1997     1998
                                                               -------- --------
                           ASSETS
Current assets:
  Cash and cash equivalents..................................  $ 4,885  $ 8,382
  Accounts receivable--trade.................................    1,702    2,042
  Inventory (Notes 1 and 2)..................................    1,292    1,212
  Prepaid expenses (Note 3)..................................    1,227    1,245
  Current deferred income tax benefit (Notes 1 and 10).......      392      872
  Current portion of notes receivable (Note 4)...............      867       88
  Other receivables..........................................        8        8
                                                               -------  -------
    Total current assets.....................................   10,373   13,849
                                                               -------  -------
Property and equipment, net of accumulated depreciation (Note
 5)..........................................................    6,304    4,916
Construction in progress, net of construction deposits
 received from franchisees...................................       92      163
                                                               -------  -------
                                                                 6,396    5,079
                                                               -------  -------
Other assets:
  Deferred loan costs, net of accumulated amortization of
   $2,050 and $2,626, respectively (Note 1)..................    2,050    1,474
  Notes receivable, net of current portion (Note 4)..........      302      352
  Deferred income tax benefit (Notes 1 and 10)...............    2,372    1,438
  Deposits...................................................       50       49
  Accrued straight-line minimum rent receivable for subleases
   to franchisees (Note 1)...................................    1,267    1,388
                                                               -------  -------
                                                                 6,041    4,701
                                                               -------  -------
Cost in excess of fair value of net assets acquired
 (goodwill), net of accumulated amortization of $3,104 and
 $3,975, respectively (Note 1)...............................   31,848   30,977
                                                               -------  -------
                                                               $54,658  $54,606
                                                               =======  =======

  The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                        COOKIES USA, INC. AND SUBSIDIARY

                 (Dollars in thousands, except per share data)

                                                            June 29,  June 28,
                                                              1997      1998
                                                            --------  --------
           LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable......................................... $    376  $    913
  Sales taxes payable......................................      105       102
  Accrued interest payable.................................    2,202     2,202
  Accrued expenses (Note 6)................................    1,568     1,075
  Deposits.................................................      673       727
                                                            --------  --------
    Total current liabilities..............................    4,924     5,019
                                                            --------  --------
Capital lease obligations (Note 9).........................       62        36
                                                            --------  --------
Accrued straight-line minimum rent payable (Note 1)........    2,113     2,164
                                                            --------  --------
Long-term debt (Note 7):
  Senior secured notes.....................................   40,000    40,000
  Original issue discount, net of accumulated amortization
   of $102 and $131, respectively..........................      (98)      (69)
  Subordinated unsecured notes payable.....................   10,000    10,000
                                                            --------  --------
    Total long-term debt...................................   49,902    49,931
                                                            --------  --------
Commitments and contingencies (Note 9)
Mandatorily redeemable preferred stock (Note 11):
  Senior cumulative (6.00%) convertible; $1.00 par value;
   10,500 shares authorized, issued and outstanding........   12,739    13,369
  Junior Class A cumulative ($50 per annum); $1.00 par
   value; 2,500 shares authorized, issued and outstanding..    2,944     3,069
  Junior Class B cumulative ($50 per annum); $1.00 par
   value; 750 shares authorized, issued and outstanding....      883       921
                                                            --------  --------
    Total mandatorily redeemable preferred stock...........   16,566    17,359
                                                            --------  --------
Common stock and other stockholders' deficit:
  Common stock, $.01 par value; 115,000 shares authorized;
   82,800 shares issued and outstanding....................        1         1
  Additional paid-in capital...............................      449       449
  Excess of purchase price over predecessor basis..........  (10,164)  (10,164)
  Accumulated deficit......................................   (9,195)  (10,189)
                                                            --------  --------
    Total stockholders' deficit............................  (18,909)  (19,903)
                                                            --------  --------
                                                            $ 54,658  $ 54,606
                                                            ========  ========

  The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                        COOKIES USA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Dollars in Thousands)

                          For the Fifty-Two For the Fifty-Two For the Fifty-Two
                             Week Period       Week Period       Week Period
                                Ended             Ended             Ended
                            June 30, 1996     June 29, 1997     June 28, 1998
                          ----------------- ----------------- -----------------
Revenues:
  Cookie and beverage
   sales................       $24,719           $22,375           $18,854
  Batter sales to
   franchisees..........        10,104            11,270            12,214
  Franchise royalties...         4,289             4,729             5,267
  Franchise license
   fees--existing and
   new stores...........           521               675               503
  Other, net............           115                66               139
                               -------           -------           -------
    Total revenue.......        39,748            39,115            36,977
                               -------           -------           -------
Operating expenses:
  Cost of sales.........        19,523            18,615            17,056
  Retail store
   occupancy............         7,379             7,055             5,737
  Other retail store
   expenses.............         1,316             1,019               870
  Selling, general and
   administrative
   expenses.............         7,309             7,619             7,220
  Management fee expense
   (Note 14)............           250               250               250
                               -------           -------           -------
    Total operating
     expenses...........        35,777            34,558            31,133
                               -------           -------           -------
Income from operations..         3,971             4,557             5,844
                               -------           -------           -------
Other (income) expenses,
 net:
  Interest income.......           (56)             (251)             (346)
  Interest expense......         5,646             5,634             5,635
  Amortization of
   deferred loan costs..           572               586               576
  Gain on sale of
   existing stores......          (636)             (927)             (370)
                               -------           -------           -------
    Total other
     expenses, net......         5,526             5,042             5,495
                               -------           -------           -------
      Income (loss)
       before income
       taxes............        (1,555)             (485)              349
State and federal income
 tax expense (benefit)
 (Note 10)..............          (194)              261               551
                               -------           -------           -------
      Net loss..........       $(1,361)          $  (746)          $  (202)
                               =======           =======           =======

The accompanying notes to consolidated financial statement are an integral part to these statements.

                        COOKIES USA, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                             (Dollars in Thousands)

                                                   Excess of
                                                   Purchase
                         Common Stock  Additional Price Over                  Total
                         -------------  Paid-in   Predecessor Accumulated Stockholders'
                         Shares Amount  Capital      Basis      Deficit      Deficit
                         ------ ------ ---------- ----------- ----------- -------------
Balance at June 29,
 1995................... 82,800  $  1     $449     $(10,164)   $ (5,503)    $(15,217)
  Net loss for the
   fifty-two week period
   ended June 30, 1996..    --    --       --           --       (1,361)      (1,361)
  Redeemable preferred
   stock accretion......    --    --       --           --         (792)        (792)
                         ------  ----     ----     --------    --------     --------
Balance at June 30,
 1996................... 82,800     1      449      (10,164)     (7,656)     (17,370)
  Net loss for the
   fifty-two week period
   ended June 29, 1997..    --    --       --           --         (746)        (746)
  Redeemable preferred
   stock accretion......    --    --       --           --         (793)        (793)
                         ------  ----     ----     --------    --------     --------
Balance at June 29,
 1997................... 82,800     1      449      (10,164)     (9,195)     (18,909)
  Net loss for the
   fifty-two week period
   ended June 28, 1998..    --    --       --           --         (202)        (202)
  Redeemable preferred
   stock accretion......    --    --       --           --         (792)        (792)
                         ------  ----     ----     --------    --------     --------
Balance at June 28,
 1998................... 82,800  $  1     $449     $(10,164)   $(10,189)    $(19,903)
                         ======  ====     ====     ========    ========     ========


  The accompanying notes to consolidated financial statements are an integral part of these statements.

                        COOKIES USA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)

                                   For the Fifty- For the Fifty- For the Fifty-
                                      Two Week       Two Week       Two Week
                                    Period Ended   Period Ended   Period Ended
                                   June 30, 1996  June 29, 1997  June 28, 1998
                                   -------------- -------------- --------------
Cash flows from operating
 activities:
 Net loss.........................    $(1,361)       $  (746)       $  (202)
 Adjustments to reconcile net loss
  to net cash provided by (used
  for) operating activities:
 Depreciation.....................      1,854          1,940          1,604
 Amortization of cost in excess of
  fair value of net assets
  acquired (goodwill).............        870            871            871
 Amortization of deferred loan
  costs...........................        572            586            576
 Amortization of original issue
  discount........................         29             29             29
 Net gain on sales and disposals
  of property, equipment and
  inventory.......................       (402)          (550)          (247)
 Net (decrease) increase in
  accrued straight-line minimum
  rent receivable and payable.....         86            (29)           (70)
 Changes in assets and
  liabilities:
   Decrease (increase) in accounts
    receivable....................       (550)          (195)          (340)
   Decrease (increase) in
    inventory.....................       (140)            95             80
   Decrease (increase) in prepaid
    expenses......................       (100)           (52)           (18)
   Decrease (increase) in current
    deferred tax benefit..........        (50)          (195)          (480)
   Decrease (increase) in other
    receivables...................        165             56            --
   Decrease (increase) in deferred
    tax benefit...................       (186)           348            934
   Decrease (increase) in other
    assets........................         (7)            11              1
   Increase (decrease) in accounts
    payable.......................       (462)          (456)           538
   Increase (decrease) in sales
    taxes payable.................          2            (25)            (3)
   Increase (decrease) in accrued
    interest payable..............        --              (3)           --
   Increase (decrease) in accrued
    expenses......................       (913)           172           (493)
   Increase (decrease) in
    deposits......................        (22)           (66)            54
                                      -------        -------        -------
    Net cash provided by (used
     for) operating activities....       (615)         1,791          2,834
                                      -------        -------        -------
Cash flows from investing
 activities:
 Acquisitions of property and
  equipment, including net
  increase in construction in
  progress, net of construction
  deposits received from
  franchisees.....................     (1,913)        (1,084)        (1,263)
 Proceeds from sales and disposals
  of property and equipment.......      1,146            453          1,005
 Proceeds from collection of notes
  receivable......................        448            474            947
                                      -------        -------        -------
    Net cash provided by (used
     for) investing activities....       (319)          (157)           689
                                      -------        -------        -------
Cash flows from financing
 activities:
 Payments of deferred loan costs..        --             (27)           --
 Principal repayments under
  capital lease obligations.......        (15)           (25)           (26)
                                      -------        -------        -------
    Net cash used for financing
     activities...................        (15)           (52)           (26)
                                      -------        -------        -------
Net increase (decrease) in cash
 and cash equivalents during
 period...........................       (949)         1,582          3,497
Cash and cash equivalents,
 beginning of period..............      4,252          3,303          4,885
                                      -------        -------        -------
Cash and cash equivalents, end of
 period...........................    $ 3,303        $ 4,885        $ 8,382
                                      =======        =======        =======

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                        COOKIES USA, INC. AND SUBSIDIARY

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

                                    For the Fifty- For the Fifty- For the Fifty-
                                       Two Week       Two Week       Two Week
                                     Period Ended   Period Ended   Period Ended
                                    June 30, 1996  June 29, 1997  June 28, 1998
                                    -------------- -------------- --------------
                                               (Dollars in Thousands)
Cash paid for:
  Interest.........................     $5,617         $5,609         $5,606
  State and federal income taxes...     $  119         $   91         $  286

  Cash paid for state and federal income taxes represents payments made to government authorities during the periods presented.

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:

  During the fifty-two weeks ended June 30, 1996, June 29, 1997 and June 28, 1998, the Company recorded accretion on mandatorily redeemable preferred stock totaling $792,000, $793,000 and $793,000, respectively.

  During the fifty-two weeks ended June 30, 1996, the Company exchanged accounts receivable from unrelated franchisees totaling $156,000 for fixtures and equipment and leasehold improvements representing retail cookie stores previously licensed by franchisees.

  During the fifty-two weeks ended June 30, 1996, notes receivable with face amounts totaling $296,000 were received from unrelated franchisees in connection with the sale of two Company-operated stores.

  During the fifty-two weeks ended June 29, 1997, notes receivable with face amounts totaling $1,353,000 were received from unrelated franchisees in connection with the sale of eight Company-operated stores.

  During the fifty-two weeks ended June 29, 1997, the Company exchanged accounts receivable from unrelated franchisees totaling $91,000 for fixtures and equipment and leasehold improvements representing retail cookie stores previously licensed by the franchisees.

  During the fifty-two weeks ended June 28, 1998, notes receivable with face amounts totaling $217,000 were received from unrelated franchisees in connection with the sale of five Company-operated stores.

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                        COOKIES USA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

  Cookies USA, Inc. ("Cookies USA") was incorporated in December 1993 and was formed by the Jordan Company to acquire 100% of the common stock of The Original Great American Chocolate Chip Cookie Company, Inc. ("Great American Cookies"). Great American Cookies is in the business of franchising cookie stores and manufacturing cookie batter which is sold to Company-operated and franchised retail stores. The financial statements include the consolidated accounts of Cookies USA and Great American Cookies (the "Company").

  On December 10, 1993, Cookies USA acquired Great American Cookies in several transactions. Immediately following the acquisition, Great American Cookies changed its name from The Original Great American Chocolate Chip Cookie Company, Inc. to Great American Cookie Company, Inc. Due to the 22% interest retained by the selling stockholders of Great American Cookies via their common and convertible preferred stock interest in Cookies USA, the excess of purchase price over predecessor basis as reflected in the stockholders' deficit section of the accompanying consolidated balance sheets represents the limitation on the write-up of the assets acquired.

  The Company's business follows seasonal trends and experiences its highest revenues in the fourth calendar quarter. Because the Company's stores are heavily concentrated in shopping malls, the Company's sales performance is significantly dependent on the performance of those malls.

 Consolidation

  The consolidated financial statements include the accounts of Cookies USA and its subsidiary, Great American Cookies. All significant intercompany transactions and accounts have been eliminated in consolidation.

 Accounting Periods

  During the fiscal year ended June 30, 1996, the Company changed its year end from the last Thursday in the month of June to the last Sunday in the month of June. As a result, three days were added to the fifty-two week period ended Thursday, June 27, 1996 to effectively change the Company's fiscal year end to Sunday, June 30, 1996. This change does not materially impact the comparability of the years presented in these financial statements.

 Use of Estimates in Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Fair Value of Financial Instruments

  The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and accrued expenses approximate fair value at the respective balance sheet dates due to the relatively short period to maturity of these instruments. The long-term notes payable with fixed interest rates are recorded at face values of $50.0 million at June 29, 1997 and June 28, 1998; however, the fair values of such long-term notes, based on quoted market values, are approximately $50.5 million and $51.4 million at June 29, 1997 and June 28, 1998, respectively.

                        COOKIES USA, INC. AND SUBSIDIARY

 Revenue Recognition

  Revenues from the Company-operated stores are recognized in the period the related cookies and beverages are sold. Revenues from the sale of batter are recognized at the time of shipment. Franchise royalties, which are based on a percentage of franchised store sales, are recognized in the same period related franchise store revenues are generated. Franchise license fee revenues are recognized at the time that all Company obligations regarding the franchise sale have been met. Fees received under development agreements which grant the right to develop franchised units in future periods in specific geographic areas are deferred and recognized as income on a pro rata basis as the Company's obligations regarding the franchised units subject to the development agreements are met.

 Cash Equivalents

  The Company considers all highly liquid, short-term investments with original maturities of three months or less to be cash equivalents. Cash equivalents at June 29, 1997 and June 28, 1998 consist of short-term commercial paper. These investments are stated at cost, which approximates market.

 Inventories

  Inventories of cookie and brownie products, beverage products, paper and supplies and smallwares are stated at the lower of cost or market with cost determined based on the first-in, first-out (FIFO) method.

 Property and Equipment

  Property and equipment are stated at cost. Expenditures for repairs and maintenance are expensed in the year incurred, while renewals and betterments that materially extend the life of an asset are capitalized. The cost of assets sold, retired, or otherwise disposed, and the related accumulated depreciation, are eliminated from the accounts, and any resulting gain or loss is recognized in the statement of operations.

  Depreciation is provided using straight-line and accelerated methods over the estimated lives of the assets which are as follows:

   Building................ 20 years
   Furniture, fixtures and
    equipment.............. 3-7 years
   Building and leasehold
    improvements........... Lesser of 8 years or the life of the related lease

  During fiscal year 1996, the Company revised its estimate of the useful life of certain leasehold improvements. The Company began amortizing leasehold improvements using accelerated methods over an average of eight years instead of using the straight-line method over an average of ten years. The effect of this change in estimate was to increase fiscal year 1996 pre-tax loss by $214,000.

  During fiscal year 1998, the Company revised its estimate of the useful life of certain computer equipment from five to three years. The effect of this change in estimate was to decrease fiscal 1998 pre-tax income by $111,000.

 Store Opening and Closing Costs

  Non-capital expenditures incurred in opening new stores or remodeling existing stores are expensed in the year incurred. When a store is closed, the store's unamortized investment in leasehold improvements and fixtures and equipment is recorded as a loss on store closing.

                        COOKIES USA, INC. AND SUBSIDIARY

 Deferred Loan Costs

  Debt issue costs of approximately $4.0 million were incurred in connection with the issuance of the 10.875% senior secured notes payable due 2001 (see
Note 7). Deferred loan costs are being amortized over the life of the related notes (85 months), with annual charges to income of approximately $576,000.

 Cost in Excess of Fair Value of Net Assets Acquired (Goodwill)

  Cost in excess of fair value of net assets acquired (goodwill) is being amortized over a forty-year period, with annual charges to income of approximately $870,000.

  The carrying value of goodwill is periodically evaluated for indications of possible impairment. The review is based on comparing the carrying amount to the undiscounted estimated cash flows from continuing operations over the remaining amortization period.

 Operating Leases

  The Company has various operating lease commitments on both Company-operated and franchised store locations and equipment. Operating leases with escalating payment terms, including those subleased to franchisees, are recorded on a straight-line basis over the life of the related lease.

 Original Issue Discount

  The Company has issued warrants to the holders of the senior secured notes. The value of the warrants has been accounted for as an original issue discount and is being amortized over the life of the related notes (85 months), with annual charges to income of approximately $29,000.

 Advertising Costs

  Advertising costs are expensed as incurred.

 Income Taxes

  Concurrent with the acquisition and its termination of the S Corporation status (see Note 10), the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). In accordance with the provisions of SFAS 109, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of the enacted tax laws.

 Earnings Per Share

  Earnings per share is not presented, as the Company is a non-public entity that is closely held.

 Reclassifications

  Certain reclassifications have been made in the prior period consolidated financial statements to conform with the current period presentation.

                        COOKIES USA, INC. AND SUBSIDIARY

2. INVENTORY

  The major components of inventory are as follows:

                                                          June 29,   June 28,
                                                            1997       1998
                                                         ---------- ----------
   Raw ingredients...................................... $  237,000 $  279,000
   Batter, including retail stores......................    368,000    254,000
   Beverage syrup.......................................     56,000     43,000
   Paper goods and packaging supplies...................    168,000    149,000
   Purchased icing and decorative toppings held for
    resale..............................................     52,000     57,000
   Equipment held for resale............................     75,000     43,000
   Marketing and miscellaneous supplies held for
    resale..............................................    336,000    387,000
                                                         ---------- ----------
                                                         $1,292,000 $1,212,000
                                                         ========== ==========

3. PREPAID EXPENSES

  Prepaid expenses consist of the following:

                                                            June 29,   June 28,
                                                              1997       1998
                                                           ---------- ----------
   Rent................................................... $1,158,000 $1,178,000
   Other..................................................     69,000     67,000
                                                           ---------- ----------
                                                           $1,227,000 $1,245,000
                                                           ========== ==========

4. NOTES RECEIVABLE

  Notes receivable consist of the following:

                                                            June 29,   June 28,
                                                              1997       1998
                                                           ----------  --------
   Notes receivable....................................... $1,169,000  $440,000
   Less current portion...................................   (867,000)  (88,000)
                                                           ----------  --------
   Notes receivable, net of current portion............... $  302,000  $352,000
                                                           ==========  ========

  Notes receivable are due from various franchisees and principally result from the sale of existing Company-operated stores to franchisees. Each note is guaranteed by the purchaser and collateralized by the assets sold. Short-term notes generally carry an interest rate of 15% per annum and are intended to serve as interim financing until the franchisee can secure long-term financing from a third-party lender. Notes classified as non-current are generally due in monthly installments of principal and interest, with the interest rates ranging from between 9% and 12.5% per annum. The total maturities of the notes receivable are as follows:

Fiscal Year Ending June
  1999................................................................. $ 88,000
  2000.................................................................  140,000
  2001.................................................................   94,000
  2002.................................................................   41,000
  2003.................................................................    8,000
  Thereafter...........................................................   69,000
                                                                        --------
                                                                        $440,000
                                                                        ========

                        COOKIES USA, INC. AND SUBSIDIARY

5. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                      June 29,     June 28,
                                                        1997         1998
                                                     -----------  -----------
Land................................................ $   240,000  $   240,000
Building............................................     761,000      761,000
Building and leasehold improvements.................   6,829,000    6,189,000
Furniture, fixtures and equipment...................   3,228,000    3,067,000
                                                     -----------  -----------
                                                      11,058,000   10,257,000
Less accumulated depreciation.......................  (4,754,000)  (5,341,000)
                                                     -----------  -----------
Property and equipment, net......................... $ 6,304,000  $ 4,916,000
                                                     ===========  ===========

6. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                      June 29,     June 28,
                                                        1997         1998
                                                     -----------  -----------
Employee compensation including payroll taxes....... $   379,000  $   388,000
Bonuses payable.....................................     480,000      475,000
Construction expenses...............................      15,000          --
Professional fees...................................     293,000       88,000
Management fees.....................................     188,000       62,000
Other...............................................     213,000       62,000
                                                     -----------  -----------
                                                     $ 1,568,000  $ 1,075,000
                                                     ===========  ===========

7. LONG-TERM DEBT

  Notes payable at June 29, 1997 and June 28, 1998 are described as follows:

                                                      June 29,     June 28,
                                                        1997         1998
                                                     -----------  -----------
  10.875% senior secured notes payable due January
   15, 2001, Series B. Interest accrues daily and is
   payable semi-annually on January 15 and July 15.
   (The notes are secured by certain tangible and
   intangible assets, including, but not limited to,
   the equipment constituting Great American
   Cookies' batter production facility, the capital
   stock of all current and future subsidiaries of
   Great American Cookies, intellectual property
   rights and other intangible assets of Great
   American Cookies)................................ $40,000,000  $40,000,000
  Original issue discount related to the issuance of
   7,200 detachable warrants with the 10.875% senior
   secured notes....................................     (98,000)     (69,000)
  12.5% subordinated unsecured note payable due
   October 31, 2003 with initial annual prepayment
   thereof due October 31, 2001. Interest accrues
   daily and is payable semi-annually on April 30
   and October 31...................................  10,000,000   10,000,000
                                                     -----------  -----------
                                                     $49,902,000  $49,931,000
                                                     ===========  ===========

                        COOKIES USA, INC. AND SUBSIDIARY

  The $10 million of subordinated notes issued by Cookies USA have principal payments due as follows: $2.5 million due October 31, 2001; $2.5 million due October 31, 2002; and $5.0 million due October 31, 2003. As Great American Cookies is the sole operating unit of the consolidated entity, Great American Cookies is the sole source of any cash to be paid by Cookies USA as interest and principal payment on such debt. Such payments will be made primarily via dividends to Cookies USA. Such dividends are subject to certain covenants provided for under the senior secured notes (see Note 11).

  Great American Cookies is subject to certain covenants provided for under the indenture including limitations on restricted payments, incurrence of indebtedness and issuances of preferred stock, asset sales, granting of liens, restrictions on subsidiary dividends, mergers, consolidations, sale of assets, and on transactions with affiliates, various reporting requirements to the holders of the senior secured notes and the Securities and Exchange Commission and maintenance of a fixed charge coverage ratio. If a violation of a covenant occurs, the holders of at least 25% in principal amount of the then outstanding senior secured notes may declare all outstanding senior secured notes to be due and payable immediately (see Note 11).

  Upon the occurrence of a change of control as defined in the note agreements, the Company will be required to (i) offer to repurchase all of the 10.875% senior secured notes then outstanding at a purchase price equal to 101% of the total principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase and (ii) repurchase the 12.5% subordinated notes at par plus accrued and unpaid interest, if any, to the date of repurchase.

8. 401(K) PROFIT-SHARING PLAN

  The Company provides a defined contribution profit-sharing plan (the "Plan") for all employees meeting certain requirements. On February 14, 1997, the Company amended the Plan to include a pre-tax savings provision in accordance with Section 401(k) of the Internal Revenue Code.

  Under the Plan, eligible employees may contribute as much as 15% of compensation up to the federal statutory limit, with the Company matching 25% of the first 6% of compensation contributed by the employee. The Company's matching portion of the Plan contributions resulted in expense of $9,000 and $39,000 in fiscal years 1997 and 1998, respectively. During fiscal year 1996, no amounts were expensed for profit-sharing plan contributions.

9. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  The Company has various operating lease commitments on both Company-operated and franchised store locations. These leases generally contain escalating rental payments and various provisions for contingent rental payments based on sales volume. Future minimum lease payments, including scheduled escalating rental payments, as of June 28, 1998 are as follows:

                                                        Subleases to
                                              Leases     Franchises      Net
                                            ----------- ------------ -----------
     Fiscal Year Ending June
     1999.................................. $ 9,796,000 $ 7,071,000  $ 2,725,000
     2000..................................   8,797,000   6,369,000    2,428,000
     2001..................................   7,586,000   5,589,000    1,997,000
     2002..................................   6,540,000   4,747,000    1,793,000
     2003..................................   5,368,000   3,909,000    1,459,000
     Thereafter............................   9,737,000   7,331,000    2,406,000
                                            ----------- -----------  -----------
                                            $47,824,000 $35,016,000  $12,808,000
                                            =========== ===========  ===========

                        COOKIES USA, INC. AND SUBSIDIARY

  Operating leases with escalating payment terms, including those subleased to franchisees, are expensed on a straight-line basis over the life of the related lease.

  For the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, gross rent expense (including mall pass-through charges) was approximately $13,332,000, $14,135,000 and $13,593,000, respectively, while sublease income (including mall pass-through charges) was approximately $9,628,000, $10,533,000 and $10,571,000, respectively.

 Capital Leases

  The Company leases various office equipment under capital lease agreements expiring on various dates through 2000. The Company's total future obligation under these agreements, net of interest expense, is $62,000 as of June 29, 1997 and $36,000 as of June 28, 1998.

 Lease Guarantees

  In connection with the sale of existing Company-operated stores to franchisees, the Company has guaranteed certain lease renewals to the prospective franchisee. If such leases are not obtained, then predetermined payments shall be made to the franchisees as follows:

                                                               Number
                                                                 of
                                                               Lease   Amount of
                                                              Renewals Guarantee
                                                              -------- ---------
   Fiscal Year of Lease Expiration
     1999....................................................    1     $ 75,000
     2000....................................................    1       24,000
     2001....................................................    --         --
     2002....................................................    1       60,000
                                                                ---    --------
                                                                       $159,000
                                                                       ========

  As of June 28, 1998, the Company has not recorded any liability with respect to these guarantees as these amounts represent loss contingencies which management believes are not probable.

 Purchase Commitments

  The Company is committed to purchase certain raw materials from various suppliers over the next year at fixed prices. As of June 28, 1998, such purchase commitments totaled approximately $1,750,000.

 Employment Agreements

  On December 10, 1993, the Company entered into annual renewable employment agreements with the founders of Great American Cookies ("Founders"), who are also directors of the Company. Under these employment agreements, each Founder receives a salary of $150,000 and a payment in connection with an agreement not to compete of $100,000 per year. Additionally, whether employed or not, each Founder is also entitled to receive an annual $100,000 bonus if Great American Cookies advances funds to Cookies USA to permit Cookies USA to pay interest on its subordinated notes. The Company's employment of the two Founders ended on December 7, 1995 and December 9, 1996. Under the above agreements, the Company made total payments to the Founders of $564,000, $285,000 and $200,000, during the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, respectively. As of June 30, 1996, June 29, 1997 and June 28, 1998, $200,000 was due to the Founders and included in accrued liabilities in the accompanying consolidated balance sheets.

                        COOKIES USA, INC. AND SUBSIDIARY

  The Company has entered into employment agreements with its Executive Vice President of Development, Vice President of Operations and Director of Production with terms of one to two years. The agreements are for an total annual base salary of $355,000. The agreements have customary provisions for benefits and noncompetition.

 Incentive and Severance Agreements

  In connection with the Company's negotiations (see Note 15) with Mrs. Fields' Original Cookies, Inc. ("Mrs. Fields"), the Company has entered into agreements with a number of employees incenting them to assist with the sale process and to stay until the closing of such sale. In addition, the Company has informed its home office employees of the severance payments to be paid to them in the event their employment is terminated without cause subsequent to the closing of the proposed sale. The total amount of these incentives and severance payments, as well as any severance payments to employees with employment agreements, is $1,623,000. These amounts are conditional upon the closing of the sale and no amounts will be due or paid if a sale to Mrs. Fields does not occur.

 Legal

  On September 22, 1997, nine Great American Cookies franchisees filed a lawsuit against Great American Cookies and certain other parties alleging certain anticipatory breaches of contract and violations of certain state, franchise and unfair trade practice laws. These allegations resulted from discussions held be Cookies USA and Mrs. Fields regarding the possibility of Mrs Fields acquiring all of the outstanding shares of Common Stock of Cookies USA, Inc. As of August 14, 1998, a settlement has been reached whereby the franchisees have been granted certain rights upon the sale of the Company to Mrs. Fields for a period of three years. In exchange, Cookies USA has been released from further legal action.

10. INCOME TAXES

  Cookies USA and Great American Cookies file consolidated federal income tax returns. The following information has been determined based upon the provisions of SFAS 109 for the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998.

                                        Fifty-two     Fifty-two     Fifty-two
                                       Week Period   Week Period   Week Period
                                          Ended         Ended         Ended
                                      June 30, 1996 June 29, 1997 June 28, 1998
                                      ------------- ------------- -------------
   Income tax (benefit) provision:
   Current:
     Federal.........................         --           --            --
     State...........................   $  48,000     $107,000      $ 97,000
                                        ---------     --------      --------
                                           48,000      107,000        97,000
   Deferred:
     Federal.........................    (217,000)     131,000       386,000
     State...........................     (25,000)      23,000        68,000
                                        ---------     --------      --------
                                         (242,000)     154,000       454,000
                                        ---------     --------      --------
       Total (benefit) provision for
        income taxes.................   $(194,000)    $261,000      $551,000
                                        =========     ========      ========

                        COOKIES USA, INC. AND SUBSIDIARY

  The differences between income taxes at the statutory federal and state income tax rates and the income tax expense reported in the statements of operations for the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998 are as follows:

                                        Fifty-Two     Fifty-Two     Fifty-Two
                                       Week Period   Week Period   Week Period
                                          Ended         Ended         Ended
                                      June 30, 1996 June 29, 1997 June 28, 1998
                                      ------------- ------------- -------------
   Federal statutory tax rate.......      (34.0)%       34.0%          34.0%
   State income taxes, net of
    federal benefit.................       (4.0)%        4.0%           4.0%
   Goodwill amortization and other..       25.5 %       15.8%         119.9%
                                          -----         ----          -----
                                          (12.5)%       53.8%         157.9%
                                          =====         ====          =====

  Deferred income tax assets are comprised of the following:

                                                            June 29,   June 28,
                                                              1997       1998
                                                           ---------- ----------
   Current:
     NOL carryforward..................................... $  350,000 $  872,000
     Other................................................     42,000        --
                                                           ---------- ----------
                                                           $  392,000 $  872,000
                                                           ========== ==========
   Non-current:
     NOL carryforward..................................... $1,079,000 $      --
     Depreciation.........................................    841,000  1,191,000
     Other................................................    452,000    247,000
                                                           ---------- ----------
                                                           $2,372,000 $1,438,000
                                                           ========== ==========

  As of June 28, 1998, the Company had net operating loss carryforwards for income tax reporting purposes of approximately $2.2 million, which are scheduled to expire in varying amounts in the years 2009 to 2011. The Company's net operating loss carryforwards are limited under Section 382 of the Internal Revenue Code regarding changes in ownership.

11. PREFERRED STOCK

  In connection with Cookies USA's acquisition of Great American Cookies on December 10, 1993, Cookies USA issued $2.5 million of Junior Class A Preferred Stock and $750,000 of Junior Class B Preferred Stock. Additionally, Cookies USA issued $10.5 million of Senior Preferred Stock to the Founders of Great American Cookies in exchange for a portion of the stock of Great American Cookies ($3.5 million) and the assets of other entities owned by the Founders ($7.0 million). As Great American Cookies is a wholly owned subsidiary of Cookies USA and is the sole operating unit of the consolidated entity, Great American Cookies is the sole source of any cash to be paid by Cookies USA as dividends on such securities.

  The 10,500 shares of $1.00 par Senior Preferred Stock issued by Cookies USA on December 10, 1993 are 6% cumulative convertible shares. A share of the Senior Preferred Stock is convertible at any time at the option of the holder into 1.1308 shares of Cookies USA Common Stock. The holders of Senior Preferred Stock are entitled to certain antidilution protections to maintain their percentage of ownership in Cookies USA. Accumulated dividends on the Senior Preferred Stock have priority over any dividends of "Junior Securities" (Junior Class A and Class B Preferred and Common Stock), but are subordinate to any debt payments of

                        COOKIES USA, INC. AND SUBSIDIARY

Cookies USA or the Company. Such preferred shares may be redeemed at any time for $1,000 per share plus accrued but unpaid dividends at the option of Cookies USA; however, all such shares not previously converted or redeemed shall be redeemed by payment in cash of $1,000 per share plus accrued but unpaid dividends on November 30, 2003. As of June 28, 1998, Cookies USA has accrued $2,869,000 for unpaid dividends due to the holders of the Senior Preferred Stock.

  The 2,500 shares of $1.00 par Junior Class A Preferred Stock and the 750 shares of $1.00 par Junior Class B Preferred Stock issued by Cookies USA are entitled to receive, when legally available and when declared, dividends at the rate of $50 per share per annum. Such shares may be redeemed by Cookies USA at any time for $1,000 per share plus all dividends accrued and unpaid; however, all such shares not previously redeemed shall be redeemed by payment of cash of $1,000 per share plus all accrued and unpaid dividends on the first business day of January 2004. The Junior Class A and B Preferred Stock have no conversion, preemptive, voting or subscription rights. As of June 28, 1998, Cookies USA has accrued $740,000 for unpaid dividends due to the holders of the Junior Class A and B Preferred Stock.

  Great American Cookies' debt covenants related to the senior secured notes limit the ability of Great American Cookies to pay dividends. Under the debt covenants, as outlined in the Indenture under which the Senior Secured Notes were issued, Great American Cookies may pay dividends if:

    (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof,

    (b) immediately after the dividend and after giving effect to it on a pro forma basis, the Company could incur at least $1.00 of additional indebtedness under the provisions of the debt covenants, and

    (c) such dividend, together with the total of all other "Restricted Payments" (as defined in the Indenture) made by Great American Cookies and its subsidiaries after the date of the Indenture, is less than the sum of
  (x) 50% of the Adjusted Consolidated Net Income of Great American Cookies for the period (taken as one accounting period) from the beginning of the first quarter commencing immediately after the date of the Indenture to the end of Great American Cookies' most recently ended first quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Adjusted Consolidated Net Income for such period is a deficit, 100% of such deficit), plus (y) 100% of the total net cash proceeds received by Great American Cookies from the issue or sale of Equity Interest of Great American Cookies (other than Equity Interests sold to a subsidiary of Great American Cookies and other than Disqualified Stock) after the date of the Indenture and on or prior to the time of such Restricted Payment, plus (z) 100% of the net cash proceeds received by Great American Cookies from the issuance or sale, other than to a subsidiary of Great American Cookies, of any convertible or exchangeable debt security of Great American Cookies that has been converted or exchanged into equity interests of Great American Cookies under the terms thereof (other than Disqualified Stock) after the date of the Indenture and on or prior to the time of such dividend. The foregoing limitations on Restricted Payments do not prohibit, among other items, payments to Cookies USA under the Tax Sharing Agreement, payments to Cookies USA to permit payments of current interest then due on the Subordinated Debt or for any other purpose provided that certain fixed coverage ratio tests have been achieved, or making other Restricted Payments in the total amount not to exceed $1.5 million.

12. STOCK OPTION AGREEMENTS, WARRANTS AND OTHER STOCKHOLDERS' AGREEMENT

  As part of its acquisition of Great American Cookies, Cookies USA entered into Non-Qualified Stock Option Agreements (the "Stock Option Agreements") with the Founders. Under the Stock Option Agreements, each of the Founders is granted an option to purchase 5,600 shares of common stock of Cookies USA at an

                        COOKIES USA, INC. AND SUBSIDIARY
exercise price of $2.23 per share, which expires on December 10, 2003. The options will not be vested initially. The options will become vested at the rate of 20% per year for each fiscal year in which certain operating cash flow targets are achieved. Notwithstanding the foregoing, if Cookies USA's operating cash flow targets are achieved on a cumulative basis in subsequent years, then the options will be vested. As of June 28, 1998, none of the outstanding stock options were vested.

  If the employment with the Company of either of the Founders is terminated, each Founder will have the right to require Cookies USA to repurchase all of his shares of Common Stock, and all other securities of Cookies USA convertible into, exchangeable for or entitling the holder to acquire its Common Stock, at the appraised fair market value thereof. The purchase price will be paid with a subordinated note that will bear interest at 8% per annum until the fifth anniversary of the Stockholders' Agreement dated December 10, 1993 and at the prime rate plus 2% thereafter. The note will be secured by the Common Stock purchased by Cookies USA and will be payable in equal installments on each of the sixth through the tenth anniversaries of the Stockholders' Agreement. As of June 28, 1998, the employment of both of the Founders has been terminated and such Founders have not requested Cookies USA to repurchase their shares. At June 29, 1997 and June 28, 1998, the fair value of these options was de minimis.

  In connection with the issuance of the 10.875% senior secured notes payable (see Note 7), the Company issued 7,200 warrants to purchase common stock at a purchase price of $27.78 per warrant. The warrants expire on January 15, 2001 and have an exercise price of $0.01 per share subject to anti-dilution protection. Additionally, the warrants have certain rights related to the purchase of shares of common stock to a third party whereby the warrant holder may require the purchaser to purchase a determined number of warrants at the common stock purchase price less the exercise price per warrant. If the holders of at least 75% of the common stock agree to sell their shares to a third party, the warrants have certain obligations whereby the warrant holders may be required to sell their warrants for a price equal to the purchase price of the common stock less the exercise price per warrant.

13. COMPANY AND FRANCHISED STORES

  As of June 30, 1996, June 29, 1997 and June 28, 1998 there were 115, 100 and 81 Company-operated outlets and 253, 263 and 279 franchised outlets in operation, respectively.

  During the fifty-two week period ended June 30, 1996, the Company earned initial license fees of $275,000 from the sale of 11 new in-line stores to franchisees. Additionally, the Company earned $21,000 from license transfer, upgrade and other fees.

  During the fifty-two week period ended June 29, 1997, the Company earned initial license fees of $300,000 from the sale of 12 new in-line stores to franchisees. Additionally, the Company earned $75,000 from license transfer, upgrade and other fees.

  During the fifty-two week period ended June 28, 1998, the Company earned initial license fees of $125,000 from the sale of five new in-line stores to franchisees. Additionally, the Company earned $13,000 from license transfer, upgrade and other fees.

14. RELATED-PARTY TRANSACTIONS

  The majority shareholders of the Common Stock of Cookies, USA, Inc. are affiliated with the holders of the $10 million of Subordinated Notes issued by Cookies USA. The holders of the Senior Preferred Stock of Cookies USA are also holders of some of the Common Stock of Cookies USA. The holders of the Junior Class A and B Preferred Stock of Cookies USA are also affiliated with the majority of the holders of the Common Stock of Cookies USA (see Note 11).

                        COOKIES USA, INC. AND SUBSIDIARY

  A franchisee who owns eight franchise outlets is related to one of the Company's directors. During the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, the Company had sales of batter and supplies of approximately $497,000, $476,000 and $419,000, respectively, to this related party. The Company also received royalty revenues of approximately $202,000, $199,000 and $186,000 for the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, respectively, from this franchisee. As of June 30, 1996, June 29, 1997 and June 28, 1998, this franchisee owed the Company approximately $91,000, $34,000 and $47,000, respectively.

  During the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, the Company expensed $250,000 for management services provided by TJC Management Corp. ("TJC"), an affiliate of the majority shareholder of Cookies USA. Under the agreement with TJC, these fees are not to exceed $300,000 per year. Amounts due to TJC as of June 30, 1996, June 29, 1997 and June 28, 1998 were $375,000, $188,000 and $63,000, respectively, and are included in accrued liabilities in the accompanying consolidated balance sheets.

15. SUBSEQUENT EVENTS

  On August 24, 1998, Mrs. Fields, acquired 100% of the common stock, redeemable preferred stock and subordinated indebtedness of Cookies USA, Inc., for an total purchase price of approximately $18.4 million, under a Securities Purchase Agreement (the "Purchase Agreement"), dated as of August 13, 1998 among Mrs. Fields, Cookies USA, and the individuals and entities identified as sellers therein. In addition, Mrs Fields assumed all principal and accrued interest on the senior secured notes totaling approximately $42.4 million. Per the terms of the Purchase Agreement, the Stock Option Agreements and all other options and warrants, as discussed in Note 12, were cancelled. Mrs Fields also purchased eight stored from a related party franchise, as disclosed in Note 14, for a total purchase price of $1.75 million on September 9, 1998. The franchise was also a holder of Cookies USA securities and a party to the Purchase Agreement.

  The foregoing summary should be read in conjunction with and is qualified by reference to the Purchase Agreement, the stock purchase agreements between Mrs. Fields and the holders of the capital stock of Deblan and Chocolate Chip, the merger agreements between each of Deblan and Chocolate Chip, the Indenture, the First Supplemental Indenture, dated as of August 24, 1998, among Mrs. Fields, The Mrs. Fields Brand, Inc., and The Bank of New York, as trustee, the Second Supplemental Indenture, dated as of August 24, 1998, among Mrs. Fields, The Mrs. Fields Brand, Inc., and The Bank of New York, as trustee, and the Credit Agreement, which are described as exhibits hereto.

  The foregoing summary should be read in conjunction with and is qualified by reference to the Purchase Agreement, to the stock purchase agreements between Mrs. Fields and the holders of the capital stock of Deblan and Chocolate Chip, and to the merger agreements between each of Deblan and Chocolate Chip and the Company, which are described as exhibits to this report.

  In connection with the contemplated acquisition of Cookies USA, the Company commenced a tender offer on August 17, 1998 for all of the outstanding $40.0 million in total principal amount of Great American's 10 7/8% Senior Secured Notes due 2001 (the "Notes"). On August 24, 1998, the Company purchased approximately $33.5 million of the Notes that had been tendered through August 20, 1998 and an additional $5.4 million of the Notes that had been tendered through August 21, 1998. All remaining Notes outstanding were tendered as of the expiration of the tender offer at Midnight on September 14, 1998, and Mrs. Fields accepted and paid for the approximately $1.1 million of remaining Notes on September 16, 1998.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Deblan Corporation
Houston, Texas

  We have audited the accompanying Balance Sheets of Deblan Corporation as of December 31, 1996 and 1997 and the related Statements of Earnings, Shareholders' Equity and Cash Flows for the years ended December 31, 1995, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Deblan Corporation as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1995, 1996 and 1997, in conformity with generally accepted accounting principles.

                                          Weinstein Spira & Company, P.C.

Houston, Texas
August 17, 1998

                               DEBLAN CORPORATION

                                 BALANCE SHEETS
                 (Dollars in Thousands, Except Per Share Data)

                                                     December 31,
                                                     -------------  June 30,
                                                      1996   1997     1998
                                                     ------ ------ -----------
                                                                   (Unaudited)
                       ASSETS
Current Assets:
  Cash and cash equivalents......................... $  399 $  689   $  702
  Temporary investment..............................     50     50       50
  Accounts receivable:
    Employees.......................................     12     10       12
    Other...........................................     12     18       11
  Inventory.........................................    161    145      180
  Prepaid expenses..................................      4      2       17
                                                     ------ ------   ------
      Total Current Assets..........................    638    914      972
                                                     ------ ------   ------
Property and Equipment:
  Machinery and equipment...........................  1,173  1,269    1,339
  Furniture and fixtures............................     62     75       81
  Leasehold improvements............................  1,531  1,721    1,721
  Transportation equipment..........................     21     80       55
                                                     ------ ------   ------
                                                      2,787  3,145    3,196
  Less: Accumulated depreciation and amortization...  1,319  1,417    1,520
                                                     ------ ------   ------
    Net Property and Equipment......................  1,468  1,728    1,676
                                                     ------ ------   ------
Deferred Federal Income Tax Asset...................      3      2       14
                                                     ------ ------   ------
Goodwill, net of accumulated amortization of $7, $8
 and $8, respectively...............................     13     12       12
                                                     ------ ------   ------
Intangibles, net of accumulated amortization of
 $317, $325 and $347, respectively..................    275    285      263
                                                     ------ ------   ------
Other Assets........................................    185    181      181
                                                     ------ ------   ------
                                                     $2,582 $3,122   $3,118
                                                     ====== ======   ======


                       See notes to financial statements.

                               DEBLAN CORPORATION

                 (Dollars in Thousands, Except Per Share Data)

                                                     December 31,
                                                     -------------  June 30,
                                                      1996   1997     1998
                                                     ------ ------ -----------
                                                                   (Unaudited)
                    LIABILITIES
Current Liabilities:
  Current portion of long-term debt................. $  278 $  291   $  244
  Accounts payable..................................    212    232      335
  Accrued expenses..................................    191    230      108
  Accrued payroll...................................    143    190      137
  Federal income tax payable........................     95     44       44
                                                     ------ ------   ------
      Total Current Liabilities.....................    919    987      868
Long-Term Debt, net of current portion..............    299    479      362
                                                     ------ ------   ------
                                                      1,218  1,466    1,230
                                                     ------ ------   ------
Commitments and Contingencies
                SHAREHOLDERS' EQUITY
Common Stock--$.10 par, 110,000 shares authorized,
 97,800 shares issued and outstanding...............     10     10       10
Additional Paid-In Capital..........................    104    104      104
Retained Earnings...................................  1,250  1,542    1,774
                                                     ------ ------   ------
Total Shareholders' Equity..........................  1,364  1,656    1,888
                                                     ------ ------   ------
                                                     $2,582 $3,122   $3,118
                                                     ====== ======   ======


                       See notes to financial statements

                               DEBLAN CORPORATION

                             STATEMENTS OF EARNINGS
                             (Dollars in Thousands)

                                                                  For the Six
                                          For the Year Ended     Months Ended
                                             December 31,          June 30,
                                         ----------------------  --------------
                                          1995    1996    1997    1997    1998
                                         ------  ------  ------  ------  ------
                                                                  (Unaudited)
Revenues
  Store Sales..........................  $8,512  $8,572  $9,503  $4,342  $4,768
                                         ------  ------  ------  ------  ------
Operating Costs and Expenses
  Selling and store occupancy costs....   5,465   5,400   5,744   2,570   2,666
  Food cost of sales...................   1,518   1,519   1,675     773     831
  General and administrative...........     971   1,061   1,169     672     779
  Depreciation and amortization........     266     237     255     138     142
                                         ------  ------  ------  ------  ------
    Total operating costs and
     expenses..........................   8,220   8,217   8,843   4,153   4,418
                                         ------  ------  ------  ------  ------
Earnings From Operations...............     292     355     660     189     350
                                         ------  ------  ------  ------  ------
Other Income (Expense)
  Interest income......................      14      19      26      10      17
  Gain (loss) on disposition of
   property and equipment..............    (124)     32    (147)    --       (4)
  Interest expense.....................    (109)    (79)    (73)    (32)    (34)
  Other................................      21      13      21      22      18
                                         ------  ------  ------  ------  ------
                                           (198)    (15)   (173)    --       (3)
                                         ------  ------  ------  ------  ------
Earnings Before Income Tax.............      94     340     487     189     347
                                         ------  ------  ------  ------  ------
Federal and State Income Tax (Recovery)
  Current..............................      52     145     194      82     127
  Deferred.............................      (9)     (9)      1     (10)    (12)
                                         ------  ------  ------  ------  ------
                                             43     136     195      72     115
                                         ------  ------  ------  ------  ------
Net Earnings...........................  $   51  $  204  $  292  $  117  $  232
                                         ======  ======  ======  ======  ======


                       See notes to financial statements.

                               DEBLAN CORPORATION

                       STATEMENTS OF SHAREHOLDERS' EQUITY
             For the Years Ended December 31, 1995, 1996, 1997 and
               For the Six Months Ended June 30, 1998 (Unaudited)
                             (Dollars in Thousands)

                                       Common Stock  Additional
                                       -------------  Paid-In   Retained
                                       Shares Amount  Capital   Earnings Total
                                       ------ ------ ---------- -------- ------
Balance--December 31, 1994............ 97,800  $10      $104     $  995  $1,109
  Net Earnings........................    --   --        --          51      51
                                       ------  ---      ----     ------  ------
Balance--December 31, 1995............ 97,800   10       104      1,046   1,160
  Net Earnings........................    --   --        --         204     204
                                       ------  ---      ----     ------  ------
Balance--December 31, 1996............ 97,800   10       104      1,250   1,364
  Net Earnings........................    --   --        --         292     292
                                       ------  ---      ----     ------  ------
Balance--December 31, 1997............ 97,800   10       104      1,542   1,656
  Net Earnings (unaudited)............    --   --        --         232     232
                                       ------  ---      ----     ------  ------
Balance--June 30, 1998 (unaudited).... 97,800  $10      $104     $1,774  $1,888
                                       ======  ===      ====     ======  ======



                       See notes to financial statements.

                               DEBLAN CORPORATION

                            STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)

                                                                For the Six
                                     For the Year Ended        Months Ended
                                        December 31,             June 30,
                                   -------------------------  ----------------
                                    1995     1996     1997     1997     1998
                                   -------  -------  -------  -------  -------
                                                                (Unaudited)
Cash Flows From Operating
 Activities:
  Cash received from customers and
   employees...................... $ 8,506  $ 8,563  $ 9,500  $ 4,348  $ 4,773
  Cash paid to vendors and
   employees......................  (7,777)  (8,146)  (8,442)  (4,082)  (4,389)
  Interest paid...................    (109)     (79)     (73)     (32)     (34)
  Income tax paid.................    (100)      (9)    (245)    (165)    (127)
  Interest received...............      14       19       26       10       17
  Other income received...........      21       13       21       22       18
                                   -------  -------  -------  -------  -------
    Net Cash Provided by Operating
     Activities...................     555      361      787      101      258
                                   -------  -------  -------  -------  -------
Cash Flows From Investing
 Activities:
  Purchase of property and
   equipment......................    (282)    (203)    (685)    (348)     (78)
  Purchase of license agreement...     --       (59)     (75)     (50)     --
  Payment of store start-up
   costs..........................      (5)     (13)     (36)     (21)     --
  Purchase of additional cash
   value of life insurance........     (18)     (13)     (19)      (9)      (9)
  Proceeds from sale of property
   and equipment..................     --       226      125      --         6
                                   -------  -------  -------  -------  -------
    Net Cash Used in Investing
     Activities...................    (305)     (62)    (690)    (428)     (81)
                                   -------  -------  -------  -------  -------
Cash Flows From Financing
 Activities:
  Proceeds from long-term
   financing......................     228      --       482      284      --
  Payment of debt.................    (323)    (306)    (289)    (147)    (164)
                                   -------  -------  -------  -------  -------
    Net Cash Provided by (Used in)
     Financing Activities.........     (95)    (306)     193      137     (164)
                                   -------  -------  -------  -------  -------
Net Increase (Decrease) in Cash
 and Cash Equivalents.............     155       (7)     290     (190)      13
Cash and Cash Equivalents--
 Beginning of Period..............     251      406      399      399      689
                                   -------  -------  -------  -------  -------
Cash and Cash Equivalents--End of
 Period........................... $   406  $   399  $   689  $   209  $   702
                                   =======  =======  =======  =======  =======


                       See notes to Financial statements.

                               DEBLAN CORPORATION

                             (Dollars in Thousands)

                                               For the Year      For the Six
                                              Ended December     Months Ended
                                                    31,            June 30,
                                              -----------------  -------------
                                              1995  1996   1997  1997    1998
                                              ----  -----  ----  ------ ------
                                                                 (Unaudited)
Reconciliation of Net Earnings to Net Cash
 Provided by Operating Activities:
  Net earnings............................... $ 51  $ 204  $292  $ 117  $  232
  Adjustments to reconcile net earnings to
   net cash provided by operating activities:
    Depreciation and amortization............  266    237   255    138     142
    (Gain) Loss on disposition of property
     and equipment...........................  124    (32)  147    --        4
    Deferred taxes (recovery)................   (9)    (9)    1    (10)    (12)
    (Increase) Decrease in:
      Accounts receivable....................   (5)    (9)   (4)     6       5
      Inventory..............................   25    (16)   16    (16)    (35)
      Prepaid expenses.......................   (2)     5     2    (11)    (15)
      Prepaid federal income tax.............  (41)    41   --     --      --
      Deposits...............................    4      9    23      7       9
      Accounts payable.......................   66   (109)   20     37     103
      Accrued expenses.......................   84    (55)   86    (82)   (175)
      Federal income tax payable.............   (8)    95   (51)   (85)    --
                                              ----  -----  ----  -----  ------
        Net Cash Provided by Operating
         Activities.......................... $555  $ 361  $787  $ 101  $  258
                                              ====  =====  ====  =====  ======


                       See notes to financial statements.

                               DEBLAN CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
              (Information at June 30, 1998 and for the Six Months Ended June 30, 1997 and June 30, 1998 is Unaudited)

1. ACCOUNTING POLICIES

  Doing business as The Great American Chocolate Chip Cookie Company, the Company operated twenty-three franchise locations at December 31, 1995, 1996 and 1997 and June 30, 1998, in various Texas, Louisiana, Colorado and Florida shopping malls. The Company maintains its accounts on the accrual method of accounting in accordance with generally accepted accounting principles. Accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations and cash flows are summarized below:

 Revenue Recognition

  Revenue is recognized at the time sales are made.

 Cash and Cash Equivalents

  The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents. At all balance sheet dates, the Company had deposits in excess of federally insured limits.

 Inventory

  Inventory consists of packaging materials, beverages and baking ingredients for use in the ordinary course of business. All inventory is valued at the lower of cost (first-in, first-out method) or market.

 Property and Equipment

  Property and equipment are recorded at cost. Depreciation is computed using the straight-line and accelerated methods over the following estimated useful lives:

            Machinery and equipment..........   5-7 years
            Furniture and fixtures...........   5-7 years
            Leasehold improvements........... 10-20 years
            Transportation equipment.........     5 years

 Temporary Investment

  Temporary investment includes certificates of deposit with an original maturity of greater than three months.

 Federal and State Income Tax

  Federal and state income tax is provided at current prevailing rates.

  The Company records deferred tax liabilities and assets for the anticipated future tax effects of temporary differences that arise as a result of differences in the carrying amounts and tax bases of assets and liabilities.

 Licenses

  Fees paid in connection with obtaining operating licenses are amortized over the life of the license, ranging from 60 months to 360 months.

                               DEBLAN CORPORATION

              (Information at June 30, 1998 and for the Six Months Ended June 30, 1997 and June 30, 1998 is Unaudited)


 Intangibles

  Intangibles consist of organization and store start-up costs which are amortized over a 60-month period, and store license fees which are amortized over periods ranging from 60 months to 360 months. In April 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5 which requires store start-up expenses to be expensed as incurred. This SOP is effective for financial statements for fiscal years beginning after December 15, 1998.

 Goodwill

  Goodwill represents the excess of cost over book value of assets acquired. The Company amortizes goodwill using the straight-line method over twenty years.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Financial Statements

  In the opinion of management, the unaudited interim financial statements for the six months ended June 30, 1997 and 1998, presented in this prospectus, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position, results of operations, shareholders' equity and cash flows for the interim period. The results of operations and cash flows for the six months ended June 30, 1997 and 1998 are not necessarily indicative of the results which would be expected for a full year.

 Long-Lived Assets

  The Company assesses and measures for impairment of all long-lived assets, including intangibles, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether the assets are recoverable. The Company assesses impairment of long-lived assets at the store level which the Company believes is the lowest level for which there are identifiable cash flows that are independent of other groups of assets. As of December 31, 1996, December 31, 1997 and June 30, 1998, the Company does not consider any of its long-lived assets to be impaired.

 Fair Value of Financial Instruments

  The book value of the Company's financial instruments approximates fair value. The estimated fair values have been determined using appropriate market information and valuation methodologies.

 Recent Accounting Pronouncements

  The Company has not yet adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income." The Statement will be effective for the fiscal year 1998. It establishes standards for reporting and displaying of comprehensive income and its components (revenues, expenses, gains, and losses)

                               DEBLAN CORPORATION

              (Information at June 30, 1998 and for the Six Months Ended June 30, 1997 and June 30, 1998 is Unaudited)

in a full set of general-purpose financial statements. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

  The Company has not yet adopted Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information." The Statement will be effective for the fiscal year 1998. It establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. In the initial year of application, comparative information for earlier years is to be restated.

  The Company believes that adoption of these Statements will not have a material impact on its financial condition, results of operations or cash flows.

 Reclassifications

  Certain reclassifications have been made in the prior years' financial statements to conform with the presentation as of June 30, 1998.

2. INTANGIBLES

  Intangibles consist of the following (in thousands):

                                                           December
                                                              31,
                                                           ---------  June 30,
                                                           1996 1997    1998
                                                           ---- ---- -----------
                                                                     (Unaudited)
License fees (net of accumulated amortization of $263,
 $270 and $285, respectively)............................  $243 $237    $222
Organization and store start-up costs (net of accumulated
 amortization of $54, $55 and $62, respectively).........    32   48      41
                                                           ---- ----    ----
                                                           $275 $285    $263
                                                           ==== ====    ====

3. OTHER ASSETS

  Other assets consist of the following (in thousands):

                                                           December
                                                              31,
                                                           ---------  June 30,
                                                           1996 1997    1998
                                                           ---- ---- -----------
                                                                     (Unaudited)
Cash value of officer's life insurance...................  $ 82 $101    $110
Deposits.................................................   103   80      71
                                                           ---- ----    ----
                                                           $185 $181    $181
                                                           ==== ====    ====

                               DEBLAN CORPORATION

              (Information at June 30, 1998 and for the Six Months Ended June 30, 1997 and June 30, 1998 is Unaudited)


4. FEDERAL INCOME TAXES

  Differences between the effective tax rate and the statutory federal tax rate are as follows (in thousands):

                                                               For the Six
                                               For the Year      Months
                                                  Ended        Ended June
                                               December 31,        30,
                                              ---------------- --------------
                                              1995  1996  1997 1997    1998
                                              ----  ----  ---- -----   ------
                                                               (Unaudited)
   Federal income tax expense at the
    statutory rate........................... $32   $116  $166 $  64   $  118
   Increase (Decrease) in:
   State income taxes, net of income tax
    benefit..................................   6      4     5     2        1
   Officer's life insurance and other
    nondeductible expenses...................  17     20    23     7        4
   Surtax exemption.......................... (12)
   Other..................................... --      (4)    1    (1)      (8)
                                              ---   ----  ---- -----   ------
                                              $43   $136  $195 $  72   $  115
                                              ===   ====  ==== =====   ======

  The net deferred federal income tax asset results from differences in depreciation between tax reporting and financial statement reporting, as follows (in thousands):

                                                          December
                                                             31,
                                                          ---------  June 30,
                                                          1996 1997    1998
                                                          ---- ---- -----------
                                                                    (Unaudited)
   Accumulated depreciation.............................. $  3 $  2    $ 14
                                                          ==== ====    ====

5. NOTES PAYABLE

  Notes payable are as follows (in thousands):

                                                          December
                                                             31,
                                                          ---------  June 30,
                                                          1996 1997    1998
                                                          ---- ---- -----------
                                                                    (Unaudited)
   Notes payable--bank, bearing interest at bank prime
    plus 1%, secured by certificate of deposit,
    equipment, leasehold improvements, assignment of life
    insurance, common stock and guaranty of majority
    shareholder, due in total monthly installments of
    $6.6, including interest, maturing in 1998........... $ 98 $ 27    $--
   Notes payable--bank, bearing interest at bank prime
    plus .5%, secured by certificate of deposit,
    equipment, leasehold improvements, assignment of life
    insurance, common stock and guaranty of majority
    shareholder, due in total monthly installments of
    $26.5, including interest, maturing in various years
    through 2002.........................................  465  686     561
   Notes payable--bearing interest at 8.5% to 8.6%,
    secured by transportation equipment, due in total
    monthly installments of $1.8, including interest,
    maturing in various years through 2002...............   14   57      45
                                                          ---- ----    ----
                                                           577  770     606
   Less: Current maturities..............................  278  291     244
                                                          ---- ----    ----
                                                          $299 $479    $362
                                                          ==== ====    ====

                               DEBLAN CORPORATION

              (Information at June 30, 1998 and for the Six Months Ended June 30, 1997 and June 30, 1998 is Unaudited)


  The following is a schedule of future minimum principal payments on debt (in thousands):

   For the Year Ending December 31,                                       Amount
   --------------------------------                                       ------
   1998..................................................................  $291
   1999..................................................................   210
   2000..................................................................   113
   2001..................................................................   124
   2002..................................................................    32
                                                                           ----
                                                                           $770
                                                                           ====

  In connection with the notes payable-bank, the Company has entered into a loan agreement which contains certain restrictive covenants, including maintenance of certain financial ratios, and limitations on borrowings, capital expenditures, loans, sale of assets, dividend payments and executive compensation. At December 31, 1996, December 31, 1997 and June 30, 1998, the Company was in compliance with the covenants or had obtained waivers for those covenants for the succeeding 12 months for which it was not in compliance.

6. OPERATING LEASES

  The Company leases facilities at various locations from unrelated third parties. The facility leases expire in years ranging from 1998 through 2005.

  Rent expense is composed of the following items (in thousands):

                                                                     For the Six
                                                                       Months
                                                 For the Year Ended  Ended June
                                                    December 31,         30,
                                                -------------------- -----------
                                                 1995   1996   1997  1997  1998
                                                ------ ------ ------ ----- -----
                                                                     (Unaudited)
   Facilities.................................. $  997 $  908 $  953 $ 478 $ 478
   Equipment...................................     20     18      8     5     2
   Contingent rents............................     78    101    162    54    54
                                                ------ ------ ------ ----- -----
                                                $1,095 $1,027 $1,123 $ 537 $ 534
                                                ====== ====== ====== ===== =====

  The following is a schedule of future minimum rental payments (in thousands):

   For the Year Ending December 31,                 Facilities Equipment Total
   --------------------------------                 ---------- --------- ------
   1998............................................   $  805      $ 2    $  807
   1999............................................      726      --        726
   2000............................................      624      --        624
   2001............................................      529      --        529
   2002............................................      477      --        477
   Thereafter......................................    1,305      --      1,305
                                                      ------      ---    ------
                                                      $4,466      $ 2    $4,468
                                                      ======      ===    ======

                               DEBLAN CORPORATION

              (Information at June 30, 1998 and for the Six Months Ended June 30, 1997 and June 30, 1998 is Unaudited)

7. PROFIT SHARING PLAN

  The Company has a profit sharing plan under Section 401(k) of the Internal Revenue Code for all eligible employees. All eligible employees are permitted to defer compensation up to the maximum percentage of annual compensation allowed by the Internal Revenue Code. The plan provides for a matching 50% contribution and a discretionary contribution by the Company. The Company provided contributions of $40,560, $49,974 and $77,877 for the years ended December 31, 1995, 1996 and 1997, and $14,470 and $25,211 for the six months ended June 30, 1997 and 1998, respectively.

8. COMMITMENTS

  The Company is required to pay its franchisor seven percent of revenues as a franchise fee.

9. CORPORATE REGISTRATION

  In a corporate reorganization in February, 1997, the par value of the common stock was changed from $1.00 to $.10, followed by a 150-to-1 stock split which increased the number of issued shares to 97,800. Additionally, the number of shares authorized was increased to 110,000. The financial statements presented have been restated to reflect the stock split. Common stock was increased $3,000, and retained earnings were reduced $3,000.

10. REDEMPTION AGREEMENT

  The shareholders of the Company entered into a stock redemption agreement with the Company in March, 1997. The following is a brief overview of the general terms:

  Upon the death of the majority shareholder, the Company is obligated to purchase his stock (87,300 shares at December 31, 1997). The price per share shall be the greater of the proceeds from the redemption of life insurance or the value of the stock as stipulated by the shareholders, annually. The initial value stipulated in March, 1997 was $22.75 per share. The Company owns and is beneficiary of life insurance in the amount of $1,500,000 on the life of the majority shareholder, the proceeds of which may be used toward this redemption.

  Upon the death of the other shareholders, the Company is obligated to purchase the stock at the above described stipulated value.

11. SUBSEQUENT EVENT

  Subsequent to year end, the shareholders of the Company agreed to sell their shares to Mrs. Fields' Original Cookies, Inc. ("Mrs. Fields") subject to certain events, including Mrs. Fields obtaining financing through a private placement of debt securities.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Chocolate Chip Cookies of Texas, Inc.:

  We have audited the accompanying balance sheets of Chocolate Chip Cookies of Texas, Inc. (a Texas corporation) as of September 30, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years ended September 30, 1995, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chocolate Chip Cookies of Texas, Inc. as of September 30, 1996 and 1997, and the results of its operations and its cash flows for the years ended September 30, 1995, 1996 and 1997 in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Salt Lake City, Utah
July 22, 1998

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                                 BALANCE SHEETS
                                 (In Thousands)

                                     ASSETS

                                        September 30, September 30,  June 30,
                                            1996          1997         1998
                                        ------------- ------------- -----------
                                                                    (Unaudited)
CURRENT ASSETS:
  Cash.................................     $ 161         $  66        $ 173
  Accounts receivable..................       --            --             2
  Inventories..........................        21            22           34
  Prepaid assets.......................         4             1           20
                                            -----         -----        -----
    Total current assets...............       186            89          229
                                            -----         -----        -----
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements...............       353           494          496
  Equipment and fixtures...............       150           168          168
  Vehicles.............................        26            26           26
                                            -----         -----        -----
                                              529           688          690
  Less accumulated depreciation and
   amortization........................      (377)         (408)        (435)
                                            -----         -----        -----
    Net property and equipment.........       152           280          255
                                            -----         -----        -----
OTHER ASSETS:
  Deposits.............................       --            --            13
  Intangibles, net of accumulated
   amortization of $216, $245 and $257,
   respectively........................        47            43           31
                                            -----         -----        -----
    Total other assets.................        47            43           44
                                            -----         -----        -----
DEFERRED TAX ASSET.....................         2             3            1
                                            -----         -----        -----
    Total assets.......................     $ 387         $ 415        $ 529
                                            =====         =====        =====


  The accompanying notes to financial statements are an integral part of these balance sheets.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                (In Thousands, Except Share and Per Share Data)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                        September 30, September 30,  June 30,
                                            1996          1997         1998
                                        ------------- ------------- -----------
                                                                    (Unaudited)
CURRENT LIABILITIES:
  Current portion of long-term debt....     $  31         $  33        $ --
  Accounts payable.....................        73            73           50
  Accrued salaries.....................        33            43           94
  Accrued liabilities..................        18            45           50
  Deferred rent expense................        22            31           34
  Income taxes payable.................        12            15           57
                                            -----         -----        -----
    Total current liabilities..........       189           240          285
LONG-TERM DEBT, net of current
 portion...............................        81            47          --
                                            -----         -----        -----
    Total liabilities..................       270           287          285
                                            -----         -----        -----
COMMITMENTS (Note 6)
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value; 1,000,000
   shares authorized and 250 shares
   outstanding.........................       --            --           --
  Treasury stock, 750 shares at cost...      (216)         (216)        (216)
  Retained earnings....................       333           344          460
                                            -----         -----        -----
  Total stockholder's equity...........       117           128          244
                                            -----         -----        -----
    Total liabilities and stockholders'
     equity............................     $ 387         $ 415        $ 529
                                            =====         =====        =====


  The accompanying notes to financial statements are an integral part of these balance sheets.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                            STATEMENTS OF OPERATIONS
                                 (In Thousands)

                                                                   Nine Months Nine Months
                          Year Ended    Year Ended    Year Ended      Ended       Ended
                         September 30, September 30, September 30,  June 30,    June 30,
                             1995          1996          1997         1997        1998
                         ------------- ------------- ------------- ----------- -----------
                                                                   (Unaudited) (Unaudited)
NET STORE SALES.........    $2,168        $2,321        $2,650       $1,962      $2,266
                            ------        ------        ------       ------      ------
OPERATING COSTS:
  Selling and store
   occupancy costs......     1,197         1,234         1,373        1,005       1,101
  Food cost of sales....       504           603           634          472         531
  General and
   administrative.......       352           363           565          424         429
  Depreciation and
   amortization.........        48            49            60           41          39
                            ------        ------        ------       ------      ------
    Total operating
     costs and
     expenses...........     2,101         2,249         2,632        1,942       2,100
                            ------        ------        ------       ------      ------
    Income from
     operations.........        67            72            18           20         166
                            ------        ------        ------       ------      ------
OTHER INCOME/(EXPENSE):
  Interest expense......       (21)          (11)           (8)          (6)         (4)
  Interest income.......         4             3             6            4           4
                            ------        ------        ------       ------      ------
    Income before
     provision for
     income taxes.......        50            64            16           18         166
PROVISION FOR INCOME
 TAXES..................        12            12             5            6          50
                            ------        ------        ------       ------      ------
NET INCOME..............    $   38        $   52        $   11       $   12      $  116
                            ======        ======        ======       ======      ======


  The accompanying notes to financial statements are an integral part of these statements.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (In Thousands)

                                                   Treasury
                                   Common Stock      Stock
                                   ------------- -------------  Retained
                                   Shares Amount Shares Amount  Earnings Total
                                   ------ ------ ------ ------  -------- -----
BALANCE, SEPTEMBER 30, 1994.......  250    $--    750   $(216)    $243   $ 27
  Net income......................  --      --    --      --        38     38
                                    ---    ----   ---   -----     ----   ----
BALANCE, SEPTEMBER 30, 1995.......  250     --    750    (216)     281     65
  Net income......................  --      --    --      --        52     52
                                    ---    ----   ---   -----     ----   ----
BALANCE, SEPTEMBER 30, 1996.......  250     --    750    (216)     333    117
  Net income......................  --      --    --      --        11     11
                                    ---    ----   ---   -----     ----   ----
BALANCE, SEPTEMBER 30, 1997.......  250     --    750    (216)     344    128
  Net income (unaudited)..........  --      --    --      --       116    116
                                    ---    ----   ---   -----     ----   ----
BALANCE, JUNE 30, 1998 (unau-
 dited)...........................  250    $--    750   $(216)    $460   $244
                                    ===    ====   ===   =====     ====   ====



  The accompanying notes to financial statements are an integral part of these statements.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                          INCREASE (DECREASE) IN CASH

                                                                   Nine Months Nine Months
                          Year Ended    Year Ended    Year Ended      Ended       Ended
                         September 30, September 30, September 30,  June 30,    June 30,
                             1995          1996          1997         1997        1998
                         ------------- ------------- ------------- ----------- -----------
                                                                   (Unaudited) (Unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income.............     $  38         $ 52          $  11        $ 12        $116
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
  Depreciation and
   amortization.........        48           49             60          41          39
  Changes in assets and
   liabilities:
   Accounts receivable..       --           --             --          --           (2)
   Inventories..........       (11)           9             (1)        (13)        (12)
   Prepaid assets.......        (7)           3              3           4         (19)
   Deposits.............       --           --             --          --          (13)
   Deferred tax asset...        (1)           1             (1)         (2)          2
   Accounts payable.....       --           (10)           --            4         (23)
   Income taxes
    payable.............       (20)           7              3           4          42
   Accrued liabilities,
    salaries and
    deferred rent
    expense.............        28            4             46         121          59
                             -----         ----          -----        ----        ----
    Net cash provided by
     operating
     Activities.........        75          115            121         171         189
                             -----         ----          -----        ----        ----
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Acquisition of property
  and equipment.........      (143)         (10)          (159)        (69)         (2)
 Amounts paid for non-
  compete agreements....       (63)         --             --          --          --
 Amounts paid for
  franchise agreements..       (25)         --             (25)        (26)        --
                             -----         ----          -----        ----        ----
    Net cash used in
     investing
     activities.........      (231)         (10)          (184)        (95)         (2)
                             -----         ----          -----        ----        ----
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from issuance
  of debt...............       160          --             --          --          --
 Principal payments on
  debt..................       (21)         (27)           (32)        (24)        (80)
                             -----         ----          -----        ----        ----
    Net cash provided by
     (used in) financing
     activities.........       139          (27)           (32)        (24)        (80)
                             -----         ----          -----        ----        ----
NET (DECREASE) INCREASE
 IN CASH................       (17)          78            (95)         52         107
CASH, beginning of
 period.................       100           83            161         161          66
                             -----         ----          -----        ----        ----
CASH, end of period.....     $  83         $161          $  66        $213        $173
                             =====         ====          =====        ====        ====

  The accompanying notes to financial statements are an integral part of these statements.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                                 (In Thousands)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

  Cash paid for interest was approximately $21, $11, $8, $6 (unaudited) and $4 (unaudited) for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June 30, 1997 and 1998, respectively.

  Cash paid for income taxes was approximately $17, $2, $1, $1 (unaudited) and $1 (unaudited) for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June 30, 1997 and 1998, respectively.



  The accompanying notes to financial statements are an integral part of these statements.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                     (Including Notes to Unaudited Periods)

1. DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

  Chocolate Chip Cookies of Texas, Inc. (the "Company"), a Texas corporation, was incorporated in 1981. The Company operates retail stores which sell freshly baked cookies and other food products. The Company's stores are franchised from Great American Cookie Company, Inc. ("GACC"). As of June 30, 1998, the Company owned and operated six stores, of which five are located in Texas and one in Louisiana.

  The Company's business follows seasonal trends and is also affected by climate and weather conditions. The Company experiences its highest revenues in the first fiscal quarter. Because the Company's stores are all located in shopping malls, the Company's sales performance is significantly dependent on the performance of those malls. As a franchisee of GACC, substantially all of the Company's sales are derived from products purchased from GACC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

 Fair Value of Financial Instruments

  The Company's financial instruments consist primarily of cash, accounts payable and debt instruments. The carrying value of those instruments reported in the balance sheets are considered to estimate their respective fair values due to the short-term nature of such instruments and the current interest rate environment.

 Inventories

  Inventories are stated at the lower of cost or market value. Cost is determined using the FIFO (first-in, first-out) method (see Note 3).

 Property and Equipment

  Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the useful life of the improvement or the remaining term of the applicable lease. The depreciable lives of equipment, fixtures and vehicles range from five to ten years.

  Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. On retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

 Intangibles

  Intangibles primarily consist of franchise fees paid to GACC and amounts paid for non-compete agreements between the Company and various other parties. Intangibles are being amortized on a straight-line

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                     (Including Notes to Unaudited Periods)

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

basis over the lives of the agreements, which are generally ten years for franchise agreements and three years for non-compete agreements.

 Income Taxes

  The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

 Revenue Recognition

  Revenues generated from the Company's stores are recognized at the point of sale.

 Sources of Supply

  The Company currently buys a significant amount of its food products and supplies from GACC and an unrelated supplier. In accordance with the franchise agreement, the Company must buy its food products from GACC (see Note 6). Management believes that the Company could obtain its supplies from numerous other suppliers at comparable prices and terms.

 Long-Lived Assets

  The Company assesses and measures for impairment of long-lived assets, including intangibles, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether assets are recoverable. The Company assesses impairment of long-lived assets at the store level, which the Company believes is the lowest level for which there are identifiable cash flows that are independent of other groups of assets. As of June 30, 1998, the Company does not consider any of its long-lived assets to be impaired.

 Recent Accounting Pronouncements

  During the nine months ended June 30, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Comprehensive Income", SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", and SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Company does not expect that these statements will have a significant impact on its financial statements.

 Interim Financial Statements

  The financial statements as of and for the nine months ended June 30, 1998, and for the nine months ended June 30, 1997, are unaudited. In the opinion of management, these financial statements have been presented on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. These interim financial statements are not necessarily indicative of the results that may be achieved for the full fiscal year.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                     (Including Notes to Unaudited Periods)

3. INVENTORIES

  The Company's inventories consist of the following as of September 30, 1996 and 1997 and June 30, 1998:

                                         September 30, September 30,  June 30,
                                             1996          1997         1998
                                         ------------- ------------- -----------
                                                                     (Unaudited)
   Food.................................    $12,000       $13,000      $23,000
   Beverages............................      3,000         3,000        4,000
   Supplies.............................      6,000         6,000        7,000
                                            -------       -------      -------
                                            $21,000       $22,000      $34,000
                                            =======       =======      =======

4. LONG-TERM DEBT

  As of September 30, 1996 and September 30, 1997, long-term debt consisted of a promissory note payable to Wells Fargo Bank secured by the property and equipment of the Company. The note was originally issued by the Company on October 17, 1994 with a variable interest rate equal to the prime rate. As of September 30, 1997 the interest rate on the note was 8.50%. During April 1998, the note was paid in full.

5. INCOME TAXES

  The components of the provision for income taxes for the years ended September 30, 1995, 1996 and 1997 and the nine months ended June 30, 1997 and 1998 are as follows:

                            September 30, September 30, September 30,  June  30,   June  30,
                                1995          1996          1997         1997        1998
                            ------------- ------------- ------------- ----------- -----------
                                                                      (Unaudited) (Unaudited)
   Federal:
     Current...............    $11,000       $11,000       $ 5,000      $ 8,000     $44,000
     Deferred..............     (1,000)          --         (1,000)      (2,000)      2,000
   State:
     Current...............      2,000         1,000         1,000          --        4,000
                               -------       -------       -------      -------     -------
   Total...................    $12,000       $12,000       $ 5,000      $ 6,000     $50,000
                               =======       =======       =======      =======     =======

  The differences between income taxes at the statutory income tax rate and income taxes reported in the statements of operations are as follows for the years ended September 30, 1995, 1996 and 1997 and the nine months ended June 30, 1997 and 1998:

                                                                       Nine Months Nine Months
                                                                          Ended       Ended
                             September 30, September 30, September 30,  June 30,    June 30,
                                 1995          1996          1997         1997        1998
                             ------------- ------------- ------------- ----------- -----------
                                                                       (Unaudited) (Unaudited)
   Federal statutory rate..        15%           15%           15%          15%         30%
   State franchise taxes...         4             2             6          --            2
   Other...................         5             2            10           18          (2)
                                  ---           ---           ---          ---         ---
                                   24%           19%           31%          33%         30%
                                  ===           ===           ===          ===         ===

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                     (Including Notes to Unaudited Periods)

  The significant components of the Company's deferred income tax assets and liabilities at September 30, 1996 and 1997 and June 30, 1998 are as follows:

                                       September 30, September 30,  June 30,
                                           1996          1997         1998
                                       ------------- ------------- -----------
                                                                   (Unaudited)
   Deferred income tax assets:
     Deferred rent expense............    $ 3,000      $  5,000     $ 10,000
     Amortization of non-compete
      agreements and franchise
      agreements......................      6,000         9,000       20,000
                                          -------      --------     --------
       Total deferred income tax
        assets........................      9,000        14,000       30,000
   Deferred income tax liabilities:
     Accumulated depreciation.........     (7,000)      (11,000)     (29,000)
                                          -------      --------     --------
   Net deferred income tax assets.....    $ 2,000      $  3,000     $  1,000
                                          =======      ========     ========

6. RELATED-PARTY TRANSACTIONS

 Related-Party Operating Leases

  The Company leases retail store facilities under long-term noncancelable operating lease agreements with remaining terms of one to nine years from GACC. The future minimum lease payments due under these operating leases as of September 30, 1997 are as follows:

   Year Ending September 30,
   -------------------------
   1998........................................................... $  185,000
   1999...........................................................    185,000
   2000...........................................................    192,000
   2001...........................................................    193,000
   2002...........................................................    166,000
   Thereafter.....................................................    326,000
                                                                   ----------
                                                                   $1,247,000
                                                                   ==========

  Each of these leases provides for contingent rentals based on gross revenues. Total rental expense, which has been accounted for on a straight-line basis for escalating leases included above, for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June 30, 1997 and 1998 was approximately $280,000, $299,000, $335,000, $239,000 (unaudited) and $219,000 (unaudited), respectively.

 Franchise Royalties

  The Company pays GACC franchise royalties in connection with its franchise agreements with GACC. Franchise royalties are calculated as 7% of gross revenues (as defined in the individual agreements). During the years ended September 30, 1995, 1996 and 1997 and the nine months ended June 30, 1997 and 1998, the Company incurred approximately $152,000, $163,000, $185,000, $132,000
(unaudited) and $158,000 (unaudited), respectively, for franchise royalties, which are included as part of selling and store occupancy costs in the accompanying statements of operations. As of September 30, 1996 and 1997 and June 30, 1998, approximately $13,000, $15,000 and $17,000 (unaudited), respectively, in franchise royalties were payable to GACC.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                     (Including Notes to Unaudited Periods)

6.RELATED PARTY TRANSACTIONS (Continued)

 Inventory

  The Company, in connection with its franchise agreements with GACC, purchases the majority of its inventories from GACC. During the years ended September 30, 1995, 1996 and 1997 and the nine months ended June 30, 1997 and 1998, the Company purchased approximately $311,000, $348,000, $387,000, $298,000
(unaudited) and $327,000 (unaudited), respectively, in inventories from GACC. As of September 30, 1996 and 1997 and June 30, 1998, approximately $12,000, $14,000 and $15,000 (unaudited), respectively, were payable to GACC related to inventory purchases.

7. SUBSEQUENT EVENT

  On August 24, 1998, the Company sold 100 percent of its common stock to Mrs. Fields' Original Cookies, Inc.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Combined Karp Entities:

  We have audited the accompanying combined balance sheets of the Combined Karp Entities (the "Company") identified in Note 1 as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1995, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Combined Karp Entities as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1995, 1996 and 1997 in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Salt Lake City, Utah
October 6, 1998

                           THE COMBINED KARP ENTITIES

                            COMBINED BALANCE SHEETS
                                 (In Thousands)

                                     ASSETS

                                          December 31, December 31,  June  30,
                                              1996         1996        1998
                                          ------------ ------------ -----------
                                                                    (Unaudited)
CURRENT ASSETS:
  Cash...................................    $  179       $  176      $   98
  Inventories............................        57           54          62
  Prepaid assets.........................        42           34          31
                                             ------       ------      ------
    Total current assets.................       278          264         191
                                             ------       ------      ------
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements.................       803          803         803
  Equipment and fixtures.................       460          460         462
                                             ------       ------      ------
                                              1,263        1,263       1,265
  Less accumulated depreciation..........      (617)        (718)       (768)
                                             ------       ------      ------
    Net property and equipment...........       646          545         497
                                             ------       ------      ------
OTHER ASSETS:
  Deposits...............................        42           37          35
  Intangibles, net of accumulated
   amortization of $159, $179 and $191,
   respectively..........................       136          121         111
                                             ------       ------      ------
    Total other assets...................       178          158         146
                                             ------       ------      ------
NON-CURRENT DEFERRED TAX ASSET...........         8           20          23
                                             ------       ------      ------
    Total assets.........................    $1,110       $  987      $  857
                                             ======       ======      ======


            The accompanying notes to combined financial statements
                 are an integral part of these balance sheets.

                           THE COMBINED KARP ENTITIES

                                 (In Thousands)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                          December 30, December 30,  June 30,
                                              1996         1997        1998
                                          ------------ ------------ -----------
                                                                    (Unaudited)
CURRENT LIABILITIES:
  Accounts payable.......................    $   39       $   95      $    63
  Accrued salaries.......................        55           52           42
  Accrued liabilities....................       123          121          107
  Income taxes payable...................       128          142          147
                                             ------       ------      -------
    Total current liabilities............       345          410          359
                                             ------       ------      -------
RELATED-PARTY PAYABLES...................        23           23           23
                                             ------       ------      -------
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY:
  Common stock (Note 5)..................        90           90           90
  Additional paid-in capital.............     1,324        1,452        1,536
  Accumulated deficit....................      (672)        (988)      (1,151)
                                             ------       ------      -------
    Total stockholders' equity...........       742          554          475
                                             ------       ------      -------
    Total liabilities and stockholders'
     equity..............................    $1,110       $  987      $   857
                                             ======       ======      =======


            The accompanying notes to combined financial statements
                 are an integral part of these balance sheets.

                           THE COMBINED KARP ENTITIES

                       COMBINED STATEMENTS OF OPERATIONS
                                 (In Thousands)

                                                                Six Months  Six Months
                          Year Ended   Year Ended   Year Ended     Ended       Ended
                         December 31, December 31, December 31,  June 30,    June 30,
                             1995         1996         1997        1997        1998
                         ------------ ------------ ------------ ----------- -----------
                                                                (Unaudited) (Unaudited)
NET STORE SALES.........    $2,342       $2,445       $2,500      $1,144      $1,181
                            ------       ------       ------      ------      ------
OPERATING COSTS:
  Food cost of sales....       614          668          683         336         339
  Selling and store
   occupancy costs......     1,421        1,488        1,635         788         744
  General and
   administrative.......       192          199          238         101         114
  Depreciation and
   amortization.........       104          127          121          59          62
                            ------       ------       ------      ------      ------
    Total operating
     costs..............     2,331        2,482        2,677       1,284       1,259
                            ------       ------       ------      ------      ------
    Income (loss) from
     operations.........        11          (37)        (177)       (140)        (78)
INTEREST EXPENSE........       (54)         (30)         (18)         (9)         (7)
                            ------       ------       ------      ------      ------
    Loss before
     provision for
     income taxes.......       (43)         (67)        (195)       (149)        (85)
PROVISION FOR INCOME
 TAXES..................       (26)         (19)         (15)         (4)         (6)
                            ------       ------       ------      ------      ------
NET LOSS................    $  (69)      $  (86)      $ (210)     $ (153)     $  (91)
                            ======       ======       ======      ======      ======


            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                           THE COMBINED KARP ENTITIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (In Thousands)

                                               Additional    Accumulated
                                Common Stock Paid-In Capital   Deficit   Total
                                ------------ --------------- ----------- -----
BALANCE, DECEMBER 31, 1994.....     $90          $  398        $   (13)  $ 475
  Distributions................     --              --            (137)   (137)
  Net loss.....................     --              --             (69)    (69)
                                    ---          ------        -------   -----
BALANCE, DECEMBER 31, 1995.....      90             398           (219)    269
  Distributions................     --              --            (367)   (367)
  Capital contributions........     --              926            --      926
  Net loss.....................     --              --             (86)    (86)
                                    ---          ------        -------   -----
BALANCE, DECEMBER 31, 1996.....      90           1,324           (672)    742
  Distributions................     --              --            (106)   (106)
  Capital contributions........     --              128            --      128
  Net loss.....................     --              --            (210)   (210)
                                    ---          ------        -------   -----
BALANCE, DECEMBER 31, 1997.....      90           1,452           (988)    554
  Distributions (unaudited)....     --              --             (72)    (72)
  Capital contributions
   (unaudited).................     --               84            --       84
  Net loss (unaudited).........     --              --             (91)    (91)
                                    ---          ------        -------   -----
BALANCE, JUNE 30, 1998
 (unaudited)...................     $90          $1,536        $(1,151)  $ 475
                                    ===          ======        =======   =====


            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                           THE COMBINED KARP ENTITIES

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                          INCREASE (DECREASE) IN CASH

                                                                Six Months  Six Months
                          Year Ended   Year Ended   Year Ended     Ended       Ended
                         December 31, December 31, December 31,  June 30,    June 30,
                             1995         1996         1997        1997        1998
                         ------------ ------------ ------------ ----------- -----------
                                                                (Unaudited) (Unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss...............    $ (69)       $ (86)       $(210)       $(153)      $(91)
 Adjustments to
  reconcile net loss to
  net cash provided by
  (used in) operating
  activities:
  Depreciation and
   amortization.........      104          127          121           59         62
  Changes in assets and
   liabilities:
   Related-party
    receivables.........      (79)         143          --           --         --
   Inventories..........      --           --             3          --          (8)
   Prepaid assets.......       (5)           5            8           11          3
   Deposits.............        1          (11)           5            5          2
   Deferred taxes.......       (2)          (9)         (12)          (7)        (3)
   Accounts payable.....       38          (52)          56           25        (32)
   Accrued salaries.....      --            17           (3)         (15)       (10)
   Accrued liabilities..       15           13           (2)         (21)       (14)
   Income taxes
    payable.............       13           14           14            3          5
   Related-party
    payables............       69         (567)         --           --         --
                            -----        -----        -----        -----       ----
    Net cash provided by
     (used in) operating
     activities.........       85         (406)         (20)         (93)       (86)
                            -----        -----        -----        -----       ----
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Acquisition of property
  and equipment.........      (13)        (111)         --           --          (2)
 Acquisition of
  intangibles...........        4          (20)          (5)          (5)        (2)
 Distributions..........     (137)        (367)        (106)         (66)       (72)
 Additional investment..      --           926          128           62         84
                            -----        -----        -----        -----       ----
    Net cash provided by
     (used in) investing
     activities.........     (146)         428           17           (9)         8
                            -----        -----        -----        -----       ----
NET INCREASE (DECREASE)
 IN CASH................      (61)          22           (3)        (102)       (78)
CASH, beginning of
 period.................      218          157          179          179        176
                            -----        -----        -----        -----       ----
CASH, end of period.....    $ 157        $ 179        $ 176        $  77       $ 98
                            =====        =====        =====        =====       ====

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                           THE COMBINED KARP ENTITIES

SUPPLEMENTAL DISCLOSURE OF COMBINED CASH FLOW INFORMATION:

  Cash paid for interest was approximately $40,000, $18,000, $18,000, $9,000 (unaudited) and $7,000 (unaudited) for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998, respectively.

  Cash paid for income taxes was approximately $18,000, $10,000, $10,000, $2,000 (unaudited) and $1,000 (unaudited) for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998, respectively.

  During the year ended December 31, 1996, related-party payables of Hot White Plains Cookies, Inc, Hot Roosevelt Cookies, Inc. and Hot Rockaway Cookies of approximately $364,000, $264,000 and $198,000, respectively, were forgiven and accounted for as capital contributions to these entities.

  During the year ended December 31, 1996 and December 31,1997, related party receivables of Hot Barton and Northpark Cookies, Inc. and Northpark Cookies, Inc. of approximately $71,000 and $0 and $120,000 and $4,000, respectively, were distributed to stockholders.


            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                          THE COMBINED KARP ENTITIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                    (Including Notes to Unaudited Periods)

1. DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

  The Combined Karp Entities (the "Company") established operations on the following dates under the laws of the respective states:

                                                Structure of    State of     State of
           Company             Inception date      Entity     Incorporation Operation
           -------           ------------------ ------------- ------------- ----------
   Hot Barton and Northpark
    Cookies, Inc...........  August 6, 1981     C-corporation    Georgia    New Jersey
   Northpark Cookies,
    Inc....................  October 5, 1981    C-corporation    Iowa       Iowa
   Crossroads Cookies,
    Inc....................  December 9, 1981   C-corporation    Georgia    Oklahoma
   Quail Springs Cookies,
    Inc....................  April 20, 1982     C-corporation    Georgia    Oklahoma
   Westgate Cookies, Inc...  August 30, 1982    S-corporation    Texas      Texas
   Hot White Plains
    Cookies, Inc...........  September 23, 1992 S-corporation    Georgia    New York
   Hot Roosevelt Cookies,
    Inc....................  April 7, 1993      S-corporation    Georgia    New York
   Hot Rockaway Cookies....  April 11, 1996          --          Florida    New Jersey

  Northpark Cookies, Inc.'s status of incorporation became inactive as of November 25, 1987. The successor in interest is Hot Barton and Northpark Cookies, Inc.

  The ASK & MSK Family Limited Partnership-II(B), Inc. (the "Partnership") was incorporated in Florida on April 11, 1996. On this date, the Partnership acquired Hot Roosevelt Cookies, Inc. and Hot White Plains Cookies, Inc. As these entities share common control, these acquisitions were accounted for in a manner similar to a pooling of interests. In addition, on April 11, 1996, the Partnership invested in the Hot Rockaway Cookies store.

  The Company operates retail stores that sell freshly baked cookies and other food products. The retail stores are franchised from Great American Cookie Company, Inc. ("GACC").

  The entities that make up the Company have various fiscal year ends which have been recast to December 31 for purposes of these combined financial statements. These fiscal year ends are as follows:

              Company                                           Fiscal Year End
              -------                                           ---------------
   Hot Barton and Northpark Cookies, Inc.......................   July 31
   Northpark Cookies, Inc......................................   July 31
   Crossroads Cookies, Inc.....................................   November 30
   Quail Springs Cookies, Inc..................................   November 30
   Westgate Cookies, Inc.......................................   December 31
   Hot White Plains Cookies, Inc...............................   December 31
   Hot Roosevelt Cookies, Inc..................................   December 31
   Hot Rockaway Cookies........................................   December 31

                           THE COMBINED KARP ENTITIES

                     (Including Notes to Unaudited Periods)

  The Company's business follows seasonal trends and is affected by climate and weather conditions. The Company experiences its highest revenues in the fourth quarter. Because the stores are located in shopping malls, sales performance is significantly dependent on the performance of those malls. As a franchisee of GACC, substantially all of the Entities' sales are derived from products purchased from GACC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The individuals entities included within the combined financial statements operate under similar ownership and common control. All significant intercompany balances and transactions have been eliminated in the combination.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

 Fair Value of Financial Instruments

  The Company's financial instruments consist primarily of cash, accounts payable and related-party payables. The carrying value of cash and accounts payable reported in the combined balance sheets are considered to approximate their respective fair values due to the short-term nature of such instruments and the current interest rate environment. The fair value of related-party payables at prevailing market rates is estimated to be $25,000 as of December 31, 1996, 1997 and June 30, 1998.

 Inventories

  Inventories are stated at the lower of cost or market value. Cost is determined using the FIFO (first-in, first-out) method (see Note 3).

 Property and Equipment

  Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the useful life of the improvement or the remaining term of the applicable lease. The depreciable lives of equipment and fixtures are ten years.

  Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. On retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in the statement of operations.

 Intangibles

  Intangibles consist primarily of franchise fees and store operating lease costs paid to GACC. Intangibles are being amortized on a straight-line basis over the lives of the franchise or lease agreements, which are generally ten years.

                           THE COMBINED KARP ENTITIES

                     (Including Notes to Unaudited Periods)

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

 Income Taxes

  The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events that have been recognized in the combined financial statements or tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

 Revenue Recognition

  Revenues generated from the combined stores are recognized at the point of sale.

 Sources of Supply

  The Company currently buys a significant portion of their food products and supplies from GACC and an unrelated supplier. In accordance with the franchise agreements, the Company must buy its food products from GACC (see Note 6). Management believes that the Company could obtain its supplies from numerous other suppliers at comparable prices and terms.

 Long-Lived Assets

  The Company assesses and measures for impairment of long-lived assets, including intangibles, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long- Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether assets are recoverable. The Company assesses impairment of long-lived assets at the store level, which management believes is the lowest level for which there are identifiable cash flows that are independent of other groups of assets. As of June 30, 1998, the Company does not consider any of its long-lived assets to be impaired.

 Recent Accounting Pronouncements

  During the six months ended June 30, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Comprehensive Income", SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" and SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Company does not expect the implementation of these pronouncements will have a significant impact on its financial statements.

 Interim Combined Financial Statements

  The combined financial statements as of and for the six months ended June 30, 1998 and for the six months ended June 30, 1997 are unaudited. In the opinion of management, these combined financial statements have been presented on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the combined financial position and results of operations for these periods. These combined interim financial statements are not necessarily indicative of the results that may be achieved for the full fiscal year.

                           THE COMBINED KARP ENTITIES

                     (Including Notes to Unaudited Periods)

3. INVENTORIES

  The Company's inventories consist of the following as of December 31, 1996 and 1997 and June 30, 1998:

                                           December 31, December 31,  June 30,
                                               1996         1997        1998
                                           ------------ ------------ -----------
                                                                     (Unaudited)
   Food...................................   $38,000      $33,000      $40,000
   Beverages..............................     5,000        6,000        7,000
   Supplies...............................    14,000       15,000       15,000
                                             -------      -------      -------
                                             $57,000      $54,000      $62,000
                                             =======      =======      =======

4. INCOME TAXES

  The following four entities are not included in income tax calculations due to their status as S-corporations or as a business operated within a partnership; Westgate Cookies, Inc., Hot White Plains Cookies, Inc., Hot Roosevelt Cookies, Inc. and Hot Rockaway Cookies. Had these entities been taxable entities, on a pro forma basis, an income tax provision (benefit) of approximately $22,000, $(27,000), $16,000, $(14,000) and $15,000 would have been provided for the years ended December 31, 1995, 1996, 1997 and the six months ended June 30, 1997 and 1998, respectively. Income taxes were provided for all entities with C-corporation status.

  The components of the provision for income taxes for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998 are as follows:

                 December 31, December 31, December 31,  June 30,    June 30,
                     1995         1996         1997        1997        1998
                 ------------ ------------ ------------ ----------- -----------
                                                        (Unaudited) (Unaudited)
   Federal:
     Current....   $10,000      $13,000      $  9,000     $ 4,000     $ 3,000
     Deferred...    (2,000)      (8,000)      (12,000)     (7,000)     (3,000)
   State:
     Current....    18,000       14,000        18,000       7,000       6,000
                   -------      -------      --------     -------     -------
   Total........   $26,000      $19,000      $ 15,000     $ 4,000     $ 6,000
                   =======      =======      ========     =======     =======

  The differences between income taxes at the statutory income tax rate and income taxes reported in the statements of operations are the result of permanent differences.

  The significant components of the Entities' deferred income tax assets and liabilities at December 31, 1996 and 1997 and June 30, 1998 are as follows:

                                          December 31, December 31,  June 30,
                                              1996         1997        1998
                                          ------------ ------------ -----------
                                                                    (Unaudited)
   Deferred income tax assets:
     Accumulated depreciation...........     $5,000      $ 9,000      $11,000
     Net operating loss carryforwards...      3,000        8,000        9,000
     Capital losses in excess of capital
      gains.............................        --         3,000        3,000
                                             ------      -------      -------
       Net deferred income tax assets...     $8,000      $20,000      $23,000
                                             ======      =======      =======

                           THE COMBINED KARP ENTITIES

                     (Including Notes to Unaudited Periods)

5. STOCKHOLDERS' EQUITY

 Share Data

  The individual entities had the following assigned par value, authorized and outstanding shares at December 31, 1996 and 1997, and June 30, 1998:

                                                          Shares     Shares
                     Entity                   Par Value Authorized Outstanding
                     ------                   --------- ---------- -----------
   Hot Barton and Northpark Cookies, Inc. ...   $0.10       1,000        200
   Northpark Cookies, Inc. ..................    0.50   1,000,000    180,000
   Crossroads Cookies, Inc. .................    0.10       2,000      1,000
   Quail Springs Cookies, Inc. ..............    0.10       1,000        500
   Westgate Cookies, Inc. ...................    0.10       1,000      1,000
   Hot White Plains Cookies, Inc. ...........    0.01      10,000        500
   Hot Roosevelt Cookies, Inc. ..............    0.01      10,000        500

 Capital Contributions

  The individual entities received the following capital contributions:

                                       Year Ended   Year Ended   Six Months
                                      December 31, December 31,     Ended
                 Entity                   1996         1997     June 30, 1998
                 ------               ------------ ------------ -------------
   Hot Barton and Northpark Cookies,
    Inc. ............................   $    --      $  7,000      $   --
   Northpark Cookies, Inc. ..........        --           --         7,000
   Crossroads Cookies, Inc. .........        --           --           --
   Quail Springs Cookies, Inc. ......        --           --           --
   Westgate Cookies, Inc. ...........        --           --           --
   Hot White Plains Cookies, Inc. ...    428,000       46,000       15,000
   Hot Roosevelt Cookies, Inc. ......    300,000       27,000       12,000
   Hot Rockaway Cookies..............    198,000       48,000       50,000
                                        --------     --------      -------
                                        $926,000     $128,000      $84,000
                                        ========     ========      =======

 Distributions

  The individual entities made the following distributions to stockholders:

                                       Year Ended   Year Ended   Six Months
                                      December 31, December 31,     Ended
                 Entity                   1996         1997     June 30, 1998
                 ------               ------------ ------------ -------------
   Hot Barton and Northpark Cookies,
    Inc. ............................  $ (71,000)   $     --      $    --
   Northpark Cookies, Inc. ..........   (120,000)      (4,000)         --
   Crossroads Cookies, Inc. .........    (24,000)      (3,000)         --
   Quail Springs Cookies, Inc. ......    (45,000)     (45,000)     (30,000)
   Westgate Cookies, Inc. ...........   (107,000)     (54,000)     (42,000)
   Hot White Plains Cookies, Inc. ...        --           --           --
   Hot Roosevelt Cookies, Inc. ......        --           --           --
   Hot Rockaway Cookies..............        --           --           --
                                       ---------    ---------     --------
                                       $(367,000)   $(106,000)    $(72,000)
                                       =========    =========     ========

                           THE COMBINED KARP ENTITIES

                     (Including Notes to Unaudited Periods)


6. RELATED-PARTY TRANSACTIONS

 Related-party Operating Leases

  The Company leases retail store facilities under long-term noncancelable operating lease agreements with remaining terms of one to nine years from GACC. The future minimum lease payments due under these operating leases as of December 31, 1997 are as follows:

   Year Ending December 31,
   ------------------------
   1998............................................................ $  370,000
   1999............................................................    347,000
   2000............................................................    240,000
   2001............................................................    222,000
   2002............................................................    110,000
   Thereafter......................................................    152,000
                                                                    ----------
                                                                    $1,441,000
                                                                    ==========

  Each of these leases provides for contingent rentals based upon gross revenues. Total rental expense, which has been accounted for on a straight-line basis for escalating leases included above, for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998 was approximately $457,000, $486,000, $553,000, $276,000 (unaudited) and $225,000
(unaudited), respectively.

 Franchise Royalties

  The Company pays GACC franchise royalties in connection with its franchise agreements with GACC. Franchise royalties are calculated as 7% of gross revenues (as defined in the individual agreements). During the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, the Company incurred approximately $164,000, $165,000, $175,000, $80,000
(unaudited) and $83,000 (unaudited), respectively, for franchise royalties, which are included as part of selling and store occupancy costs in the accompanying combined statements of operations. As of December 31, 1996 and 1997 and June 30, 1998, approximately $21,000, $21,000 and $14,000 (unaudited), respectively, in franchise royalties were payable to GACC.

 Inventory

  The Company, in connection with its franchise agreements with GACC, purchases the majority of its inventory from GACC. During the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, the Company purchased approximately $372,000, $406,000, $425,000, $190,000
(unaudited) and $178,000 (unaudited), respectively, in inventory from GACC. As of December 31, 1996 and 1997 and June 30, 1998, approximately $14,000, $24,000 and $8,000 (unaudited), respectively, were payable to GACC related to inventory purchases.

 Related-party Payables

  The related-party payables of $23,000, $23,000 and $23,000 (unaudited) as of December 31, 1996, December 31, 1997 and June 30, 1998 represent loans from stockholders to Hot Barton and Northpark Cookies, Inc. These loans are non-interest bearing and have no specific payment terms or maturity dates.

                           THE COMBINED KARP ENTITIES

                     (Including Notes to Unaudited Periods)

 Management Fees

  Each entity was responsible for paying management fees to a company owned by a related party. For the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998, the Entities paid approximately $24,000, $60,000, $80,000, $40,000 (unaudited) and $40,000 (unaudited), respectively, in management fees. As of December 31, 1996 and 1997 and June 30, 1998 approximately $5,000, $7,000 and $7,000 (unaudited), respectively, were payable to a related party for management fees.

7. SUBSEQUENT EVENT

  On July 29, 1998, the Entities entered into individual Asset Purchase Agreements with Mrs. Fields' Original Cookies, Inc. In accordance with these agreements, Mrs. Fields' Original Cookies, Inc. purchased the following assets of the entities: leasehold rights and interests, tangible personal property, such as inventories and property and equipment, certain agreements between the sellers and GACC, customer and vendor lists, recipes and production techniques, store petty cash, deposits and prepaid expenses. On September 9, 1998, the agreements were completed.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Partners
The Cookie Conglomerate, Inc., Cookie Conglomerate, L.L.P., and The Cookie Conglomerate of Carolina Place, Inc.

We have audited the accompanying combined balance sheets of THE COOKIE CONGLOMERATE, INC. AND AFFILIATES (The Cookie Conglomerate, L.L.P. and The Cookie Conglomerate of Carolina Place, Inc.) as of December 31, 1997 and 1996 and the related combined statements of operations, changes in equity [deficit] and cash flows for the years then ended. These financial statements are the responsibility of the Companies' and Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of THE COOKIE CONGLOMERATE, INC. AND AFFILIATES as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Habif, Arogeti & Wynne, P.C.
Atlanta, Georgia

November 12, 1998

                  THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS

                                  DECEMBER 31,

                                     ASSETS

                                                          1997         1996
                                                       -----------  ----------
Current assets
--------------
Cash.................................................  $   227,385  $  184,963
Advances.............................................            0           0
Inventories..........................................       52,029      61,909
Prepaid expenses.....................................       26,993      33,064
                                                       -----------  ----------
Total current assets.................................      306,407     279,936
                                                       -----------  ----------

Property and equipment, at cost
-------------------------------
Equipment............................................      720,050     688,156
Fixtures.............................................      174,103     174,103
Leasehold improvements...............................      679,892     679,892
                                                       -----------  ----------
                                                         1,574,045   1,542,151
Accumulated depreciation.............................   (1,099,171)  ( 938,942)
                                                       -----------  ----------
                                                           474,874     603,209
                                                       -----------  ----------

Other assets
------------
Deposits.............................................       34,450      34,450
Franchise costs, net of accumulated amortization of
 $61,456 for 1997 and $49,122 for 1996...............       73,544      85,936
Organizational costs, net of accumulated amortization
 of $4,004 for 1997 and $6,832 for 1996..............        1,854       3,026
Intangible assets, net of accumulated amortization of
 $13,394 for 1997 and $9,474 for 1996................       45,406      49,326
Loan costs, net of accumulated amortization of $6,999
 for 1997 and $1,729 for 1996........................        4,708       9,978
                                                       -----------  ----------
                                                           159,962     182,716
                                                       -----------  ----------
                                                       $   941,243  $1,065,861
                                                       ===========  ==========

                  See auditors' report and accompanying notes

                  THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS
                                  DECEMBER 31,

                             LIABILITIES AND EQUITY

                                                           1997        1996
                                                         ---------  ----------
Current liabilities
-------------------
 Accounts payable....................................... $ 156,264  $  191,219
 Accrued expenses.......................................   160,482     139,164
 Line-of-credit.........................................    40,000      80,000
 Current portion of long-term debt......................   155,107     176,098
                                                         ---------  ----------
  Total current liabilities.............................   511,853     586,481
                                                         ---------  ----------

Other liabilities
-----------------
 Long-term debt, net of current portion.................   108,671     268,664
 Deferred rent payable..................................    81,998      84,182
                                                         ---------  ----------
                                                           190,669     352,846
                                                         ---------  ----------

Equity (deficit)
----------------
 Common stock, $1 par value, 20,000 shares of Class A
  (voting) authorized and 10,000 shares of Class B
  (nonvoting) authorized; 2,357 shares of Class A issued
  and outstanding.......................................     2,357       2,357
 Additional paid-in capital.............................   473,643     473,643
 Accumulated deficit....................................  (239,117)   (330,174)
 Partner capital (deficit)..............................     1,838     (19,292)
                                                         ---------  ----------
                                                           238,721     126,534
                                                         ---------  ----------
                                                         $ 941,243  $1,065,861
                                                         =========  ==========

                  See auditors' report and accompanying notes

                  THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                             1997       1996
                                                          ---------- ----------
Sales.................................................... $4,202,799 $3,651,231
Food cost of sales.......................................  1,097,277  1,042,314
                                                          ---------- ----------
   Gross profit..........................................  3,105,522  2,608,917
                                                          ---------- ----------
Selling, general, and administrative expenses............  2,787,260  2,519,005
                                                          ---------- ----------
Interest expense.........................................     40,075     56,762
                                                          ---------- ----------
   Net income............................................ $  278,187 $   33,150
                                                          ========== ==========

                  See auditors' report and accompanying notes

                  THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                    COMBINED STATEMENTS OF CHANGES IN EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                    Additional             Partners'
                             Common  Paid-In   Accumulated  Capital
                             Stock   Capital     Deficit   (Deficit)    Total
                             ------ ---------- ----------- ---------  ---------
Balances,
 December 31, 1995.......... $2,357  $473,643   $(255,382) $ (60,217) $ 160,401
Net income (loss)...........                      (71,792)   104,942     33,150
Dividends paid..............                       (3,000)   (64,017)   (67,017)
                             ------  --------   ---------  ---------  ---------
Balances,
 December 31, 1996..........  2,357   473,643    (330,174)   (19,292)   126,534
Net income..................                       91,057    187,130    278,187
Dividends paid..............                            0   (166,000)  (166,000)
                             ------  --------   ---------  ---------  ---------
Balances,
 December 31, 1997.......... $2,357  $473,643   $(239,117) $   1,838  $ 238,721
                             ======  ========   =========  =========  =========

                  See auditors' report and accompanying notes

                  THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                          Increase (Decrease) In Cash

                                                             1997       1996
                                                           ---------  ---------
Cash flows from operating activities
 Net income............................................... $ 278,187  $  33,150
                                                           ---------  ---------
 Adjustments to reconcile net income to net cash
  provided by operating activities
   Depreciation...........................................   160,229    198,535
   Amortization...........................................    22,754     25,882
   Changes in assets and liabilities
    Decrease in advances..................................         0      1,600
    Decrease in inventories...............................     9,880     10,915
    Decrease (Increase) in prepaid expenses...............     6,071     (6,793)
    Decrease in deposits..................................         0      8,767
    Decrease in accounts payable..........................   (34,955)   (56,024)
    Increase in accrued expenses..........................    21,318     34,500
    Increase (Decrease) in deferred rent payable..........    (2,184)    16,830
                                                           ---------  ---------
      Total adjustments...................................   183,113    234,212
                                                           ---------  ---------
  Net cash provided by operating activities...............   461,300    267,362
                                                           ---------  ---------

Cash flows from investing activities
 Acquisition of property and equipment....................   (31,894)   (87,109)
 Franchise costs reimbursed...............................         0      8,000
 Loan costs incurred......................................         0     (9,462)
                                                           ---------  ---------
  Net cash used by investing activities...................   (31,894)   (88,571)
                                                           ---------  ---------

Cash flows from financing activities
 Net proceeds from (payments on) line-of-credit...........   (40,000)    55,000
 Payments on long-term debt...............................  (180,984)  (161,252)
 Dividends paid...........................................  (166,000)   (67,017)
                                                           ---------  ---------
  Net cash used by financing activities...................  (386,984)  (173,269)
                                                           ---------  ---------
        Net increase in cash..............................    42,422      5,522
Cash, beginning of year...................................   184,963    179,441
                                                           ---------  ---------
        Cash, end of year................................. $ 227,385  $ 184,963
                                                           ---------  ---------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the years for
 Interest................................................. $  36,616  $  55,347

                  See auditors' report and accompanying notes

                  THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

A.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Combination Policy

  The accompanying combined financial statements include the accounts of The Cookie Conglomerate Inc., The Cookie Conglomerate, L.L.P., and The Cookie Conglomerate of Carolina Place, Inc., all of which are under common control.

  Intercompany transactions and balances have been eliminated in the combination.

 Nature of Operations

  The Companies and Partnership operate retail cookie stores in North Carolina, South Carolina, and Ohio. The stores are franchised from Great American Cookie Company, Inc., now a subsidiary of Mrs. Fields' Original Cookies, Inc.

 Inventories

  Inventories are valued at the lower of cost or market with cost determined on the first-in, first-out method.

 Property and Equipment

  Property and equipment is carried at cost. Expenditures for maintenance and repairs are expensed currently, while renewals and betterments that materially extend the life of an asset are capitalized. The cost of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation, are eliminated from the accounts, and any resulting gain or loss is recognized.

  Depreciation is provided using both the straight-line and accelerated methods over the estimated useful lives of the assets which are as follows:

      Equipment.......................................... 5 years
      Fixtures........................................... 7 years
      Leasehold improvements............................. Life of related lease

 Franchise Costs

  Franchise costs represent amounts paid to open the stores and for operating under the name of Great American Cookie Company, Inc., now a subsidiary of Mrs. Fields' Original Cookies, Inc. These costs are being amortized over eight to fifteen years using the straight-line method of amortization.

 Organizational Costs

  Organizational costs are carried at cost. Amortization is provided using the straight-line method over a period of sixty months.

 Intangible Assets

  Intangible assets include goodwill and restrictive convenant fees. Goodwill represents the excess of the cost of the Carolina Place franchise over the fair value of its net assets at the date of acquisition. Restrictive convenant fees represent the costs of a non-compete agreement with the previous owners of the Carolina Place franchise. These assets are being amortized on the straight-line method over fifteen years.

 Loan Costs

  Loan costs represent bank loan and closing fees incurred in connection with the procurement of long-term debt. These costs are being amortized over the terms of the related loan agreements, which are two to five years.

                  THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                           DECEMBER 31, 1997 AND 1996

A.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

 Income Taxes

  The Cookie Conglomerate, Inc. and The Cookie Conglomerate of Carolina Place, Inc. elected by unanimous consent of its stockholders to be taxed under the provisions of subchapter S of the Internal Revenue Code. Under those provisions, the Companies do not pay corporate income taxes on their taxable income. Instead, the stockholders are liable for individual income taxes on their respective shares of the Company's taxable income.

  The Cookie Conglomerate, L.L.P. is also not subject to income tax. Income is taxed directly to its partners. On December 30, 1997, the partners elected to become a limited liability partnership under the Georgia Uniform Partnership Act.

 Compensated Absences

  Employees of the Companies and Partnership are entitled to paid vacation, paid sick days and personal days off, depending on job classification, length of service, and other factors. It is impractical to estimate the amount of compensation for future absences, and accordingly, no liability has been recorded in the accompanying financial statements. The Companies' and Partnership's policy is to recognize the costs of compensated absences when actually paid to employees.

 Estimates

  The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

B.LINES-OF-CREDIT

  A summary of the lines-of-credit is as follows:

                                          Collateral            1997    1996
                                          ----------           ------- -------
   Riverside Bank -- $100,000    Guarantee of Ronald Eichel,
    note payable dated           Alan Kuehn, and Cookie
    September 30, 1996 with      Conglomerate, Inc.
    interest payable monthly at
    prime plus 1%. Principal
    payable at maturity on
    September 30, 1997.                                        $     0 $80,000

   Riverside Bank -- $100,000    Inventory, accounts
    note payable dated November  receivable,
    4, 1997 with interest        equipment, general
    payable monthly at prime     intangibles,
    plus 1%. Principal payable   corporate guarantee of Cookie
    at maturity on November 4,   Conglomerate Partnership,
    1998.                        personal guarantees of Ronald
                                 Eichel, Nancy Eichel, and
                                 Alan
                                 Kuehn.                         40,000       0
                                                               ------- -------
                                                               $40,000 $80,000
                                                               ======= =======

                  THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                           DECEMBER 31, 1997 AND 1996

C.LONG-TERM DEBT

  Long-term debt consists of the following at December 31:

                                        Collateral             1997     1996
                                        ----------           -------- --------
   Tony Hege - $160,000 note   Notes and accounts
    payable dated July 18,     receivable,
    1994. Principal payments   inventory, fixtures and
    of $1,905 plus interest    equipment.
    at 9% per annum payable
    monthly beginning August
    10, 1994 until July 10,
    1998 when remaining
    principal due.                                           $ 77,778 $104,762

   Alan Kuehn (stockholder)--  Notes and accounts
    $20,000 note payable at    receivable,
    9%. Interest only payable  inventory, fixtures and
    through December of 1995.  equipment.
    Principal payments of
    $417 plus interest due
    monthly through July 10,
    1998 when remaining
    principal due. Interest
    expense incurred for each
    year totals $3,600.                                        20,000   20,000

   Ron Eichel (stockholder)--  Notes and accounts
    $20,000 note payable at    receivable,
    9%. Interest only payable  inventory, fixtures and
    through December of 1995.  equipment.
    Principal payments of
    $417 plus interest due
    monthly through July 10,
    1998 when remaining
    principal due. Interest
    expense incurred for each
    year totals $3,600.                                        20,000   20,000

   Riverside Bank--$106,222    Inventory, equipment,
    note payable dated         accounts
    September 30, 1996 with    receivable, general
    50 monthly installment     intangibles.
    payments of principal and  Personal guarantees of Ronald
    interest of $2,574         Eichel, Nanci Eichel, Alan
    beginning on October 30,   Kuehn
    1996. Interest at 9.25%.   and corporate guarantee of
    Matures November 30,       Cookie
    2000.                      Conglomerate Partnership.       76,000  100,000

   Riverside Bank--$196,747    Inventory, equipment,
    note payable dated         accounts
    September 30, 1996 with    receivable, general
    25 monthly installment     intangibles.
    payments beginning         Personal guarantees of Ronald
    October 30, 1996 of        Eichel and Alan Kuehn
    principal of $7,870 plus   and corporate guarantee of
    interest at prime plus     Cookie
    1%. Matures October 30,    Conglomerate Partnership.
    1998.                                                      70,000  173,000

   Riverside Bank--$30,837     Inventory, accounts
    note payable dated         receiveable,
    September 30, 1996 with    general intangibles.
    25 monthly installment     Corporate
    payments beginning         guarantee of Cookie
    October 30, 1996 of        Conglomerate
    principal of $1,233 plus   partnership, personal
    interest at 9.25%.         guarantees
    Matures October 30, 1998.  of Ronald Eichel, Nanci
                               Eichel and
                               Alan Kuehn.                          0   27,000
                                                             -------- --------
                                                              263,778  444,762
   Less: Current maturities                                   155,107  176,098
                                                             -------- --------
                                                             $108,671 $268,664
                                                             ======== ========

                  THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                           DECEMBER 31, 1997 AND 1996

C.LONG-TERM DEBT (Continued)

  Following are maturities of long-term debt for each of the next five years:

   December 31,
   ------------
    1998............................................................... $155,107
    1999...............................................................   49,907
    2000...............................................................   49,557
    2001...............................................................    9,207
    2002...............................................................        0
                                                                        --------
                                                                        $263,778
                                                                        ========

D.COMMITMENTS

  The Cookie Conglomerate, Inc. and Affiliates are the lessee of store space in various malls under sublease arrangements with Great American Cookie Company, Inc., now a subsidiary of Mrs. Fields' Original Cookies, Inc. Minimum future lease payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 1997 for each of the next five years and in total are:

   December 31,
   ------------
    1998............................................................  $  481,036
    1999............................................................     454,143
    2000............................................................     297,246
    2001............................................................     237,789
    2002............................................................     195,536
    Thereafter......................................................     353,804
                                                                      ----------
                                                                      $2,019,554
                                                                      ==========

  Additional rental payments are contingent on sales exceeding certain breakpoint levels specified in each lease. Rent expense totaled $640,870 for 1997 and $620,355 for 1996.

  Franchise agreements provide for the Companies and Partnership to pay annual service fees equal to 7% of gross sales. The service fees due the franchiser in connection with these agreements are due on a monthly basis. The franchise agreements end simultaneously with the termination of the lease of the premises in which the cookie facilities are located.

E.SUBSEQUENT EVENT

  The Cookie Conglomerate of Carolina Place, Inc. effectively merged with The Cookie Conglomerate, Inc. on January 1, 1998.

  The Cookie Conglomerate, Inc. and The Cookie Conglomerate, L.L.P. entered into an asset purchase agreement on October 5, 1998 with Mrs. Fields' Original Cookies, Inc. to sell substantially all the assets of the Company and Partnership.

                  THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                             COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                  (Unaudited)

                                     ASSETS

                                                                  September 30,
                                                                       1998
                                                                  -------------
Current assets
--------------
 Cash............................................................   $135,749
 Inventories.....................................................     71,635
 Other current assets............................................      2,011
                                                                    --------
  Total current assets...........................................    209,395
Property and equipment, net......................................    435,604
Intangibles, net.................................................    111,490
Other assets.....................................................     34,451
                                                                    --------
                                                                    $790,940
                                                                    ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
-------------------
 Accounts payable................................................   $101,243
 Accrued expenses................................................     91,213
 Current portion of long-term debt...............................    121,621
                                                                    --------
  Total current liabilities......................................    314,077
Other liabilities
-----------------
 Long-term debt, net of current portion..........................     29,366
                                                                    --------
  Total liabilities..............................................    343,443
                                                                    --------
Stockholders' equity
--------------------
 Common stock, $1 par value, 20,000 shares of Class A [voting]
  authorized and 10,000 Shares of Class B [nonvoting] authorized;
  2,357 shares of Class A issued and outstanding.................      2,357
 Additional paid-in capital......................................    473,643
 Partner capital.................................................     23,629
 Accumulated Deficit.............................................    (52,132)
                                                                    --------
                                                                     447,497
                                                                    --------
                                                                    $790,940
                                                                    ========

                                  See footnote

                  THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                    FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                  (Unaudited)

                                                               1998       1997
                                                            ---------- ----------
Sales...................................................... $2,906,499 $2,926,659
Cost of sales..............................................  2,313,079  2,388,393
                                                            ---------- ----------
  Gross profit.............................................    593,420    538,266
Selling, general, and administrative expenses..............    389,462    380,901
Interest expense...........................................     16,972     27,649
                                                            ---------- ----------
  Net income............................................... $  186,986 $  129,716
                                                            ========== ==========

                                  See footnote

                  THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                    FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                  (Unaudited)

                          Increase (Decrease) In Cash

                                                            1998       1997
                                                          ---------  ---------
Cash flows from operating activities
------------------------------------
Net income..............................................  $ 186,985  $ 129,716
                                                          ---------  ---------
Adjustments to reconcile net income to net cash provided
 by operating activities
 Depreciation & amortization............................    117,584    125,688
 Changes in assets and liabilities
  Increase (decrease) in inventories....................    (19,606)     7,908
  Decrease in prepaid expenses..........................     24,981     28,124
  Decrease in accounts payable & accrued expenses.......   (246,288)  (212,000)
                                                          ---------  ---------
   Total adjustments....................................   (123,329)   (50,280)
                                                          ---------  ---------
    Net cash provided by operating activities...........     63,656     79,436
                                                          ---------  ---------
Cash flows from investing activities
------------------------------------
Acquisition of equipment................................    (64,292)   (25,003)
                                                          ---------  ---------
 Net cash used by investing activities..................    (64,292)   (25,003)
                                                          ---------  ---------
Cash flows from financing activities
------------------------------------
Dividends paid..........................................    (43,906)   (43,365)
Payments on long-term debt and line-of-credit...........    (47,095)   (76,854)
                                                          ---------  ---------
 Net cash used by financing activities..................    (91,001)  (120,219)
                                                          ---------  ---------
  Net decrease in cash..................................    (91,637)   (65,786)
Cash, beginning of period...............................    227,385    184,963
                                                          ---------  ---------
  Cash, end of period...................................  $ 135,748  $ 119,177
                                                          =========  =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
-------------------------------------------------
                                                            1998       1997
                                                          ---------  ---------
Cash paid during the years for interest.................  $  16,972  $  27,649

                                  See footnote

                  THE COOKIE CONGLOMERATE, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (Unaudited)

(1)BASIS OF PRESENTATION

  The accompanying interim unaudited combined financial statements have been prepared by the Company in accordance with the rules and regulations of the Securities and Exchange Commission, and accordingly, do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of management, these combined financial statements reflect all adjustments, which consist only of normal recurring adjustments, which are necessary to present fairly the Company's financial position as of September 30, 1998 and results of operations and cash flows for the nine months ended September 30, 1998 and September 30, 1997. These interim unaudited combined financial statements should be read in conjunction with the audited combined financial statements and notes to it included in this filing.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Pretzelmaker Holdings, Inc. and Subsidiaries
Denver, Colorado

We have audited the accompanying consolidated balance sheet of Pretzelmaker Holdings, Inc. and Subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pretzelmaker Holdings, Inc. and Subsidiaries at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, during 1997 the Company's subsidiary became non-compliant with the covenants under its bank debt agreements and the lender has not agreed to provide waivers. Accordingly, such debt has been reclassified as a current liability since, due to the covenant default, the lender has the right to accelerate the repayment of the loans.

                                     AJ. ROBBINS, PC
                                     CERTIFIED PUBLIC ACCOUNTANTS
                                        AND CONSULTANTS

Denver, Colorado
December 11, 1998

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Pretzelmaker Holdings, Inc. and Subsidiaries
Denver, Colorado
We have audited the accompanying consolidated balance sheet of Pretzelmaker Holdings, Inc. and Subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from inception (February 24, 1995) to December 31, 1995 and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pretzelmaker Holdings, Inc. and Subsidiaries at December 31, 1996, and the results of its operations and its cash flows for the period from inception (February 24, 1995) to December 31, 1995 and for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Denver, Colorado
February 7, 1997

                  PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                          (Substantially all pledged)

                                                December 31,
                                            --------------------- September 30,
                                               1996       1997        1998
                                            ---------- ---------- -------------
                                                                   (Unaudited)
CURRENT ASSETS:
 Cash...................................... $   95,914 $  115,805  $  216,261
 Accounts receivable, net of allowance for
  doubtful
  accounts of $10,000, $10,000 and
  $45,000..................................    485,002    642,821     510,904
 Due from affiliates.......................     77,904     46,129      24,809
 Refundable income taxes...................         --     56,524          --
 Inventories...............................     31,583     74,226      47,400
 Prepaid expenses and supplies.............     14,126        237      22,677
                                            ---------- ----------  ----------
   Total Current Assets....................    704,529    935,742     822,051
                                            ---------- ----------  ----------
PROPERTY AND EQUIPMENT:
 Store fixtures and equipment..............    719,509    872,864     646,598
 Leasehold improvements....................    336,301    416,631     267,233
 Computer equipment........................     54,346     71,761      70,811
 Furniture and fixtures....................     54,264     54,134      34,959
                                            ---------- ----------  ----------
                                             1,164,420  1,415,390   1,019,601
 Less accumulated depreciation and
  amortization.............................    150,336    341,523     453,193
                                            ---------- ----------  ----------
 Net Property and Equipment................  1,014,084  1,073,867     566,408
                                            ---------- ----------  ----------
OTHER ASSETS:
 Intangible assets, net of accumulated
  amortization.............................  1,414,628  1,258,470   1,141,351
 Deferred tax asset........................     62,000     62,000      62,000
 Other assets..............................    122,762     46,880      62,533
 Restricted cash...........................         --     64,575      59,112
                                            ---------- ----------  ----------
   Total Other Assets......................  1,599,390  1,431,925   1,324,996
                                            ---------- ----------  ----------
                                            $3,318,003 $3,441,534  $2,713,455
                                            ========== ==========  ==========

          See accompanying notes to consolidated financial statements

                  PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                              December 31,
                                          ----------------------  September 30,
                                             1996        1997         1998
                                          ----------  ----------  -------------
                                                                   (Unaudited)
CURRENT LIABILITIES:
 Bank debt............................... $      --   $  732,916   $  443,742
 9% Notes payable in 1998................        --      215,587       38,500
 Accounts payable........................    367,904     461,124      330,541
 Accruals and other payables.............     47,810     138,065      185,213
 Income taxes payable....................     70,000      23,449          --
 Deferred initial franchise fees.........    357,760     151,500      214,950
 Current maturities of long-term debt....    151,797      45,647       49,141
 Current portion of non-compete
  agreements.............................    130,416     151,418      168,082
                                          ----------  ----------   ----------
   Total Current Liabilities.............  1,125,687   1,919,706    1,430,169
                                          ----------  ----------   ----------
LONG-TERM OBLIGATIONS:
 Long-term debt, less current
  maturities.............................    288,639     237,130      180,555
 Unsecured promissory notes..............    534,000     540,000      540,000
 Non-compete agreements payable..........    327,221     175,803          --
 Deferred revenues.......................        --          --       180,906
                                          ----------  ----------   ----------
   Total Liabilities.....................  2,275,547   2,872,639    2,331,630
                                          ----------  ----------   ----------
COMMITMENTS AND CONTINGENCIES
 (Note 7)
STOCKHOLDERS' EQUITY:
 Common stock, $0.001 par value; shares
  authorized 1,000,000;
  shares issued and outstanding 135,155..        135         135          135
 Additional paid-in capital..............  1,070,814   1,070,814    1,070,814
 Accumulated deficit.....................    (28,493)   (502,054)    (689,124)
                                          ----------  ----------   ----------
   Total Stockholders' Equity............  1,042,456     568,895      381,825
                                          ----------  ----------   ----------
                                          $3,318,003  $3,441,534   $2,713,455
                                          ==========  ==========   ==========

          See accompanying notes to consolidated financial statements.

                  PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          February 24   Years Ended December     Nine Months Ended
                         (Inception) to          31,               September 30,
                          December 31,  ---------------------  -----------------------
                              1995         1996       1997        1997         1998
                         -------------- ---------- ----------  -----------  ----------
                                                               (Unaudited)  (Unaudited)
REVENUES:
 Franchising............   $  706,410   $1,663,846 $2,026,385  $1,415,632   $1,538,486
 Net company-owned store
  sales.................      254,124    1,061,889  1,818,919   1,222,149    1,038,775
 Initial franchise
  fees..................      435,988      893,099    778,294     593,285      186,202
 Product and equipment
  revenue                     329,523    1,795,262  1,441,815   1,322,613      598,068
                           ----------   ---------- ----------  ----------   ----------
  Total Revenues........    1,726,045    5,414,096  6,065,413   4,553,679    3,361,531
                           ----------   ---------- ----------  ----------   ----------
COSTS AND EXPENSES:
 General and
  administrative
  expenses..............    1,088,763    2,588,832  2,685,646   2,007,944    1,546,513
 Company-owned stores
  expenses..............      275,163    1,104,908  1,815,775   1,370,404      992,336
 Product and equipment
  costs.................      209,910    1,173,866    921,131     895,829      121,254
 Losses on store
  closings and asset
  dispositions..........          --           --     340,491     153,611      108,858
 Litigation settlement..          --           --     148,702     148,702          --
 Depreciation and
  amortization..........      156,382      291,862    402,693     288,566      627,337
 Interest expense.......       89,247      157,242    224,536     171,316      152,303
                           ----------   ---------- ----------  ----------   ----------
  Total Costs and
   Expenses.............    1,819,465    5,316,710  6,538,974   5,036,372    3,548,601
                           ----------   ---------- ----------  ----------   ----------
INCOME (LOSS) BEFORE
 TAXES ON INCOME              (93,420)      97,386   (473,561)   (482,693)    (187,070)
TAXES ON INCOME                   --        32,459        --          --           --
                           ----------   ---------- ----------  ----------   ----------
NET INCOME (LOSS)          $  (93,420)  $   64,927 $ (473,561) $ (482,693)  $ (187,070)
                           ==========   ========== ==========  ==========   ==========




          See accompanying notes to consolidated financial statements

                  PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                              Common Stock  Additional
                             --------------  Paid-in   Accumulated
                             Shares  Amount  Capital     Deficit     Total
                             ------- ------ ---------- ----------- ----------
Balances at February 24,
 1995 (Inception)...........     --   $--   $      --   $     --   $      --
 Issuance of Capital Stock.. 135,155   135   1,070,814        --    1,070,949
 Net loss for the period....     --    --          --     (93,420)    (93,420)
                             -------  ----  ----------  ---------  ----------
Balances at December 31,
 1995....................... 135,155   135   1,070,814    (93,420)    977,529
 Net income for the year....     --    --          --      64,927      64,927
                             -------  ----  ----------  ---------  ----------
Balances at December 31,
 1996....................... 135,155   135   1,070,814    (28,493)  1,042,456
 Net loss for the year......     --    --          --    (473,561)   (473,561)
                             -------  ----  ----------  ---------  ----------
Balances at December 31,
 1997....................... 135,155   135   1,070,814   (502,054)    568,895
 Net loss for the period
  (unaudited)...............     --    --          --    (187,070)   (187,070)
                             -------  ----  ----------  ---------  ----------
Balances at September 30,
 1998 (unaudited)........... 135,155  $135  $1,070,814  $(689,124) $  381,825
                             =======  ====  ==========  =========  ==========





          See accompanying notes to consolidated financial statements

                  PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           February 24,      Years Ended         Nine Months Ended
                          (Inception) to    December 31,           September 30,
                           December 31,  --------------------  ----------------------
                               1995        1996       1997        1997        1998
                          -------------- ---------  ---------  ----------- ----------
                                                               (Unaudited) (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)......    $ (93,420)   $  64,927  $(473,561)  $(482,693) $(187,070)
 Adjustments to
  reconcile net income
  (loss)
  to net cash provided
  by (used in)
  operating activities:
  Depreciation and amor-
   tization.............      156,382      291,862    402,693     288,566    627,337
  Loss on disposal of
   equipment............          --           --     108,890       6,795    (76,601)
  Interest accretion....       73,637       69,974     51,884      38,904     23,161
  Deferred revenues.....          --           --         --          --     180,906
  Deferred income tax-
   es...................      (22,000)     (40,000)       --          --         --
  Accounts receivable
   allowance............        5,000        5,000        --          --      35,000
  Changes in operating
   assets and
   liabilities:
   Accounts receivable..     (172,836)    (211,469)   (81,319)    (52,693)    71,917
   Refundable income
    taxes...............      (23,000)      23,000    (56,524)        --      56,524
   Inventories..........      (11,254)     (18,779)   (42,643)    (60,727)    26,826
   Due from affiliates..          --       (77,904)    31,775      51,565     21,320
   Prepaid expenses and
    supplies............      (14,126)         --      13,889     (24,722)   (22,440)
   Accounts payable.....      147,000      184,788     72,520     255,828   (130,583)
   Accruals and other
    payables............       62,995      (86,315)   110,955      52,476     23,699
   Income taxes pay-
    able................          --        70,000    (46,551)    (70,000)       --
   Deferred initial
    franchise fees......       90,679       16,561   (206,261)   (147,910)    63,450
                            ---------    ---------  ---------   ---------  ---------
 Net Cash Provided by
  (Used in) Operating
  Activities............      199,057      291,645   (114,253)   (144,611)   713,446
                            ---------    ---------  ---------   ---------  ---------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchases of property
  and equipment.........     (445,612)    (665,948)  (278,529)   (161,209)   (75,296)
 Proceeds from sale of
  property and
  equipment.............          --           --     199,564     191,064    166,361
 Purchase of business,
  net of cash acquired..     (333,784)         --         --          --         --
 Other assets...........      (63,003)     (70,451)    80,335      49,972     (7,876)
 Restricted cash........           --           --    (64,575)    (69,560)     5,463
                            ---------    ---------  ---------   ---------  ---------
 Net Cash Provided by
  (Used in) Investing
  Activities............     (842,399)    (736,399)   (63,205)     10,267     88,652
                            ---------    ---------  ---------   ---------  ---------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from issuance
  of capital stock......      795,000          --         --          --         --
 Proceeds from notes
  payable...............      399,000      593,878    518,426     406,728        --
 Principal payments on
  notes payable.........          --       (49,727)  (128,928)    (84,804)  (466,261)
 Principal payments on
  non-compete
  agreements............     (360,000)    (182,300)  (182,300)   (182,300)  (182,300)
 Principal payments on
  capital lease
  obligations...........       (3,165)      (8,676)    (9,849)     (3,830)   (53,081)
                            ---------    ---------  ---------   ---------  ---------
 Net Cash Provided by
  (Used in) Financing
  Activities............      830,835      353,175    197,349     135,794   (701,642)
                            ---------    ---------  ---------   ---------  ---------
NET INCREASE (DECREASE)
 IN CASH................      187,493      (91,579)    19,891       1,450    100,456
CASH BALANCE, beginning
 of period..............          --       187,493     95,914      95,914    115,805
                            ---------    ---------  ---------   ---------  ---------
CASH BALANCE, end of pe-
 riod...................    $ 187,493    $  95,914  $ 115,805   $  97,364  $ 216,261
                            =========    =========  =========   =========  =========

          See accompanying notes to consolidated financial statements

                  PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (Information as of September 30, 1998 and for the Nine Months Ended September 30, 1997 and 1998 is Unaudited.)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Business

  Pretzelmaker Holdings, Inc. and Subsidiaries (the Company), was incorporated on February 24, 1995 and acquired all the issued and outstanding common stock of Pretzelmaker, Inc. (Pretzelmaker) on March 28, 1995. Pretzelmaker holds legal title to certain trademarks and recipes for specialty bakery products. Pretzelmaker licenses use of the trademarks and recipes to qualified third parties for the establishment and operation of Pretzelmaker stores. In connection with these licensing activities, Pretzelmaker will require third-party-licensees to use certain business formats, systems, methods, procedures, designs, layouts, specifications, tradenames and trademarks. There are licensed locations located throughout the United States and Canada, as well as Korea. Pretzelmaker also operates company-owned stores and sports venues for the sale of its bakery products.

  On September 26, 1996, Pretzelmaker Canada, Inc. (Canada) was incorporated. Pretzelmaker owns all the issued and outstanding stock of Canada. Canada has a master franchise agreement with Pretzelmaker which covers all locations in Canada.

 Basis of Presentation

  The Consolidated financial statements include the accounts of the Company, Pretzelmaker and Canada, its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. The acquisition of Pretzelmaker has been accounted for as a purchase and accordingly these consolidated financial statements include the results of Pretzelmaker from the date of acquisition forward.

 Unaudited Information

  The accompanying consolidated financial statements as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 are unaudited and have been prepared on a substantially equivalent basis with that of the annual consolidated financial statements. In the opinion of management, the unaudited information contains all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position and results of operations as of September 30, 1998 and for such periods.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Financial Instruments and Credit Risk Concentration

  Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash and accounts receivable. The Company places its cash in what it believes to be highly rated financial institutions. The balance in each cash account maintained in the United States is insured by the Federal Deposit Insurance Corporation up to $100,000. From time to time, balances in these accounts may exceed the insured limits.

                  PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (Information as of September 30, 1998 and for the Nine Months Ended September 30, 1997 and 1998 is Unaudited.)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Concentrations of credit risk with respect to accounts receivable are limited due to a broad franchisee base and generally short payment terms.

 Cash and Equivalents

  For the purposes of the statement of cash flows, the Company considers cash and all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Inventories

  Inventories consisting of food products, ovens, belts and promotional materials are stated at the lower of cost or market, cost being determined on a first-in, first-out basis.

 Property and Equipment

  Property and equipment is stated at cost, less accumulated depreciation. Depreciation is determined using the straight-line method over the estimated useful lives of the assets as follows:

     Store fixtures and equipment.................................     5-7 years
     Leasehold improvements....................................... Term of lease
     Computers and equipment......................................       5 years
     Furniture and fixtures.......................................       7 years

 Intangible Assets

  Intangible assets consist primarily of goodwill and non-compete agreements, which arose in connection with the acquisition of Pretzelmaker by the Company in 1995. The goodwill and non-compete agreements are being amortized over periods of fifteen and nine years, respectively.

 Revenue Recognition

  Revenues generated from company-owned stores are recognized at the point of sale. Initial franchise fees are recognized after the Company has completed performance of its initial license obligations. A portion of the franchise fee revenue is deferred until commencement of operations of the licensee's location. Franchise and license royalties, which are based upon a percentage of gross store sales, are recognized as earned.

  Advance payments received from suppliers are recorded as deferred revenues and recognized as income over the life of the related supply agreement.

 Income Taxes

  The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax basis of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized. Valuation allowances will be established when necessary, to reduce deferred tax assets to the amount expected to be realized.

                  PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (Information as of September 30, 1998 and for the Nine Months Ended September 30, 1997 and 1998 is Unaudited.)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

 Foreign Currency Translation

  The functional currency for the Company's foreign operations is the applicable local currency. The translation of the applicable foreign currency into U.S. dollars is computed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains and losses resulting from such translation are immaterial.

 Recent Accounting Pronouncement

  During the nine months ended September 30, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires an "all-inclusive" income presentation approach which specifies that all revenues, expenses, gains and losses recognized during the period be reported in income, regardless of whether they are considered to be results of operations of the period. The adoption of SFAS No. 130 had no material impact on the Company's financial statement presentation.

 Reclassifications

  Certain reclassifications have been made in the prior period consolidated financial statements to conform with the current period presentation.

 Year 2000 Issues

  Management of the Company has assessed the year 2000 issue and has determined that its financial software and related corporate systems and retail sales data collecting systems are not year 2000 compliant. As a result of the acquisition of the Company (Note 12) all of the Company's year 2000 non-compliant systems will be converted to Mrs. Fields' systems by early 1999.

NOTE 2--BANK DEBT

  During April 1997, the Company through Pretzelmaker established a $300,000 line-of-credit with a bank and subsequently finalized a term loan facility to repay then outstanding term debt as well as to provide financing for expansion equipment and fixtures. Advances under the line-of-credit were made based upon 75% of eligible accounts receivable and 30% of allowable inventories. Advances under the term loan facility are repayable in 36 monthly installments, plus interest. Interest on amounts outstanding on the bank debt is computed at the bank's prime rate plus 1% and the debt is collateralized by the Company's accounts receivable, inventories, intangibles and property and equipment.

                  PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (Information as of September 30, 1998 and for the Nine Months Ended September
                        30, 1997 and 1998 is Unaudited.)

NOTE 2--BANK DEBT (Continued)

  The following amounts were outstanding under the bank debt agreements:

                                                    December 31, September 30,
                                                        1997         1998
                                                    ------------ -------------
                                                                  (Unaudited)
   Line-of-credit..................................   $300,000     $279,692
   Term loans, payable $14,114 monthly, plus
    interest.......................................    432,916      164,050
                                                      --------     --------
     Total.........................................   $732,916     $443,742
                                                      ========     ========

  Under the terms of the agreements, the Company is subject to certain debt covenants, which include, among other items, limitations on capital expenditures, minimum tangible net worth and debt coverage ratio amounts and maximum leverage ratio (all as defined under the agreements). As of December 31, 1997 and September 30, 1998 the Company was not in compliance with the covenant requirements and the lender has not agreed to provide waivers of such violations. Accordingly, the term debt which by its original terms would have been classified as a long-term obligation, has been reclassified as a current liability due to the default, as the lender has the right to accelerate the repayment of the loans. Subsequent to the acquisition as discussed in Note 12, Mrs. Fields is in discussions with the lender regarding repayment or refinancing.

  All required payments under the terms of the debt are current and on March 5, 1998, by mutual agreement with the lender, the Company made a $200,000 prepayment on the term loan portion of the debt. Subsequent to December 31, 1997, advances under the line-of-credit were frozen and an agreement was reached to extend the repayment of the line-of-credit balance to January 31, 1999.

  As of December 31, 1996 there was approximately $409,000 outstanding in 10.1% to 10.25% term loans, payable to a bank in monthly installments through October 1999. Such amounts, which at that time totaled approximately $360,000 were repaid out of proceeds from the Company's new term loan facility discussed above.

NOTE 3--STOCKHOLDERS' EQUITY

 Preferred Stock

  The Company's Articles of Incorporation authorize $0.001 par value, non-voting preferred stock in series A (300,000 shares authorized) and series B (800 shares authorized). In connection with the 1995 acquisition of Pretzelmaker by the Company, there were 275,942 share of series A and 800 shares of series B preferred shares issued. The series A and B shares contained dividends and liquidation preferences, cumulative dividend rights and were convertible into common stock of the Company under terms as defined in the agreements. No dividends were paid on the preferred shares. In connection with the acquisition of the Company discussed in Note 12, the 275,942 shares of series A and 800 shares of series B preferred stock were converted into 35,155 shares of common stock. The accompanying financial statements retroactively reflect the conversion (which has no affect on total stockholders' equity amounts) for all periods presented.

                  PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (Information as of September 30, 1998 and for the Nine Months Ended September 30, 1997 and 1998 is Unaudited.)

NOTE 3--STOCKHOLDERS' EQUITY (Continued)

 Stock Options

  The Company has 35,000 shares of common stock reserved for issuance under three stock option plans (Incentive Stock Option Plan, Non-Qualified Stock Option Plan and Stock Bonus Plan) collectively referred to as the "Plan". Through December 31, 1997, options to acquire 13,250 shares had been granted at exercise prices ranging from $13.20 to $25.00 per share. There were no options granted in 1998. The Company applies APB Opinion No. 25, Accounting for Stock Issues to Employees, in accounting for its plans. FASB Statement No. 123, Accounting for Stock-Basis Compensation, requires the Company to provide pro forma information regarding net income as if compensation cost for the Company's stock option plans has been determined in accordance with the fair value based method prescribed in FASB Statement No. 123. Under the accounting provisions of FASB Statements No. 123 the Company's reported net income (loss) would not have been materially impacted for the periods presented under FASB Statement No. 123.

  As part of the acquisition of the Company discussed in Note 12, all of the stock options were cancelled in connection with the consulting, bonus and service agreements.

NOTE 4--NON-COMPETE AGREEMENTS

  In connection with the 1995 acquisition of Pretzelmaker, the Company entered into non-compete agreements with the two principal former owners of Pretzelmaker. The non-interest bearing obligations have been recorded as a liability on a discounted present value basis using an imputed interest rate of 15%. The agreements require annual payments of $182,300 and as of December 31, 1997, future minimum payments under the obligations are summarized as follows:

   Years Ending December 31,                                           Amount
   -------------------------                                          ---------
   1998.............................................................. $ 182,300
   1999..............................................................   182,300
                                                                      ---------
   Total Payments....................................................   364,600
   Less: Amounts Representing Interest...............................   (37,379)
                                                                      ---------
   Present Value of Payments.........................................   327,221
   Less: Current Portion.............................................  (151,418)
                                                                      ---------
                                                                      $ 175,803
                                                                      =========

NOTE 5--UNSECURED PROMISSORY NOTES

  During 1995, the Company issued 15% unsecured promissory notes due September 30, 2000 to various parties, who at the time, were also shareholders of the Company. In addition to the stated interest, which is payable quarterly, the notes also contain a net profits interest, as defined, in all Pretzelmaker company-owned stores and sports venues. Through September 30, 1998, there has been no net profit interest due under the agreements.

  In connection with the acquisition of the Company during November 1998 (as discussed in Note 12), the acquirer has agreed to repay the outstanding unsecured promissory notes in January, 1999.

                  PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (Information as of September 30, 1998 and for the Nine Months Ended September 30, 1997 and 1998 is Unaudited.)

NOTE 6--CAPITAL LEASE OBLIGATIONS

  At December 31, 1997 included with long-term debt are capitalized lease obligations incurred for store equipment, fixtures and improvements. The obligations bear implicit interest rates of 16.9% to 21.6% and require total monthly payments of approximately $6,800, decreasing as the leases are paid off through October 2001.

  Total future payments required under the lease obligations at December 31, 1997 are approximately $78,600 in 1998, $76,300 in 1999, $66,800 in 2000 and
$67,300 in 2001.

  As of December 31, 1997, property and equipment includes $197,469 acquired through capital leases. Accumulated depreciation related to these assets was $19,183.

NOTE 7--COMMITMENTS AND CONTINGENCIES

 Operating Leases

  The Company leases retail store facilities and corporate office space under long-term non-cancelable operating lease agreements requiring monthly payments over their remaining terms which expire through 2007. Certain of the retail store leases also provide for contingent rentals based upon gross revenue of the store as well as adjustments for operating costs. Additionally, as a result of master franchise agreements in Canada and former company-owned stores which have been franchised, the Company is contingently liable under lease guarantees or assignment agreements.

  Total rent expense, including lease termination costs for closed company-owned stores is summarized as follows:

                          February 24                              Nine Months Ended
                         (Inception) to  Years Ended December 31,     September 30,
                          December 31,   ------------------------  -------------------
                              1995           1996         1997       1997      1998
                         --------------- ------------ ------------ --------- ---------
Rent expense............     $77,100         $256,900     $446,100  $308,700  $256,200
Lease termination
 expense................         --               --       109,200   103,600   186,600
                             -------     ------------ ------------ --------- ---------
                             $77,100         $256,900     $555,300  $412,300  $442,800
                             =======     ============ ============ ========= =========

As of December 31, 1997, future minimum lease payments due under operating leases are as follows:

   Years Ending December 31,                                           Amount
   -------------------------                                         ----------
   1998............................................................. $  242,000
   1999.............................................................    248,000
   2000.............................................................    216,000
   2001.............................................................    151,000
   2002.............................................................    130,000
   Thereafter.......................................................    356,000
                                                                     ----------
                                                                     $1,343,000
                                                                     ==========

                  PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (Information as of September 30, 1998 and for the Nine Months Ended September
                        30, 1997 and 1998 is Unaudited.)

NOTE 7--COMMITMENTS AND CONTINGENCIES (Continued)

  During September 1998, the Company entered into a sub-lease agreement for its corporate office space providing for sub-rental income to the Company of approximately $8,000 monthly to July 2000. Such amounts are not reflected in the table above.

  As of December 31, 1997, future minimum amounts due under operating leases where the Company is contingently liable under lease guarantees or assignment agreements are as follows:

   Years Ended December 31,                                            Amount
   ------------------------                                          ----------
   1998............................................................  $  390,000
   1999............................................................     398,000
   2000............................................................     405,000
   2001............................................................     401,000
   2002............................................................     352,000
   Thereafter......................................................   1,262,000
                                                                     ----------
                                                                     $3,208,000
                                                                     ==========

  Approximately 51% of the above amounts relate to franchised locations which are owned in whole or in part by individuals or entities which were stockholders of the Company prior to the acquisition discussed in Note 12.

Legal Matters

 From time to time the Company is the subject of legal actions or threatened legal actions, which it considers routine to its business activities. Management of the Company believes that the potential liability to the Company under such matters would not have a material affect on the Company's consolidated financial position, results of operations or cash flows.

NOTE 8--RELATED PARTY TRANSACTIONS

  Since 1996, the Company has had business relationships with various entities owned in whole or in part by its Chairman, President, and Chief Executive Officer (the "Officer") summarized as follows:

                                                   December 31,   September 30,
                                                 ---------------- -------------
                                                   1996    1997       1998
                                                 -------- ------- -------------
   Franchise Fee Income from Related Entities..  $200,000 $   --     $   --
   Royalty and Advertising Fees from Related
    Entities in Illinois.......................    25,400  55,000     37,765
   Account Receivables Outstanding at Period
    End from Related Entities..................    77,904  46,129     24,809

  During 1997, Canada received loans totaling approximately $65,000 (U.S.) from the two largest franchisees in Canada who are related to the Company through common ownership. The proceeds are invested in a Canadian certificate of deposit and the debt evidenced by non-interest bearing promissory notes. The certificate of deposit is presented as restricted cash and the notes are included with long-term debt. The advances were made to secure a limited loan guarantee made by Canada on behalf of the franchisees. Subsequent to September 30, 1998, the loan guarantee obligation was transferred to another corporation affiliated with the franchisees and the certificate of deposit used to liquidate the related debt obligations, thereby releasing Canada from any further obligations under the agreements.

                  PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (Information as of September 30, 1998 and for the Nine Months Ended September 30, 1997 and 1998 is Unaudited.)

NOTE 9--INCOME TAXES

  Income taxes consisted of the following:

                                                             December 31,
                                                        ------------------------
                                                          1995      1996    1997
                                                        --------  --------  ----
   CURRENT:
     Federal........................................... $ 19,000  $ 68,507  $--
     State.............................................    3,000     3,952   --
                                                        --------  --------  ----
                                                          22,000    72,459   --
                                                        --------  --------  ----
   DEFFERED (BENEFIT):
     Federal...........................................  (20,000)  (37,000)  --
     State.............................................   (2,000)   (3,000)  --
                                                        --------  --------  ----
                                                         (22,000)  (40,000)  --
                                                        --------  --------  ----
       Total........................................... $    --   $ 32,459  $--
                                                        ========  ========  ====

  The components of the net deferred tax assets (liabilities) are summarized as follows:

                                                               December 31,
                                                             ------------------
                                                              1996      1997
                                                             -------  ---------
   Net operating loss carryforward.......................... $   --   $  55,000
   Intangible assets........................................  65,000     95,000
   Accrued expenses.........................................     --      21,000
   Accounts receivable allowance............................   4,000      4,000
   Other....................................................     --      13,000
   Accumulated depreciation.................................  (7,000)   (17,000)
                                                             -------  ---------
                                                              62,000    171,000
   Valuation allowance......................................     --    (109,000)
                                                             -------  ---------
                                                             $62,000  $  62,000
                                                             =======  =========

  As of December 31, 1997, the Company has a net operating loss carryforward for income tax purposes of approximately $149,000, expiring in 2012.

  A reconciliation of the effective tax rates to the federal statutory rate is summarized as follows:

                               December 31,
                             ---------------------
                             1995    1996    1997
                             -----   -----   -----
   Federal Statutory Income
    Tax Rate (Benefit).....  (34.0)%  34.0 % (34.0)%
   Amortization Of Non-
    Deductible Goodwill....   18.2    21.6    12.0
   Non-Deductible
    Expenses...............    --      --     15.1
   Other...................   15.8   (22.3)    6.9
                             -----   -----   -----
   Effective Income Tax
    Rate...................    0.0 %  33.3 %   0.0 %
                             =====   =====   =====

                  PRETZELMAKER HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (Information as of September 30, 1998 and for the Nine Months Ended September
                        30, 1997 and 1998 is Unaudited.)


NOTE 10--LITIGATION SETTLEMENT

  During 1997, the Company settled a lawsuit, which arose in 1996 in a case in which the plaintiffs claimed that the Company breached the Franchise Agreement by failing to grant a specific mall location. The plaintiffs sought damages of approximately $600,000, plus punitive damages and attorney fees. The cost of the settlement, including the Company's outside legal fees, was approximately $149,000.

NOTE 11--SUPPLEMENTAL CASH FLOW INFORMATION

                             February 24      Years Ended    Nine Months Ended
                            (Inception) to      December       September 30,
                             December 31,   ---------------- -----------------
                                 1995        1996     1997     1997     1998
                            --------------- ------- -------- -------- --------
Supplemental Disclosure of
 Cash Flow Information:
Cash Paid for:
 Interest..................    $ 69,600     $87,900 $157,400 $106,700 $106,800
 Income taxes..............      45,000       4,000  103,800   89,700    8,600
Supplemental Disclosure of
 Non-Cash Investing and
 Financing Activities:
 Preferred Stock Issued in
  Pretzelmaker
  Acquisition..............     279,800         --       --       --       --
 Equipment Acquired under
  Financing Obligations....      42,100         --   417,200  297,200      --
 Company-owned Stores Sold
  with Deferred Terms......         --          --    76,500   76,500   25,000

NOTE 12--SUBSEQUENT EVENT--ACQUISITION OF COMPANY

  During November 1998 the stockholders of the Company sold their shares to Mrs. Field's Original Cookies, Inc. ("Mrs. Fields"). As a condition to closing, by mutual agreement among the parties, all preferred shares previously outstanding were converted to common shares, outstanding stock option agreements were terminated, and the repayment terms under the non-compete agreements and unsecured promissory notes were modified so that such obligations would be repaid by Mrs. Fields by January 1999.

  In connection with the acquisition of the Company, Pretzelmaker entered into various consulting, bonus and severance agreements totaling $327,300 to be paid during December 1998 and January 1999.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 No dealer, sales representative, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Mrs. Fields' Holding or the initial purchasers. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Mrs. Fields' Holding since the date hereof or that information contained in this prospectus is correct as of any time subsequent to its date.

 Until      , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                  $55,000,000

                                 Mrs. Fields'
                             Holding Company, Inc.

                       14% Series B Senior Secured Notes

                                 Due 2005


                                ---------------
                                  PROSPECTUS

                                ---------------

                                     , 1999


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY

  As authorized by Section 145 of the General Corporation Law of the State of Delaware, each director and officer of Mrs. Fields' Holding may be indemnified by Mrs. Fields' Holding against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of Mrs. Fields' Holding if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of Mrs. Fields' Holding and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of Mrs. Fields' Holding, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Mrs. Fields' Holding unless a court determines otherwise.

  The Mrs. Fields' Holding by-laws authorize Mrs. Fields' Holding to indemnify its present and former directors and officers and to pay or reimburse expenses for individuals in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of such individuals to repay such amounts if so required.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 Exhibit
 -------
  1.1+   Purchase Agreement, dated as of August 13, 1998, among Mrs. Fields'
          Holding Company, Inc., Jefferies & Company, Inc. and BT Alex. Brown
          Incorporated
  2.1**  Stock Purchase Agreement among Mrs. Fields' Holding Company, Inc. and
          Martin E. Lisiewski, shareholder of Pretzel Time, Inc. dated as of
          January 2, 1998
  2.2**  Stock Purchase Agreement among Mrs. Fields' Holding Company, Inc. and
          Martin E. Lisiewski, shareholder of Pretzel Time, Inc. dated as of
          June 12, 1998
  2.3**  Securities Purchase Agreement by and among Cookies USA, Inc., the
          Individuals and Entities Identified Therein as The Sellers and Mrs.
          Fields' Original Cookies, Inc., dated as of August 13, 1998
  2.4+   Stock Purchase Agreement among Mrs. Fields' Original Cookies, Inc., as
          Buyer, and Jake Tortorice of Chocolate Chip Cookies of Texas, Inc. as
          Seller. Filed as Exhibit 2.3 to the 8-K dated September 3, 1998 and incorporated herein by reference
  2.5+   Stock Purchase Agreement among Mrs. Fields' Original Cookies, Inc., as
          Buyer, and Lawrence J. Cohen, Mildred S. Cohen, Jerome E. Mouton,
          Steven J. Bryan and Jason A. Piltzmaker, holders of all outstanding capital stock of Deblan Corporation, as Sellers Filed as Exhibit 2.2 to the 8-K dated September 3, 1998 and incorporated herein by reference
  2.6+   Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc.
          and ASK & MSK Family Limited Partnership-II(B), Ltd. Filed as Exhibit
          2.4 to the Mrs. Fields' Original Cookies, Inc. 8-K dated September 3,
          1998 and incorporated herein by reference
  2.7+   Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc.
          and Crossroads Cookies, Inc. Filed as Exhibit 2.5 to the Mrs. Fields'
          Original Cookies, Inc. 8-K dated September 3, 1998 and incorporated herein by reference
  2.8+   Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc.
          and Hot Barton and Northpark Cookies, Inc. Filed as Exhibit 2.6 to
          the Mrs. Fields' Original Cookies, Inc. 8-K dated September 3, 1998 and incorporated herein by reference

 Exhibit
 -------
  2.9+   Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc.
          and Northpark Cookies, Inc. Filed as Exhibit 2.7 to the Mrs. Fields'
          Original Cookies, Inc. 8-K dated September 3, 1998 and incorporated herein by reference
  2.10+  Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc.
          and Quail Springs Cookies, Inc. Filed as Exhibit 2.8 to the Mrs.
          Fields' Original Cookies, Inc. 8-K dated September 3, 1998 and incorporated herein by reference
  2.11+  Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc.
          and Westgate Cookies, Inc. Filed as Exhibit 2.9 to the Mrs. Fields'
          Original Cookies, Inc. 8-K dated September 3, 1998 and incorporated herein by reference
  2.12** Asset Purchase Agreement between Mrs. Field's Original Cookies, Inc.
          as buyer. The Cookie Conglomerate, Inc. and The Cookie Conglomerate,
          LLP. the sellers and Ronald A. Eichel and Alan M. Kuehn, partners in
          Cookie Comglomerate, LLP and shareholders of Cookie Conglomerate,
          Inc., dated as of October 5, 1998.
  2.13** Stock Purchase Agreement among Mrs. Fields' Original Cookies, Inc. as the buyer and Martin E. Lisiewski, a shareholder of Pretzel Time,
          Inc., dated as of December 9, 1998
  2.14** Stock Purchase Agreement among Mrs. Fields' Holding Company, Inc., and
          Mrs. Fields Original Cookies, Inc., as buyer, and Pretzel Time, Inc.
          and Martin E. Lisiewski, as seller, dated as of December 30, 1998
  2.15** Stock Purchase Agreement between Mrs. Fields' Original Cookies, Inc.
          as buyer and Pretzelmaker Holdings, Inc., Mark N. Geman, Donald G.
          Cox, Jr., and Louis H. Marks as principal sellers, dated as of
          November 19, 1998
  3.1+   Restated Certificate of Incorporation of Mrs. Fields' Holding Company,
          Inc.
  3.2+   By-Laws of Mrs. Fields' Holding Company, Inc.
  4.1+   Indenture, dated as of August 24, 1998, between Mrs. Fields' Holding
          Company, Inc. and The Bank of New York, as Trustee
  4.2+   Form of Certificate of Senior Secured Discount Note (included as
          Exhibit A to Exhibit 4.1)
  4.3+   Pledge Agreement, dated as of August 24, 1998, by Mrs. Fields' Holding
          Company, Inc., in favor of The Bank of New York, as Collateral Agent
  4.4+   Registration Rights Agreement, dated as of August 24, 1998, among Mrs.
          Fields' Holding Company, Inc., Jefferies & Company, Inc. and BT Alex.
          Brown Incorporated
  4.5**  Indenture, dated as of November 26, 1997, among Mrs. Fields' Original
          Cookies, Inc., The Mrs. Fields' Brand, Inc. and The Bank of New York,
          as Trustee
  4.6**  Form of Notation of Guarantee (included as Exhibit E to Exhibit 4.5)
  4.7**  Form of certificate of Senior Note (included as Exhibit A to Exhibit
          4.5)
  4.8**  First Supplemental Indenture, dated as of August 24, 1998, among Mrs.
          Fields' Original Cookies, Inc., The Mrs. Fields' Brand, Inc. and The
          Bank of New York, as Trustee
  4.9**  Second Supplemental Indenture, dated as of August 24, 1998, among Mrs.
          Fields' Original Cookies, Inc., The Mrs. Fields' Brand, Inc., Great
          American Cookie Company, Inc., Jefferies & Company, Inc. and BT Alex
          Brown Incorporated
  4.10** Third Supplemental Indenture, dated as of November 20, 1998, among
          Mrs. Fields' Original Cookies, Inc., Great American Cookie Company,
          Inc., The Mrs. Fields' Brand, Inc., Pretzelmaker Holdings, Inc., and
          The Bank of New York, as a Trustee

 Exhibit
 -------
  4.11** Registration Rights Agreement, dated as of August 24, 1998, among Mrs.
          Fields' Original Cookies, Inc., The Mrs. Fields' Brand, Inc., Great
          American Cookie Company, Inc., Jefferies & Company, Inc. and BT Alex.
          Brown Incorporated
  5.1*   Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP as to legality of the new senior secured discount notes to be issued by
          Mrs. Fields' Holding Company, Inc.
 10.1+   Asset Purchase Agreement, dated as of August 7, 1996, among Mrs.
          Fields Development Corporation, The Mrs. Fields' Brand, Inc. and
          Capricorn II, L.P., filed as Exhibit 10.1 to the Mrs. Fields'
          Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179)
          and incorporated by reference herein
 10.2+   Asset Purchase Agreement, dated as of August 7, 1996, among Mrs.
          Fields, Inc., Mrs. Fields' Original Cookies, Inc., and Capricorn
          Investors II, L.P., filed as Exhibit 10.11 to the Mrs. Fields'
          Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179)
          and incorporated by reference herein
 10.3+   Warrant Agreement, dated as of August 24, 1998, between Mrs. Fields'
          Holding Company, Inc. and The Bank of New York, as Warrant Agent
 10.4+   Warrant Registration Rights Agreement, dated as of August 24, 1998, among Mrs. Fields' Holding Company, Inc., Jefferies & Company, Inc.,
          BT Alex. Brown Incorporated and Capricorn Investors II, L.P.
 10.5+   Amended and Restated Marketing Agreement, dated as of January 9, 1997, between Mrs. Fields' Original Cookies, Inc. and Coca-Cola USA
          Fountain, filed as Exhibit 10.27 to the Mrs. Fields' Original
          Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and
          incorporated by reference herein
 10.6**  Amendment, dated December 1, 1997, to existing marketing agreement, dated as of January 9, 1997, between Mrs. Fields' Original Cookies,
          Inc. and Coca-Cola USA Fountain
 10.7**  Corollary agreement, dated September 21, 1998, to existing marketing agreement, dated as of January 9, 1997 and amended on December 1,
          1997, between Mrs. Fields' Original Cookies, Inc. and Coca-Cola USA
          Fountain
 10.8+   Employment Agreement, dated as of October 1, 1997, between Michael R.
          Ward and Mrs. Fields' Original Cookies, Inc. Registration Statement
          on S-4 (No. 333-45179) and incorporated by reference herein
 10.9+   Employment Agreement, dated as of October 1, 1997, between Pat Knotts and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.29 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4
          (No. 333-45179) and incorporated by reference herein
 10.10+  Employment Agreement, dated as of July 1, 1996, between Lawrence
          Hodges and Mrs. Fields' Original Cookies, Inc., filed as Exhibit
          10.31 to the Mrs. Fields' Original Cookies, Inc. Registration
          Statement on S-4 (No. 333-45179) and incorporated by reference herein
 10.11** Employment Agreement, dated as of July 10, 1998, between Garry
          Remington and Mrs. Fields' Original Cookies, Inc.
 10.12+  Lease Agreement, dated as of February 23, 1993, between The Equitable
          Life Assurance Society of the United States and Mrs. Fields Cookies,
          filed as Exhibit 10.32 to the Mrs. Fields' Original Cookies, Inc.
          Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

 Exhibit
 -------
 10.13+  Lease Agreement, dated as of October 10, 1995, between The Equitable
          Life Assurance Society of the United States and Mrs. Fields Cookies,
          filed as Exhibit 10.33 to the Mrs. Fields' Original Cookies, Inc.
          Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein
 10.14+  Letter of Agreement, dated as of October 1, 1992, between United
          Airlines, Inc. and Mrs. Fields Development Corporation, filed as
          Exhibit 10.34 to the Mrs. Fields' Original Cookies, Inc. Registration
          Statement on S-4 (No. 333-45179) and incorporated by reference herein
 10.15+  Lease Agreement, dated as of January 18, 1998, between 2855 E.
          Cottonwood Parkway, L.C. and Mrs. Fields' Original Cookies, Inc.,
          filed as Exhibit 10.35 to the Mrs. Fields' Original Cookies, Inc.
          Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein
 10.16+  Amendment to Supply Agreement, dated as of June 19, 1995 between Van
          Den Bergh Foods Company and Mrs. Fields, Inc., filed as Exhibit 10.37 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on
          S-4 (No. 333-45179) and incorporated by reference herein
 10.17+  Stock Acquisition Agreement, dated as of September 2, 1997, among Mrs.
          Fields' Holding Company, Inc., Pretzel Time, Inc. and Martin E.
          Lisiewski, filed as Exhibit 10.39 to the Mrs. Fields' Original
          Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and
          incorporated by reference herein
 10.18+  License Agreement, dated as of March 1, 1992, between Mrs. Fields
          Development Corporation and Marriott Corporation, filed as Exhibit
          10.40 to the Mrs. Fields' Original Cookies, Inc. Registration
          Statement on S-4 (No. 333-45179) and incorporated by reference herein
 10.19+  License Agreement, dated as of October 28, 1993 between Mrs. Fields
          Development Corporation and Marriott Management Services, Corp.,
          filed as Exhibit 10.41 to the Mrs. Fields' Original Cookies, Inc.
          Registration Statement on Form S-4 (No. 333-45179) and incorporated by reference herein
 10.20+  Stock Acquisition Agreement, dated as of September 2, 1997, among Mrs.
          Fields' Holding Company, Inc., Pretzel Time, Inc., and Martin E.
          Lisiewski, filed as Exhibit 10.43 to the Mrs. Fields' Original
          Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and
          incorporated by reference herein
 10.21+  Franchise Agreement Addendum 2 and Area Development Agreement Addendum
          2, dated as of September 2, 1997, between Pretzel Time, Inc. and Mrs.
          Fields' Original Cookies, Inc., filed as Exhibit 10.44 to the Mrs.
          Fields' Original Cookies, Inc. Registration Statement on
          S-4 (No. 333-45179) and incorporated by reference herein
 10.23+  Management Agreement, dated as of September 2, 1997, between Mrs.
          Fields' Original Cookies, Inc. and Pretzel Time, Inc., filed as
          Exhibit 10.45 to the Mrs. Fields' Original Cookies, Inc. Registration
          Statement on S-4 (No. 333-45179) and incorporated by reference herein
 10.24+  Stock Purchase Agreement, dated as of September 2, 1997, between Mrs.
          Fields' Holding Company, Inc. and Martin E. Lisiewski, filed as
          Exhibit 10.46 to the Mrs. Fields' Original Cookies, Inc. Registration
          Statement on S-4 (No. 333-45179) and incorporated by reference herein
 10.25+  Shareholder Agreement, dated as of September 2, 1997, among Mrs.
          Fields' Holding Company, Inc., Martin E. Lisiewski and Pretzel Time,
          Inc., filed as Exhibit 10.47 to the Mrs. Fields' Original Cookies,
          Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein
 10.26+  Employment Agreement, dated as of September 2, 1997, between Pretzel
          Time, Inc. and Martin E. Lisiewski, filed as Exhibit 10.48 to the
          Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4
          (No. 333-45179) and incorporated by reference herein

 Exhibit
 -------
 10.27+  Area Development Agreement, dated as of September 2, 1997, between
          Pretzel Time, Inc. and Mrs. Fields' Original Cookies, Inc., filed as
          Exhibit 10.49 to the Mrs. Fields' Original Cookies, Inc. Registration
          Statement on S-4 (No. 333-45179) and incorporated by reference herein
 10.28+  $500,000 Promissory Note, dated as of September 2, 1997, between
          Martin E. Lisiewski and Mrs. Fields' Holding Company, Inc., filed as
          Exhibit 10.50 to the Mrs. Fields' Original Cookies, Inc. Registration
          Statement on S-4 (No. 333-45179) and incorporated by reference herein
 10.29+  Exchange Agreement, dated September 2, 1997, between Mrs. Fields'
          Holding Company, Inc. and Martin E. Lisiewski, filed as Exhibit 10.51 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on
          S-4 (No. 333-45179) and incorporated by reference herein
 10.30+  Registration Rights Agreement, dated September 2, 1997, between Mrs.
          Fields' Holding Company, Inc. and Martin E. Lisiewski, filed as
          Exhibit 10.52 to the Mrs. Fields' Original Cookies, Inc. Registration
          Statement on S-4 (No. 333-45179) and incorporated by reference herein
 10.31+  Franchise Development Agreement, dated September 2, 1997, between Mrs.
          Fields' Original Cookies, Inc. and Pretzel Time, Inc., filed as
          Exhibit 10.53 to the Mrs. Fields' Original Cookies, Inc. Registration
          Statement on S-4 (No. 333-45179) and incorporated by reference herein
 10.32+  Asset Purchase Agreement, dated July 23, 1997, among Mrs. Fields'
          Pretzel Concepts, Inc., H&M Concepts, Inc., and The Managing Members
          of H&M Concepts Ltd., Co., filed as Exhibit 10.53 to the Mrs. Fields'
          Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179)
          and incorporated by reference herein
 10.33+  Exhibit A to the Developing Agent Agreement, dated September 2, 1997, between Pretzel Time, Inc. and Mrs. Fields' Original Cookies, Inc.,
          filed as Exhibit 10.54 to the Mrs. Fields' Original Cookies, Inc.
          Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein
 10.34** Uniform Franchise Offering Circular of Pretzel Time, Inc., as amended on August 25, 1998
 10.35** Uniform Franchise Offering Circular of Great American Cookie Company,
          Inc., as amended on November 24, 1998
 10.36+  Exhibit B to the Developing Agent Agreement, dated September 2, 1997, between Pretzel Time, Inc., and Mrs. Fields' Original Cookies, Inc.,
          filed as Exhibit 10.57 to the Mrs. Fields' Original Cookies, Inc.
          Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein
 10.37+  Assignment of Assets and Assumption of Liabilities Agreement, dated
          July 25, 1997, between H&M Concepts Ltd., Co., and Mrs. Fields'
          Pretzel Concepts, Inc., filed as Exhibit 10.62 to the Mrs. Fields'
          Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179)
          and incorporated by reference herein
 10.38+  First Amendment to Operating Agreement for UVEST, LLC, dated July 25,
          1997, between Mrs. Fields' Pretzel Concepts, Inc. and NVEST Limited,
          filed as Exhibit 10.64 to the Mrs. Fields' Original Cookies, Inc.
          Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein
 10.39+  First Amendment to Operating Agreement for LV-H&M, L.L.C., dated July
          25, 1997, between Mrs. Fields' Pretzel Concepts, Inc. and Jean
          Jensen, filed as Exhibit 10.65 to the Mrs. Fields' Original Cookies,
          Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein
 10.40+  Lease Agreement, dated March 2, 1995, between Price Development
          Company, Limited Partnership and Mrs. Fields Cookies, filed as
          Exhibit 10.69 to the Mrs. Fields' Original Cookies, Inc. Registration
          Statement on S-4 (No. 333-45179) and incorporated by reference herein

 Exhibit
 -------
 10.41+  Consulting Agreement, dated November 26, 1996, between Debra J. Fields and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.70 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4
          (No. 333-45179) and incorporated by reference herein
 10.42** Mrs. Fields' Holding Company, Inc. Director Stock Option Plan
 10.43** Mrs. Fields' Holding Company, Inc. Employee Stock Option Plan
 10.44** Mrs. Fields' Holding Company, Inc. Director Stock Purchase Plan
 10.45+  Amended and Restated Loan Agreement, dated as of February 28, 1998, between Mrs. Fields' Original Cookies, Inc. and LaSalle National
          Bank, filed as Exhibit 10.73 to the Mrs. Fields' Original Cookies,
          Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein
 10.46** Intellectual Property Security Agreement, dated as of February 28,
          1998, between Mrs. Fields' Original Cookies, Inc. and LaSalle
          National Bank
 10.47** Pledge and Security Agreement, dated as of February 28, 1998, between
          Mrs. Fields' Original Cookies, Inc. and LaSalle National Bank
 10.48** Stockholders' Agreement, dated as of July 17, 1998, between Mrs.
          Fields' Holding Company, Inc. and its Stockholders
 10.49** Form of Settlement Agreement and Release, by and among Mrs. Fields'
          Original Cookies, Inc., Capricorn Investors II, L.P., a Delaware
          limited partnership, Great American Cookie Company, Inc., Cookies
          USA, Inc., The Jordan Company, and the Franchisees parties thereto
 10.50** Supply Agreement, dated as of March 30, 1998 between Mrs. Fields'
          Original Cookies, Inc. and LBI Acquisition Corp. d/b/a Pennant Foods
 12.1    Computation of ratio of earnings to fixed charges of Mrs. Fields'
          Holding Company, Inc.
 21.1    Subsidiaries of Mrs. Fields' Holding Company, Inc.
 23.1    Consent of Arthur Andersen LLP
 23.2    Consent of Deloitte & Touche LLP
 23.3    Consent of Weinstein Spira & Company, P.C.
 23.4    Consent of PricewaterhouseCoopers LLP
 23.5*   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
          Exhibit 5.1)
 23.6    Consent of Habif, Arogeti & Wynne, P.C.
 23.7    Consent of BDO Siedman, LLP
 23.8    Consent of AJ, Robbins, P.C.
 23.9    Consent of the Prior Management of Great American Cookie Company
 24.1+   Power of Attorney of certain officers and directors of the Company, included in Part II of the Registration Statement
 25.1+   Form T-1 Statement of Eligibility of The Bank of New York to act as
          trustee under the Indenture
 27.1    Financial Data Schedule (for SEC use only)
 99.1    Form of Letter of Transmittal
 99.2*   Form of Notice of Guaranteed Delivery

 Exhibit
 -------
 99.3    Schedule II--Valuation and Qualifying Accounts
 99.4*   Guidelines for certification of taxpayer identification number on substitute Form W-9
 99.6*   Letter to Brokers
 99.7*   Letter to clients

--------
 *To be filed by amendment.

 +Filed previously

**Incorporated by reference to the Mrs. Fields' Original Cookies, Inc.
 Registration Statement on Form S-4 (File No. 333-67389)

ITEM 22. UNDERTAKINGS

  The undersigned registrants hereby undertake:

    (1) To file any period in which offers to sale are being made, a post-effective amendment to this registration statement; (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liabilities under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired or involved therein, that was not the subject of and included in the registration statement when it became effective.

  Pursuant to the requirements of the Securities Act of 1933, Mrs. Fields' Holding Company, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on the 14th day of September, 1999.

                                          Mrs. Fields' Holding Company, Inc.

                                                  /s/ Larry A. Hodges
                                          By: _________________________________
                                                      Larry A. Hodges
                                                       President/CEO

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 14, 1999.

               Signature  Title
               ---------  -----

                   *                      President, Chief Executive Officer and
________________________________________  Director
           (Larry A. Hodges)

           /s/ Mark S. Tanner             Senior Vice President, Chief Financial
________________________________________  Officer
            (Mark S. Tanner)

                   *                      Chairman of the Board of Directors
________________________________________
          (Herbert S. Winokur)

                   *                      Director
________________________________________
           (Richard M. Ferry)

                   *                      Director
________________________________________
             (Debbi Fields)

                   *                      Director
________________________________________
         (Nathaniel A. Gregory)

                   *                      Director
________________________________________
             (Walker Lewis)

                   *                      Director
________________________________________
           (Peter W. Mullin)

                   *                      Director
________________________________________
           (Gilbert C. Osnos)

     /s/ Michael R. Ward
*By: ______________________________

         Michael R. Ward

        Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT

     1.1+ Purchase Agreement, dated as of August 13, 1998, among Mrs. Fields' Holding Company, Inc., Jefferies & Company, Inc. and BT Alex. Brown Incorporated

     2.1** Stock Purchase Agreement among Mrs. Fields' Holding Company, Inc. and Martin E. Lisiewski, shareholder of Pretzel Time, Inc. dated as of January 2, 1998

     2.2** Stock Purchase Agreement among Mrs. Fields' Holding Company, Inc. and Martin E. Lisiewski, shareholder of Pretzel Time, Inc. dated as of June 12, 1998

     2.3** Securities Purchase Agreement by and among Cookies USA, Inc., the Individuals and Entities Identified Therein as The Sellers and Mrs. Fields' Original Cookies, Inc., dated as of August 13, 1998

     2.4+ Stock Purchase Agreement among Mrs. Fields' Original Cookies, Inc., as Buyer, and Jake Tortorice of Chocolate Chip Cookies of Texas, Inc. as Seller. Filed as Exhibit 2.3 to the 8-K dated September 3, 1998 and incorporated herein by reference

     2.5+ Stock Purchase Agreement among Mrs. Fields' Original Cookies, Inc., as Buyer, and Lawrence J. Cohen, Mildred S. Cohen, Jerome E. Mouton, Steven J. Bryan and Jason A. Piltzmaker, holders of all outstanding capital stock of Deblan Corporation, as Sellers Filed as Exhibit 2.2 to the 8-K dated September 3, 1998 and incorporated herein by reference

     2.6+ Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and ASK & MSK Family Limited Partnership-II(B), Ltd. Filed as
            Exhibit 2.4 to the Mrs. Fields' Original Cookies, Inc. 8-K dated September 3, 1998 and incorporated herein by reference

     2.7+ Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Crossroads Cookies, Inc. Filed as Exhibit 2.5 to the Mrs. Fields' Original Cookies, Inc. 8-K dated September 3, 1998 and incorporated herein by reference

     2.8+ Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Hot Barton and Northpark Cookies, Inc. Filed as Exhibit 2.6 to the Mrs. Fields' Original Cookies, Inc. 8-K dated September 3, 1998 and incorporated herein by reference

     2.9+ Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Northpark Cookies, Inc. Filed as Exhibit 2.7 to the Mrs. Fields' Original Cookies, Inc. 8-K dated September 3, 1998 and incorporated herein by reference

     2.10+ Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Quail Springs Cookies, Inc. Filed as Exhibit 2.8 to the Mrs. Fields' Original Cookies, Inc. 8-K dated September 3, 1998 and incorporated herein by reference

     2.11+ Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Westgate Cookies, Inc. Filed as Exhibit 2.9 to the Mrs. Fields' Original Cookies, Inc. 8-K dated September 3, 1998 and incorporated herein by reference See additions on pgs 1 & 2 (2.10-2.13)

     2.12** Asset Purchase Agreement between Mrs. Field's Original Cookies, Inc.
            as buyer and The Cookie Conglomerate, Inc., and The Cookie Conglomerate, LLP. the sellers and Ronald A. Eichel and Alan M. Kuehn, partners in Cookie Comglomerate, LLP and shareholders of Cookie Conglomerate, Inc., dated as of October 5, 1998.

     2.13** Stock Purchase Agreement among Mrs. Fields' Original Cookies, Inc.
            as the buyer and Martin E. Lisiewski, a shareholder of Pretzel Time, Inc., dated as of December 9, 1998.

     2.14** Stock Purchase Agreement among Mrs. Fields' Holding Company, Inc., and Mrs. Fields Original Cookies, Inc., as buyer, and Pretzel Time, Inc. and Martin E. Lisiewski, as seller, dated as of December 30, 1998.

     2.15** Stock Purchase Agreement between Mrs. Fields' Original Cookies, Inc.
            as buyer and Pretzelmaker Holdings, Inc., Mark N. Geman, Donald G. Cox, Jr., and Louis H. Marks as principal sellers, dated as of November 19, 1998.

     3.1+ Restated Certificate of Incorporation of Mrs. Fields' Holding Company, Inc.

     3.2+   By-Laws of Mrs. Fields' Holding Company, Inc.

     4.1+ Indenture, dated as of August 24, 1998, between Mrs. Fields' Holding Company, Inc. and The Bank of New York, as Trustee

     4.2+ Form of Certificate of Senior Secured Discount Note (included as Exhibit A to Exhibit 4.1)

     4.3+ Pledge Agreement, dated as of August 24, 1998, by Mrs. Fields' Holding Company, Inc., in favor of The Bank of New York, as Collateral Agent

     4.4+ Registration Rights Agreement, dated as of August 24, 1998, among Mrs. Fields' Holding Company, Inc., Jefferies & Company, Inc. and BT Alex. Brown Incorporated

     4.5+ Indenture, dated as of November 26, 1997, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields' Brand, Inc. and The Bank of New York, as Trustee, filed as Exhibit 4.1 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     4.6+   Form of Notation of Guarantee (included as Exhibit E to Exhibit 4.5)

     4.7+ Form of certificate of Senior Note (included as Exhibit A to Exhibit 4.5)

     4.8+ First Supplemental Indenture, dated as of August 24, 1998, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields' Brand, Inc. and The Bank of New York, as Trustee

     4.9+ Second Supplemental Indenture, dated as of August 24, 1998, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields' Brand, Inc., Great American Cookie Company, Inc., Jefferies & Company, Inc. and BT Alex. Brown Incorporated

     4.10+ Third Supplemental Indenture, dated as of November 20, 1998, among Mrs. Fields' Original Cookies, Inc., Great American Cookie Company, Inc., The Mrs. Fields' Brand, Inc., Pretzelmaker Holdings, Inc., and The Bank of New York, as a Trustee.

     4.11** Registration Rights Agreement, dated as of August 24, 1998, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields' Brand, Inc., Great American Cookie Company, Inc., Jefferies & Company, Inc. and BT Alex. Brown Incorporated

     5.1* Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP as to legality of the new senior secured discount notes to be issued by Mrs. Fields' Holding Company

     10.1+ Asset Purchase Agreement, dated as of August 7, 1996, among Mrs. Fields Development Corporation, The Mrs. Fields' Brand, Inc. and Capricorn II, L.P., filed as Exhibit 10.1 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.2+ Asset Purchase Agreement, dated as of August 7, 1996, among Mrs. Fields, Inc., Mrs. Fields' Original Cookies, Inc., and Capricorn Investors II, L.P., filed as Exhibit 10.11 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.3+ Warrant Agreement, dated as of August 24, 1998, between Mrs. Fields' Holding Company, Inc. and The Bank of New York, as Warrant Agent

     10.4+ Warrant Registration Rights Agreement, dated as of August 24, 1998, among Mrs. Fields' Holding Company, Inc., Jefferies & Company, Inc., BT Alex. Brown Incorporated and Capricorn Investors II, L.P.

     10.5+ Amended and Restated Marketing Agreement, dated as of January 9, 1997, between Mrs. Fields' Original Cookies, Inc. and Coca-Cola USA Fountain, filed as Exhibit 10.27 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.6** Amendment, dated December 1, 1997, to existing marketing agreement, dated as of January 9, 1997, between Mrs. Fields' Original Cookies, Inc. and Coca-Cola USA Fountain

     10.7** Corollary agreement, dated September 21, 1998, to existing marketing agreement, dated as of January 9, 1997 and amended on December 1, 1997, between Mrs. Fields' Original Cookies, Inc. and Coca-Cola USA Fountain

     10.8+   Employment Agreement, dated as of October 1, 1997, between Michael
             R. Ward and Mrs. Fields' Original Cookies, Inc., filed as Exhibit
             10.28 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.9+ Employment Agreement, dated as of October 1, 1997, between Pat Knotts and Mrs. Fields' Original Cookies, Inc., filed as Exhibit
             10.29 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.10+ Employment Agreement, dated as of July 1, 1996, between Lawrence Hodges and Mrs. Fields' Original Cookies, Inc., filed as Exhibit
             10.31 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference

     10.11** Employment Agreement, dated as of July 10, 1998, between Garry
             Remington and Mrs. Fields' Original Cookies, Inc.

     10.12+ Lease Agreement, dated as of February 23, 1993, between The Equitable Life Assurance Society of the United States and Mrs. Fields Cookies, filed as Exhibit 10.32 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.13+ Lease Agreement, dated as of October 10, 1995, between The Equitable Life Assurance Society of the United States and Mrs. Fields Cookies, filed as Exhibit 10.33 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.14+ Letter of Agreement, dated as of October 1, 1992, between United Airlines, Inc. and Mrs. Fields Development Corporation, filed as
             Exhibit 10.34 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.15+ Lease Agreement, dated as of January 18, 1998, between 2855 E. Cottonwood Parkway, L.C. and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.35 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.16+ Amendment to Supply Agreement, dated as of June 19, 1995 between Van Den Bergh Foods Company and Mrs. Fields, Inc., filed as Exhibit
             10.37 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.17+ Stock Acquisition Agreement, dated as of September 2, 1997, among Mrs. Fields' Holding Company, Inc., Pretzel Time, Inc. and Martin
             E. Lisiewski, filed as Exhibit 10.39 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.18+ License Agreement, dated as of March 1, 1992, between Mrs. Fields Development Corporation and Marriott Corporation, filed as Exhibit
             10.40 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.19+ License Agreement, dated as of October 28, 1993 between Mrs. Fields Development Corporation and Marriott Management Services, Corp., filed as Exhibit 10.41 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on Form S-4 (No. 333-45179) and incorporated by reference herein

     10.20+ Stock Acquisition Agreement, dated as of September 2, 1997, among Mrs. Fields' Holding Company, Inc., Pretzel Time, Inc., and Martin
             E. Lisiewski, filed as Exhibit 10.43 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.21+ Franchise Agreement Addendum 2 and Area Development Agreement Addendum 2, dated as of September 2, 1997, between Pretzel Time, Inc. and Mrs. Fields' Original Cookies, Inc., filed as Exhibit
             10.44 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.23+ Management Agreement, dated as of September 2, 1997, between Mrs. Fields' Original Cookies, Inc. and Pretzel Time, Inc., filed as
             Exhibit 10.45 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.24+ Stock Purchase Agreement, dated as of September 2, 1997, between
             Mrs. Fields' Holding Company, Inc. and Martin E. Lisiewski, filed as Exhibit 10.46 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.25+ Shareholder Agreement, dated as of September 2, 1997, among Mrs. Fields' Holding Company, Inc., Martin E. Lisiewski and Pretzel Time, Inc., filed as Exhibit 10.47 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.26+ Employment Agreement, dated as of September 2, 1997, between Pretzel Time, Inc. and Martin E. Lisiewski, filed as Exhibit 10.48 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.27+ Area Development Agreement, dated as of September 2, 1997, between Pretzel Time, Inc. and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.49 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.28+ $500,000 Promissory Note, dated as of September 2, 1997, between Martin E. Lisiewski and Mrs. Fields' Holding Company, Inc., filed as Exhibit 10.50 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.29+ Exchange Agreement, dated September 2, 1997, between Mrs. Fields' Holding Company, Inc. and Martin E. Lisiewski, filed as Exhibit
             10.51 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.30+ Registration Rights Agreement, dated September 2, 1997, between Mrs. Fields' Holding Company, Inc. and Martin E. Lisiewski, filed as Exhibit 10.52 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.31+ Franchise Development Agreement, dated September 2, 1997, between Mrs. Fields' Original Cookies, Inc. and Pretzel Time, Inc., filed as Exhibit 10.53 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.32+ Asset Purchase Agreement, dated July 23, 1997, among Mrs. Fields' Pretzel Concepts, Inc., H&M Concepts, Inc., and The Managing Members of H&M Concepts Ltd., Co., filed as Exhibit 10.53 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.33+ Exhibit A to the Developing Agent Agreement, dated September 2, 1997, between Pretzel Time, Inc. and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.54 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.34** Uniform Franchise Offering Circular of Pretzel Time, Inc., as amended on August 24, 1998

     10.35** Uniform Franchise Offering Circular of Great American Cookie
             Company, Inc., as amended on November 24,1998

     10.36+ Exhibit B to the Developing Agent Agreement, dated September 2, 1997, between Pretzel Time, Inc., and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.57 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.37+ Assignment of Assets and Assumption of Liabilities Agreement, dated July 25, 1997, between H&M Concepts Ltd., Co., and Mrs. Fields' Pretzel Concepts, Inc., filed as Exhibit 10.62 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.38+ First Amendment to Operating Agreement for UVEST, LLC, dated July 25, 1997, between Mrs. Fields' Pretzel Concepts, Inc. and NVEST Limited, filed as Exhibit 10.64 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.39+ First Amendment to Operating Agreement for LV-H&M, L.L.C., dated July 25, 1997, between Mrs. Fields' Pretzel Concepts, Inc. and Jean Jensen, filed as Exhibit 10.65 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.40+ Lease Agreement, dated March 2, 1995, between Price Development Company, Limited Partnership and Mrs. Fields Cookies, filed as
             Exhibit 10.69 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.41+ Consulting Agreement, dated November 26, 1996, between Debra J. Fields and Mrs. Fields' Original Cookies, Inc., filed as Exhibit
             10.70 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.42** Mrs. Fields' Holding Company, Inc. Director Stock Option Plan

     10.43** Mrs. Fields' Holding Company, Inc. Employee Stock Option Plan

     10.44** Mrs. Fields' Holding Company, Inc. Director Stock Purchase Plan

     10.45+ Amended and Restated Loan Agreement, dated as of February 28, 1998, between Mrs. Fields' Original Cookies, Inc. and LaSalle National Bank, filed as Exhibit 10.73 to the Mrs. Fields' Original Cookies, Inc. Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

     10.46** Intellectual Property Security Agreement, dated as of February 28,
             1998, between Mrs. Fields' Original Cookies, Inc. and LaSalle National Bank

     10.47** Pledge and Security Agreement, dated as of February 28, 1998, between Mrs. Fields' Original Cookies, Inc. and LaSalle National Bank

     10.48** Stockholders' Agreement, dated as of July 17, 1998, between Mrs.
             Fields' Holding Company, Inc. and its Stockholders

     10.49** Form of Settlement Agreement and Release, by and among Mrs. Fields'
             Original Cookies, Inc., Capricorn Investors II, L.P., a Delaware limited partnership, Great American Cookie Company, Inc., Cookies USA, Inc., The Jordan Company, and the Franchisees parties thereto

     10.50** Supply Agreement, dated as of March 30, 1998 between Mrs. Fields'
             Original Cookies, Inc. and LBI Acquisition Corp. d/b/a Pennant
             Foods.

     12.1 Computation of ratio of earnings to fixed charges of Mrs. Fields' Holding Company, Inc.

     21.1    Subsidiaries of Mrs. Fields' Holding Company, Inc.

     23.1    Consent of Arthur Andersen LLP

     23.2    Consent of Deloitte & Touche LLP

     23.3    Consent of Weinstein Spira & Company, P.C.

     23.4    Consent of PricewaterhouseCoopers LLP

     23.5*   Consent of Skadden,Arps. Slate, Meagher. & Flom LLP (included in
             Exhibit 5.1)

     23.6    Consent of Habif, Arogeti & Wynne, P.C.

     23.7    Consent of BDO Siedman, LLP

     23.8    Consent of AJ. Robbins, P.C.

     23.9    Consent of the Prior Management of Great American Cookie Company

     24.1+ Power of Attorney of certain officers and directors of the Company, included in Part II of the Registration Statement

     25.1+ Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture

     27.1    Financial Data Schedule (for SEC use only)

     99.1    Form of Letter of Transmittal

     99.2*   Form of Notice of Guaranteed Delivery

     99.3    Schedule II - Valuation and Qualifying Accounts

     99.4* Guidelines for certification of taxpayer identification number on substitute Form W-9

     99.6*   Letter to Brokers

     99.7*   Letter to clients
-------
*  To be filed by amendment.
+  Filed Previously
** Incorporated by reference to the Mrs. Field's Original Cookies, Inc.
   Registration Statement on Form S-4 (File No.333-67389)